SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑ Preliminary proxy statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive proxy statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12
Continucare Corporation

(Name of Registrant as Specified In Its charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.0001, of Continucare Corporation (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:
20,000,000 shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
As of the date of the filing of this preliminary proxy statement, the proposed aggregate value of the transaction for purposes of calculating the filing fee is $60,400,000. The aggregate value is the sum of (i) $6,000,000 (the cash portion of the acquisition consideration) and (ii) the product of $2.72 (the average of the high and low prices per share of Common Stock reported on AMEX on July 31, 2006) and 20,000,000. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.000107 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:
$60,400,000

(5)	Total fee paid:
$6,463

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

                    , 2006
Dear Shareholder:
      On behalf of the Board of Directors, I cordially invite you to attend a special meeting of shareholders of Continucare Corporation to be held at its executive offices, 7200 Corporate Center Drive, Suite 600, Miami, Florida, 33126, on September 19, 2006 at 10:00 A.M. Eastern Standard Time.
      The attached Notice of Special Meeting and Proxy Statement describe the only matter to be acted upon at the special meeting — the approval of the issuance of 20.0 million shares of our common stock in connection with our acquisition of Miami-Dade Health Centers, Inc. and its affiliated companies. At the special meeting, you will have an opportunity to meet management and ask questions about this proposal.
      Whether or not you plan to attend the special meeting, it is important that your shares be represented. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage paid envelope. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.
      We look forward to seeing you on September 19, 2006 and urge you to return your proxy card as soon as possible. If you plan to attend the meeting in person, please contact our corporate secretary, Fernando L. Fernandez, at (305) 500-2000 so that we can make appropriate preparations for your attendance.

Sincerely,

By:

Richard C. Pfenniger, Jr.
Chairman, Chief Executive Officer and President

CONTINUCARE CORPORATION
7200 Corporate Center Drive, Suite 600
Miami, Florida 33126

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On September 19, 2006

To the Shareholders of Continucare Corporation:
      You are hereby notified that a special meeting of shareholders of Continucare Corporation (“we or Continucare”) will be held at 10:00 A.M. local time, on September 19, 2006 at the executive offices of Continucare Corporation, 7200 Corporate Center Drive, Suite 600, Miami, Florida, 33126, to consider and vote on a proposal to approve the issuance of 20.0 million shares of our common stock pursuant to an asset purchase agreement (the “Asset Purchase Agreement”) among Continucare, Continucare MDHC, LLC (f/k/a CNU Blue 1, Inc.), a Florida limited liability company and a wholly-owned subsidiary of Continucare (“Buyer”), CNU Blue 2, LLC, a Florida limited liability company and a wholly-owned subsidiary of Continucare (“Buyer LLC”), Miami Dade Health and Rehabilitation Services, Inc., a Florida corporation (“MDHRS”), Miami Dade Health Centers, Inc., a Florida corporation (“MDHC”), West Gables Open MRI Services, Inc., a Florida corporation (“West Dade”), Kent Management Systems, Inc., a Florida corporation (“Kent”), Pelu Properties, Inc., a Florida corporation (“Pelu”), Peluca Investments, LLC, a Florida limited liability company (“Peluca”), Miami Dade Health Centers One, Inc., a Florida corporation (“MDHC One,” and, collectively with MDHRS, MDHC, West Dade, Kent, Pelu and Peluca, the “MDHC Companies”), MDHC Red, Inc., a Florida corporation (“Retain”), and the principal shareholders of each MDHC Company (the “Owners”). No other items of business may be presented or considered at the special meeting.
      The Board of Directors has fixed the close of business on August 8, 2006 as the record date for determining those shareholders entitled to notice of, and to vote at, the special meeting and any adjournment(s) or postponement(s) thereof.
      Section 712(b) of the American Stock Exchange Company Guide requires shareholder approval in connection with acquisitions of the assets of another company where the present or potential issuance of common stock, or securities convertible into common stock, in connection with such acquisition could result in an increase in outstanding common shares of 20% or more. The aggregate of the securities that may be issued in connection with the acquisition may result in an increase in outstanding common shares of 20% or more.
      After careful consideration, the Board of Directors has approved the acquisition and related transactions contemplated by the Asset Purchase Agreement, including the issuance of 20.0 million shares of our common stock and recommends that you vote “FOR” the proposal.
      Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors

Fernando L. Fernandez
Senior Vice President-Finance, Chief Financial
Officer, Treasurer and Secretary
Miami, Florida
                    , 2006
THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS OF RECORD WHO EXECUTE A PROXY CARD MAY REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON AT THE MEETING.

CONTINUCARE CORPORATION
7200 Corporate Center Drive, Suite 600
Miami, Florida 33126

PROXY STATEMENT
FOR THE SPECIAL MEETING OF SHAREHOLDERS
To Be Held On September 19, 2006

       This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board of Directors”) of Continucare Corporation, a Florida corporation, of proxies from the holders of Continucare’s common stock, par value $0.0001 per share, for use at a special meeting of shareholders of Continucare to be held at 10:00 A.M. local time, on September 19, 2006 at the executive offices of Continucare Corporation, 7200 Corporate Center Drive, Suite 600, Miami, Florida, 33126 or at any adjournments or postponements thereof, pursuant to the foregoing notice of special meeting. This proxy statement and the enclosed form of proxy are first being sent to holders of Continucare’s common stock on or about                     , 2006.
      This proxy statement contains important information for you to consider when deciding how to vote on the sole matter brought before the meeting. Please read it carefully. Continucare’s principal executive offices are located at 7200 Corporate Center Drive, Suite 600, Miami, Florida 33126 and its telephone number is (305) 500-2000.
      Except as otherwise specifically noted, “Continucare,” the “Company,” “we,” “our,” “us” and similar words in this proxy statement refer to Continucare Corporation. The following words and abbreviations have the following corresponding meanings: “Buyer” means Continucare MDHC, LLC (f/k/a CNU Blue 1, Inc.); “Buyer LLC” means CNU Blue 2, LLC; “MDHRS” means Miami Dade Health and Rehabilitation Services, Inc.; “MDHC” means Miami Dade Health Centers, Inc.; “West Dade” means West Gables Open MRI Services, Inc.; “Kent” means Kent Management Systems, Inc.; “Pelu” means Pelu Properties, Inc.; “Peluca” means Peluca Investments, LLC; “MDHC One” means Miami Dade Health Centers One, Inc.; “MDHC Companies” means MDHRS, MDHC, West Dade, Kent, Pelu, Peluca and MDHC One, collectively; “Retain” means MDHC Red, Inc.; and “Owners” means the principal shareholders of the MDHC Companies.
INFORMATION CONCERNING YOUR PROXY
      The enclosed proxy is solicited on behalf of the Board of Directors. The giving of a proxy does not preclude the right of a shareholder of record to vote in person at the special meeting should any shareholder of record giving the proxy so desire. Shareholders of record have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the special meeting or by filing with Continucare’s Secretary at Continucare’s headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by Continucare at or prior to the special meeting. Only shareholders of record are entitled to grant a proxy or to vote at the meeting. Shareholders who hold their shares through a broker, custodian or other nominee must instruct the record owner of their shares how to vote these shares.
      The cost of preparing, assembling and mailing this proxy statement, the notice of special meeting and the enclosed proxy is to be borne by Continucare. In addition to the use of mail, Continucare’s employees may solicit proxies personally, by telephone and by facsimile. Continucare’s employees will receive no compensation for soliciting proxies other than their regular salaries. Continucare may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. Continucare may reimburse such persons for their expenses in so doing.
PURPOSE OF THE MEETING
      At the special meeting, Continucare’s shareholders will consider and vote upon only the approval of the issuance of 20.0 million shares of Continucare’s common stock pursuant to the terms of the asset purchase agreement dated as of May 10, 2006 by and among Continucare, Buyer, Buyer LLC, the MDHC Companies, Retain and Owners (the “Asset Purchase Agreement”). We entered into the Asset Purchase Agreement in connection with our proposed acquisition of the MDHC Companies (the “Acquisition”).
      Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation will be voted FOR the approval of the issuance of 20.0 million shares of our common stock in connection with the Acquisition pursuant to the Asset Purchase Agreement.
OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS
      The Board of Directors has set the close of business on August 8, 2006 as the record date for determining shareholders of Continucare entitled to notice of and to vote at the special meeting. As of the record date, there were                      shares of common stock outstanding. Only the record holders of issued and outstanding shares of common stock as of the close of business on the record date are entitled to vote at the special meeting. Shareholders that own their shares in “street name” or through a broker, custodian or other nominee may attend the meeting but may not grant a proxy or vote at the meeting. Instead, those shareholders must instruct the record holder of their shares of common stock how they wish their shares to be voted. Shareholders do not have the right to cumulate their votes, and are entitled to one vote for each share held. Shareholders do not have rights of appraisal or similar rights of dissenters under the Florida Business Corporation Act with respect to the proposal set forth in this proxy statement.
      The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum with respect to the matter presented. The issuance of the shares of our common stock in connection with the Acquisition will be approved if the number of shares of common stock voted in favor of the proposal exceeds the number of shares voted in opposition to the proposal. If less than a majority of outstanding shares entitled to vote are represented at the special meeting, a majority of the shares so represented may adjourn the special meeting to another date, time or place, and notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before an adjournment is taken.
      Prior to the special meeting, Continucare will select one or more inspectors of election for the meeting. Such inspectors shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the special meeting and will be counted as votes cast at the special meeting, but will not be counted as votes cast for or against the proposal. Accordingly, abstentions will have no effect on the approval of the proposal.
      Only shareholders of record are entitled to grant a proxy or to vote at the meeting. Shareholders who hold their shares through a broker, custodian or other nominee must instruct the record owner of their shares how to vote their shares.
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION
      Any statement in this proxy statement that is not a statement of historical fact is a “forward-looking statement” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors. Forward-looking statements may include statements about:

•	the benefits we expect to realize from the Acquisition;

•	our ability to integrate the MDHC Companies’ operations and personnel and achieve expected synergies;

•	our ability to serve a significantly larger patient base;

•	our ability to successfully adapt our operations to accommodate a larger Medicaid patient base;

•	our ability to work together effectively with our HMO affiliates pending and following the consummation of the Acquisition;

•	the expected financial impact of the Acquisition on us, which could be materially different than the impact we estimate;

•	the impact of the significant increase in our intangible assets that will result if we complete the Acquisition;

•	our ability to make capital expenditures and respond to capital needs;

•	our ability to enhance the services we provide to our patients;

•	our ability to strengthen our medical management capabilities;

•	our ability to improve our physician network;

•	our ability to enter into or renew our managed care agreements and negotiate terms which are favorable to us and affiliated physicians;

•	our ability to respond to future changes in Medicare reimbursement levels and reimbursement rates from other third parties;

•	our compliance with applicable laws and regulations;

•	our ability to establish new relationships with third party payors and physicians;

•	our ability to expand our network through additional medical centers or other facilities; and

•	the potential impact on our claims loss ratio as a result of the Medicare Risk Adjustments (“MRA”) and the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Medicare Modernization Act”).
      We cannot be sure that we will actually achieve the expectations reflected in these forward-looking statements. Estimates of our future performance are necessarily subject to a high degree of uncertainty and may vary materially from actual results. We caution our shareholders not to place undue emphasis on these forward-looking statements, which speak only as of the date of this proxy statement and we undertake no obligation to update or revise these statements as a result of new information, future events or otherwise.

SUMMARY TERM SHEET
FOR THE ACQUISITION
      The following summary provides an overview of the Acquisition. The summary may not contain all of the information that is important to you. For a more complete description of the terms of the Acquisition, you should carefully read this entire proxy statement and the attached annexes in their entirety.
The Companies
      Continucare Corporation. We are a provider of primary care physician services on an outpatient basis in Florida. We provide medical services to patients through employee physicians, advanced registered nurse practitioners and physician’s assistants. Additionally, we provide practice management services to independent physician affiliates. Substantially all of our net medical services revenue is derived from managed care agreements with two health maintenance organizations, Humana Medical Plans, Inc. (“Humana”) and Vista Healthplan of South Florida, Inc. and its affiliated companies (“Vista”). We were incorporated in 1996 as the successor to a Florida corporation formed earlier in 1996. Our principal place of business is 7200 Corporate Center Drive, Suite 600, Miami, Florida 33126. Our telephone number is 305-500-2000.
      The MDHC Companies. The following seven companies, each of which was incorporated or organized under the laws of the State of Florida, comprise the MDHC Companies: MDHRS, which was incorporated in 1998; West Dade, which was incorporated in 1999; MDHC, which was incorporated in 2000; MDHC One, which was incorporated in 2000; Kent, which was incorporated in 2000; Pelu, which was incorporated in 2001; and Peluca, which was organized in 2005.
      The MDHC Companies opened their first medical center in 1999 in Miami, Florida, as a provider of medical services for Humana HMOs. Today, although still providing a majority of its services to patients who are members of Humana HMOs, pursuant to various managed care agreements and within its five medical centers located throughout Miami-Dade County, Florida, MDHRS and MDHC provide primary-care physician services to approximately 18,000 patients, most of whom participate in Medicare and Medicaid HMO plans. West Dade is a provider of magnetic resonance imaging tests and services to patients, both within and outside of the networks serviced by MDHRS and MDHC. In addition to the entities of the MDHC Companies that provide medical services, Pelu owns the largest of the five medical centers operated by the MDHC Companies, which is located in Hialeah, Florida; Peluca is building a 7,000 square foot medical facility in Homestead, Florida, which will replace the MDHC Companies’ existing medical center in Homestead; and Kent manages all administrative services for the MDHC Companies. The MDHC Companies’ principal place of business is 3233 Palm Avenue, Hialeah, Florida 33012. The MDHC Companies’ primary telephone number is 305-642-0590.
Overview of the Acquisition
      We, Buyer and Buyer LLC have entered into the Asset Purchase Agreement with the MDHC Companies, Retain and Owners. Under the terms of the Asset Purchase Agreement, Buyer will purchase substantially all of the assets, properties and business of the MDHC Companies. Immediately following the closing of the Acquisition, Retain will assume all liabilities of the MDHC Companies that we did not expressly assume and, pursuant to the terms and conditions of the agreement and plan of merger by and between each MDHC Company (other than Pelu and Peluca) and Buyer LLC, each MDHC Company (other than Pelu and Peluca) will merge with and into Buyer LLC, which will remain as the surviving legal entity and our wholly-owned subsidiary.
Recommendation of the Board of Directors
      Our Board of Directors recommends that our shareholders vote “FOR” the issuance of 20.0 million shares of our common stock in connection with the Acquisition. To review the background and reasons for the Acquisition, in detail, see “Background of the Acquisition” and “Reasons for the Acquisition, Factors Considered by our Board of Directors, and Recommendations of our Board of Directors.”

Opinion of Our Financial Advisor
      In connection with the Acquisition, our Board of Directors received a written opinion from Capitalink L.C. (“Capitalink”) as to the fairness to Continucare and its shareholders of the Acquisition consideration to be paid by us pursuant to the Asset Purchase Agreement, from a financial point of view. To review a summary of Capitalink’s analysis, in detail, see “Opinion of Financial Advisor to our Board of Directors.” The full text of Capitalink’s written opinion is attached to this proxy statement as Annex C. Please read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.
The Acquisition Consideration
      Upon the closing of the Acquisition, Continucare will pay the MDHC Companies $5.0 million cash and issue to the MDHC Companies 20.0 million shares of its common stock and Continucare will also pay Owners $1.0 million cash on the first anniversary date of the closing of the Acquisition. In addition, upon the terms and subject to the conditions of the Asset Purchase Agreement, following the closing of the Acquisition, Continucare will pay to Owners up to $2.0 million cash based on the working capital of the MDHC Companies on the Closing Date and the monthly payments in respect of the MDHC Companies’ business operations received by Continucare or any of its subsidiaries from certain identified third-party payors during the 14 day period commencing the day after the date of the closing of the Acquisition and make certain other payments to Owners depending on the collection of certain receivables that were fully reserved on the books of the MDHC Companies as of December 31, 2005.
Terms of the Asset Purchase Agreement
      The Asset Purchase Agreement is attached to this proxy statement as Annex A. Our Board of Directors has approved the Asset Purchase Agreement, which is the binding legal agreement that governs the terms of the Acquisition. We encourage you to read the Asset Purchase Agreement carefully.
Conditions Precedent to the Acquisition
      The completion of the Acquisition depends on the satisfaction or waiver of a number of conditions, including, but not limited to, conditions relating to:

•	the accuracy of each of the parties’ representations and warranties and compliance by each of the parties with their covenants;

•	the requisite vote of our shareholders approving the issuance of the shares to be issued pursuant to the Asset Purchase Agreement;

•	the non-occurrence of a material adverse effect upon us or upon the assets, properties and business of the MDHC Companies;

•	the receipt of all consents, assignments and authorizations from the MDHC Companies reasonably necessary to consummate the Acquisition;

•	the receipt of an unqualified opinion on the MDHC Companies’ audited financial statements from the MDHC Companies’ auditor;

•	the absence of an adjustment in any material respect of the MDHC Companies’ financial statements from the form which was previously provided to us as a result of the audit;

•	the absence of any action, suit or proceeding wherein an unfavorable judgment would, in the reasonable judgment of Owners, impose material limitations on their ability to acquire or hold or exercise rights relating to their ownership of our shares; and

•	the appointment of Luis Cruz, M.D. to our Board of Directors.
There are no conditions relating to financing the cash portion of the Acquisition consideration.

Termination of the Asset Purchase Agreement
      In addition to terminating upon mutual written consent of us and the MDHC Companies, the Asset Purchase Agreement may be terminated under a number of circumstances, including, but not limited to, the following:

•	if any law is enacted, promulgated or issued by any governmental entity making the consummation of the Acquisition and related transactions illegal;

•	if the Acquisition has not been completed by December 29, 2006;

•	if our shareholders do not approve the issuance of additional shares;

•	if any party materially breaches any of their respective representations, warranties, covenants or other agreements in the Asset Purchase Agreement that cannot be materially cured or has not been materially cured within 20 business days after they are provided with written notice of the breach;

•	by us if the MDHC Companies or Owners violate their covenants not to solicit or agree to other offers competitive with the Acquisition;

•	by us if the MDHC Companies’ audited financial statements reflect any material adverse audit adjustments from the MDHC Companies’ unaudited financial statements;

•	by us if the MDHC Companies’ audited financial statements for the year ended December 31, 2005 do not reflect adjusted EBITDA of at least $6.0 million;

•	by the MDHC Companies if the Voting Agreement is terminated; or

•	by the MDHC Companies if our Board of Directors withholds or withdraws its recommendations to issue additional shares of our common stock or modifies its recommendations to issue those shares in a manner adverse to the MDHC Companies or any of the Owners.
Representations and Warranties
      The Asset Purchase Agreement contains customary representations and warranties made by the MDHC Companies and the Owners to us and the Buyer and by us, the Buyer and Buyer LLC to the MDHC Companies’ and the Owners for purposes of allocating the risks associated with the Acquisition. You should be aware that these representations and warranties are made by the parties to each other, may be subject to important limitations and qualifications and may or may not be accurate as of the date they were made.
Indemnification
      The MDHC Companies and Owners have agreed to indemnify us for breaches of their covenants, warranties and representations as well as for failures to perform obligations pursuant to the Asset Purchase Agreement and ancillary agreements thereto and liabilities not expressly assumed by us pursuant to an instrument of assumption executed in connection with the Asset Purchase Agreement (the “Excluded Liabilities”). However, for most breaches of representations and warranties, we are not entitled to recover any damages with respect to an indemnification claim until the total damages incurred under the Asset Purchase Agreement exceed $500,000 and only to the extent that such loss and expense exceeds $500,000. In addition, the maximum aggregate liability of all Owners for any claims based on any such breach of a representation or warranty shall not exceed one-half of the amount of the Acquisition consideration, and, with limited exceptions, is further limited to claims asserted within 18 months of the Closing Date.
Employment Agreements
      Upon the closing of the Acquisition, we will enter into one-year employment agreements with each of Luis Cruz, M.D., Jose Garcia and Carlos Garcia. Under these agreements, Dr. Cruz will be employed as our Vice Chairman at an annual salary of $225,000 and appointed to our Board of Directors, Mr. Jose Garcia will be employed as our Executive Vice President at an annual salary of $275,000, and Mr. Carlos Garcia will be employed as our President — Diagnostics Division at an annual salary of $225,000. Each of Dr. Cruz and Messrs. Jose and Carlos Garcia will also receive options to acquire 100,000 shares of our common stock at a per share exercise price equal to the closing price of our common stock on the date of grant. The options will vest ratably over a period of four years and have a term of ten years.
Accounting Treatment of the Acquisition
      We will treat the Acquisition as a purchase of the MDHC Companies under United States generally accepted accounting principles. Under the purchase method of accounting, the aggregate consideration we pay in the Acquisition, together with direct costs of the Acquisition, will be allocated to the assets of the MDHC Companies that we acquire and liabilities of the MDHC Companies that we assume based on their respective fair values as of the effective time of the Acquisition. The assets and liabilities and results of operations of the MDHC Companies will be consolidated into our assets and liabilities after the Acquisition is completed.
      The final allocation will be determined after the Acquisition is completed and after completion of a thorough analysis to determine the fair values of the MDHC Companies’ tangible and identifiable intangible assets and liabilities.
Federal Income Tax Consequences of the Acquisition
      The Acquisition is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.
Regulatory Approvals
      Our business and operations as well as the business and operations of the MDHC Companies are subject to a substantial body of federal, state, and local laws, rules and regulations relating to the conduct, licensing and development of healthcare businesses, facilities and equipment as well as the rules, regulations and standards of various accrediting bodies. As a result of the Acquisition, many of the agreements between the MDHC Companies and third-party payors may be deemed to have been transferred to us, thereby requiring the approval and consent of such third-party payors. Similarly, a number of the facilities operated by the MDHC Companies may be deemed to have been transferred to us as a result of the Acquisition, thereby requiring the approval and consent of various state licensing and/or health regulatory agencies. In addition, we will be required to obtain certain new licenses prior to consummating the Acquisition. Many of the filings required in order to obtain such new licenses as well as the approval and consent of federal, state and local healthcare regulatory bodies and agencies will have been made before this proxy statement is mailed to you. However, under applicable laws, rules and regulations, certain filings cannot be made until after the closing of the Acquisition. Although it is anticipated that we and the MDHC Companies will be able to obtain any approval, consent or license required in connection with the Acquisition, there can be no assurance that such required approvals, consents or licenses will be obtained on a timely basis, if at all.
Dissenters’ Rights
      Our shareholders are not entitled to exercise dissenters’ rights in connection with the issuance of the shares of our common stock pursuant to the Asset Purchase Agreement.
Registration Rights Agreement
      At the closing of the Acquisition, we will enter into a registration rights agreement whereby we will file a registration statement with the Securities and Exchange Commission with respect to certain of the shares of common stock issued pursuant to the Asset Purchase Agreement. Pursuant to the terms of the registration rights agreement, we will also grant limited “piggyback” registration rights to the recipients of the shares of our common stock received in the Acquisition.

Voting Agreement
      In connection with the Asset Purchase Agreement, Phillip Frost, M.D., Frost Gamma Investments Trust, Frost Nevada Investments Trust, and Richard C. Pfenniger, Jr. have entered into a voting agreement with the Owners (the “Voting Agreement”). Pursuant to the Voting Agreement, Phillip Frost, M.D., Frost Gamma Investments Trust, Frost Nevada Investments Trust, and Richard C. Pfenniger, Jr. have agreed, in their respective capacities as shareholders of Continucare, to vote or cause to be voted all of their shares of Continucare common stock in favor of the issuance of additional shares of Continucare’s common stock and any other matter contemplated by the Asset Purchase Agreement. The shares of Continucare’s common stock beneficially owned by the shareholders subject to the Voting Agreement constituted approximately 46% of the total issued and outstanding shares of Continucare’s common stock, based on the number of shares outstanding on June 1, 2006.
Stock Exchange Listing
      We have agreed to list the shares of our common stock issued pursuant to the Asset Purchase Agreement on the American Stock Exchange (the “AMEX”). It is a condition to the completion of the Acquisition that those shares be listed on the AMEX, subject to official notice of issuance. Following the Acquisition, our common stock will continue to be traded on the AMEX under the symbol “CNU.”
Reasons We Need Shareholder Approval
      Neither Florida law nor our charter or bylaws require us to obtain shareholder approval in connection with the Acquisition. The only company approval that was required pursuant to Florida law, our charter and our bylaws to consummate the Acquisition was the approval of our Board of Directors. However, our common stock is listed on the AMEX and we are subject to the AMEX Company Guide. Section 712(b) of the AMEX Company Guide requires shareholder approval in connection with acquisitions of the assets of another company where the present or potential issuance of common stock, or securities convertible into common stock, in connection with such acquisition could result in an increase in outstanding common shares of 20% or more. The aggregate of the securities that may be issued in connection with the Acquisition may result in an increase in outstanding common shares of 20% or more. Accordingly, the AMEX requires that we obtain the approval of our shareholders prior to issuing the shares of our common stock pursuant to the Asset Purchase Agreement.

RISK FACTORS
      Before deciding how to vote on the proposal described in this proxy statement, you should carefully consider the risks relating to the Acquisition and to our post-closing operations as described below, together with the other information in this proxy statement. Our business, financial condition and results of operations could be adversely affected by any of the following risks. If these risks adversely affect us, then the trading price of our common stock could decline. You should keep in mind that these risks are not the only risks that we face. Other factors that could affect our post-closing results are discussed in our SEC filings, including those identified in the “Risk Factors” section and elsewhere in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and our other filings with the SEC. Additional risks not presently known to us, or risks that we currently believe are not material, may also impair our business operations.
Risks Relating to the Acquisition

If we are unable to complete the Acquisition, our business may be adversely affected.
      If we do not complete the Acquisition as we intend, our business and market price of our stock may be adversely affected, and we may be unable to find other viable manners in which to grow our business. We must pay the costs related to the Acquisition, such as legal, accounting and financial advisor fees, even if the Acquisition does not close.

We must obtain several third party consents and government permits to complete the Acquisition.
      We and the MDHC Companies must obtain approvals and consents in a timely manner from several third parties and licenses and permits from governmental authorities prior to completion of the Acquisition. If these approvals, licenses and permits are not received, or are received on terms that do not satisfy the conditions set forth in the Asset Purchase Agreement, then the parties will not be obligated to complete the Acquisition. Neither we nor the MDHC Companies control the parties from which we will seek these approvals, licenses and permits, and those parties are not required to provide their consent to the Acquisition or issue the applicable licenses and permits. As a condition to approval of the Acquisition, those third parties and governmental authorities may impose requirements, limitations or costs that could negatively affect the way we conduct business following the Acquisition. These requirements, limitations or costs could also jeopardize or delay completion of the Acquisition.

The Acquisition will result in dilution to our current shareholders.
      Pursuant to the terms of the Asset Purchase Agreement, upon closing of the Acquisition, we will issue to the MDHC Companies 20.0 million shares of our common stock. This securities issuance will dilute the voting power and ownership percentage of our existing shareholders.

Substantial sales of our common stock could adversely affect its market price.
      We will issue 20.0 million shares of our common stock upon completion of the Acquisition, which we expect to represent approximately 28% of our then issued and outstanding common stock. All such shares shall be deemed “restricted securities” under federal securities laws. At the Closing, we will enter into a registration rights agreement under which we will agree to register the offer and resale of up to 1.5 million shares of our common stock issued pursuant to the Asset Purchase Agreement, which Owners will, subject to the terms and conditions of the registration rights agreement, be permitted to sell in public or private transactions during the six-month period commencing six months after the date on which we complete the Acquisition. Further, Owners will be permitted to offer and sell the shares of common stock they receive as a result of the Acquisition pursuant to Rule 144 under the Securities Act of 1933 beginning on the first anniversary of the date on which we complete the Acquisition. The sale of a substantial amount of our common stock after the Acquisition could adversely affect its market price. It could also impair our ability to raise money through the sale of more common stock or other forms of capital.

We may not realize the anticipated benefits from the Acquisition.
      We may not achieve the benefits we are seeking from the Acquisition. There is no assurance that we can successfully integrate the MDHC Companies’ business with our operations, that we will otherwise succeed in growing our business, or that the financial results of the combined company will meet or exceed the financial results that we would have achieved without the Acquisition. As a result, our operations and financial results may suffer and the market price of our common stock may decline.

The indemnification obligations under the Asset Purchase Agreement are limited.
      The MDHC Companies and Owners have agreed to indemnify us for certain breaches of covenants, warranties and representations, for failures to perform their obligations pursuant to the Asset Purchase Agreement and ancillary agreements as well as for the Excluded Liabilities. In the event of certain breaches of representations and warranties subject to indemnification, we are only entitled to be indemnified by the breaching Owners if the aggregate amount of damages resulting from such breach exceeds $500,000; and then only to the extent such damages exceed $500,000. Additionally, the indemnification obligations of the Owners are not joint and several. As a result, if even one Owner is unable to pay the amount owed to us under the indemnification provisions of the Asset Purchase Agreement, we will not be able to receive the full amount of indemnification to which we are entitled. These indemnification obligations may be inadequate to fully address any damages we may incur, and our operations and financial results as well as the market price of our common stock may suffer as a result.

The Internal Revenue Service may disagree with the parties’ description of the federal income tax consequences.
      Neither we nor the MDHC Companies has applied for, or expects to obtain, a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the Acquisition nor have we or the MDHC Companies received an opinion of legal counsel as to the anticipated federal income tax consequences of the Acquisition. No assurance can be given that the Internal Revenue Service will not challenge the income tax consequences of the Acquisition to us.
Risks Relating to the Combined Company after the Acquisition

If we are unable to successfully integrate the MDHC Companies’ business operations into our business operations after the Acquisition, we may not realize the anticipated benefits from the Acquisition and our business could be adversely affected.
      The Acquisition involves the integration of companies that have previously operated independently. Successful integration of the MDHC Companies’ operations with ours will depend on our ability to consolidate operations, systems and procedures, eliminate redundancies and reduce costs. We will also have to be able to integrate the MDHC Companies’ Medicaid line of business, a business area with which we do not have significant experience, into our business. If we are unable to do so, we may not realize the anticipated potential benefits of the Acquisition, and our business and results of operations could be adversely affected. Difficulties could include the loss of key employees, patients or HMO affiliations, the disruption of our and the MDHC Companies’ ongoing businesses and possible inconsistencies in standards, controls, procedures and policies. Our integration of the MDHC Companies’ operations may be complex and time-consuming. Additionally, a number of factors beyond our control could prevent us from realizing any efficiencies and cost savings we expect.

If the combined company experiences losses following the closing of the Acquisition, we could experience difficulty meeting our business plan and our stock price could be negatively affected.
      After the Acquisition, we may experience operating losses and negative cash flow from operations as we implement our business plan. Any failure to achieve or maintain profitability could negatively affect the market price of our common stock. A substantial failure to achieve profitability could make it difficult or impossible for us to grow our business. Accordingly, our business strategy may not be successful, and we may not generate significant revenues or achieve profitability. If we do achieve profitability in the future, we may not be able to sustain or increase profitability on a quarterly or annual basis.

The debt we will assume in the Acquisition will increase our debt to equity ratio and expose us to greater risks.
      We expect to assume approximately $7.8 million of the MDHC Companies’ net indebtedness in connection with the Acquisition. In addition, if necessary, we may fund the Acquisition consideration from borrowings under our credit facility. The indebtedness we assume and any portion of the Acquisition consideration we finance from borrowings under our credit facility may:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the healthcare industry, which may place us at a disadvantage compared to our competitors that have less debt; and

•	limit, along with the possible financial and other restrictive covenants in our indebtedness, our ability to borrow additional funds.
      Any of the foregoing could have a material adverse effect on our operations and financial results.

If we complete the Acquisition our substantial intangible assets will greatly increase.
      Our balance sheet includes intangible assets, including goodwill and other separately identifiable intangible assets, which represented approximately 40% of our total assets at March 31, 2006. If we complete the Acquisition we expect our goodwill to increase by approximately $58.6 million and our intangible assets to reflect approximately 71% of our total assets following the Acquisition.
      We are required to review our intangible assets including our goodwill for impairment on an annual basis or more frequently if certain indicators of permanent impairment arise. Because we operate in a single segment of business, we perform our impairment test on an enterprise level. In performing the impairment test, we compare the then-current market price of our outstanding shares of common stock to the current value of our total net assets, including goodwill and intangible assets. Should we determine that an indicator of impairment has occurred we would be required to perform an additional impairment test. Indicators of a permanent impairment include, among other things:

•	a significant adverse change in legal factors or the business climate;

•	the loss of a key HMO contract;

•	an adverse action by a regulator;

•	unanticipated competition;

•	loss of key personnel; or

•	allocation of goodwill to a portion of business that is to be sold.
      Depending on the market value of our common stock at the time that an impairment test is required, there is a risk that a portion of our intangible assets would be considered impaired and must be written-off during that period. The market price of our common stock can fluctuate significantly because of many factors, including factors that are beyond our ability to control or foresee and which, in some cases, may be wholly unrelated to us or our business. As a result, fluctuations in the market price of our common stock, even those wholly unrelated to us or our business may result in us incurring an impairment charge relating to the write-off of our intangible assets. Such a write-off could have a material adverse effect on our results of operations and a further adverse impact on the market price of our common stock.

Our acquisitions could result in integration difficulties, unexpected expenses, diversion of management’s attention and other negative consequences.
      As part of our growth strategy, we plan to continue to evaluate potential business acquisition opportunities that we anticipate will provide new product and market opportunities, benefit from and maximize our existing assets and add critical mass. Any such acquisitions would require us to integrate the technology, products and services, operations, systems and personnel of the acquired businesses with our own and to attempt to grow the acquired businesses as part of our company. The successful integration of businesses we have acquired and may acquire in the future is critical to our future success, and if we are unsuccessful in integrating these businesses, our operations and financial results could suffer. The risks and challenges associated with the acquisition and integration of an acquired business include, but are not limited to, the following:

•	we may be unable to centralize and consolidate our financial, operational and administrative functions with those of the businesses we acquire;

•	our management’s attention may be diverted from other business concerns;

•	we may be unable to retain and motivate key employees of an acquired company;

•	litigation, indemnification claims and other unforeseen claims and liabilities may arise from the acquisition or operation of acquired businesses;

•	the costs necessary to complete integration may exceed our expectations or outweigh some of the intended benefits of the transactions we complete;

•	we may be unable to maintain the patients or goodwill of an acquired business; and

•	the costs necessary to improve the operating systems and services of an acquired business may exceed our expectations.

Competition for acquisition targets and acquisition financing and other factors may impede our ability to acquire other businesses and may inhibit our growth.
      We anticipate that a portion of our future growth may be accomplished through acquisitions. The success of this strategy depends upon our ability to identify suitable acquisition candidates, reach agreements to acquire these companies, obtain necessary financing on acceptable terms and successfully integrate the operations of these businesses. In pursuing acquisition and investment opportunities, we may compete with other companies that have similar growth strategies. Some of these competitors are larger and have greater financial and other resources than we have. This competition may render us unable to acquire businesses that could improve our growth or expand our operations.

We may be unable to manage the growth of our business.
      If our management is unable to manage growth effectively, our business, operating results and financial condition could be adversely affected. Any new growth, including growth resulting from the Acquisition, would be expected to place a significant strain on our management systems and operational resources. We anticipate that new growth, if any, may require us to recruit, hire and retain new managerial, finance, sales, marketing and support personnel. Although we expect to have the services of the MDHC Companies’ management available to us following the Acquisition, we cannot be certain that we will be successful in retaining them or in recruiting, hiring or retaining any additional personnel that our growth may require. Our ability to compete effectively and to manage our future growth, if any, will depend on our ability to maintain and improve operational, financial, and management information systems on a timely basis and to expand, train, motivate and manage our work force. We cannot be certain that our personnel, systems, procedures, and controls will be adequate to support our operations.

We are exposed to risks relating to the evaluation of the MDHC Companies’ internal controls.
      We are not presently subject to the assessment and attestation processes required by Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). However, when we become subject to those Securities and Exchange Commission rules, we will be required to assess the effectiveness of the internal controls of the MDHC Companies in addition to those of our existing business. The MDHC Companies are a privately-held business and are not subject to the same requirements for internal controls as public companies. There can be no assurance that our auditors will not identify one or more significant deficiencies or material weaknesses in the MDHC Companies’ internal controls. If any such deficiencies or weaknesses are identified and we fail to strengthen such deficiencies or weaknesses we may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404.
      While we believe that we will be able to timely meet our obligations under Section 404 and that our management will be able to certify as to the effectiveness of our internal controls, if we are unable to timely comply with Section 404, if our management is unable to certify as to the effectiveness of our internal controls or if our auditors are unable to attest to that certification, the stock price of our common stock may be adversely affected.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. In addition, you can inspect the reports, proxy statements and other information we file at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.
      Our website address is www.continucare.com. We make available free of charge on or through our internet website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such material has been filed with, or furnished to, the SEC. Our website does not constitute part of this proxy statement.

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
      The following selected unaudited pro forma combined condensed financial data present the effect of the Acquisition pursuant to the Asset Purchase Agreement. The following selected unaudited pro forma combined condensed statements of income data is extracted from the historical consolidated statements of income of Continucare and the MDHC Companies and combines them as if the Acquisition had occurred on July 1, 2004. The following selected unaudited pro forma combined condensed balance sheet data is extracted from the historical consolidated balance sheet of Continucare and the historical combined balance sheet of the MDHC Companies and combines them, giving effect to the Acquisition as if it had occurred on March 31, 2006.
      The allocation of the Acquisition consideration in the Acquisition as reflected in the following selected unaudited pro forma combined condensed financial data has been based upon preliminary estimates that we developed with the assistance of an independent valuation specialist of the fair value of assets to be acquired and liabilities to be assumed as of the date of the Acquisition. This preliminary allocation of the Acquisition consideration was based on available public information and is dependent upon certain preliminary estimates and assumptions we made solely for the purpose of developing such selected unaudited pro forma combined condensed financial data. As a result, a final determination of the fair values of the MDHC Companies’ assets and liabilities cannot be made prior to the completion of the Acquisition.
      The final determination of the fair values of these assets will be based on the actual net tangible and intangible assets of the MDHC Companies as of the Closing Date. Consequently, amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those used in the selected unaudited pro forma combined condensed financial data presented below and could result in a material change in amortization of acquired intangible assets.
      The following selected unaudited pro forma combined condensed financial data does not give effect to any integration expenses or cost savings or unexpected acquisition costs that may be incurred or realized in connection with the Acquisition. The selected unaudited pro forma combined condensed financial data does not necessarily indicate our combined financial position or the results of operations in the future or the combined financial position or the results of operations that we would have realized had the Acquisition been consummated during the periods or as of the date for which the selected unaudited pro forma combined condensed financial data is presented.
      The selected unaudited pro forma combined condensed financial data should be considered together with the historical financial statements of Continucare and the MDHC Companies, including the respective notes to those financial statements.

CONTINUCARE CORPORATION
SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

	For the Nine Months Ended March 31, 2006

		MDHC	Pro Forma	Pro Forma
	Continucare	Companies	Adjustments	Combined

Pro Forma Combined Condensed Statement of Income Data:
Total revenue	$96,778,659	$64,913,738	$—	$161,692,397
Operating expenses	90,144,801	64,135,620	1,085,250	155,365,671
Income from operations	6,633,858	778,118	(1,085,250)	6,326,726
Net income (loss)	$4,229,366	188,417	(760,275)	3,657,508
Net income per common share:
Basic	$.08			$.05

Diluted	$.08			$.05

Cash dividends declared	$—			$—

	For the Year Ended June 30, 2005

		MDHC	Pro Forma	Pro Forma
	Continucare	Companies	Adjustments	Combined

Pro Forma Combined Condensed Statement of Income Data:
Total revenue	$112,231,113	$74,803,090	$—	$187,034,203
Operating expenses	102,920,236	70,250,880	1,434,000	174,605,116
Income from operations	9,310,877	4,552,210	(1,434,000)	12,429,087
Net income	$15,891,492	$2,751,440	$(993,240)	$17,649,692
Net income per common share:
Basic	$.32			$.25

Diluted	$.31			$.25

Cash dividends declared	$—			$—

	As of March 31, 2006

		MDHC	Pro Forma	Pro Forma
	Continucare	Companies	Adjustments	Combined

Pro Forma Combined Condensed Balance Sheet Data:
Total assets	$38,091,948	$11,119,809	$63,370,000	$112,581,757
Long-term obligations, including current portion	$118,119	$8,631,765	$(130,000)	$8,619,884

PROPOSAL 1
APPROVAL OF THE ISSUANCE OF 20.0 MILLION SHARES
OF OUR COMMON STOCK IN CONNECTION WITH THE ACQUISITION
Overview of the Acquisition
      We are seeking the approval of the issuance of 20.0 million shares of our common stock in connection with the Acquisition pursuant to the terms of the Asset Purchase Agreement. If the Acquisition is approved, we will acquire substantially all of the MDHC Companies’ assets, properties and business, in exchange for, among other things, $5.0 million in cash and 20.0 million shares of our common stock at the Closing and at least $1.0 million in cash thereafter. A copy of the Asset Purchase Agreement is attached to this proxy statement as Annex A.
      The Board of Directors has unanimously approved the Acquisition and the issuance of 20.0 million shares of our common stock in connection therewith as described in this Proposal No. 1 and is recommending approval by the shareholders of the issuance of 20.0 million shares of our common stock in connection with the Acquisition because it believes that it is in the best interest of Continucare. The issuance of the shares of our common stock in connection with the Acquisition will be approved if the number of shares of common stock voted in favor of the issuance exceeds the number of shares voted in opposition to the issuance.
Background of the Acquisition
      As we have improved our business, we have become increasingly interested in expanding our business through the addition and integration of new medical operations to our network through potential acquisitions or start-ups. During September 2005, Dr. Phillip Frost, our principal shareholder and one of our directors, was contacted by a representative of Owners who inquired whether Continucare would be interested in a business combination transaction with the MDHC Companies. Dr. Frost discussed the possibility of such a transaction with Richard C. Pfenniger, Jr., our Chairman and Chief Executive Officer, and Mr. Pfenniger and Dr. Frost agreed it would be advisable to meet with the MDHC Companies to explore whether a mutually-advantageous business combination transaction between the MDHC Companies and us could be structured.
      On September 22, 2005, Mr. Pfenniger and Dr. Frost met with two of the Owners and their financial advisors. The parties met to discuss their respective business operations and engage in preliminary discussions regarding whether a business combination transaction between the MDHC Companies and us might benefit both parties.
      On September 29, 2005, Mr. Pfenniger and Dr. Frost met again with one of the Owner’s financial advisors. The financial advisor wanted to discuss the MDHC Companies’ initial thoughts regarding a proposal for Continucare’s acquisition of the MDHC Companies and a possible means of valuing the business of the MDHC Companies. Mr. Pfenniger responded that the specific proposed valuation methodology for the MDHC Companies would not be acceptable. The parties did not reach any agreement during the conversation, but decided to continue with further discussions.
      Following the September 29 meeting and continuing through November 2005, Mr. Pfenniger engaged in periodic discussions with Owners and their financial advisors regarding the respective businesses of the MDHC Companies and us as well as possible valuation metrics for the MDHC Companies. The parties did not reach any agreement during these conversations. During this time Mr. Pfenniger had a number of informal discussions with the members of our Board of Directors and updated our Board of Directors on the status of any ongoing discussions with the MDHC Companies at the meetings of our Board of Directors.
      After executing a confidentiality agreement in November 2005, the parties exchanged limited due diligence information. During this time period, Mr. Pfenniger had informal discussions with the members of our Board of Directors concerning the status of the negotiations with the MDHC Companies.
      During early November 2005, Continucare and the MDHC Companies and their respective legal counsel negotiated a non-binding letter of intent outlining the basic terms of the Acquisition, which terms were subject to each party’s satisfactory conclusion of its due diligence investigation and execution of definitive agreements relating to the Acquisition. The non-binding letter of intent also specified that the Acquisition was contingent upon the delivery to Continucare of the MDHC Companies’ audited financial statements reflecting certain minimum levels of financial performance for the year ended December 31, 2005.
      At a meeting in late November 2005, the parties exchanged preliminary due diligence information requests and discussed the steps needed to work towards execution of definitive documentation of the Acquisition.
      Beginning in December 2005 and continuing until the execution of definitive transaction documents in May 2006, the parties exchanged and reviewed due diligence information and members of the parties’ management teams met frequently to learn more about their respective businesses. During December 2005 and January and February 2006, the parties’ respective legal counsel worked to evaluate a tax-advantaged structure for the Acquisition. Also during this period, Mr. Pfenniger had a number of informal discussions with the members of our Board of Directors and updated our Board of Directors on the status of any ongoing discussions with the MDHC Companies at the meetings of our Board of Directors.
      In late February 2006, Continucare’s legal counsel circulated draft copies of the definitive agreements relating to the Acquisition. The parties and their respective legal counsel continued to negotiate such definitive agreements during March and April 2006. Also during this time, the MDHC Companies prepared historical financial statements on an accrual accounting basis and provided them to Continucare for review. Mr. Pfenniger continued to informally advise members of our Board of Directors on the status of the discussions during this period.
      On March 29, 2006, Continucare retained Capitalink as its financial advisor to advise our Board of Directors in reviewing the terms of the Asset Purchase Agreement and related agreements and to provide an opinion as to the fairness of such terms, from a financial point of view, to Continucare and its shareholders.
      In April 2006, representatives of the parties met to discuss the terms of the Acquisition and certain open points of negotiation. At that meeting, the parties agreed to increase the number of shares of Continucare’s common stock issuable in connection with the Acquisition from 19.6 million to 20.0 million and resolved certain other open points.
      On April 26, 2006, our Board of Directors held a special meeting at which Mr. Pfenniger and Continucare’s outside legal counsel informed our Board of Directors of the status of negotiations and our Board of Directors discussed the proposed terms of the Acquisition.
      During early May 2006, the parties and their respective legal counsel finalized the terms of the definitive agreements relating to the Acquisition.
      Our Board of Directors met on May 10, 2006 to discuss the Acquisition, including the Acquisition consideration and other terms of the definitive transaction agreements. Continucare’s management and outside legal counsel advised our Board of Directors on the terms and conditions contained in the definitive agreements, and the negotiations which led to such terms. Also at that meeting, representatives of Capitalink made a presentation to our Board of Directors and, after reviewing the material factors in its assessment of the Acquisition, Capitalink indicated that as of that date, in its opinion, the proposed consideration to be paid by Continucare was fair, from a financial point of view, to Continucare and its shareholders. All directors participated in discussions concerning the Acquisition and the course of action that Continucare should take. After careful consideration of the structure, terms and conditions of the Acquisition, our Board of Directors unanimously approved the Acquisition as in the best interests of Continucare and its shareholders.
      On May 10, 2006, representatives of both Continucare and the MDHC Companies executed the Asset Purchase Agreement and all related agreements and documents thereto, and the Acquisition was announced on May 11, 2006.

Reasons for the Acquisition, Factors Considered by our Board of Directors, and Recommendation of our Board of Directors
      Our Board of Directors believes that the MDHC Companies are attractive acquisition candidates. It also believes that the terms of the Acquisition are consistent with the long-term business strategies of Continucare, and, based in part on the opinion of Capitalink, that the terms of the Acquisition are fair to and in the best interests of Continucare and its shareholders. Specifically, our Board of Directors believes that the Acquisition will, among other things:

•	further Continucare’s strategy to invest in growth opportunities while creating operating efficiencies through economies of scale;

•	increase the patient-base served by Continucare’s organization as well as expand Continucare’s market penetration in Miami-Dade County, Florida;

•	facilitate Continucare’s expansion in the Medicaid line of business to augment Continucare’s strong Medicare Advantage line of business;

•	be accretive to earnings and cash flow;

•	provide Continucare with access to the MDHC Companies’ experienced management team; and

•	further strengthen Continucare’s relationships with its HMO affiliates.
      In making its decision to approve the Acquisition, our Board of Directors also considered potential detriments related to the Acquisition, including, without limitation:

•	possible disruptions to Continucare’s business and management distractions that could arise from the Acquisition and the integration of the MDHC Companies’ business into Continucare’s business;

•	the possibility that the expected synergies and benefits from the Acquisition described above may not be realized; and

•	the risks inherent in the fluctuating price of Continucare’s common stock on the AMEX, such as the risk that the value of the shares of Continucare’s common stock issuable in connection with the Acquisition on the Closing Date may exceed the value of those shares as of the date on which our Board of Directors approved the Acquisition.
      This discussion of the potential benefits and detriments considered by our Board of Directors is not intended to be exhaustive. The determination to approve the Acquisition was made after consideration of the potential benefits and detriments related to the Acquisition and an analysis of the Acquisition as a whole.
      Our Board of Directors, after careful consideration, has unanimously approved the Acquisition and unanimously determined that the issuance of the shares of Continucare’s common stock in connection with the Acquisition is in the best interests of Continucare and its shareholders.
      Our Board of Directors unanimously recommends that you vote “FOR” the issuance of 20.0 million shares of our common stock in connection with the Acquisition.
Financing for the Acquisition
      We expect to fund the estimated cash consideration payable to the MDHC Companies and Owners with cash flows from operations or, if necessary, borrowings under our credit facility, which provides for a revolving loan to us. The shares of common stock we issue in connection with the Acquisition will be authorized but previously unissued shares.
Opinion of Financial Advisor to our Board of Directors
      Capitalink made a presentation to our Board of Directors on May 10, 2006 and delivered its written opinion to our Board of Directors, which stated that, as of May 10, 2006, and based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the consideration to be paid by Continucare is fair, from a financial point of view, to Continucare’s shareholders. The amount of the Acquisition consideration was determined pursuant to negotiations between us and the MDHC Companies and not pursuant to recommendations of Capitalink.
      You are urged to read the Capitalink opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Capitalink in rendering its opinion. The summary of the Capitalink opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion, which is attached hereto as Annex C and is incorporated by reference into this proxy statement.
      The Capitalink opinion is not intended to be and does not constitute a recommendation to you as to whether you should take any action, if required, such as voting on any matter, in connection with the Acquisition.
      Capitalink was not requested to opine as to, and the opinion does not in any manner address, the relative merits of the Acquisition as compared to any alternative business strategy that might exist for us, our underlying business decision to proceed with or effect the Acquisition, and other alternatives to the Acquisition that might exist for us.
      In arriving at its opinion, Capitalink took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Capitalink:

•	reviewed the draft of the asset purchase agreement dated May 3, 2006;

•	reviewed publicly available financial information and other data with respect to us, including our Annual Report on Form 10-K for the year ended June 30, 2005 and our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2005;

•	reviewed available financial information with respect to the MDHC Companies, including draft unaudited income statements and balance sheets for the years ended December 31, 2005 and 2004;

•	considered the historical financial results and present financial condition of the MDHC Companies;

•	reviewed and compared the trading of, and the trading market for our common stock;

•	reviewed and analyzed the indicated value range of the Acquisition consideration;

•	reviewed and analyzed the MDHC Companies’ projected unlevered free cash flows and prepared a discounted cash flow analysis;

•	reviewed and analyzed certain financial characteristics of publicly-traded companies that Capitalink deemed to have characteristics comparable to the MDHC Companies; and

•	reviewed and analyzed certain financial characteristics of target companies in transactions where Capitalink deemed such target companies to have characteristics comparable to that of the MDHC Companies.
      Capitalink also performed such other analyses and examinations as it deemed appropriate and held discussions with the MDHC Companies’ and our management in relation to certain financial and operating information furnished to Capitalink, including financial analyses with respect to the MDHC Companies’ and Continucare’s business and operations.
      In arriving at its opinion, Capitalink relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information. Further, Capitalink relied upon the assurances of the MDHC Companies and our management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, Capitalink assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. Capitalink did not make a physical inspection of the properties and facilities of the MDHC Companies and did not make or obtain any evaluations or appraisals of the MDHC Companies’ assets and liabilities (contingent or otherwise). In addition, Capitalink did not attempt to confirm whether the MDHC Companies had good title to its assets. Capitalink assumed that the Acquisition will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. Capitalink assumes that the Acquisition will be consummated substantially in accordance with the terms set forth in the Asset Purchase Agreement, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to our shareholders.
      Capitalink’s opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, May 10, 2006. Accordingly, although subsequent developments may affect its opinion, Capitalink has not assumed any obligation to update, review or reaffirm its opinion.
      In connection with rendering its opinion, Capitalink performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Capitalink was carried out to provide a different perspective on the Acquisition, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the Acquisition consideration to our shareholders. Further, the summary of Capitalink’s analyses described below is not a complete description of the analyses underlying Capitalink’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink made qualitative judgments as to the relevance of each analysis and factor that it considered. In addition, Capitalink may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink’s view of the value of the MDHC Companies’ assets. The estimates contained in Capitalink’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purports to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Capitalink’s analyses and estimates are inherently subject to substantial uncertainty. Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion.
      The analyses performed were prepared solely as part of Capitalink’s analysis of the fairness, from a financial point of view, of the Acquisition consideration to our shareholders, and were provided to our Board of Directors in connection with the delivery of Capitalink’s opinion. The opinion of Capitalink was just one of the many factors taken into account by our Board of Directors in making its determination to approve the Acquisition, including those described elsewhere in this proxy statement.

Acquisition Consideration Analysis
      The Acquisition consideration consists of 20.0 million shares of Continucare’s common stock, initial cash consideration of $5.0 million, a cash payment of $1.0 million in one year from the Closing and a trailing payment of up to $2.0 million based upon the monthly payments in respect of the MDHC Companies’ business received during the 14 days after the Closing.
      Capitalink calculated an indicated value range for our common stock by using a range of per share values of between $2.25 and $3.00. The low end of the range is based on the mean share price of our common stock over the last twenty-four months and the high end of the range is based on our share price on the AMEX as of May 5, 2006.

      Capitalink discounted the $1 million cash payment at 7% (based on our average current cost of debt) and arrived at approximately $935,000.
      Capitalink arrived at an indicated value range for the Acquisition consideration of approximately $50.9 million to approximately $67.9 million.

Valuation Overview
      Capitalink generated an indicated valuation range for the MDHC Companies based on a discounted cash flow analysis, a comparable company analysis, and a comparable transaction analysis.
      Capitalink weighted the three approaches equally and arrived at an indicated equity value range of approximately $51.0 million and approximately $63.0 million.
      Capitalink noted that the MDHC Companies’ indicated equity value range of approximately $51.0 million to approximately $63.0 million is within the indicated Acquisition consideration range of approximately $50.9 million to approximately $67.9 million.
      Further, Capitalink noted that the indicated Acquisition consideration range implies a range of enterprise value/ EBITDA transaction multiples of 9.0x to 11.6x, lower than that of our current trading enterprise value/ EBITDA multiple of approximately 16.0x, which Capitalink believed further supported the fairness of the Acquisition consideration.

Discounted Cash Flow Analysis
      A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow discounted at a rate intended to reflect risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations.
      While the discounted cash flow analysis is the most scientific of the methodologies used, it is dependent on assumptions, estimates and projections which involve subjective judgments and is further dependent on numerous industry-specific and macroeconomic factors.
      Capitalink utilized forecasts provided by the MDHC Companies of future growth in the MDHC Companies’ revenues, EBITDA and EBITDA margin from fiscal 2006 to fiscal 2008, which increases were primarily attributed to projected increases in membership and premium rates.
      In order to arrive at a present value for these projected cash flows, Capitalink utilized discount rates ranging from 17.0% to 19.0%. This was based on an estimated weighted average cost of capital of 18.1% (based on our estimated weighted average cost of debt of 7.0% and a 19.0% estimated cost of equity). The cost of equity calculation was derived utilizing the Ibbotson build up method utilizing appropriate industry risk and size premiums. Capitalink presented a range of terminal values at the end of the forecast period by applying a range of terminal exit multiples based on revenue and EBITDA as well as long-term perpetual growth rates.
      Utilizing terminal revenue multiples of between 0.70x and 0.90x, terminal EBITDA multiples of between 9.0x and 11.0x and long term perpetual growth rates of between 4.0% and 5.0%, Capitalink calculated a range of indicated enterprise values by weighting the above indications equally.
      Capitalink then deducted the MDHC Companies’ net debt to derive an indicated equity value range of approximately $53.4 million to approximately $68.3 million.

Comparable Company Analysis
      A selected comparable company analysis reviews the trading multiples of publicly traded companies that are believed to be generally comparable to the MDHC Companies with respect to business and revenue model, operating sector, size and target customer base.

      Capitalink located six companies that it deemed generally comparable to the MDHC Companies with respect to their industry sector and operating model (the “Comparable Companies”). The Comparable Companies included us, Metropolitan Health Networks Inc., Prospect Medical Holdings Inc., Molina Healthcare Inc., Healthspring Inc. and Magellan Health Services Inc.
      All of the Comparable Companies provide managed care services and arrange for the delivery of healthcare services predominantly on a risk basis. One of the Comparable Companies (Magellan Health Services Inc.) provides more specialized, behavioral managed care services. Capitalink believed that we are the most similar Comparable Company in terms of operations, risks incurred and geographical location.
      All Comparable Companies are larger than the MDHC Companies with revenue for the last twelve months ranging from approximately $118.2 million to approximately $1.8 billion.
      Capitalink noted that four of the Comparable Companies are less profitable than the MDHC Companies, with EBITDA margins ranging from approximately 2.1% to approximately 13.4%.
      Multiples utilizing market value and enterprise value were used in the analyses. For comparison purposes, all operating profits including EBITDA were normalized to exclude certain non-continuing general and administrative expenses of the MDHC Companies consistent with the methodology used to compute “Adjusted EBITDA” under the Asset Purchase Agreement.
      Capitalink generated a number of multiples worth noting with respect to the Comparable Companies:

•	The multiple of enterprise value to revenue for the last twelve months ranged from 0.28x to 1.24x, with a mean of 0.71x.

•	The multiple of enterprise value to calendar year 2006 revenue ranged from 0.30x to 0.99x, with a mean of 0.65x.

•	The multiple of enterprise value to calendar year 2007 revenue ranged from 0.28x to 0.88x, with a mean of 0.65x.

•	The multiple of enterprise value to EBITDA for the last twelve months ranged from 3.7x to 16.0x, with a mean of 9.2x.

•	The multiple of enterprise value to calendar year 2006 EBITDA ranged from 7.0x to 13.0x, with a mean of 9.0x.

•	The multiple of enterprise value to calendar year 2007 EBITDA ranged from 5.4x to 11.2x, with a mean of 7.9x.
      Capitalink also reviewed the historical multiples generated for the Comparable Companies, and noted that the mean multiple of enterprise value to EBITDA for the last twelve months over the last ten years was 8.3x.
      Capitalink selected an appropriate multiple range for the MDHC Companies by examining the range indicated by the Comparable Companies and taking into account certain company-specific factors. Capitalink expects the MDHC Companies’ valuation multiples to be above the mean of the Comparable Companies due to its higher EBITDA margins and higher revenue growth offset by its smaller size.
      Based on the above factors, Capitalink applied the following multiple range to the MDHC Companies’ revenue and pro forma EBITDA for the last twelve months, and their projected revenue and EBITDA for fiscal 2006 and fiscal 2007.

•	Between 0.70x and 0.90x revenue for the last twelve months;

•	Between 0.60x and 0.70x fiscal 2006 revenue;

•	Between 0.50x and 0.60x fiscal 2007 revenue;

•	Between 9.0x and 11.0x EBITDA for the last twelve months;

•	Between 8.0x and 10.0x fiscal 2006 EBITDA; and

•	Between 7.0x and 9.0x fiscal 2007 EBITDA.
Based on the selected multiple ranges, Capitalink calculated a range of enterprise values for the MDHC Companies by weighting the above indications equally.
      Capitalink then deducted the MDHC Companies’ net debt to derive an indicated equity value range of approximately $49.9 million to approximately $63.4 million.
      None of the Comparable Companies have characteristics identical to the MDHC Companies. In particular and among other things, the MDHC Companies may have an internal cost structure materially different than that of a publicly traded company. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading of the Comparable Companies.

Comparable Transaction Analysis
      A comparable transaction analysis involves a review of merger, acquisition and asset purchase transactions involving target companies that are in related industries to the MDHC Companies. The comparable transaction analysis generally provides the widest range of value due to the varying importance of an acquisition to a buyer, the potential differences in the transaction process and other factors unique to the circumstances surrounding each acquisition.
      Capitalink located five transactions announced since April 2003 involving target companies providing healthcare services (the “Comparable Transactions”) and for which detailed financial information was available. The Comparable Transactions were:

Target	Acquiror

PSH Acquisition Corporation	Horizon Health Corp.
IASIS Healthcare Corp.	Investors led by MTS Health Partners & Texas Pacific Group
Mid Atlantic Medical Services Inc.	United Healthcare Corp.
Kessler Rehabilitation Corp.	Select Medical Corp.
Ramsey Youth Services, Inc.	Psychiatric Solutions Inc.
      Based on the information disclosed with respect to the targets in the each of the Comparable Transactions, Capitalink calculated and compared the enterprise values as a multiple of revenue and EBITDA for the last twelve months. Capitalink noted the following with respect to the multiples generated:

•	The multiple of enterprise value to revenue for the last twelve months ranged from 0.53x to 1.68x, with a mean of 1.11x.

•	The multiple of enterprise value to EBITDA for the last twelve months ranged from 7.3x to 11.8x, with a mean of 9.7x.
      Capitalink believes the MDHC Companies should be valued below the mean revenue multiple of the Comparable Transactions multiples due to their lower profitability and smaller size, and valued slightly below the mean EBITDA multiple due to their smaller size.
      Capitalink determined a range of indicated enterprise values for the MDHC Companies by selecting the following range of valuation multiples based on the Comparable Transactions, and then applied them to the MDHC Companies’ revenue and pro forma EBITDA for the last twelve months:

•	Between 0.70x and 0.80x revenue for the last twelve months.

•	Between 9.0x and 10.0x EBITDA for the last twelve months.

Based on the selected multiple ranges, Capitalink calculated a range of enterprise values for the MDHC Companies by weighting the above indications equally.
      Capitalink then deducted the MDHC Companies’ net debt to derive an indicated equity value range of approximately $50.6 million to approximately $57.9 million.
      None of the target companies in the Comparable Transactions have characteristics identical to the MDHC Companies. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the Comparable Transactions and other factors that could affect the respective acquisition values.
      Based on the information and analyses set forth above, Capitalink delivered its written opinion to our Board of Directors, which stated that, as of May 10, 2006, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the Acquisition consideration is fair, from a financial point of view, to our shareholders.
      Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes. We determined to use the services of Capitalink because it is a recognized investment banking firm that has substantial experience in similar matters. Capitalink has received a fee in connection with the preparation and issuance of its opinion and we will reimburse Capitalink for its reasonable out-of-pocket expenses, including attorneys’ fees. In addition, we have agreed to indemnify Capitalink for certain liabilities that may arise out of the rendering of its opinion. Capitalink does not beneficially own any interest in either Continucare or the MDHC Companies and has not provided either company with any other services. Subsequent to the issuance of its fairness opinion, we also retained Capitalink to assist us in the valuation of the MDHC Companies’ assets for purposes of allocating the Acquisition consideration among those assets for accounting and federal income tax purposes.
Accounting Treatment of the Acquisition
      We will treat the Acquisition as a purchase of the MDHC Companies under United States generally accepted accounting principles. Under the purchase method of accounting, the aggregate consideration we pay in the Acquisition, together with direct costs of the Acquisition, will be allocated to the assets of the MDHC Companies that we acquire and liabilities of the MDHC Companies that we assume based on their respective fair values as of the effective time of the Acquisition. The assets and liabilities and results of operations of the MDHC Companies will be consolidated into our assets and liabilities after the Acquisition is completed.
      The final allocation will be determined after the Acquisition is completed and after completion of a thorough analysis to determine the fair values of the MDHC Companies’ tangible and identifiable intangible assets and liabilities.
Federal Income Tax Consequences of the Acquisition
      The Acquisition is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. Neither we nor the MDHC Companies has applied for, or expects to obtain, a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the Acquisition nor have we or the MDHC Companies received an opinion of legal counsel as to the anticipated federal income tax consequences of the Acquisition. No assurance can be given that the Internal Revenue Service will not challenge the income tax consequences of the Acquisition to us.

Dissenters’ Rights
      Our shareholders are not entitled to exercise dissenters’ rights in connection with the Acquisition.
Regulatory Approvals Relating to the Acquisition
      Our business and operations as well as the business and operations of the MDHC Companies are subject to a substantial body of federal, state, local laws, rules and regulations relating to the conduct, licensing and development of healthcare businesses, facilities and equipment as well as the rules, regulations and standards of various accrediting bodies. As a result of the Acquisition, many of the agreements between the MDHC Companies and third-party payors may be deemed to have been transferred to us, thereby requiring the approval and consent of such third-party payors. Similarly, a number of the facilities operated by the MDHC Companies may be deemed to have been transferred to us as a result of the Acquisition, thereby requiring the approval and consent of various state licensing and/or health regulatory agencies. In addition, we will be required to obtain certain new licenses prior to consummating the Acquisition. Many of the filings required in order to obtain such new licenses as well as the approval and consent of federal, state and local healthcare regulatory bodies and agencies will have been made before this proxy statement is mailed to you. However, under applicable laws, rules and regulations, certain filings cannot be made until after the closing of the Acquisition. Although it is anticipated that we and the MDHC Companies will be able to obtain any approval, consent or license required in connection with the Acquisition, there can be no assurance that such required approvals, consents or licenses will be obtained on a timely basis, if at all.

THE ASSET PURCHASE AGREEMENT AND RELATED AGREEMENTS
General
      The descriptions contained in this proxy statement regarding the material terms of the Asset Purchase Agreement are qualified in their entirety by reference to the Asset Purchase Agreement attached as Annex A, which is incorporated into this proxy statement. You should carefully read the Asset Purchase Agreement, which governs the terms of the Acquisition.
      Continucare, Buyer and Buyer LLC entered into the Asset Purchase Agreement with the MDHC Companies, Retain and Owners on May 10, 2006. The following information summarizes the material terms of the Asset Purchase Agreement.
Effective Time of the Acquisition
      The Asset Purchase Agreement provides that the closing of the Acquisition (the “Closing”) will take place at 10:00 A.M. on the last business day of the month in which all the conditions precedent to the parties’ respective obligations under the Asset Purchase Agreement have been satisfied or waived (the “Closing Date”); provided that all conditions precedent which had not previously been waived continue to be satisfied on the Closing Date. The Closing will become effective as of 11:59 P.M. on the Closing Date. There can be no assurances as to whether, and on what date, the conditions precedent to the Closing will be satisfied or waived or that the parties will complete the Acquisition at all. If the Acquisition is not completed by December 29, 2006, either we or the MDHC Companies may terminate the Asset Purchase Agreement, except that a party may not terminate the Asset Purchase Agreement if that party’s failure to fulfill any of its obligations under the Asset Purchase Agreement was the cause of the Acquisition not being completed by that date. Immediately following the Closing, each MDHC Company (other than Pelu and Peluca) will merge with and into Buyer LLC pursuant to the proper filing of executed articles of merger or other appropriate documents with the Secretary of State of the State of Florida.
Acquisition Consideration
      In consideration for the sale of substantially all of the MDHC Companies’ assets, properties and business, at Closing, we will pay the MDHC Companies $5.0 million cash and an amount in cash equal to the amount of all documented, out-of-pocket capital expenditures arising from the construction and build-out of Peluca’s Homestead, Florida facility, in accordance with the terms and conditions of the Asset Purchase Agreement and disclosure schedules thereto. Also at Closing, we will issue to the MDHC Companies 20.0 million shares of our common stock. On the first anniversary of the Closing Date, we will pay Owners $1.0 million cash. In addition, upon the terms and subject to the conditions of the Asset Purchase Agreement, following the Closing, we will pay Owners up to $2.0 million cash based on the working capital of the MDHC Companies on the Closing Date and the monthly payments in respect of the MDHC Companies’ business operations received by us or any of our subsidiaries from certain identified third-party payors during the 14 day period commencing the day after the Closing Date and 50% of all payments received by us or any of our subsidiaries on account of the collection of certain receivables during the three-year period from and after the Closing Date that were fully reserved on the books of the MDHC Companies as of December 31, 2005.
Representations and Warranties
      The Asset Purchase Agreement contains customary representations and warranties made by the MDHC Companies and Owners and by us for purposes of allocating the risks associated with the Acquisition. The representations and warranties are subject in each case to the exceptions and limitations specifically set forth in the Asset Purchase Agreement and the disclosure schedules thereto.

      The representations and warranties in the Asset Purchase Agreement are made with respect to various matters, including, without limitation:

•	the organization, qualification and good standing of each of the MDHC Companies, Retain, Continucare, Buyer and Buyer LLC;

•	the authority of each of the MDHC Companies, Retain, Owner, Continucare, Buyer and Buyer LLC to enter into, and carry out the obligations under, the Asset Purchase Agreement and all ancillary agreements thereto;

•	the absence of conflicts, violations or defaults under each party’s organizational documents, applicable laws and material agreements;

•	the accuracy of the MDHC Companies’ financial statements and Continucare’s SEC filings;

•	the absence of material adverse changes in the MDHC Companies’ assets to be purchased pursuant to the Asset Purchase Agreement (the “Purchased Assets”) since December 31, 2005;

•	the absence of material adverse effects on the business of the MDHC Companies and Continucare;

•	the absence of finders’ fees;

•	the absence of litigation matters which question the legality or propriety of the transactions contemplated by the Asset Purchase Agreement;

•	the validity of the Continucare shares to be issued pursuant to the Asset Purchase Agreement;

•	compliance by each party with applicable legal requirements and regulations;

•	employee matters; and

•	insurance.
      In addition, the Asset Purchase Agreement contains additional representations and warranties by the MDHC Companies and Owners to Continucare and Buyer as to certain other matters, including, without limitation:

•	title to the Purchased Assets;

•	the availability, condition and adequacy of the Purchased Assets;

•	the MDHC Companies’ intellectual property;

•	the MDHC Companies’ and Owners’ subsidiaries and investments;

•	the MDHC Companies’ accounts receivable;

•	the MDHC Companies’ material contracts;

•	governmental permits and authorizations required in connection with the operation of the MDHC Companies’ business;

•	no undisclosed liabilities;

•	tax matters;

•	employee matters;

•	environmental matters; and

•	the absence of certain related parties.

Certain Covenants
      The MDHC Companies and Owners have agreed that during the period from May 10, 2006 through the earlier of the termination of the Asset Purchase Agreement pursuant to its terms and the Closing Date, unless consented to in writing by Continucare, the MDHC Companies and Owners shall, among other things:

•	operate the MDHC Companies’ business in good faith, in the usual, regular and ordinary course of business and consistent with past practices;

•	use all commercially reasonable efforts consistent with past practices and policies to preserve intact the MDHC Companies’ business organizations;

•	keep available the services of its present officers and employees and preserve its relationships with patients, suppliers, third party payors and others having business dealings with the MDHC Companies;

•	except for personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practices and other limited exceptions, not sell, lease, transfer or otherwise dispose of, or mortgage, pledge or encumber any of the assets reflected on the unaudited combined balance sheet of the MDHC Companies as of December 31, 2005 or any assets acquired by the MDHC Companies after December 31, 2005;

•	except in the ordinary course of business consistent with past practices, not cancel any debts owed to the MDHC Companies or claims held by the MDHC Companies;

•	except in the ordinary course of business consistent with past practices (but in no event in an amount greater than $100,000 whether individually or in the aggregate), not create, incur, assume or guarantee any indebtedness for borrowed money or enter into, as lessee, any capitalized lease obligations;

•	except in the ordinary course of business consistent with past practices and except for distributions to Owners of any and all cash reflected on the MDHC Companies’ books and records as owned by the MDHC Companies from time to time prior to the Closing Date, not make any payment of cash or distribution to any Owner or any affiliate of any Owner;

•	except in the ordinary course of business consistent with past practices (but in no event in an amount greater than $10,000), not institute or agree to institute any increase in any compensation payable to any employee of the MDHC Companies;

•	not make any material changes in the accounting principles and practices used by the MDHC Companies;

•	not enter into any material contract;

•	not grant any dividends nor redeem, repurchase or otherwise acquire, directly or indirectly, recapitalize or reclassify any shares of its capital stock;

•	not make any capital expenditure involving more than $25,000; and

•	not take any action or omit to take any action which could reasonably be expected to cause any of the conditions to the Closing not to be satisfied.
      Continucare and Buyer have agreed that during the period from and after May 10, 2006 and until the earlier of the termination of the Asset Purchase Agreement or the Closing Date, Continucare and Buyer shall each, among other things:

•	operate its respective business in good faith, in the usual, regular and ordinary course of business and consistent with past practices; and

•	not take any action that would make or cause any of its respective representations and warranties made in the Asset Purchase Agreement to become inaccurate in any material respect.

      In addition, Continucare has agreed that during the period from May 10, 2006 until the earlier of the termination of the Asset Purchase Agreement or the Closing Date, Continucare shall not, directly or indirectly:

•	increase its consolidated indebtedness for borrowed money by more than $10.0 million over the amount of indebtedness reflected on Continucare’s consolidated balance sheet as of December 31, 2005; nor

•	issue, in one or more transactions, a number of shares of Continucare’s common stock or any securities convertible into Continucare’s common stock, or subscriptions, rights, warrants or options representing the right to acquire greater than 20% of the number of shares of Continucare’s common stock outstanding as of May 10, 2006 or enter into any agreement obligating it to do so.
Noncompete and Nonsolicitation Covenants
      The Asset Purchase Agreement provides that until the fifth anniversary of the Closing Date, each of the MDHC Companies and Owners and each of their respective affiliates will be prohibited from competing with Continucare or the business of the MDHC Companies in certain counties in the state of Florida and soliciting any employee, consultant, agent or customer of any of the MDHC Companies.
Indemnification
      Each Owner has agreed in the Asset Purchase Agreement to indemnify Continucare and its affiliates from and against any and all losses and expenses arising from:

•	any breach by any of the MDHC Companies or any Owner of any of the covenants in the Asset Purchase Agreement and ancillary agreements thereto;

•	any failure of any of the MDHC Companies or any Owner to perform any of the obligations required by the Asset Purchase Agreement and ancillary agreements thereto;

•	any breach of any warranty or the inaccuracy of any representation of any of the MDHC Companies or any Owner contained in the Asset Purchase Agreement and ancillary agreements thereto or any certificate delivered by or on behalf of any of the MDHC Companies or any Owner pursuant to the Asset Purchase Agreement; and

•	the failure of any of the MDHC Companies to perform any excluded liability.
      With respect to any breach of warranty or inaccuracy of any representation of any of the MDHC Companies or any Owner, with limited exceptions, Owners shall be required to indemnify Continucare and its affiliates only if the aggregate amount of losses and expenses incurred by Continucare or its affiliates as a result of such breach or inaccuracy exceeds $500,000 and only to the extent that such loss and expense exceeds $500,000. In addition, the maximum aggregate liability of all Owners for any claims based on any such breach or inaccuracy shall not exceed one-half of the amount of the Acquisition consideration, and, with limited exceptions, is further limited to claims asserted within 18 months of the Closing Date.
      At the Closing, the Owners will deposit 1,500,000 shares of Continucare’s common stock with an escrow agent, who will hold and disburse such shares in accordance with the terms of an escrow agreement as partial security for any indemnification claims that Continucare or any of its affiliates may assert against any Owner. If the Owners are found to be liable to Continucare or any of its affiliates in connection with an indemnification claim, the Owners will be given the option to satisfy the claim from the shares deposited with the escrow agent or by paying the claim in cash.
      Continucare and Buyer have agreed in the Asset Purchase Agreement to indemnify the MDHC Companies and their affiliates and Owners from and against any and all losses and expenses arising from:

•	any breach by Continucare or Buyer of any of the covenants in the Asset Purchase Agreement and ancillary agreements thereto;

•	any failure of Continucare or Buyer to perform any of the obligations required by the Asset Purchase Agreement and ancillary agreements thereto;

•	any breach of any warranty or the inaccuracy of any representation of Continucare or Buyer contained in the Asset Purchase Agreement and ancillary agreements thereto or any certificate delivered by or on behalf of Buyer pursuant to the Asset Purchase Agreement; and

•	the failure of Buyer to perform any liability assumed by Buyer pursuant to an instrument of assumption delivered by Buyer to the MDHC Companies on the Closing Date.
      With respect to any breach of warranty or inaccuracy of any representation of Continucare or Buyer, the maximum aggregate liability of Continucare and Buyer shall not exceed the amount of the Acquisition consideration, and, with limited exceptions, is further restricted to claims asserted within eighteen months of the Closing Date.
Conditions Precedent to the Acquisition
      The completion of the Acquisition depends on the satisfaction or waiver of a number of conditions, including, but not limited to, conditions relating to:

•	the accuracy of each of the parties representations and warranties and compliance by each of the parties’ with their covenants;

•	the requisite vote of our shareholders approving the issuance of the additional shares;

•	the non-occurrence of a material adverse effect upon us or upon the assets, properties and business of the MDHC Companies;

•	the receipt of all consents, assignments and authorizations from the MDHC Companies reasonably necessary to consummate the Acquisition;

•	the receipt of an unqualified opinion on the MDHC Companies’ audited financial statements from the MDHC Companies’ auditor;

•	the absence of an adjustment in any material respect of the MDHC Companies’ financial statements from the form which was previously provided to us as a result of the audit;

•	the absence of any action, suit or proceeding wherein an unfavorable judgment would, in the reasonable judgment of the Owners, impose material limitations on their ability to acquire or hold or exercise rights relating to their ownership of our shares; and

•	the appointment of Luis Cruz, M.D. to our Board of Directors.
      There are no conditions relating to financing the cash portion of the Acquisition consideration.
Termination of the Asset Purchase Agreement
      In addition to terminating upon mutual written consent of the Company and the MDHC Companies, the Asset Purchase Agreement may be terminated under a number of circumstances, including, but not limited to, by either party:

•	if any law is enacted, promulgated or issued by any governmental entity making the consummation of the Acquisition and related transactions illegal;

•	if the Acquisition has not been completed by December 29, 2006;

•	if our shareholders do not approve the issuance of additional shares;

•	if any governmental authority or regulatory body issues an order, decree or ruling which permanently restrains, enjoins or prohibits the consummation of the Acquisition; or

•	if any party materially breaches any of their respective representations, warranties, covenants or other agreements in the Asset Purchase Agreement that cannot be materially cured or has not been materially cured within 20 business days after they are provided with written notice of the breach;
by the MDHC Companies:

•	if the Voting Agreement is terminated;

•	if our Board of Directors withholds or withdraws its recommendations to issue additional shares of Continucare’s common stock or modifies its recommendations to issue those shares in a manner adverse to the MDHC Companies or any of the Owners; or

•	if there has been a change in the tax law that would apply to the Acquisition that would reasonably be expected to impose adverse tax consequences to the MDHC Companies or the Owners; and
by us:

•	if the MDHC Companies or Owners violate their covenants not to solicit or agree to other offers competitive with the Acquisition;

•	if the MDHC Companies’ audited financial statements reflect any material adverse audit adjustments from the MDHC Companies’ unaudited financial statements;

•	if the MDHC Companies’ audited financial statements for the year ended December 31, 2005 do not reflect adjusted EBITDA of at least $6.0 million.
The adjustments to the MDHC Companies’ EBITDA contemplated by the Asset Purchase Agreement consist of the elimination of certain expenses associated with the status of the MDHC Companies as privately-held companies which expenses are not expected to be recurring after the Closing.
Amendments
      Any provision of the Asset Purchase Agreement may be amended if the amendment is signed by an authorized representative of each of the parties to the Asset Purchase Agreement.
Fees and Expenses
      All of the fees and expenses incurred in connection with the Acquisition and the Asset Purchase Agreement are to be paid by the party incurring such fees or expenses, whether or not the Acquisition is consummated; provided, however, that all costs and expenses of the MDHC Companies shall be borne by the Owners.
Registration Rights Agreement
      On the Closing Date, we and the Owners have agreed to enter into a registration rights agreement. The registration rights agreement will provide that, as promptly as practicable after the Closing, we will file a registration statement with the SEC with respect to those shares held by the MDHC Companies, the Owners or HAC Advisors LLC, the MDHC Companies’ financial advisor, in connection with the Acquisition. In addition, we will agree to use commercially reasonable efforts to cause the registration statement to be declared effective and maintain such effectiveness for 12 months after the Closing Date. The registration rights agreement will also provide that if we, at any time when shares issued in connection with the Acquisition remain outstanding, propose to register any shares of our common stock under the Securities Act of 1933 (other than by a registration on Form S-4, or any successor form or registrations with regard to conversion of any of our securities or employee stock options, employee purchase plans or employee benefit plans), then we will give the holders of the shares issued in connection with the Acquisition an opportunity to have their shares registered along with the shares of stock being registered by us. If the holders desire for their shares to be registered, then we will cause such securities to be covered by the registration statement otherwise proposed to be filed by us, subject to limited exceptions described in the registration rights agreement that permit us to delay, prevent or cut back the number of shares to be registered or sold. The registration rights agreement is attached to this proxy statement as an exhibit to the Asset Purchase Agreement, which is attached hereto as Annex A.
Voting Agreement
      Concurrently with the execution of the Asset Purchase Agreement, the Owners entered a voting agreement dated as of May 10, 2006, with the following Continucare shareholders: Phillip Frost, M.D., Frost Gamma Investments Trust, Frost Nevada Investments Trust, and Richard C. Pfenniger, Jr. The shares of our stock beneficially owned by our shareholders subject to the Voting Agreement represent approximately 46% of those shares entitled to vote at the meeting. Pursuant to the Voting Agreement, such shareholders have agreed to vote or cause to be voted all of their shares of our common stock in favor of the Acquisition. The Voting Agreement is attached to this proxy statement as Annex B.
Employment Agreements of Luis Cruz, M.D., Jose M. Garcia and Carlos Garcia
      We will enter into one-year employment agreements with each of Luis Cruz, M.D., Jose Garcia and Carlos Garcia in connection with the Acquisition. Under these employment agreements, Dr. Cruz will be employed as our Vice Chairman, appointed to our Board of Directors and receive an annual salary of $225,000, Mr. Jose Garcia will be employed as our Executive Vice President at an annual salary of $275,000 and Mr. Carlos Garcia will be employed as our President — Diagnostics Division at an annual salary of $225,000. Each of Dr. Cruz and Messrs. Jose and Carlos Garcia will receive options to acquire 100,000 shares of our common stock at a per share exercise price equal to the closing price of our common stock on the date of grant. The options will vest ratably over a period of four years and have a term of ten years. Forms of the employment agreements are attached to this proxy statement as an exhibit to the Asset Purchase Agreement, which is attached hereto as Annex A.
      Each of Dr. Cruz and Messrs. Jose and Carlos Garcia are subject to the non-competition and non-solicitation covenants in the Asset Purchase Agreement described above under the heading “Noncompete and Nonsolicitation Covenants.”
Certain Leases
      On the Closing Date, we will become a party to two lease agreements with certain of the MDHC Companies and their affiliates. Pursuant to a lease agreement between Kent and Pelu dated May 1, 2006, Kent leases an 8,000 square foot warehouse in Hialeah, Florida for a five-year term expiring April 30, 2011 with monthly rent ranging from $3,031.67 per month during the first year to $3,412.17 per month during the fifth year. Additionally, pursuant to a lease agreement dated January 1, 2000 between MDHRS and Cruz & Cruz Partnership, an affiliate of Dr. Luis Cruz, one of the Owners, MDHRS leases a medical clinic from Cruz & Cruz Partnership for a monthly rent of $32,100. The lease expires December 31, 2006 and grants MDHRS two five-year renewal options. Conflicts of interest may arise under these lease agreements between the MDHC Companies and their affiliates, as landlords, and us, as tenants. We cannot guarantee that any such conflicts that may arise will be resolved. Additionally, even if we do resolve such conflicts, the resolutions may be less favorable to us than it would be if we were dealing with an unaffiliated third party as landlord.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF
THE ISSUANCE OF 20.0 MILLION SHARES OF OUR COMMON STOCK IN
CONNECTION WITH THE ACQUISITION.

DESCRIPTION OF CONTINUCARE CORPORATION
Our Business
      We are a provider of primary care physician services. Through our network of 15 medical centers, we provide primary care medical services on an outpatient basis. We also provide practice management services to independent physician affiliates (“IPAs”). All of our medical centers and IPAs are located in Miami-Dade, Broward and Hillsborough Counties, Florida. As of March 31, 2006, we were responsible for providing services to or for approximately 15,800 patients on a risk basis and approximately 10,400 patients on a limited or non-risk basis. For the three and nine-month periods ended March 31, 2006, approximately 96% of our revenue was generated by providing services to Medicare-eligible members under risk arrangements that require us to assume responsibility to provide and pay for all of our patients’ medical needs in exchange for a capitated fee, typically a percentage of the premium received by an HMO from various payor sources.
      We were incorporated in Florida in 1996 as the successor to a Florida corporation formed earlier in 1996. Our principal place of business is 7200 Corporate Center Drive, Suite 600, Miami, Florida 33126. Our telephone number is 305-500-2000.
Our Medical Centers
      At our medical centers physicians who are our employees or independent contractors act as primary care physicians practicing in the area of general, family and internal medicine. A typical medical center is operated in an office space that ranges from 5,000 to 8,000 square feet. A medical center is typically staffed with approximately two to three physicians, and is open five days a week. The physicians we employ or with whom we contract are generally retained under written agreements that provide for a rolling one-year term, subject to earlier termination in some circumstances. Under our standard physician agreements we are responsible for providing our physicians with malpractice insurance coverage.
Our IPAs
      We provide practice management assistance to IPAs. Our services include providing assistance with medical utilization management, pharmacy management and specialist network development. Additionally, we provide financial reports for our IPAs to further assist with their practices. These services currently relate only to those patients served by the IPAs who are enrolled in Humana health plans. Our IPAs practice primary care medicine on an outpatient basis in facilities similar to our medical centers. Our IPA physicians typically earn a capitated fee for providing the services and may be entitled to obtain bonus distributions if they operate their practice in accordance with their negotiated contract. Effective January 1, 2006, we entered into an Independent Practice Association Participation Agreement (the “Risk IPA Agreement”) with Humana under which we agreed to assume certain management responsibilities on a risk basis for Humana’s Medicare and Medicaid members assigned to 14 IPAs practicing in Miami-Dade and Broward Counties, Florida. Under the Risk IPA Agreement, we receive a capitation fee established as a percentage of premium that Humana receives for its members who have selected the IPAs as their primary care physicians and assume responsibility for the cost of all medical services provided to these members, even those we do not provide directly. The Risk IPA Agreement replaced our prior Physician Group Participation Agreement with Humana that was terminated effective December 31, 2005.
Our HMO Affiliates
      We currently have managed care agreements with Humana, Vista and WellCare. In fiscal 2005, we generated approximately 78% of our net medical services revenue from Humana and approximately 22% of our net medical services revenue from Vista. We continually review and attempt to renegotiate the terms of our managed care agreements in an effort to obtain more favorable terms. We may selectively add new HMO affiliations, but we can provide no assurance that we will be successful in doing so. The loss of significant HMO contracts and/or the failure to regain or retain such HMO’s patients or the related revenues without entering into new HMO affiliations could have a material adverse effect on our business results of operations and financial condition.
Compliance Program
      We have implemented a compliance program intended to provide ongoing monitoring and reporting to detect and correct potential regulatory compliance problems but we cannot assure that it will detect or prevent all regulatory problems. The program establishes compliance standards and procedures for employees and agents. The program includes, among other things: written policies, including our Code of Conduct and Ethics; in-service training for our employees on topics such as insider trading, anti-kickback laws, Federal False Claims Act and Anti-Self Referral Act; and a “hot line” for employees to anonymously report violations.
Competition
      The health care industry is highly competitive. We compete for patients with many other health care providers, including local physicians and practice groups as well as local, regional and national networks of physicians and health care companies. We believe that competition for patients is generally based upon the reputation of the physician treating the patient, the physician’s expertise, the physician’s demeanor and manner of engagement with the patient, and the HMOs that the physician is affiliated with. We also compete with other local, regional and national networks of physicians and health care companies for the services of physicians and for HMO affiliations. Some of our competitors have greater resources than we do, and we may not be able to continue to compete effectively in this industry. Further, additional competitors may enter our markets, and this increased competition may have an adverse effect on our revenues.
Employees
      At June 1, 2006, we employed or contracted with approximately 264 individuals of whom approximately 34 are physicians in our medical centers.
Insurance
      We rely on insurance to protect us from many business risks, including medical malpractice and “stop-loss” insurance. Our business entails an inherent risk of claims against physicians for professional services rendered to patients, and we periodically become involved as a defendant in medical malpractice lawsuits. Medical malpractice claims are subject to the attendant risk of substantial damage awards. Although we maintain insurance against these claims, if liability results from any of our pending or any future medical malpractice claims, there can be no assurance that our medical malpractice insurance coverage will be adequate to cover liability arising out of these proceedings. There can be no assurance that pending or future litigation will not have a material adverse affect on us or that liability resulting from litigation will not exceed our insurance coverage.
      In most cases, as is the trend in the health care industry, as insurance policies expire, we may be required to procure policies with narrower coverage, more exclusions and higher premiums. In some cases, coverage may not be available at any price. There can be no assurance that the insurance we maintain and intend to maintain will be adequate, or that the cost of insurance and limitations in coverage will not adversely affect our business, financial position or results of operations.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF
CONTINUCARE CORPORATION
      The following table sets forth selected historical financial data and operating data of Continucare as of and for the years ended June 30, 2005, 2004, 2003, 2002 and 2001 and the nine months ended March 31, 2006 and 2005, respectively. You should read this data along with “Our Management’s Discussion and Analysis of our Financial Condition and Results of our Operations” and our historical financial statements and related notes included elsewhere in this document.
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

						For the Nine Months
	For the Year Ended June 30,					Ended March 31,

	2005	2004(1)	2003(1)	2002(1)	2001(1)	2006	2005

						(Unaudited)
Total revenue	$112,231,113	$101,824,102	$97,164,834	$90,978,930	$85,824,012	$96,778,659	$83,097,240
Operating expenses	102,920,236	96,794,294	94,677,055	88,871,283	86,984,437	90,144,801	77,739,794
Income (loss) from operations	9,310,877	5,029,808	2,487,779	2,107,647	(1,160,425)	6,633,858	5,357,446
Income (loss) from continuing operations	15,891,492	6,246,797	1,538,020	(1,864,679)	(2,752,199)	4,229,366	4,718,881
Income (loss) from discontinued operations	—	(1,593,843)	(1,479,422)	(1,781,709)	2,614,297	—	—
Net income (loss)	$15,891,492	$4,652,954	$58,598	$(3,646,388)	$(137,902)	$4,229,366	$4,718,881

Diluted net income (loss) per common share:
Income (loss) from continuing operations	$.31	$.12	$.04	$(.05)	$(.08)	$.08	$.09
Income (loss) from discontinued operations	—	(.03)	(.04)	(.04)	.08	—	—

Net income (loss) per common share	$.31	$.09	$—	$(.09)	$—	$.08	$.09

Cash dividends declared	$—	$—	$—	$—	$—	$—	$—

CONSOLIDATED BALANCE SHEET DATA:

	As of June 30,					As of March 31,

	2005	2004(1)	2003(1)	2002(1)	2001(1)	2006	2005

						(Unaudited)
Total assets	$34,137,935	$21,908,181	$20,999,976	$21,546,985	$22,343,279	$38,091,948	$27,420,155
Long-term obligations; including current portion	$107,710	$337,186	$9,597,063	$13,877,505	$11,806,623	$118,119	$154,947

(1)	These amounts have been adjusted to reflect the termination of certain lines of business, discussed in Note 3 to the consolidated financial statements included herein, as discontinued operations.

OUR MANAGEMENT’S DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION
AND RESULTS OF OUR OPERATIONS
General
      We are a provider of primary care physician services. Through our network of 15 medical centers, we provide primary care medical services on an outpatient basis. We also provide practice management services to independent physician affiliates (“IPAs”). All of our medical centers and IPAs are located in Miami-Dade, Broward and Hillsborough Counties, Florida. As of March 31, 2006, we were responsible for providing services to or for approximately 15,800 patients on a risk basis and approximately 10,400 patients on a limited or non-risk basis. For the three and nine-month periods ended March 31, 2006, approximately 96% of our revenue was generated by providing services to Medicare-eligible members under risk arrangements that require us to assume responsibility to provide and pay for all of our patients’ medical needs in exchange for a capitated fee, typically a percentage of the premium received by an HMO from various payor sources.
      Effective January 1, 2006, we entered into an Independent Practice Association Participation Agreement (the “Risk IPA Agreement”) with Humana under which we agreed to assume certain management responsibilities on a risk basis for Humana’s Medicare and Medicaid members assigned to 14 IPAs practicing in Miami-Dade and Broward Counties, Florida. Under the Risk IPA Agreement, we receive a capitation fee established as a percentage of premium that Humana receives for its members who have selected the IPAs as their primary care physicians and assume responsibility for the cost of all medical services provided to these members, even those we do not provide directly. During the three-month period ended March 31, 2006, medical service revenue and medical services expenses related to the Risk IPA Agreement approximated $4.4 million and $4.0 million, respectively. As of March 31, 2006, the 14 IPAs provided services to or for approximately 2,500 Medicare and Medicaid patients enrolled in Humana managed care plans. The Risk IPA Agreement replaces the Physician Group Participation Agreement with Humana (the “Humana PGP Agreement”) that was terminated effective December 31, 2005. Under the Humana PGP Agreement, we assumed certain management responsibilities on a non-risk basis for Humana’s Medicare, Medicaid and commercial members assigned to selected primary care physicians in Miami-Dade and Broward Counties, Florida. Revenue from the Humana PGP Agreement consisted of a monthly management fee intended to cover the costs of providing these services and amounted to approximately $0.1 million and $0.4 million during the three and nine-month periods ended March 31, 2005.
      In an effort to streamline and stem operating losses, we implemented a plan to dispose of our home health operations in December 2003. The home health disposition occurred in three separate transactions and was concluded in February 2004. As a result of these transactions, the operations of our home health operations are shown as discontinued operations in the Condensed Consolidated Statements of Cash Flows included herein.
Medicare Considerations
      Substantially all of our net medical services revenue from continuing operations is based upon Medicare funded programs. The federal government from time to time explores ways to reduce medical care costs through Medicare reform and through health care reform generally. Any changes that would limit, reduce or delay receipt of Medicare funding or any developments that would disqualify us from receiving Medicare funding could have a material adverse effect on our business, results of operations, prospects, financial results, financial condition or cash flows. Due to the diverse range of proposals put forth and the uncertainty of any proposal’s adoption, we cannot predict what impact any Medicare reform proposal ultimately adopted may have on our business, financial position or results of operations.
      On January 1, 2006, the Medicare Prescription Drug Plan created by the Medicare Modernization Act became effective. As a result, our HMO affiliates have established or expanded prescription drug benefit plans for their Medicare Advantage members. Under the terms of our risk arrangements, we are financially responsible for a substantial portion of the cost of the prescription drugs our patients receive, and, in exchange, our HMO affiliates have agreed to provide us with an additional per member capitated fee related to prescription drug coverage. However, there can be no assurance that the additional fee that we receive will be sufficient to reimburse us for the additional costs that we may incur under the new Medicare Prescription Drug Plan.
      In addition, the premiums our HMO affiliates receive from the Centers for Medicare and Medicaid Services (“CMS”) for their Medicare Prescription Drug Plans is subject to periodic adjustment, positive or negative, based upon the application of risk corridors that compare their plans’ revenues targeted in their bids to actual prescription drug costs. Variances exceeding certain thresholds may result in CMS making additional payments to the HMOs or require the HMOs to refund to CMS a portion of the payments they received. Our HMO affiliates estimate and periodically adjust premium revenues related to the risk corridor payment adjustment, and a portion of the HMO’s estimated premium revenue adjustment is allocated to us. As a result, revenue recognized under our risk arrangements with our HMO affiliates are net of the portion of the estimated risk corridor adjustment allocated to us. The portion of any such risk corridor adjustment that the HMOs allocate to us may not directly correlate to the historical utilization patterns of our patients or the costs that we may incur in future periods. During the three months ended March 31, 2006, one of our HMO affiliates allocated to us an adjustment related to their risk corridor payment which had the effect of reducing our operating income by approximately $1.0 million. No amount was recorded in the comparable period of Fiscal 2005 as the Medicare Prescription Drug Plan program was not then effective.
      The Medicare Prescription Drug Plan has also been subject to significant public criticism and controversy, and members of Congress have discussed possible changes to the program as well as ways to reduce the program’s cost to the federal government. We cannot predict what impact, if any, these developments may have on the Medicare Prescription Drug Plan or on our future financial results.
Critical Accounting Policies and Estimates
      Our significant accounting policies are described in Note 2 to our consolidated financial statements included herein, which were prepared in accordance with accounting principles generally accepted in the United States of America. Included within these policies are certain policies which contain critical accounting estimates and, therefore, have been deemed to be “critical accounting policies.” Critical accounting estimates are those which require management to make assumptions about matters that were uncertain at the time the estimate was made and for which the use of different estimates, which reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur from period to period, could have a material impact on the presentation of our financial condition, changes in financial condition or results of operations.
      We base our estimates and assumptions on historical experience, knowledge of current events and anticipated future events, and we continuously evaluate and update our estimates and assumptions. However, our estimates and assumptions may ultimately prove to be incorrect or incomplete and our actual results may differ materially. We believe the following critical accounting policies involve the most significant judgments and estimates used in the preparation of our consolidated financial statements.
     Revenue Recognition
      Under our risk contracts with HMOs, we receive a percentage of premium or other capitated fee for each patient that chooses one of our physicians as their primary care physician. Revenue under these agreements is generally recorded in the period we assume responsibility to provide services at the rates then in effect as determined by the respective contract. As part of the Medicare Advantage program, CMS periodically recomputes the premiums to be paid to the HMOs based on updated health status of participants, updated demographic factors and, in the case of Medicare Prescription Drug Plan benefits CMS’s risk corridor adjustment methodology. We record any adjustments to this revenue at the time that the information necessary to make the determination of the adjustment is received from the HMO or CMS.
      Under our risk agreements, we assume responsibility for the cost of substantially all medical services provided to the patient (including prescription drugs), even those we do not provide directly, in exchange for a percentage of premium or other capitated fee. To the extent that patients require more frequent or expensive care, our revenue under a contract may be insufficient to cover the costs of care provided, but we are covered by stop-loss insurance policies and programs that limit our maximum risk exposure for each of our patients. When it is probable that expected future health care costs and maintenance costs under a contract or group of existing contracts will exceed anticipated capitated revenue on those contracts, we recognize losses on our prepaid health care services with HMOs. No contracts were considered loss contracts at March 31, 2006 because we have the right to terminate unprofitable physicians and close unprofitable centers under our managed care contracts.
      Under our limited risk and no-risk contracts with HMOs, we receive a management fee based on the number of patients for which we are providing services on a monthly basis. The management fee is recorded as revenue in the period in which services are provided as determined by the respective contract.
     Medical Claims Expense Recognition
      The cost of health care services provided or contracted for is accrued in the period in which the services are provided. This cost includes our estimate of the related liability for medical claims incurred in the period but not yet reported, or IBNR. IBNR represents a material portion of our medical claims liability which is presented in the balance sheet net of amounts due from HMOs. Changes in this estimate can materially affect, either favorably or unfavorably, our results from operations and overall financial position.
      We develop our estimate of IBNR primarily based on historical claims incurred per member per month. We adjust our estimate if we have unusually high or low utilization or if benefit changes provided under the HMO plans are expected to significantly increase or reduce our claims exposure. We also adjust our estimate for differences between the estimated claims expense recorded in prior months to actual claims expense as claims are paid by the HMO and reported to us.
      To further corroborate our estimate of medical claims, an independent actuarial calculation is performed for us on a quarterly basis. This independent actuarial calculation indicates that IBNR as of March 31, 2006 was between approximately $13.3 million and $14.8 million. Based on our internal analysis and the independent actuarial calculation, as of March 31, 2006, we recorded a liability of approximately $13.7 million for IBNR. The increase in the liability for IBNR of $2.0 million or 17.1% to $13.7 million as of March 31, 2006 from $11.7 million as of June 30, 2005 was primarily due to the additional liability recorded for IBNR related to the 14 IPAs converted to a risk arrangement. The liability for IBNR was $11.5 million as of March 31, 2005 and June 30, 2004.
     Consideration of Impairment Related to Goodwill and Other Intangible Assets
      Our balance sheet includes intangible assets, including goodwill and other separately identifiable intangible assets, which represented approximately 40% of our total assets at March 31, 2006. Under Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite useful lives are no longer amortized, but are reviewed for impairment on an annual basis or more frequently if certain indicators of permanent impairment arise. Intangible assets with definite useful lives are amortized over their respective useful lives to their estimated residual values and also reviewed for impairment annually, or more frequently if certain indicators of permanent impairment arise. Indicators of a permanent impairment include, among other things, a significant adverse change in legal factors or the business climate, the loss of a key HMO contract, an adverse action by a regulator, unanticipated competition, the loss of key personnel or allocation of goodwill to a portion of business that is to be sold.
      Because we operate in a single segment of business, we have determined that we have a single reporting unit and we perform our impairment test for goodwill on an enterprise level. In performing the impairment test, we compare the total current market value of all of our outstanding common stock, to the current carrying value of our total net assets, including goodwill and intangible assets. Depending on the market value of our common stock at the time that an impairment test is required, there is a risk that a portion of our intangible assets would be considered impaired and must be written-off during that period. We perform an annual impairment test as of May 1st of each year. Based on the annual impairment test completed as of May 1, 2005, we determined that no indicators of impairment existed. We have not completed our annual impairment test as of May 1, 2006, however, no indicators of impairment were noted for the three and nine-month periods ended March 31, 2006 and no impairment charges were recognized. Should we later determine that an indicator of impairment exists, we would be required to perform an additional impairment test.
     Realization of Deferred Tax Assets
      We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”) which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.
      As part of the process of preparing our consolidated financial statements, we estimate our income taxes based on our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. We also recognize as deferred tax assets the future tax benefits from net operating loss carryforwards. We evaluate the realizability of these deferred tax assets by assessing their valuation allowances and by adjusting the amount of such allowances, if necessary. During the fourth quarter of Fiscal 2005, we determined that no valuation allowance for deferred tax assets was necessary and we decreased our valuation allowance by $10.2 million for Fiscal 2005. This decision had the effect of increasing our Fiscal 2005 net income by approximately $7.2 million. Among the factors used to assess the likelihood of realization are our projections of future taxable income streams, the expected timing of the reversals of existing temporary differences, and the impact of tax planning strategies that could be implemented to avoid the potential loss of future tax benefits. However, changes in tax codes, statutory tax rates or future taxable income levels could materially impact our valuation of tax accruals and assets and could cause our provision for income taxes to vary significantly from period to period.
      At March 31, 2006, we had deferred tax assets in excess of deferred tax liabilities of approximately $4.8 million. During the three and nine-month periods ended March 31, 2006, we determined that it is more likely than not that those assets will be realized (although realization is not assured), resulting in no valuation allowance at March 31, 2006.
     Stock-Based Compensation Expense
      Effective July 1, 2005, we adopted SFAS 123(R) using the modified prospective transition method. Prior to the adoption of SFAS 123(R) we followed Accounting Principles Board Opinion No. 25, (“APB No. 25”), “Accounting for Stock Issued to Employees,” and related Interpretations in accounting for its employee stock options. The adoption of SFAS No. 123(R) had no effect on cash flow from operations and cash flow from financing activities for the three and nine-month periods ended March 31, 2006.
      SFAS 123(R) requires us to recognize compensation costs related to our share-based payment transactions with employees in our financial statements. SFAS 123(R) requires us to calculate this cost based on the grant date fair value of the equity instrument. As a result of adopting SFAS No. 123(R) on July 1, 2005, for the three and nine-month periods ended March 31, 2006, the Company’s income before income taxes was lower by $0.3 million and $0.9 million, respectively, and net income was lower by $0.2 million and $0.6 million, respectively, than if it had continued to account for share-based compensation under APB No. 25. Basic and diluted earnings per share for the three and nine-month periods ended March 31, 2006 would have been $.03 and $.03 and $.10 and $.09, respectively, if the Company had not adopted SFAS No. 123(R). As of March 31, 2006, there was $1.9 million of total unrecognized compensation cost related to non-vested stock options, which is expected to be recognized over a weighted-average period of 2.2 years.
      Consistent with our practices prior to adopting SFAS 123(R), we have elected to calculate the fair value of our employee stock options using the Black-Scholes option pricing model. Using this model we calculated the fair value for employee stock options granted during the three-month period ended March 31, 2006 based on the following assumptions: risk-free interest rate ranging from 4.76% to 5.01%; dividend yield of 0%; weighted-average volatility factor of the expected market price of our common stock of 68.2%; and weighted-

average expected life of the options ranging from 3 to 6 years, depending on the vesting provisions of each option. The fair value of employee stock options granted during the nine-month period ended March 31, 2006 was calculated based on the following assumptions: risk-free interest rate ranging from 4.21% to 5.01%; dividend yield of 0%; weighted-average volatility factor of the expected market price of our common stock of 71.4%; and weighted-average expected life of the options ranging from 3 to 6 years, depending on the vesting provisions of each option. Based on the Black-Scholes model and our assumptions, we recognized stock-based employee compensation expense of $0.3 million and $0.9 million for the three and nine-month periods ended March 31, 2006, respectively. The expected life of the options is based on the historical exercise behavior of the Company’s employees. The expected volatility factor is based on the historical volatility of the market price of the Company’s common stock as adjusted for certain events that management deemed to be non-recurring and non-indicative of future events.
      SFAS 123(R) does not require the use of any particular option valuation model. Because our stock options have characteristics significantly different from traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, it is possible that existing models may not necessarily provide a reliable measure of the fair value of our employee stock options. We selected the Black-Scholes model based on our prior experience with it, its wide use by issuers comparable to us, and our review of alternate option valuation models. Based on these factors, we believe that the Black-Scholes model and the assumptions we made in applying it provide a reasonable estimate of the fair value of our employee stock options.
      The effect of applying the fair value method of accounting for stock options on reported net income for any period may not be representative of the effects for future periods because our outstanding options typically vest over a period of several years and additional awards may be made in future periods.
Results of operations for the three-month and nine-month periods ending March 31, 2006 and March 31, 2005
      The following discussion and analysis should be read in conjunction with our unaudited condensed consolidated financial statements and notes thereto appearing elsewhere in this document.
Comparison of the three-month period ended March 31, 2006 to the three-month period ended March 31, 2005
     Revenue
      Medical services revenue increased by $7.9 million, or 26.5%, to $37.5 million for the three-month period ended March 31, 2006 from $29.6 million for the three-month period ended March 31, 2005. The increase in medical services revenue was primarily the result of increases in our Medicare revenue.
      The most significant component of our medical services revenue is the revenue we generate from Medicare patients under risk arrangements which increased by $7.3 million or 25.6%, during the three-month period ended March 31, 2006. During the three-month period ended March 31, 2006, revenue generated by our Medicare risk arrangements increased approximately 12.1% on a per patient per month basis and Medicare patient months increased by approximately 12.0% over the comparable period of Fiscal 2005. The increase in Medicare revenue was primarily due to revenue associated with the 14 IPAs that were converted from a non-risk arrangement to a risk arrangement effective January 1, 2006, higher per patient per month premiums and the increased phase-in of the Medicare risk adjustment program. Under the Medicare risk adjustment program, the health status and demographic factors of Medicare Advantage participants are taken into account in determining premiums paid for each participant. CMS periodically recomputes the premiums to be paid to the HMOs based on updated health status, demographic factors and, in the case of Medicare Prescription Drug Plan benefits CMS’s risk corridor adjustment methodology. Included in medical services revenue for the three-month periods ended March 31, 2006 and 2005 are amounts due from HMOs related to Medicare risk adjustments of approximately $1.6 million and $1.0 million, respectively. The $1.6 million due from HMOs as of March 31, 2006 includes retroactive Medicare risk adjustments of $0.6 million. Future Medicare risk adjustments may result in reductions of revenue depending on the future health status and demographic factors of our patients as well as the application of CMS’s risk corridor methodology to the HMOs Medicare Prescription Drug Programs. The increase in Medicare patient months was primarily due to the conversion of the 14 IPAs from a non-risk arrangement to a risk arrangement effective January 1, 2006.
      Management fee revenue and other income of $0.1 million and $0.2 million for the three-month periods ended March 31, 2006 and 2005, respectively, related primarily to revenue generated under our limited risk and non-risk contracts with Humana.
      Revenue generated under contracts with Humana accounted for approximately 81% and 78% of our medical services revenue for the three-month periods ended March 31, 2006 and 2005, respectively. Revenue generated under contracts with Vista accounted for approximately 18% and 22% of our medical services revenue for the three-month periods ended March 31, 2006 and 2005, respectively.
     Operating Expenses
      Medical services expenses are comprised of medical claims expense and other direct costs related to the provision of medical services to our patients including a portion of our stock based compensation expense. Because our risk contracts with HMOs provide that we are financially responsible for substantially all medical services provided to our patients under those contracts, medical claims expenses include the costs of prescription drugs our patients receive as well as medical services provided to patients under our risk contracts by providers other than us. Other direct costs include the salaries, taxes and benefits of our health professionals providing primary care services, medical malpractice insurance costs, capitation payments to our IPA physicians and other costs related to the provision of medical services to our patients.
      Medical services expenses for the three-month period ended March 31, 2006 increased by $6.6 million, or 26.4%, to $31.6 million from $25.0 million for the three-month period ended March 31, 2005. This increase is primarily due to an increase in medical claims expense which is the largest component of medical services expense. Medical claims expenses increased by $6.1 million, or 27.8%, to $28.1 million for the three-month period ended March 31, 2006 from $22.0 million for the three-month period ended March 31, 2005. This increase is primarily the result of an 11.8% increase on a per patient per month basis in medical claims expenses related to our Medicare patients and a 12.0% increase in Medicare patient months. The increase in per patient per month medical claims expenses is primarily attributable to inflationary trends in the health care industry and enhanced benefits offered by our HMO affiliates. The increase in Medicare patient months is primarily attributable to the conversion of the 14 IPAs to a risk arrangement effective January 1, 2006.
      Medical services expenses increased to 84.2% of total revenue for the three-month period ended March 31, 2006 as compared to 84.0% for the three-month period ended March 31, 2005, and our claims loss ratio (medical claims expense as a percentage of medical services revenue) increased to 75.0% in the three-month period ended March 31, 2006 from 74.2% in the three-month period ended March 31, 2005. This increase is primarily due to the higher claims loss ratio experienced by the 14 IPAs that were converted from a non-risk arrangement to a risk arrangement effective January 1, 2006. In addition, our HMO affiliates have enhanced certain benefits offered to Medicare patients for calendar 2006. We anticipate that the higher claims loss ratio associated with the 14 IPAs converted to a risk arrangement and the HMOs benefit enhancements may result in an increase in our claims loss ratio in future periods which could reduce our profitability and cash flows. However, we cannot quantify what impact, if any, these developments may have on our claims loss ratio (which fluctuates from period to period) or results of operations in future periods.
      Other direct costs increased by $0.5 million, or 15.8%, to $3.5 million for the three-month period ended March 31, 2006, from $3.0 million for the three-month period ended March 31, 2005. As a percentage of total revenue, other direct costs decreased to 9.3% for the three-month period ended March 31, 2006 from 10.1% for the three-month period ended March 31, 2005. The increase in other direct costs was primarily due to capitation fees paid to the 14 IPAs and an increase in payroll expense.
      Administrative payroll and employee benefits expense increased by $0.5 million, or 38.3%, to $1.8 million for the three-month period ended March 31, 2006 from $1.3 million for the three-month period ended March 31, 2005. As a percentage of total revenue, administrative payroll and employee benefits expense increased to 4.8% for the three-month period ended March 31, 2006 from 4.4% for the three-month period ended March 31, 2005. The increase in administrative payroll and employee benefits expense was primarily due to the recognition of stock-based employee compensation expense, which was not required to be recognized in the comparable period of Fiscal 2005, and an increase in incentive plan accruals.
      General and administrative expenses increased by $0.2 million or 12.1%, to $2.0 million for the three-month period ended March 31, 2006 from $1.8 million for the three-month period ended March 31, 2005. As a percentage of total revenue, general and administrative expenses decreased to 5.4% for the three-month period ended March 31, 2006 from 6.1% for the three-month period ended March 31, 2005. The increase in general and administrative expenses was primarily due to an increase in professional fees.
     Income from Operations
      Income from operations for the three-month period ended March 31, 2006 increased by $0.4 million to $2.1 million, or 5.6% of total revenue, from $1.7 million or 5.6% of total revenue for the three-month period ended March 31, 2005.
     Interest Expense
      Interest expense decreased by $0.2 million, or 98.8%, to $3,000 for the three-month period ended March 31, 2006 from $0.2 million for the three-month period ended March 31, 2005. The decrease in interest expense of $0.2 million was related to the amortization of deferred financing costs during the three-month period ended March 31, 2005. The deferred financing costs were fully amortized as of March 31, 2005 and, accordingly, no related interest expense was recorded during the three-month period ended March 31, 2006.
     Taxes
      An income tax provision of $0.8 million was recorded for the three-month period ended March 31, 2006. No provision for income taxes was recorded for the three-month period ended March 31, 2005 due primarily to the utilization of prior year net operating loss carryforwards. As a result of our utilization of deferred tax assets during the three-month period ended March 31, 2005, we reduced the valuation allowance for deferred tax assets by $0.4 million to offset income tax liabilities that were generated from current operations. During the fourth quarter of Fiscal 2005, the Company determined that no valuation allowance for deferred tax assets was necessary and decreased the related valuation allowance by $10.2 million.
     Net Income
      Net income for the three-month period ended March 31, 2006 decreased by $0.2 million to $1.3 million from $1.5 million for the three-month period ended March 31, 2005.
Comparison of the nine-month period ended March 31, 2006 to the nine-month period ended March 31, 2005
     Revenue
      Medical services revenue increased by $14.1 million, or 17.1%, to $96.4 million for the nine-month period ended March 31, 2006, from $82.3 million for the nine-month period ended March 31, 2005. The increase in medical services revenue was primarily the result of increases in our Medicare revenue, partially offset by a decrease in commercial revenue of $1.0 million which resulted primarily from a decrease in commercial patients under risk arrangements.
      During the nine-months ended March 31, 2006, revenue generated by our Medicare risk arrangements increased by $14.2 million, or 18.1%, due primarily to an increase in revenue of approximately 14.1% on a per patient per month basis over the comparable period of Fiscal 2005 and an increase of approximately 3.4% in Medicare patient months over the comparable period of the prior year. The increase in Medicare revenue was primarily due to revenue generated by the 14 IPAs that were converted from a non-risk arrangement to a risk arrangement effective January 1, 2006, higher per patient per month premiums resulting from the Medicare

Modernization Act and the increased phase-in of the Medicare risk adjustment program. The effect of these developments was partially offset by medical service revenue of $1.1 million recognized during the nine-month period ended March 31, 2005 related to a one-time cash distribution received from an HMO that represented additional Medicare Advantage funding. Included in medical services revenue for the nine-month periods ended March 31, 2006 and 2005 are Medicare risk adjustments of approximately $2.2 million and $1.6 million, respectively.
      Management fee revenue and other income of $0.3 and $0.8 million for the nine-month periods ended March 31, 2006 and 2005, respectively, related primarily to revenue generated under our limited risk and non-risk contracts under the Humana PGP Agreement. The decrease in other income was primarily due to the recovery of $0.3 million in escrow funds during the nine-month period ended March 31, 2005 that had been previously written-off as uncollectible and the conversion of the 14 IPAs to a risk arrangement effective January 1, 2006.
      Revenue generated by our managed care contracts with Humana accounted for approximately 79% and 78% of our medical services revenue for the nine-month periods ended March 31, 2006 and 2005, respectively. Revenue generated under our managed care contracts with Vista accounted for approximately 20% and 22% of our medical services revenue for the nine-month periods ended March 31, 2006 and 2005, respectively.
     Expenses
      Medical services expenses for the nine-month period ended March 31, 2006 increased by $10.1 million, or 14.6%, to $79.4 million from $69.3 million for the nine-month period ended March 31, 2005. This increase is primarily due to an increase in medical claims expense. Medical claims expenses increased by $10.0 million, or 16.9%, to $69.6 million for the nine-month period ended March 31, 2006 from $59.6 million for the nine-month period ended March 31, 2005. This increase is primarily the result of a 13.0% increase on a per patient per month basis in medical claims expenses related to our Medicare patients which is primarily attributable to inflationary trends in the health care industry, enhanced benefits offered by our HMO affiliates and an increase in Medicare patient months.
      Notwithstanding the increase in the amount of our medical claims expense during the nine-month period ended March 31, 2006, our medical services expenses decreased to 82.0% of total revenue for the nine-month period ended March 31, 2006 as compared to 83.4% for the nine-month period ended March 31, 2005, and our claims loss ratio decreased to 72.2% for the nine-month period ended March 31, 2006 from 72.4% for the nine-month period ended March 31, 2005. This decrease is primarily due to our medical services revenue increasing at a greater rate than both our medical services expense and our medical claims expense.
      Other direct costs remained relatively unchanged at $9.8 million and $9.7 million for the nine-month periods ended March 31, 2006 and 2005, respectively. As a percentage of total revenue, other direct costs decreased to 10.1% for the nine-month period ended March 31, 2006 from 11.7% for the nine-month period ended March 31, 2005.
      Administrative payroll and employee benefits expense increased by $1.2 million, or 32.1%, to $5.0 million for the nine-month period ended March 31, 2006, from $3.8 million for the nine-month period ended March 31, 2005. As a percentage of total revenue, administrative payroll and employee benefits expense increased to 5.2% for the nine-month period ended March 31, 2006, from 4.6% for the nine-month period ended March 31, 2005. The increase in administrative payroll and employee benefits expense was primarily due to the recognition of stock-based employee compensation expense, which were not required to be recognized in the comparable period of Fiscal 2005, and an increase in incentive plan accruals.
      General and administrative expenses increased by $0.6 million, or 11.6%, to $5.7 million for the nine-month period ended March 31, 2006, from $5.1 million for the nine-month period ended March 31, 2005. As a percentage of total revenue, general and administrative expenses decreased to 5.9% for the nine-month period ended March 31, 2006 from 6.2% for the nine-month period ended March 31, 2005. The increase in general and administrative expenses was primarily due to an increase in professional fees.

      The $0.5 million gain on extinguishment of debt recognized during the nine-month period ended March 31, 2005 related to the $3.9 million contract modification note with Humana that was cancelled in April 2003. Simultaneously with the note cancellation, we executed the Humana PGP Agreement which contained a provision for liquidated damages which could be asserted by Humana in certain circumstances. In November 2004, Humana notified us that the maximum amount of liquidated damages had been reduced by $0.5 million. Accordingly, we recognized $0.5 million of the deferred gain on extinguishment of debt during the three-month period ended December 31, 2004. During the fourth quarter of Fiscal 2005, Humana notified us that the maximum amount of liquidated damages had been reduced to $0 and we recognized the entire remaining portion of the deferred gain at such time.
     Income from Operations
      Income from operations for the nine-month period ended March 31, 2006 increased by $1.2 million to $6.6 million, or 6.9% of total revenue, from $5.4 million, or 6.4% of total revenue, for the nine-month period ended March 31, 2005.
     Interest Expense
      Interest expense decreased by $0.7 million, or 98.5%, to $11,000 for the nine-month period ended March 31, 2006 from $0.7 million for the nine-month period ended March 31, 2005. The decrease in interest expense of $0.5 million was related to the amortization of deferred financing costs that were incurred during the nine-month period ended March 31, 2005. The deferred financing costs were fully amortized as of March 31, 2005 and, accordingly, no related interest expense was recorded during the nine-month period ended March 31, 2006.
     Taxes
      An income tax provision of $2.6 million was recorded for the nine-month period ended March 31, 2006. No provision for income taxes was recorded for the nine-month period ended March 31, 2005 due primarily to the utilization of prior year net operating loss carryforwards. As a result of our utilization of deferred tax assets during the nine-month period ended March 31, 2005, we reduced the valuation allowance for deferred tax assets by $1.4 million to offset income tax liabilities that were generated from current operations. As discussed above, we eliminated the valuation allowance for our deferred tax assets as of June 30, 2005.
     Net Income
      Net income for the nine-month period ended March 31, 2006 decreased by $0.5 million to $4.2 million from $4.7 million for the nine-month period ended March 31, 2005.

Results of operations for the years ended June 30, 2005, 2004 and 2003
      The following tables set forth, for the periods indicated, selected operating data as a percentage of total revenue.

	Year Ended June 30,

	2005	2004	2003

Revenue:
Medical services revenue, net	99.2%	99.3%	100.0%
Management fee revenue and other income	0.8	0.7	—

Total revenue	100.0	100.0	100.0

Operating expenses:
Medical services:
Medical claims	72.3	75.0	76.2
Other direct costs	11.2	11.4	11.0

Total medical services	83.5	86.4	87.2
Administrative payroll and employee benefits	4.6	3.8	3.8
General and administrative	6.3	5.7	6.4
Gain on extinguishment of debt	(2.7)	(0.8)	—

Total operating expenses	91.7	95.1	97.4

Income from operations	8.3	4.9	2.6
Other income (expense):
Interest income	0.1	—	—
Interest expense	(0.6)	(1.0)	(1.0)
Medicare settlement related to terminated operations	—	2.2	—

Income from continuing operations before income tax benefit	7.8	6.1	1.6
Income tax benefit	6.4	—	—

Income from continuing operations	14.2	6.1	1.6
Income (loss) from discontinued operations:
Home health operations	—	(1.6)	(1.9)
Terminated IPAs	—	0.1	0.4

Total loss from discontinued operations	—	(1.5)	(1.5)

Net income	14.2%	4.6%	0.1%

Comparison of fiscal year ended June 30, 2005 to fiscal year ended June 30, 2004
     Revenue from Continuing Operations
      Medical services revenue increased by $10.2 million, or 10.1%, to $111.3 million for Fiscal 2005 from $101.1 million for Fiscal 2004. The increase in our medical services revenue was primarily the result of increases in our Medicare revenue, partially offset by a decrease in commercial revenue of approximately $1.9 million which resulted primarily from the conversion of certain commercial members of an HMO from a risk arrangement to a non-risk arrangement during Fiscal 2005.
      The most significant component of our medical services revenue is the revenue we generate from Medicare patients under full risk arrangements. During Fiscal 2005, revenue generated by our Medicare full risk arrangements increased approximately 18.0% on a per patient per month basis as compared to Fiscal 2004, but this increase was partially offset by a decrease of approximately 4.7% in Medicare patient months from Fiscal 2004. The increase in Medicare revenue was primarily due to higher per patient per month premiums resulting from the Medicare Modernization Act and the increased phase-in of the Medicare risk adjustment program, both of which became effective in January 2004. Our Fiscal 2005 medical services revenue also included an additional $1.1 million of Medicare Advantage funding that we received from an HMO in

December 2004 and Medicare risk adjustments of approximately $2.0 million that we earned during the third and fourth quarters of Fiscal 2005 that we expect to collect in the quarter ended December 31, 2005. Under the Medicare risk adjustment program, the health status of Medicare Advantage participants is taken into account in determining premiums paid for each participant rather than considering only demographic factors, as was historically the case. CMS periodically recomputes the premiums to be paid to the HMOs based on updated health status of participants and updated demographic factors. Future Medicare risk adjustments may result in reductions of revenue depending on the future health status and demographic factors of our patients.
      Management fee revenue and other income of $0.9 million and $0.7 million for Fiscal 2005 and 2004, respectively, related primarily to revenue generated under our limited risk and non-risk contracts under the Humana PGP Agreement.
      Revenue from continuing operations generated by our managed care entities under contracts with Humana accounted for approximately 78% and 75% of our medical services revenue for Fiscal 2005 and 2004, respectively. Revenue from continuing operations generated by our managed care entities under contracts with Vista accounted for 22% and 25% of our medical services revenue for Fiscal 2005 and 2004, respectively.
     Expenses from Continuing Operations
      Medical services expenses are comprised of medical claims expense and other direct costs related to the provision of medical services to our patients. Because our full risk contracts with HMOs provide that we are financially responsible for all medical services provided to our patients under those contracts, our medical claims expense includes the costs of medical services provided to patients under our full risk contracts by providers other than us. Other direct costs include the salaries, taxes and benefits of our health professionals providing primary care services, medical malpractice insurance costs, capitation payments to our IPA physicians and other costs related to the provision of medical services to our patients.
      Medical services expenses for Fiscal 2005 increased by $5.8 million, or 6.5%, to $93.8 million from $88.0 million for Fiscal 2004. However, as a percentage of total revenue, medical services expenses decreased to 83.5% for Fiscal 2005 as compared to 86.4% for Fiscal 2004. Medical claims expense increased by $4.8 million, or 6.3%, to $81.1 million for Fiscal 2005 from $76.3 million for Fiscal 2004 primarily as a result of higher medical costs and an increase in utilization of health care services by our Medicare patients, partially offset by a decrease in claims expense of approximately $1.7 million which resulted from the conversion of certain commercial members of an HMO from a risk arrangement to a non-risk arrangement during Fiscal 2005. As a result of these developments, during Fiscal 2005 our medical claims expense related to our Medicare patients increased on a per patient per month basis by approximately 16.1%.
      Notwithstanding the increase in the amount of our medical services expenses and claims expense during Fiscal 2005, the increase in our medical services revenue more than offset the increase in our medical services expenses and claims expense. As a result, our claims loss ratio (medical claims expense as a percentage of medical services revenue) decreased to 72.9% in Fiscal 2005 from 75.5% in Fiscal 2004. However, in response to the Medicare Modernization Act, certain benefits offered to Medicare patients were enhanced by the HMOs. We anticipate that these benefit changes will result in an increase in our medical claims expense and may result in an increase in our claims loss ratio in future periods. We cannot quantify what impact, if any, these developments may have on our claims loss ratio (which fluctuates from period to period) or results of operations in future periods.
      Other direct costs increased by $0.9 million, or 8.4%, to $12.6 million for Fiscal 2005 from $11.7 million for Fiscal 2004. As a percentage of total revenue, other direct costs decreased to 11.2% for Fiscal 2005 from 11.4% for Fiscal 2004. The increase in the amount of other direct costs was primarily due to an increase in payroll expense and related benefits for physicians and medical support personnel at our medical centers and an increase in incentive plan accruals.
      Administrative payroll and employee benefits expense increased by $1.3 million, or 33.6%, to $5.1 million for Fiscal 2005 from $3.8 million for Fiscal 2004. As a percentage of total revenue, administrative payroll and employee benefits expense increased to 4.6% for Fiscal 2005 from 3.8% for Fiscal 2004. The increase in administrative payroll and employee benefits expense was due to an increase in salaries related to the hiring of additional marketing and executive personnel and an increase in incentive plan accruals.
      General and administrative expenses increased by $1.2 million, or 21.3%, to $7.1 million for Fiscal 2005 from $5.8 million for Fiscal 2004. As a percentage of total revenue, general and administrative expenses increased to 6.3% for Fiscal 2005 from 5.7% for Fiscal 2004. The increase in general and administrative expenses was primarily due to an increase in professional fees and the settlement of two lawsuits during Fiscal 2004 which reduced our accrual for legal claims by $0.8 million during that fiscal year.
      The $3.0 million and $0.9 million gain on extinguishment of debt recognized during Fiscal 2005 and 2004, respectively, related to the $3.9 million contract modification note with Humana that was cancelled in April 2003. Simultaneously with the note cancellation, we executed the Humana PGP Agreement. The Humana PGP Agreement contained a provision for liquidated damages in the amount of $4.0 million, which could be asserted by Humana under certain circumstances. To the extent that Humana reduced the maximum amount of liquidated damages, we recognized gains from extinguishment of debt in a corresponding amount. In Fiscal 2005 and Fiscal 2004, Humana notified us that the maximum amount of liquidated damages had been reduced from $3.0 million to $0 and from $3.9 million to $3.0 million, respectively. Accordingly, we recognized $3.0 million and $0.9 million of the deferred gain on extinguishment of debt in Fiscal 2005 and 2004, respectively.
     Income from Operations
      Income from operations for Fiscal 2005 increased by $4.3 million, or 85.1%, to $9.3 million from $5.0 million for Fiscal 2004. Income from operations for Fiscal 2005 increased to 8.3% of total revenue as compared to 4.9% of total revenue for Fiscal 2004.
     Medicare Settlement Related to Terminated Operations
      During Fiscal 2004, we recorded other income of $2.2 million relating to the settlement of an alleged Medicare obligation. The alleged obligation related to rehabilitation clinics that were previously operated by one of our former subsidiaries and were sold in 1999. CMS had alleged that Medicare overpayments were made relating to services rendered by these clinics and other related clinics during a period in which the clinics were operated by entities other than us. We requested that CMS reconsider the alleged liability, and in October 2003 we were notified that the liability had been reduced from the originally asserted amount of $2.4 million to $0.2 million.
     Loss from Discontinued Operations-Home Health Operations
      Our home health operations contributed $3.1 million in revenue and generated an operating loss of $1.7 million (which included charges in connection with the disposition of $0.5 million) during Fiscal 2004.
     Income from Discontinued Operations-Terminated IPAs
      The terminated IPAs did not contribute any revenue but generated operating income of $73,000 during Fiscal 2004. Income generated by the terminated IPAs during Fiscal 2004 resulted from a settlement with the HMO which eliminated all amounts due to and amounts due from the HMO incurred prior to the termination of the contracts on January 1, 2003.
     Taxes
      We periodically perform an analysis of the realizability of our deferred tax assets based on our assessment of current and expected operating results. As of June 30, 2005, we determined that no valuation allowance for deferred tax assets was necessary and we decreased our valuation allowance by $10.2 million for Fiscal 2005. This decision had the effect of increasing our Fiscal 2005 net income by approximately $7.2 million. Since this decision eliminated our entire valuation allowance, it represents a one-time gain that will not contribute to our earnings in future periods. No provision for income taxes was recorded in Fiscal 2004 due primarily to the utilization of prior year net operating loss carryforwards. As a result of our utilization of deferred tax assets during Fiscal 2004, we reduced the valuation allowance for our deferred tax assets by $1.7 million as of June 30, 2004 to offset income tax liabilities that were generated from current operations.
     Net Income
      Net income for Fiscal 2005 increased by $11.2 million, or 242%, to $15.9 million from $4.7 million for Fiscal 2004.
Comparison of fiscal year ended June 30, 2004 to fiscal year ended June 30, 2003
     Revenue from Continuing Operations
      Medical services revenue increased by $3.9 million, or 4.1%, to $101.1 million for Fiscal 2004 from $97.2 million for Fiscal 2003 primarily due to an increase in our Medicare revenue resulting from the Medicare Modernization Act and the increased phase-in of the Medicare risk adjustment program, both of which became effective in January 2004. During Fiscal 2004 revenue generated by our Medicare full risk contracts increased approximately 8.1% on a per patient per month basis which was partially offset by a decrease of approximately 2.2% in Medicare patients months.
      Management fee revenue of $0.7 million during Fiscal 2004 related to revenue generated under our limited risk and non-risk contracts under the Humana PGP Agreement. We executed the Humana PGP Agreement in April 2003 and did not record any revenue under it during Fiscal 2003.
      Revenue from continuing operations generated by our managed care entities under contracts with Humana accounted for 75% and 73% of our medical services revenue for Fiscal 2004 and 2003, respectively. Revenue from continuing operations generated by our managed care entities under contracts with Vista accounted for 25% and 23% of our medical services revenue for Fiscal 2004 and 2003, respectively.
     Expenses from Continuing Operations
      Medical services expenses for Fiscal 2004 increased by $3.3 million, or 3.8%, to $88.0 million from $84.7 million for Fiscal 2003. However, as a percentage of total revenue, medical services expenses decreased to 86.4% for Fiscal 2004 as compared to 87.2% of total revenue for Fiscal 2003. Medical claims expense increased by $2.3 million, or 3.1%, to $76.3 million for Fiscal 2004 from $74.0 million for Fiscal 2003 primarily as a result of higher “stop-loss” insurance costs and an increase in utilization of health care services during 2004.
      Notwithstanding the increase in our medical services expenses and claims during Fiscal 2004, the increase in medical services revenue more than offset the increase in our medical services expenses and claims expenses. As a result, our claims loss ratio decreased to 75.5% in Fiscal 2004 from 76.2% in Fiscal 2003.
      Other direct costs increased by $1.0 million, or 9.1%, to $11.7 million for Fiscal 2004 from $10.7 million for Fiscal 2003. As a percentage of total revenue, other direct costs increased to 11.4% for Fiscal 2004 from 11.0% for Fiscal 2003. The increase in other direct costs was primarily due to an increase in payroll expense for physicians and medical support personnel at our medical centers and an increase in medical malpractice insurance costs.
      Administrative payroll and employee benefits for Fiscal 2004 and 2003 remained relatively constant at $3.8 million and $3.7 million, respectively, or 3.8% of total revenue for each year.
      General and administrative expenses decreased by $0.5 million, or 6.9%, to $5.8 million for Fiscal 2004 from $6.3 million for Fiscal 2003. As a percentage of total revenue, general and administrative expenses decreased to 5.7% for Fiscal 2004 as compared to 6.4% for Fiscal 2003. The decrease in general and administrative expenses was primarily due to the settlement of two lawsuits in Fiscal 2004 as discussed above, which was partially offset by separation costs of $0.3 million incurred in Fiscal 2004 in connection with the resignation of our former president.

      The $0.9 million gain on extinguishment of debt recognized during Fiscal 2004 related to the $3.9 million contract modification note with Humana that was cancelled in April 2003. In May 2004, Humana notified us that the maximum amount of liquidated damages under the Humana PGP Agreement had been reduced to $3.0 million. Accordingly, we recognized $0.9 million of the deferred gain on extinguishment of debt during Fiscal 2004. No similar transaction occurred during Fiscal 2003.
     Income from Operations
      Income from operations for Fiscal 2004 increased by $2.5 million to $5.0 million, or 4.9% of total revenue, from $2.5 million, or 2.6% of total revenue, for Fiscal 2003.
     Medicare Settlement Related to Terminated Operations
      During Fiscal 2004, we recorded other income of $2.2 million relating to the settlement of the alleged Medicare obligation discussed above.
     Loss from Discontinued Operations-Home Health Operations
      Our home health operations contributed $3.1 million and $4.2 million in revenue and generated operating losses of $1.7 million (which included charges in connection with the disposition of $0.5 million) and $1.8 million during Fiscal 2004 and 2003, respectively.
     Income from Discontinued Operations-Terminated IPAs
      The IPAs we terminated effective January 1, 2003 contributed $4.5 million in medical services revenue and generated operating income of $351,000 during Fiscal 2003. The terminated IPAs did not contribute any revenue but generated operating income of $73,000 during Fiscal 2004. Income generated by the terminated IPAs during Fiscal 2004 resulted from a settlement with the HMO which eliminated all amounts due to and amounts due from the HMO incurred prior to the termination of the contracts on January 1, 2003.
     Taxes
      No provision for income taxes was recorded in Fiscal 2004 and 2003 due primarily to the utilization of prior year net operating loss carryforwards. We periodically perform an analysis of the realizability of our deferred tax assets based on our assessment of current and expected operating results. As a result of our utilization of deferred tax assets during Fiscal 2004, we reduced the valuation allowance for our deferred tax assets by $1.7 million as of June 30, 2004. The valuation allowance reduction was due to the utilization of deferred tax assets during Fiscal 2004 to offset income tax liabilities that were generated from current operations.
     Net Income
      Net income for Fiscal 2004 increased by $4.6 million to $4.7 million from $0.1 million for Fiscal 2003.
Liquidity and Capital Resources
      At March 31, 2006, working capital was $14.7 million, an increase of $7.8 million from $6.9 million at June 30, 2005. The increase in working capital was primarily due to income before income tax provision of $6.8 million generated during the nine-month period ended March 31, 2006. Cash and cash equivalents were $8.8 million at March 31, 2006 compared to $5.8 million at June 30, 2005.
      Net cash of $4.1 million was provided by operating activities from continuing operations for the nine-month period ended March 31, 2006 compared to $6.9 million for the nine-month period ended March 31, 2005. The decrease of $2.8 million in cash provided by operating activities for the nine-month period ended March 31, 2006 was primarily due to a net increase in amounts due from HMOs of $3.7 million resulting from improvements in our profitability as well as accruals for MRA adjustment payments.

      Net cash of approximately $0.3 million was used for investing activities for the nine-month period ended March 31, 2006 compared to $0.8 million for the nine-month period ended March 31, 2005. Net cash for investing activities primarily relates to the purchase of equipment, the purchase of certificates of deposit, and other assets.
      Net cash of approximately $0.7 million was used in financing activities for the nine-month period ended March 31, 2006 compared to net cash provided by financing activities $0.4 million for the nine-month period ended March 31, 2005. The increase in cash used in financing activities of $1.1 million for the nine-month period ended March 31, 2006 was primarily due to the repayment of the remaining $0.5 million outstanding balance of a promissory note payable to Humana and the repurchase of $0.7 million of our common stock, partially offset by stock option exercises of $0.6 million. Cash provided from financing activities of $0.4 million for the nine-month period ended March 31, 2005 was primarily due to an increase in cash proceeds received under a $1.0 million promissory note payable to Humana.
      In May 2005, our Board of Directors increased our previously announced program to repurchase shares of our common stock to a total of 2,500,000 shares. Any such repurchases will be made from time to time at the discretion of our management in the open market or in privately negotiated transactions subject to market conditions and other factors. We anticipate that any such repurchases of shares will be funded through cash from operations. As of May 5, 2006, we had repurchased 1,157,467 shares of our common stock for approximately $3.0 million.
      On May 10, 2006, we entered into a definitive Asset Purchase Agreement to acquire MDHC (the “Agreement”). Under the Agreement, one of our subsidiaries will acquire substantially all of the assets and operations of MDHC and assume certain liabilities of MDHC (the “Acquisition”). Under the terms of the Agreement, at the closing, we will pay MDHC $5.0 million cash and issue 20.0 million shares of the Company’s common stock (the “Shares”) to MDHC. We will also pay the principal shareholders of MDHC an additional $1.0 million cash on the first anniversary date of the closing. In addition, upon the terms and subject to the conditions of the Agreement, following the closing we will pay to those shareholders up to $2.0 million based on the monthly payments in respect of MDHC’s business operations that we or any of our subsidiaries receive from certain identified third-party payors during the fourteen day period commencing the day after the closing date. We will also make certain other payments to MDHC’s principal shareholders depending on the collection of certain receivables that were fully reserved on the books of MDHC as of December 31, 2005. We expect to fund estimated cash consideration payable to MDHC and its shareholders with cash flows from operations or, if necessary, borrowings under our Credit Facility.
      We believe that we will be able to fund our capital commitments, our anticipated operating cash requirements for the foreseeable future and satisfy any remaining obligations from our working capital, anticipated cash flows from operations, and our credit facility.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT OUR MARKET RISK
      At March 31, 2006, we had only certificates of deposit and cash equivalents invested in high grade, short-term securities, which are not typically subject to material market risk. We have loans outstanding at fixed rates. For loans with fixed interest rates, a hypothetical 10% change in interest rates would have no impact on our future earnings and cash flows related to these instruments and would have an immaterial impact on the fair value of these instruments. Our credit facility is interest rate sensitive, however, we had no amount outstanding under this facility at March 31, 2006. We have no material risk associated with foreign currency exchange rates or commodity prices.
OUR CHANGES IN AND DISAGREEMENTS WITH OUR ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE
      None.

DESCRIPTION OF THE MDHC COMPANIES
The MDHC Companies’ Business
      The following seven companies, each of which was incorporated or organized under the laws of the State of Florida, comprise the MDHC Companies: MDHRS, which was incorporated in 1998; West Dade, which was incorporated in 1999; MDHC, which was incorporated in 2000; MDHC One, which was incorporated in 2000; Kent, which was incorporated in 2000; Pelu, which was incorporated in 2001; and Peluca, which was organized in 2005.
      Among the MDHC Companies, MDHRS and MDHC provide medical services throughout Miami-Dade County, Florida. MDHRS and MDHC provide primary-care physician services, primarily to participants in Medicare and Medicaid HMO plans pursuant to various managed care agreements. Under such managed care agreements, the MDHC Companies are financially responsible for all the costs of medical care for these HMO patients. The MDHC Companies carry insurance to cover their costs if services provided to a single patient exceed a specified amount. West Dade provides magnetic resonance imaging tests both to patients of the MDHC Companies as well as to patients of physicians who are not affiliated with the MDHC Companies. In addition, the MDHC Companies provide transportation to and from their medical centers through one of their affiliates, Miami Dade Clinical Transportation, LLC (“MD Transportation”). Kent manages the administrative services for all the MDHC Companies.
      The MDHC Companies opened their first medical center in 1999 in Miami, Florida, as a provider of medical services for Humana Health Plan (“Humana”) HMOs. Although the MDHC Companies continue to provide a majority of their medical services to patients of HMOs operated by Humana, today, the MDHC Companies also serve patients of HMOs operated by Vista Health Plan of South Florida, WellCare, Summit Medicare, UnitedHealthcare, Americhoice, Amerigroup, Healthease and Staywell Health Plan. Through managed care agreements with these HMOs, the MDHC Companies currently provide medical services to approximately 18,000 patients. The loss of any significant managed care agreement could have a material adverse effect on the business and revenues of the MDHC Companies.
      The MDHC Companies deliver medical services in five medical centers located throughout Miami-Dade County. Each center provides primary-care physician services to adults and children, as well as certain specialty services, including acupuncture, cardiology, dermatology, gastroenterology, gynecology, nephrology, neurology, nutrition, ophthalmology, optometry, orthopedics, pain management, podiatry, rheumatology, general surgery and urology. For patients who need transportation, MD Transportation owns and operates a fleet of air-conditioned passenger vans, each displaying the MDHC Companies’ respective logos, which are used to transport patients to and from the medical centers. Each medical center also contains an adult activity center where patients can participate in classes and seminars as well as games and arts and crafts. The activity centers hold monthly parties and send newsletters containing information on health topics.
      Competition in the health care industry is extremely intense as insurers and medical service providers seek new members. The MDHC Companies attempt to meet this challenge by ensuring that patients receive excellent medical care coupled with added services and benefits that distinguish the MDHC Companies from other medical service providers. The inclusion of certain specialty and diagnostic services within the medical centers enables the MDHC Companies to provide these additional services at lower costs, and patients appreciate the convenience of receiving various treatments at a single location. The MDHC Companies believe that their consistent growth is primarily attributable to such a high level of patient satisfaction.
The MDHC Companies’ Properties
      Pelu owns the MDHC Companies’ largest facility in Hialeah, Florida, where the MDHC Companies provide patient care on the first three floors, and the MDHC Companies’ administrative offices are located on the fourth floor. MDHRS also leases a medical clinic on Flagler Street, just west of downtown Miami, from an entity affiliated with Dr. Luis Cruz, an Owner. See “The Asset Purchase Agreement and Related Agreements — Certain Leases”.

      The MDHC Companies are the sub-tenant of Humana Medical Plan, Inc. for a 7,500 square foot medical center in West Miami. MDHRS leases an additional 2,500 square feet of space in the same location and uses such additional space as a conference and meeting area. The landlord for the entire location is an unaffiliated third party.
      The MDHC Companies also are the sub-tenant of Humana Medical Plan, Inc. for a 3,100 square foot medical facility in the City of Homestead in south Miami-Dade County. Peluca is building a 7,000 square foot medical facility in Homestead, Florida, which is expected to be completed and opened for business during the fall of 2006. Upon completion and opening, Humana Medical Plan, Inc. will lease the facility from Peluca and will sublet the facility to the MDHC Companies. The MDHC Companies’ existing medical clinic in Homestead will be closed upon the opening of the newer, larger facility.
      In addition to the above-described leases, MDHC leases from an unaffiliated party approximately 4,700 square feet of space in North Miami Beach that is used as a medical clinic and West Dade leases 1,620 square feet of space for its magnetic resonance imaging diagnostic services in West Miami.
The MDHC Companies’ Legal Proceedings
      MDHRS was a defendant in a medical malpractice lawsuit, PORTO v. HERNANDEZ AND MIAMI DADE HEALTH AND REHABILITATION SERVICES, INC., which was filed in 2003 in county court for Miami-Dade County, Florida. The case was settled subsequent to December 31, 2005 in the amount of $31,000.
      In 2004, West Dade purchased an MRI machine for $576,000. West Dade initiated legal proceedings against the vendor to refund its money contending adequate technical support required to operate the machine was not provided by the vendor. The outcome of this case cannot be predicted.
      Additionally, in December 2005, MDHRS received a Notice of Intent to Initiate Litigation for Medical Negligence from legal counsel for a patient. MDHRS denies liability, but, if a lawsuit is filed, the outcome of the case is not predictable.
      In addition, the MDHC Companies are, from time to time, involved in legal proceedings that arise in the ordinary course of their businesses. Such legal proceedings include, but are not limited to, medical malpractice claims, collection lawsuits against patients or third-party payors, employment-related matters and disputes with equipment lessors and suppliers.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF THE MDHC COMPANIES
COMBINED STATEMENTS OF OPERATIONS DATA:

						(Unaudited)
						For the Three Months Ended
	For the year ended December 31,					March 31, 2006

	2005	2004	2003	2002	2001	2006	2005

Total revenue	$82,754,034	$63,290,291	$61,930,798	$60,061,906	$52,620,960	$22,353,801	$17,049,741
Operating expenses	79,559,239	62,907,756	62,557,023	61,374,015	51,040,422	21,765,318	16,490,716
Income (loss) from operations	3,194,795	382,535	(626,225)	(1,312,109)	1,580,538	588,483	559,025
Net income (loss)	1,246,198	(210,072)	(1,823,463)	(1,093,583)	1,655,949	279,393	266,349
COMBINED BALANCE SHEET DATA:

						(Unaudited)
	As of December 31,					As of March 31,

	2005	2004	2003	2002	2001	2006	2005

Total assets	$13,062,865	$8,649,200	$7,494,983	$5,785,880	$3,213,968	$11,119,809	$8,256,772
Long-term obligations; including current portion	$7,800,537	$8,106,300	$7,193,594	$6,673,435	$2,791,721	$8,631,765	$7,891,009
      The combined balance sheet data as of December 31, 2004 and 2005 and the combined statements of operations data for the years ended December 31, 2003, 2004 and 2005 are derived from the audited combined financial statements of the MDHC Companies contained herein. Data for other periods is unaudited.

THE MDHC COMPANIES’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF THE MDHC COMPANIES’ FINANCIAL CONDITION AND RESULTS OF THEIR OPERATIONS
      The following discussion and analysis should be read in conjunction with the MDHC Companies’ combined financial statements and notes thereto appearing elsewhere in this proxy statement.
General
      The MDHC Companies, which opened their first medical center in 1999, provide primary care physician services and certain medical specialty and diagnostic services to approximately 18,000 patients as of March 2006 in five medical centers located in Miami-Dade County, Florida. Substantially all of the MDHC Companies’ contracts with HMOs are on a full-risk basis. The majority of the MDHC Companies’ patients are Medicare and Medicaid recipients enrolled in HMOs. The MDHC Companies’ contracts with the HMOs require the MDHC Companies to assume responsibility for providing and paying for substantially all of the patients’ medical needs. After incurring losses in the early years, the MDHC Companies had operating income in 2004, and net income was reported in 2005.
Medicare and Medicaid Considerations
      The federal government and state governments, including Florida, from time to time explore ways to reduce medical care costs through Medicare and Medicaid reform, specifically, and through health care reform, generally. Approximately 90% of the patients treated by the MDHC Companies are enrolled in Medicare or Medicaid programs. Accordingly, changes in these government programs can have a substantial impact on the financial results of the MDHC Companies. Any changes that would limit, reduce or delay receipt of Medicare or Medicaid funding or that would increase the benefits that the MDHC Companies are required to provide to patients, or any developments that would disqualify the MDHC Companies from receiving Medicare or Medicaid funding, could have a material adverse effect on the MDHC Companies’ business, results of operations, prospects, financial results, financial condition or cash flows.
      The Medicare Prescription Drug Plan created by the Medicare Modernization Act became effective on January 1, 2006. As a result, the HMOs have established or expanded prescription drug benefit plans for their Medicare Advantage members. The MDHC Companies are financially responsible for a substantial portion of the cost of the drugs prescribed for patients and the HMOs are paying an additional per member capitated fee related to prescription drug coverage. However, there can be no assurance that the additional fee will be sufficient to cover the additional costs that the MDHC Companies may incur under the new Medicare Prescription Drug Plan.
      In addition, the premiums that the HMOs receive from the Centers for Medicare and Medicaid Services (“CMS”) for their Medicare Prescription Drug Plans are subject to periodic adjustment, positive or negative, based upon the application of risk corridors that compare the HMOs plans’ revenues targeted in their bids to actual prescription drug costs. Variances exceeding certain thresholds may result in CMS making additional payments to the HMOs or may require the HMOs to refund to CMS a portion of the payments received. The HMOs estimate and periodically adjust premium revenues related to the risk corridor payment adjustment, and a portion of the HMOs’ estimated premium revenue adjustment is allocated to the MDHC Companies. As a result, revenue recognized under the MDHC Companies’ contracts with the HMOs is net of the portion of the estimated risk corridor adjustment. The portion of any such risk corridor adjustment that the HMOs allocate to the MDHC Companies may not directly correlate to the historical utilization patterns of patients or the costs that may be incurred in future periods.
      The MDHC Companies cannot predict what impact, if any, changes in the Medicare Prescription Drug Plan may have on future financial results.
Critical Accounting Policies and Estimates
      This discussion and analysis of financial condition and results of operations is based upon the MDHC Companies’ combined financial statements and accompanying notes, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements and accompanying notes requires certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and assumptions are based on historical experience, knowledge of current events and expectations of future events. If any of the estimates and assumptions ultimately prove to be incorrect or incomplete, actual results may differ materially from those previously reported. The following accounting policies involve the most significant judgments and estimates used in the preparation of the MDHC Companies’ combined financial statements.
     Revenue Recognition
      Under full-risk contracts with HMOs, the MDHC Companies receive a percentage of premium or other capitated fee for each patient that chooses one of the MDHC Companies’ physicians as their primary care physician. Revenue under these agreements is generally recorded in the period services are rendered at the rates then in effect as determined by the respective contract. As part of the Medicare Advantage program, the CMS periodically recomputes the premiums paid to the HMOs based on updated health status of participants and updated demographic factors. Any adjustments to this revenue are recorded at the time that the information necessary to determine the adjustment is received from the HMO or CMS.
      The MDHC Companies are responsible for the cost of all medical services provided to the patient, whether or not the MDHC Companies are the providers of the service. Revenue generated under an HMO contract may be insufficient to cover the costs of more frequent or expensive care provided to certain patients. The MDHC Companies carry stop-loss insurance to reimburse costs when care to a single patient exceeds a specified amount.
     Medical Claims Expense Recognition
      Determining the costs of services also involves certain estimates and assumptions. The cost of health care services is accrued in the period in which such services are provided. This cost includes an estimate of the related liability for medical claims incurred in the period but not yet reported, or IBNR. IBNR represents a material portion of medical claims liability, which is presented in the balance sheet as an offset to amounts due from HMOs. Changes in this estimate can materially affect, either favorably or unfavorably, the results of the MDHC Companies’ operations and overall financial position.
      The estimate of IBNR is primarily based on historical claims incurred per member per month. The estimate is adjusted for unusually high or low patient utilization or if benefit changes provided under the HMO plans are expected to significantly increase or reduce the claims exposure. Estimates are also adjusted for differences between the estimated claims expense recorded in prior months and actual claims expense as claims are paid by the HMO.
Results of operations for the three-month period ending March 31, 2006 and March 31, 2005
      The following discussion and analysis should be read in conjunction with our unaudited condensed combined financial statements and notes thereto appearing elsewhere in this document.
Comparison of the three-month period ended March 31, 2006 to the three-month period ended March 31, 2005
     Revenue
      Medical services revenue increased by $5.3 million, or 31.1%, to $22.3 million for the three-month period ended March 31, 2006 from $17.0 million for the three-month period ended March 31, 2005. The increase in medical services revenue was primarily the result of the increase in the number of patients who chose one of the MDHC Companies as their primary-care provider, increases in Medicare revenue attributable to the increased phase-in of the Medicare risk adjustment program, and increases in Medicare and Medicaid premiums.

      Revenue generated under contracts with Humana accounted for approximately 67.1% and 66.5% of medical services revenue for the three-month periods ended March 31, 2006 and 2005, respectively. Revenue generated under contracts with other HMOs accounted for approximately 32.9% and 33.5% of medical services revenue for the three-month periods ended March 31, 2006 and 2005, respectively.
     Operating Expenses
      Medical services expenses are comprised of medical claims expense and other direct costs related to the provision of medical services to patients. Because the MDHC Companies’ contracts with HMOs provide that the MDHC Companies are financially responsible for substantially all medical services provided to patients under such contracts, medical claims expenses include the costs of prescription drugs as well as medical services provided to patients by providers other than the MDHC Companies. Other direct costs include the salaries of health professionals providing primary care services and other costs related to the provision of medical services to patients.
      Medical services expenses for the three-month period ended March 31, 2006 increased by $5.3 million, or 39.1%, to $18.7 million from $13.4 million for the three-month period ended March 31, 2005, primarily as a result of an increase in medical claims expense. Medical claims expenses increased by $4.9 million, or 42.3%, to $16.3 million for the three-month period ended March 31, 2006 from $11.4 million for the three-month period ended March 31, 2005. This increase is primarily attributable to inflationary trends in the health care industry, enhanced benefits offered by the HMOs, and the increase in the number of patients.
      Medical services expenses increased to 83.4% of total revenue for the three-month period ended March 31, 2006 as compared to 78.9% for the three-month period ended March 31, 2005, and the claims loss ratio (medical claims expense as a percentage of medical services revenue) increased to 72.6% in the three-month period ended March 31, 2006 from 67.0% in the three-month period ended March 31, 2005. The increase in the claims loss ratio was attributable to medical services expenses increasing at a greater rate than medical services revenue.
      Other direct costs increased to $2.4 million for the three-month period ended March 31, 2006, from $2.0 million for the three-month period ended March 31, 2005 primarily as a result of higher salaries paid to health professionals following an internal review of the compensation policies of the MDHC Companies. As a percentage of total revenue, however, other direct costs decreased.
      General and administrative expenses increased by $24,000 for the three-month period ended March 31, 2006 from the three-month period ended March 31, 2005, and, as a percentage of total revenue, general and administrative expenses decreased by 4.0%.
     Income from Operations
      Income from operations for the three-month period ended March 31, 2006 was $588,500, or 2.6% of total revenue. Income from operations for the same period in 2005 was $559,000 or 3.3% of total revenue. The decrease in operating margins was primarily attributable to medical services expenses increasing at a greater rate than medical services revenue. Certain non-continuing general and administrative expenses reduced income from operations for the three months ended March 31, 2006 and 2005 by $177,500 and $180,750 respectively.
     Interest Expense
      Interest expense increased by approximately $12,800 to approximately $131,100 for the three-month period ended March 31, 2006 from approximately $118,300 for the three-month period ended March 31, 2005, primarily due to increases in interest rates.

     Taxes
      An income tax provision of $186,300 was recorded for the three-month period ended March 31, 2006. A provision for income taxes in the amount of $175,000 was recorded for the three-month period ended March 31, 2005 when income was slightly less.
     Net Income
      Net income for the three-month period ended March 31, 2006 increased by $13,100 to $279,400 from $266,300 for the three-month period ended March 31, 2005, an increase of 4.9%.
Results of Operations
      The following tables set forth, for the periods indicated, selected operating data as a percentage of revenue.

	Year ended December 31,

	2005	2004	2003

Revenue:
Medical services revenue, net	100.0%	99.5%	99.1%
Other Income	0.0	0.5	0.9

Total revenue	100.0	100.0	100.0

Operating expenses:
Medical services:
Medical claims	68.5	69.4	69.0
Other direct costs	10.6	12.6	14.9

Total medical services	79.1	82.0	83.9
General and administrative	17.0	17.4	17.1

Total operating expenses	96.1	99.4	101.0

Income from operations	3.9	0.6	(1.0)
Other income (expense):
Interest expense	(0.6)	(0.7)	(0.8)

Income before income tax provision	3.3	(0.1)	(1.8)
Income tax provision	1.7	0.2	—

Net income (loss):	1.6%	(0.3)%	(1.8)%

Comparison of year ended December 31, 2005 to year ended December 31, 2004
     Revenue
      Medical services revenue increased by approximately $19.7 million, or 31.4%, to $82.7 million for 2005 from $63.0 million for 2004. This increase resulted from Medicare and Medicaid premium increases, and the increased phase-in of the Medicare risk adjustments.
      Revenue under contracts with Humana accounted for approximately 66.9% and 66.1% of the MDHC Companies’ medical services revenue for 2005 and 2004, respectively. Revenue generated under contracts with other HMOs also remained constant and accounted for 33.1% and 33.9% of medical services revenue for 2005 and 2004, respectively.
     Operating Expenses
      Medical services expenses for 2005 increased by $13.6 million, or 26.3%, to $65.5 million from $51.9 million for 2004, primarily as a result of increased medical claims expense. Medical claims expenses, the major component of medical services, increased to $56.7 million for 2005 from $43.9 million for 2004 as a result of an increase in utilization of health care services, enhanced benefits offered by the HMOs and higher pharmacy costs in 2005. Other direct costs increased by $801,300 from 2004 to 2005, an increase of 10.1%, primarily as a result of higher insurance costs and higher salaries. The increase of 31.4% in medical services revenue more than offset the increase of 26.3% in medical services expenses. As a result, the MDHC Companies’ claims loss ratio (medical claims expense as a percentage of medical services revenue) decreased to 68.5% in 2005 from 69.7% in 2004.
      General and administrative expenses, including administrative payroll and benefits, increased by $3.1 million, or 27.4%, to $14.1 million for 2005 from $11.0 million for 2004 as a result of incentive compensation paid to the Owners. As a percentage of total revenue, however, general and administrative expenses decreased to 17.0% for 2005 from 17.4% for 2004.
     Income from Operations
      Income from operations for 2005 increased by approximately $2.8 million, or 735%, to approximately $3.2 million from $382,500 for 2004. Income from operations for 2005 was 3.9% of total revenue, while income from operations for 2004 was 0.6% of total revenue. The increase in income in 2005 resulted from significantly higher medical services revenue and lower operating expenses as a percentage of revenue. Income from operations for 2005 was reduced by incentive compensation of $3.0 million and other non-continuing general and administrative expenses of $536,400, and income from operations for 2004 was reduced by non-continuing general and administrative expenses of $194,000.
     Taxes
      An income tax expense of $1.4 million was recorded for 2005, compared to $109,000 in 2004. Certain of the entities that comprise the MDHC Companies are pass-through entities, and the combined financial statements do not include any provision or liability for income taxes for the pass-through entities.
     Interest Expense
      Interest expense increased from $474,100 in 2004 to $517,200 in 2005 as a result of additional financing activities that resulted in an increase in bank debt.
     Net Income
      Net income for 2005 was $1.2 million compared to a net loss of $210,000 for 2004.
Comparison of year ended December 31, 2004 to year ended December 31, 2003
     Revenue
      Medical services revenue increased by $1.6 million, or 2.6%, to $63.0 million for 2004 from $61.4 million for 2003 due to an increase in Medicare revenue resulting from the Medicare Modernization Act and the increased phase-in of the Medicare risk adjustment program, both of which became effective in January 2004 and resulted in higher payments to the MDHC Companies for Medicare patients.
      Revenue generated by managed care contracts with Humana accounted for 66.1% of medical services revenue in 2004 and 64.2% of medical services revenue in 2003, as revenue received from Humana contracts continued to increase.
     Operating Expenses
      Medical services expenses for 2004 decreased by $82,400, to $51.9 million from 2003, and, as a percentage of total revenue, medical services expenses decreased from 83.9% in 2003 to 82.0% in 2004, primarily as a result of decreases in other direct costs. Medical claims expense increased by 2.7% to $43.9 million for 2004, from $42.7 million for 2003, primarily as a result of higher “stop-loss” insurance costs. Other direct costs decreased by $1.2 million, or 13.5%, to $8.0 million for 2004 from $9.2 million for 2003 as a result of a decrease in payroll expense for the health professionals of the MDHC Companies.

      Administrative payroll and employee benefits expense for 2004 decreased by $1.0 million to $4.4 million from $5.4 million in 2003 as a result of the MDHC Companies’ reduction in the number of its employees, and general and administrative expenses for 2004 increased by $1.4 million to $6.6 million from $5.2 million for 2003 as a result of the use of contract labor instead of employees.
     Income from Operations
      The increase in revenue and decrease in expenses as percentages of revenue during 2004 produced operating income for the first time for the MDHC Companies. Income from operations for 2004 was $382,500 compared to a loss from operations of $626,200 for 2003.
     Taxes
      An income tax provision of $109,000 was recorded for 2004 while in 2003 the tax provision was $19,000.
     Interest Expense
      Interest expense decreased from $516,600 in 2003 to $474,100 in 2004.
     Net Loss
      The net loss for 2004 was $210,000, compared to a net loss of $1.8 million in 2003.
Liquidity and Capital Resources
      At December 31, 2005, the working capital deficit was $1.1 million, a reduction of $1.6 million from the working capital deficit at December 31, 2004. The decrease in working capital deficit in 2005 resulted in part from the increase in income from operations. Cash and cash equivalents were $261,300 at December 31, 2005 compared to $1.1 million at December 31, 2004.
      The increase of $1.7 million in cash provided by operating activities during 2005 was largely attributable to the effects of an increase in net income of $1.5 million and increases in amounts due from HMOs and accrued compensation and benefits. Net cash of $1.4 million was used for investing activities in 2005 compared to $960,000 in 2004 and $1.6 million in 2003. The increase of $480,000 in cash used for investing activities during 2005 was primarily for the purchase of equipment. Receivables due from HMOs increased by $4.2 million from 2004 to 2005 due primarily to increased profitability.
      Net cash of $1.3 million was used in financing activities for debt repayments in 2005 compared to net cash of $1.3 million that was provided by borrowings in 2004. The change of approximately $2.6 million in cash used in financing activities from 2004 to 2005 reflects significant reductions of bank debt in 2005.
      The MDHC Companies believe that they are able to fund their capital commitments and anticipated operating cash requirements for the foreseeable future.
     Off-Balance Sheet Arrangements
      The MDHC Companies have not entered into any transactions involving off-balance sheet arrangements or unconsolidated, limited purpose entities or commodity contracts.

     Contractual Obligations
      The following is a summary of the MDHC Companies’ long-term debt obligations, related party notes payable, and contractual obligations as of December 31, 2005:

	Payment due by Period

	Total	Less than 1 Year	1-2 Years	3-5 Years

Long-term debt obligations	$6,478,355	$592,814	$1,696,460	$4,189,081
Amounts payable to related parties	354,809	354,809	—	—
Other notes payable	1,322,182	1,322,182
Operating lease obligations	896,108	254,179	403,658	238,271

Total	$9,051,454	$2,523,984	$2,100,118	$4,427,352
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT THE MDHC COMPANIES’ MARKET RISK
      At December 31, 2005, the MDHC Companies had no cash equivalents that were subject to material market risk. In their normal operations, the MDHC Companies have market risk exposure to interest rates due to their interest-bearing debt obligations. As of December 31, 2005, the MDHC Companies had less than $2.0 million of debt obligations outstanding that were subject to variable rates of interest. A hypothetical 1% change in rates would not have a material impact on future earnings and cash flows. The MDHC Companies have no material risk associated with foreign currency exchange rates or commodity prices.
THE MDHC COMPANIES’ CHANGES IN AND DISAGREEMENTS WITH THEIR
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
      None.
MARKET PRICE OF AND DIVIDENDS ON THE MDHC COMPANIES’ COMMON SHARES
      There is no trading market for the equity interests of any of the MDHC Companies. MDHRS, MDHC, MDHC One, West Dade and Kent each have six shareholders, Pelu has two shareholders and Peluca has three members. No MDHC Company has paid any dividends since its inception or has any equity compensation plan.
CONTROLS AND PROCEDURES
      Because each of the MDHC Companies is not a public company and is not subject to the reporting and other obligations imposed on public companies under the federal securities laws, its executive officers were not required to conduct and did not conduct, as of March 31, 2006, an evaluation of the effectiveness of its disclosure controls and procedures as defined in Securities Exchange Act of 1934 Rule 13a-15(e). There can be no assurance that Continucare’s auditors will not identify one or more significant deficiencies or material weaknesses in the MDHC Companies’ internal controls following the Closing. If any such deficiencies or weaknesses are identified and Continucare fails to strengthen such deficiencies or weaknesses Continucare may not be able to conclude on an ongoing basis that it has effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information as of June 1, 2006 concerning the beneficial ownership of the common stock by (i) each person known by Continucare to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each of our directors, (iii) our Chief Executive Officer and each of our other executive officers, and (iv) all executive officers and directors as a group. All holders listed below have sole voting power and investment power over the shares beneficially owned by them, except to the extent such power may be shared with such person’s spouse. Unless noted otherwise, the address of each person listed below is 7200 Corporate Center Drive, Suite 600, Miami, Florida 33126.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership(1)	Common Stock(2)

Robert Cresci	340,000(3)	*
Neil Flanzraich	240,000(4)	*
Phillip Frost, M.D.	22,239,101(5)	44.2%
4400 Biscayne Boulevard
Miami, FL 33137
Fernando L. Fernandez	233,333(6)	*
Luis H. Izquierdo	200,000(6)	*
Gemma Rosello	25,000(6)	*
Jacob Nudel, M.D.	140,000(7)	*
Richard C. Pfenniger, Jr.	1,015,000(8)	2.0%
A. Marvin Strait	53,333(9)	*
Pecks Management Partners Ltd.	6,511,584(10)	13.0%
One Rockefeller Plaza
Suite 900
New York, NY 10020
All directors and executive officers as a group (9 persons)	24,485,767	47.6%

*	Less than one percent.

(1)	For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”); the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of the Exchange Act.

(2)	Based on 50,230,812 shares outstanding as of June 1, 2006.

(3)	Includes 140,000 shares of common stock underlying options that are currently exercisable or exercisable within 60 days after June 1, 2006.

(4)	Includes 40,000 shares of common stock underlying options that are currently exercisable or exercisable within 60 days after June 1, 2006.

(5)	Includes (i) 21,279,788 shares owned beneficially through Frost Gamma Investments Trust; (ii) 819,313 shares beneficially owned through Frost Nevada Investments Trust; (iii) 100,000 shares of stock owned directly by Dr. Frost and (iv) 40,000 shares of common stock underlying options that are currently exercisable or exercisable within 60 days after June 1, 2006.

(6)	Represents shares of common stock underlying options that are currently exercisable or exercisable within 60 days after June 1, 2006.

(7)	Includes 40,000 shares of common stock underlying options that are currently exercisable or exercisable within 60 days after June 1, 2006.

(8)	Includes 496,970 shares of common stock underlying options that are currently exercisable or exercisable within 60 days after June 1, 2006.

(9)	Includes 26,667 shares of common stock underlying options that are currently exercisable or exercisable within 60 days after June 1, 2006.

(10)	The information set forth herein is based solely on the most recent Schedule(s) 13G/ A filed with the SEC by the entity and, accordingly, may not reflect their respective holdings as of the date of this report.

OTHER BUSINESS
      As of the date of this proxy statement, the Board of Directors knows of no other business to be presented at the special meeting. If any other business should properly come before the special meeting, the persons named in the accompanying proxy will vote thereon as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

By Order of the Board of Directors,

Fernando L. Fernandez
Senior Vice President-Finance, Chief Financial
Officer, Treasurer and Secretary
Miami, Florida
                    , 2006

CONTINUCARE CORPORATION
INDEX TO UNAUDITED PRO FORMA COMBINED
CONDENSED FINANCIAL STATEMENTS

Unaudited Pro Forma Combined Condensed Financial Statements	P-2
Unaudited Pro Forma Combined Condensed Balance Sheet as of March 31, 2006	P-3
Unaudited Pro Forma Combined Condensed Statements of Income for the nine months ended March 31, 2006	P-4
Unaudited Pro Forma Combined Condensed Statements of Income for the year ended June 30, 2005	P-5
Notes to Unaudited Pro Forma Combined Condensed Financial Statements	P-6

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
      The following unaudited pro forma combined condensed financial statements are based on the historical financial statements of Continucare and the MDHC Companies and have been prepared to illustrate the effects of the Acquisition. The unaudited pro forma combined condensed balance sheet as of March 31, 2006 combines the historical consolidated balance sheets of Continucare and the MDHC Companies giving effect to the Acquisition as if it had occurred on March 31, 2006. The unaudited pro forma combined condensed statements of income for the year ended June 30, 2005 and for the nine months ended March 31, 2006 combine the historical consolidated statements of income of Continucare and the MDHC Companies giving effect to the Acquisition as if it had been consummated at the beginning of the earliest period presented, or July 1, 2004.
      The allocation of the Acquisition consideration in the Acquisition as reflected in the unaudited pro forma combined condensed financial statements has been based upon preliminary estimates that we developed with the assistance of an independent valuation specialist of the fair value of assets to be acquired and liabilities to be assumed as of the date of the Acquisition. This preliminary allocation of the Acquisition consideration was based on available public information and is dependent upon certain preliminary estimates and assumptions we made solely for the purpose of developing such unaudited pro forma combined condensed financial statements. As a result, a final determination of the fair values of the MDHC Companies’ assets and liabilities cannot be made prior to the completion of the Acquisition.
      The final determination of the fair value of these assets will be based on the actual net tangible and intangible assets of the MDHC Companies as of the Closing Date. Consequently, amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those used in the unaudited pro forma combined condensed financial statements presented below and could result in a material change in the amortization of acquired intangible assets.
      The unaudited pro forma combined condensed financial statements do not give effect to any integration expenses or cost savings or unexpected acquisition costs that may be realized or incurred in connection with the Acquisition. The pro forma information does not necessarily indicate the combined financial position or the results of operations in the future or the combined financial position or the results of operations that would have been realized had the Acquisition been consummated during the periods or as of the date for which the pro forma information is presented.
      The unaudited pro forma combined condensed financial statements should be considered together with the historical financial statements of Continucare and the MDHC Companies, including the respective notes to those financial statements.

CONTINUCARE CORPORATION
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
As of March 31, 2006

		MDHC	Pro Forma		Pro Forma
	Continucare	Companies	Adjustments	Note	Combined

ASSETS
Current assets:
Cash and cash equivalents	$8,802,949	$936,574	$(5,000,000)	(1)	$4,739,523
Other receivables, net	200,761	136,677	—		337,438
Due from HMOs, net	6,868,227	3,290,197	—		10,158,424
Prepaid expenses and other current assets	797,558	311,337	—		1,108,895
Deferred tax assets, net	585,571	—	533,000	(2)	1,118,571

Total current assets	17,255,066	4,674,785	(4,467,000)		17,462,851
Certificates of deposit, restricted	548,373	—	—		548,373
Property and equipment, net	755,070	6,394,727	3,469,000	(3)	10,618,797
Goodwill, net	14,342,510	—	58,568,000	(4)	72,910,510
Intangible assets, net	—	—	5,800,000	(5)	5,800,000
Managed care contracts, net	825,436	—	—		825,436
Deferred tax assets, net	4,214,135	—	—		4,214,135
Other assets, net	151,358	50,297	—		201,655

Total assets	$38,091,948	$11,119,809	$63,370,000		$112,581,757

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$432,156	$480,793	$1,500,000	(6)	$2,412,949
Accrued expenses and other current liabilities	2,037,561	921,668	—		2,959,229
Notes and loans payable	—	2,964,500	(130,000)	(7)	2,834,500
Due to owners	—	178,548	—		178,548
Income taxes payable	87,286	1,166,797	(1,166,797)	(8)	87,286

Total current liabilities	2,557,003	5,712,306	203,203		8,472,512
Capital lease obligations, less current portion	52,043	—	—		52,043
Deferred tax liability	—	112,000	3,596,000	(9)	3,708,000
Notes and loans payable, less current portion	—	5,667,265	—		5,667,265

Total liabilities	2,609,046	11,491,571	3,799,203		17,899,820
Commitments and contingencies
Shareholders’ equity:
Common stock	5,013	1,155	(1,155)	(10)	5,013
Additional paid-in capital	63,454,217	500	59,198,535	(10)	122,653,252
Accumulated deficit	(27,976,328)	(373,417)	373,417	(10)	(27,976,328)

Total shareholders’ equity	35,482,902	(371,762)	59,570,797		94,681,937

Total liabilities and shareholders’ equity	$38,091,948	$11,119,809	$63,370,000		$112,581,757

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

CONTINUCARE CORPORATION
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
For the Nine Months Ended March 31, 2006

		MDHC	Pro Forma		Pro Forma
	Continucare	Companies	Adjustments	Note	Combined

Revenue:
Medical services revenue, net	$96,436,949	$64,784,638	$—		$161,221,587
Management fee revenue and other income	341,710	129,100	—		470,810

Total revenue	96,778,659	64,913,738	—		161,692,397
Operating expenses:
Medical services:
Medical claims	69,640,075	45,134,975	—		114,775,050
Other direct costs	9,764,311	6,931,058	—		16,695,369

Total medical services	79,404,386	52,066,033	—		131,470,419

Administrative payroll and employee benefits	4,993,661	7,521,773	—		12,515,434
General and administrative	5,746,754	4,547,814	1,085,250	(11)	11,379,818

Total operating expenses	90,144,801	64,135,620	1,085,250		155,365,671

Income from operations	6,633,858	778,118	(1,085,250)		6,326,726
Other income (expense):
Interest income	209,229	—	(141,000)	(12)	68,229
Interest expense	(10,580)	(403,401)	—		(413,981)

Income before income tax provision (benefit)	6,832,507	374,717	(1,226,250)		5,980,974
Income tax provision (benefit)	2,603,141	186,300	(465,975)	(13)	2,323,466

Net income (loss)	$4,229,366	$188,417	$(760,275)		$3,657,508

Net income per common share:
Basic	$.08			(14)	$.05

Diluted	$.08			(14)	$.05

Weighted average common shares outstanding:
Basic	49,820,024			(14)	69,820,024

Diluted	51,143,705			(14)	71,143,705

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

CONTINUCARE CORPORATION
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
For the Year Ended June 30, 2005

		MDHC	Pro Forma		Pro Forma
	Continucare	Companies	Adjustments	Note	Combined

Revenue:
Medical services revenue, net	$111,316,174	$74,623,803	$—		$185,939,977
Management fee revenue and other income	914,939	179,287	—		1,094,226

Total revenue	112,231,113	74,803,090	—		187,034,203
Operating expenses:
Medical services:
Medical claims	81,104,665	49,831,373	—		130,936,038
Other direct costs	12,648,297	8,580,311	—		21,228,608

Total medical services	93,752,962	58,411,684	—		152,164,646

Administrative payroll and employee benefits	5,107,672	4,538,554	—		9,646,226
General and administrative	7,059,602	7,300,642	1,434,000	(11)	15,794,244
Gain on extinguishment of debt	(3,000,000)	—	—		(3,000,000)

Total operating expenses	102,920,236	70,250,880	1,434,000		174,605,116

Income from operations	9,310,877	4,552,210	(1,434,000)		12,429,087
Other income (expense):
Interest income	108,000		(101,000)	(12)	7,000
Interest expense	(702,946)	(308,770)	(67,000)	(12)	(1,078,716)

Income before income tax provision (benefit)	8,715,931	4,243,440	(1,602,000)		11,357,371
Income tax provision (benefit)	(7,175,561)	1,492,000	(608,760)	(13)	(6,292,321)

Net income	$15,891,492	$2,751,440	(993,240)		17,649,692

Net income per common share:
Basic	$.32			(14)	$.25

Diluted	$.31			(14)	$.25

Weighted average common shares outstanding:
Basic	50,231,870			(14)	70,231,870

Diluted	52,006,064			(14)	72,006,064

See Notes to Unaudited Pro Forma Combined Condensed Financial Statements

CONTINUCARE CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
Basis of Presentation
      The unaudited pro forma combined condensed balance sheet as of March 31, 2006 gives effect to the Acquisition as if it had occurred on March 31, 2006. The unaudited pro forma combined condensed statements of income for the nine months ended March 31, 2006 and the year ended June 30, 2005 give effect to the Acquisition as if it had occurred on July 1, 2004. The pro forma adjustments are based on preliminary estimates which may change as additional information is obtained.
      The estimated Acquisition consideration, including acquisition costs, of approximately $65.7 million has been allocated to the estimated fair value of tangible and intangible assets to be acquired of $20.9 million and liabilities to be assumed of $13.8 million as of March 31, 2006 resulting in goodwill totaling $58.6 million. The estimated Acquisition consideration of $65.7 million includes the estimated fair value of Continucare’s common stock to be issued to the Owners of $59.2 million, cash to be paid to the Owners of $6.0 million, and estimated acquisition costs of $0.5 million. The estimated fair value of Continucare’s common stock to be issued to the Owners was based on a per share consideration of $2.96 which was calculated based upon the average of the closing market prices of Continucare’s common stock for the period two days before through two days after the announcement of the execution of the Asset Purchase Agreement.
      The allocation of the Acquisition consideration in the Acquisition as reflected in the unaudited pro forma combined condensed financial statements has been based upon preliminary estimates that we developed with the assistance of an independent valuation specialist of the fair value of assets to be acquired and liabilities to be assumed as of the date of the Acquisition. This preliminary allocation of the Acquisition consideration was based on available public information and is dependent upon certain preliminary estimates and assumptions we made solely for the purpose of developing such unaudited pro forma combined condensed financial statements. As a result, a final determination of the fair value of the MDHC Companies’ assets and liabilities cannot be made prior to the completion of the Acquisition.
      The final determination of the fair value of these assets will be based on the actual net tangible and intangible assets of the MDHC Companies as of the Closing Date. Consequently, amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those used in the unaudited pro forma combined condensed financial statements presented below and could result in a material change in the amortization of acquired intangible assets.
      The following unaudited pro forma combined condensed financial statements do not give effect to any integration expenses or cost savings or unexpected acquisition costs that may be incurred or realized in connection with the Acquisition. The unaudited pro forma combined condensed financial statements do not necessarily indicate our combined financial position or the results of operations in the future or the combined financial position or the results of operations that we would have realized had the Acquisition been consummated during the periods or as of the date for which the unaudited pro forma combined condensed financial statements are presented.
      The unaudited pro forma combined condensed financial statements should be considered together with the historical financial statements of Continucare and the MDHC Companies, including the respective notes to those financial statements.
Acquisition Consideration
      Under the terms of the Asset Purchase Agreement, upon the closing of the Acquisition, Continucare will pay the MDHC Companies $5.0 million cash and issue to the MDHC Companies 20.0 million shares of its common stock and Continucare will also pay Owners $1.0 million cash on the first anniversary of the Closing Date. In addition, upon the terms and subject to the conditions of the Asset Purchase Agreement, following the closing of the Acquisition, Continucare will pay to Owners up to $2.0 million cash based on the working capital of the MDHC Companies as of the Closing Date and the monthly payments in respect of the MDHC

CONTINUCARE CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS — (Continued)
Companies’ business operations received by Continucare or any of its subsidiaries from certain identified third-party payors during the 14 day period commencing the day after the Closing Date and make certain other payments to Owners depending on the collection of certain receivables that were fully reserved on the books of the MDHC Companies as of December 31, 2005. These contingent payments are not included in the estimated Acquisition consideration of $65.7 million.
Pro Forma Balance Sheet Adjustments as of March 31, 2006
      (1) Represents a payment of $5.0 million to the Owners.
      (2) Represents the deferred income tax asset recorded in connection with the assumption of certain liabilities of the MDHC Companies.
      (3) Represents (a) an adjustment to increase the net book value of property and equipment to reflect estimated fair value and (b) the elimination of a warehouse building excluded from the acquisition of the MDHC Companies.
      (4) Represents the excess of the estimated Acquisition consideration, including acquisition costs, over the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed, totaling approximately $58.6 million. Total estimated goodwill of $58.6 million is based upon a preliminary allocation of the Acquisition consideration as of March 31, 2006. Adjustments to goodwill may be made upon the finalization of the Acquisition consideration allocation.
      (5) Represents the estimated fair value of the acquired trade name, customer relationships and a covenant not to compete agreement of $5.8 million. Amortization of the trade name and customer relationships and other intangible assets has been provided on a straight-line basis over an estimated useful life ranging from four to five years. The covenant not to compete will be amortized on a straight-line basis over the five year term of the agreement. Adjustments to acquired intangible assets may be made upon the finalization of the valuation of such assets.
      (6) Represents a payment of $1.0 million to the Owners on the first anniversary date of the closing of the Acquisition and estimated acquisition costs of $0.5 million, which includes, among other things, financial advisory, legal and accounting costs.
      (7) Represents the outstanding balance of a note payable related to a warehouse building excluded from the acquisition of the MDHC Companies.
      (8) Represents income taxes payable of the MDHC Companies that will not be assumed by Continucare under the terms of the Asset Purchase Agreement.
      (9) Represents the deferred income tax liabilities recorded in connection with the estimated fair values of acquired identifiable intangible assets and the increase in the net book value of property and equipment to reflect estimated fair value.
      (10) Reflects (a) the issuance of approximately 20.0 million shares of Continucare common stock with an assumed total fair value of $59.2 million to holders of the MDHC Companies’ common stock and (b) an adjustment to eliminate shareholders’ equity reflected on the MDHC Companies’ historical combined balance sheet as of March 31, 2006. An assumed average stock price of $2.96 was used to value the Continucare shares.

CONTINUCARE CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS — (Continued)
Pro Forma Statements of Income Adjustments for the Nine Months Ended March 31, 2006 and the Year Ended June 30, 2005
      (11) Represents amortization of intangible assets of approximately $1.0 million and $1.4 million for the nine months ended March 31, 2006 and the year ended June 30, 2005 established as part of the Acquisition consideration allocation in connection with the Acquisition. Intangible assets are amortized on a straight-line basis over their estimated useful lives ranging from four to five years. The amount of intangible assets, estimated useful life and amortization methodology are subject to the completion of a valuation.
      The pro forma adjustment also includes (a) an estimated increase in depreciation expense of approximately $42,000 and $43,000 for the nine months ended March 31, 2006 and the year ended June 30, 2005, respectively, related to the property adjustment discussed in note (3) and (b) an estimated increase in rent expense of approximately $27,000 and $36,000 for the nine months ended March 31, 2006 and the year ended June 30, 2005, respectively, related to a lease for the warehouse building excluded from the acquisition of the MDHC Companies.
      (12) Represents a reduction in interest income and an increase in interest expense resulting from the use of Continucare’s cash and cash equivalents and line of credit for payment of the cash consideration in the Acquisition.
      (13) Represents the tax effect of the pro forma adjustments at a combined effective income tax rate of 38%.
      (14) Represents the effect of the issuance of 20.0 million shares of Continucare’s common stock assuming such shares were issued on July 1, 2004.

CONTINUCARE CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of Continucare Corporation
      We have audited the accompanying consolidated balance sheets of Continucare Corporation as of June 30, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended June 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Continucare Corporation at June 30, 2005 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP
CERTIFIED PUBLIC ACCOUNTANTS
West Palm Beach, Florida
September 14, 2005

CONTINUCARE CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30,

	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$5,780,544	$720,360
Other receivables, net	144,973	423,215
Due from HMOs, net of a liability for incurred but not reported medical claims expense of approximately $11,700,000 and $11,450,000 at June 30, 2005 and 2004, respectively	3,485,530	2,701,878
Prepaid expenses and other current assets	719,577	992,321
Deferred tax assets, net	585,571	—

Total current assets	10,716,195	4,837,774
Certificates of deposit, restricted	530,350	30,000
Equipment, furniture and leasehold improvements, net	670,665	492,054
Goodwill, net of accumulated amortization of approximately $7,608,000	14,342,510	14,342,510
Managed care contracts, net of accumulated amortization of approximately $2,422,000 and $2,069,000 at June 30, 2005 and 2004, respectively	1,090,046	1,442,858
Deferred financing costs, net of accumulated amortization of $222,500 at June 30, 2004	—	662,502
Deferred tax assets, net	6,721,353	—
Other assets, net	66,816	100,483

Total assets	$34,137,935	$21,908,181

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$660,139	$504,151
Accrued expenses and other current liabilities	2,620,802	1,794,019
Note payable	520,000	—
Deferred revenue	—	3,000,000

Total current liabilities	3,800,941	5,298,170
Capital lease obligations, less current portion	38,361	101,177
Related party notes payable, less current portion	—	117,717

Total liabilities	3,839,302	5,517,064
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value: 100,000,000 shares authorized; 52,591,895 shares issued and 49,595,702 shares outstanding at June 30, 2005 and 53,296,379 shares issued and 50,300,186 shares outstanding at June 30, 2004	4,960	5,031
Additional paid-in capital	67,924,068	69,907,973
Accumulated deficit	(32,205,694)	(48,097,186)
Treasury stock, 2,996,193 shares at June 30, 2005 and 2004	(5,424,701)	(5,424,701)

Total shareholders’ equity	30,298,633	16,391,117

Total liabilities and shareholders’ equity	$34,137,935	$21,908,181

The accompanying notes are an integral part of these consolidated financial statements.

CONTINUCARE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	For the Year Ended June 30,

	2005	2004	2003

Revenue:
Medical services revenue, net	$111,316,174	$101,123,346	$97,164,834
Management fee revenue and other income	914,939	700,756	—

Total revenue	112,231,113	101,824,102	97,164,834
Operating expenses:
Medical services:
Medical claims	81,104,665	76,333,580	74,046,265
Other direct costs	12,648,297	11,665,894	10,696,997

Total medical services	93,752,962	87,999,474	84,743,262

Administrative payroll and employee benefits	5,107,672	3,822,949	3,681,446
General and administrative	7,059,602	5,821,871	6,252,347
Gain on extinguishment of debt	(3,000,000)	(850,000)	—

Total operating expenses	102,920,236	96,794,294	94,677,055

Income from operations	9,310,877	5,029,808	2,487,779
Other income (expense):
Interest income	108,000	4,793	6,568
Interest expense	(702,946)	(1,006,082)	(956,327)
Medicare settlement related to terminated operations	—	2,218,278	—

Income from continuing operations before income tax benefit	8,715,931	6,246,797	1,538,020
Income tax benefit	7,175,561	—	—

Income from continuing operations	15,891,492	6,246,797	1,538,020
Income (loss) from discontinued operations:
Home health operations	—	(1,666,934)	(1,830,118)
Terminated IPAs	—	73,091	350,696

Loss from discontinued operations	—	(1,593,843)	(1,479,422)

Net income	$15,891,492	$4,652,954	$58,598

Basic net income (loss) per common share:
Income from continuing operations	$.32	$.14	$.04
Loss from discontinued operations	—	(.03)	(.04)

Net income per common share	$.32	$.11	$—

Diluted net income (loss) per common share:
Income from continuing operations	$.31	$.12	$.04
Loss from discontinued operations	—	(.03)	(.04)

Net income per common share	$.31	$.09	$—

Weighted average common shares outstanding:
Basic	50,231,870	43,763,835	40,776,903

Diluted	52,006,064	49,232,716	40,776,903

The accompanying notes are an integral part of these consolidated financial statements.

CONTINUCARE CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Additional			Total
			Paid-In	Accumulated	Treasury	Shareholders’
	Shares	Amount	Capital	Deficit	Stock	Equity

Balance at June 30, 2002	39,634,601	$3,964	$59,511,614	$(52,808,738)	$(5,424,701)	$1,282,139
Issuance of stock for director compensation	900,000	90	122,910	—	—	123,000
Issuance of stock to guarantor of credit facility	1,500,000	150	524,850	—	—	525,000
Issuance of stock as consideration for extension of note repayment terms	344,400	35	120,506	—	—	120,541

Net income	—	—	—	58,598	—	58,598
Balance at June 30, 2003	42,379,001	4,239	60,279,880	(52,750,140)	(5,424,701)	2,109,278
Issuance of stock to guarantor of credit facility	300,000	30	869,970	—	—	870,000
Issuance of stock in private placement transaction	2,333,333	233	3,464,376	—	—	3,464,609
Issuance of stock upon exercise of stock options	546,000	55	351,315	—	—	351,370
Issuance of stock upon conversion of related party note payable	819,313	82	899,383	—	—	899,465
Issuance of stock upon conversion of subordinated notes payable	3,922,539	392	4,043,049	—	—	4,043,441

Net income	—	—	—	4,652,954	—	4,652,954
Balance at June 30, 2004	50,300,186	5,031	69,907,973	(48,097,186)	(5,424,701)	16,391,117
Recognition of compensation expense related to issuance of stock options	—	—	264,802	—	—	264,802
Issuance of stock upon exercise of stock options	156,666	16	91,683	—	—	91,699
Fees related to private placement transactions	—	—	(98,244)	—	—	(98,244)
Issuance of stock upon conversion of related party note payable	14,550	1	14,549	—	—	14,550
Repurchase of common stock	(875,700)	—	—	—	2,256,783	2,256,783
Retirement of treasury stock	—	(88)	(2,256,695)	—	(2,256,783)	(4,513,566)
Net income	—	—	—	15,891,492	—	15,891,492

Balance at June 30, 2005	49,595,702	$4,960	$67,924,068	$(32,205,694)	$(5,424,701)	$30,298,633

The accompanying notes are an integral part of these consolidated financial statements

CONTINUCARE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended June 30,

	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$15,891,492	$4,652,954	$58,598
Loss from discontinued operations	—	1,593,843	1,479,422

Income from continuing operations	15,891,492	6,246,797	1,538,020

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred financing costs	1,258,289	1,201,675	1,162,034
Provision for bad debts	15,787	104,296	44,333
Recognition of compensation expense related to issuance of stock options	264,802	—	—
Medicare settlement related to terminated operations	—	(2,218,278)	—
Loss on disposal of property and equipment and release from asset related liabilities	—	—	500
Director compensation paid through the issuance of restricted common stock	—	—	123,000
Gain on extinguishment of debt	(3,000,000)	(850,000)	—
Deferred tax benefit	(7,306,924)	—	—
Changes in operating assets and liabilities, excluding the effect of disposals:
Other receivables	262,455	(12,450)	423,462
Due from HMOs, net	(783,652)	(1,287,409)	384,182
Prepaid expenses and other current assets	171,230	(105,724)	(297,231)
Other assets	33,667	3,763	(29,629)
Accounts payable	155,988	(179,337)	3,045
Accrued expenses and other current liabilities	894,710	(608,629)	(214,011)

Net cash provided by continuing operations	7,857,844	2,294,704	3,137,705
Net cash used in discontinued operations	(151,399)	(998,872)	(1,933,360)

Net cash provided by operating activities	7,706,445	1,295,832	1,204,345
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposal of property and equipment	—	—	500
Purchase of certificate of deposit	(500,000)	(30,000)	(70,000)
Proceeds from maturity of certificates of deposit	101,165	29,743	99,555
Purchase of property and equipment	(421,586)	(144,585)	(170,273)

Net cash used in continuing operations	(820,421)	(144,842)	(140,218)
Net cash (used in) provided by discontinued operations	—	(938)	15,751

Net cash used in investing activities	(820,421)	(145,780)	(124,467)

CONTINUCARE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	For the Year Ended June 30,

	2005	2004	2003

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable	1,040,000	—	—
Payments on note payable	(520,000)	—	—
Proceeds from issuance of stock in private placement transaction	—	3,464,609	—
Payment of fees related to private placement transactions	(98,244)	—	—
Payments on convertible subordinated notes	—	(233,716)	(273,896)
Payments on related party notes	(7,882)	(35,953)	(63,853)
Principal repayments under capital lease obligations	(74,630)	(76,000)	(112,256)
Payment of deferred financing costs	—	(15,000)	(15,000)
Proceeds from exercise of stock options	91,699	351,370	—
Repurchase of common stock	(2,256,783)	—	—
Payments on credit facility	—	(2,315,000)	—
Advances from HMOs	—	—	75,000
Payments on advances from HMOs	—	—	(75,000)
Third party assumption of capital lease obligation	—	—	(1,789)
Repayments to Medicare per agreement	—	(1,730,745)	(632,751)

Net cash used in financing activities	(1,825,840)	(590,435)	(1,099,545)

Net increase (decrease) in cash and cash equivalents	5,060,184	559,617	(19,667)
Cash and cash equivalents at beginning of fiscal year	720,360	160,743	180,410

Cash and cash equivalents at end of fiscal year	$5,780,544	$720,360	$160,743

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING TRANSACTIONS:
Retirement of treasury stock	$2,256,783	$—	$—

Stock issued for deferred financing costs	$—	$870,000	$645,541

Stock issued upon conversion of subordinated notes payable	$—	$4,043,441	$—

Stock issued upon conversion of related party notes payable	$14,550	$899,465	$—

Note payable issued for refunds due to Medicare for overpayments	$—	$—	$694,800

Note payable canceled due to settlement of cost report reopening	$—	$—	$222,574

Purchase of furniture and fixtures with proceeds of capital lease obligations	$—	$61,820	$167,258

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$40,229	$563,750	$325,337

The accompanying notes are an integral part of these consolidated financial statements.

CONTINUCARE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1

General
      Continucare Corporation (“Continucare” or the “Company”), is a mixed model provider of primary care physician services on an outpatient basis in Florida. The Company provides medical services to patients through employee physicians, advanced registered nurse practitioners and physician’s assistants. Additionally, the Company provides practice management services to independent physician affiliates (“IPAs”). Substantially all of the Company’s net medical services revenues are derived from managed care agreements with two health maintenance organizations, Humana Medical Plans, Inc. (“Humana”) and Vista Healthplan of South Florida, Inc. and its affiliated companies (“Vista”) (collectively, the “HMOs”). The Company was incorporated in 1996 as the successor to a Florida corporation formed earlier in 1996.

Business
      In an effort to streamline operations and stem operating losses, effective January 1, 2003, the Company terminated the Medicare and Medicaid lines of business for all of the IPA physician contracts associated with one HMO, which consisted of 29 physicians at the time of the termination. Additionally, in December 2003, the Company implemented a plan to dispose of its home health operations. The home health disposition occurred in three separate transactions and was concluded on February 7, 2004. As a result of these transactions, the operations of the terminated IPAs and the home health operations are shown as discontinued operations (see Note 3).
      During the year ended June 30, 2005, the Company’s claims loss ratio (medical claims expense expressed as a percentage of medical services revenue) improved as compared to Fiscal 2004 due primarily to an increase in revenue from higher per member premiums for Medicare members resulting from the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the “Medicare Modernization Act”) and the increased phase-in of the Medicare risk adjustment program. In response to the Medicare Modernization Act, the HMOs enhanced benefits offered to Medicare members. The Company anticipates that these benefit changes will result in an increase in medical claims expense and may result in an increase in the claims loss ratio in future periods. Increases in the claims loss ratio could reduce the Company’s profitability and cash flows in future periods. The Company cannot predict what impact, if any, these developments may have on its results of operations.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      A summary of significant accounting policies followed by the Company is as follows:

Principles of Consolidation
      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Accounting Estimates
      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“generally accepted accounting principles”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Because of the inherent uncertainties of this process, actual results could differ from those estimates. Such estimates include the recognition of revenue, the recoverability of intangible assets, the collectibility of receivables, and the accrual for incurred but not reported (“IBNR”) claims.

CONTINUCARE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value of Financial Instruments
      The Company’s financial instruments consist mainly of cash and cash equivalents, certificates of deposit, accounts receivable, accounts payable, related party notes payable, notes payable, and capital lease obligations. The carrying amounts of the Company’s cash and cash equivalents, certificates of deposit, accounts receivable, accounts payable and notes payable approximate fair value due to the short-term nature of these instruments. At June 30, 2005 and 2004, the fair value of the related party notes payable was $253,000 and $241,000, respectively, based on the market value of the Company’s common stock. At June 30, 2005 and 2004, the carrying value of the Company’s capital lease obligations approximate fair value based on the terms of the obligations. The Company has imputed interest on non-interest bearing debt using an incremental borrowing rate of 8%.

Cash and Cash Equivalents
      The Company defines cash and cash equivalents as those highly-liquid investments purchased with an original maturity of three months or less.

Certificates of Deposit
      Certificates of deposit have original maturities of greater than three months and are pledged as collateral in support of various stand-by letters of credit issued as required under the managed care agreement with one of the Company’s HMO affiliates and as security for various leases.

Due from HMOs
      The HMOs pay medical claims and other costs on the Company’s behalf. Based on the terms of the contracts with the HMOs, the Company receives a net payment from the HMOs that is calculated by offsetting revenue earned with medical claims expense, calculated as claims paid on the Company’s behalf plus the HMOs’ estimate of claims incurred but not reported. Therefore, the amounts due from HMOs are presented in the balance sheet net of the estimated amounts for incurred but not reported medical claims.

Equipment, Furniture and Leasehold Improvements
      Equipment, furniture and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized over the underlying assets’ useful lives or the term of the lease, whichever is shorter. Repairs and maintenance costs are expensed as incurred. Improvements and replacements are capitalized.

Goodwill and Other Intangible Assets
      Effective July 1, 2001, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Under SFAS No. 142, goodwill and intangible assets with indefinite useful lives are reviewed annually for impairment, or more frequently if certain indicators arise. Intangible assets with definite useful lives are amortized over their respective estimated useful lives to their estimated residual values, and also reviewed for impairment annually, or more frequently if certain indicators arise, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). Indicators of a permanent impairment include, among other things, significant adverse changes in legal factors or the business climate, loss of a key HMO contract, an adverse action by a regulator, unanticipated competition, loss of key personnel or allocation of goodwill to a portion of a business that is to be sold.

CONTINUCARE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As the Company operates in a single segment of business, the Company has determined that it has a single reporting unit and performs the impairment test for goodwill on an enterprise level. In performing the impairment test, the Company compares the current market value of all of its outstanding common stock to the current carrying value of the Company’s total net assets, including goodwill and intangible assets. Depending on the aggregate market value of the Company’s outstanding common stock at the time that an impairment test is required, there is a risk that a portion of the intangible assets would be considered impaired and must be written-off during that period. The Company performs the annual impairment test as of May 1st of each year. Should it later be determined that an indicator of impairment has occurred, the Company would be required to perform an additional impairment test. No impairment charges were required at June 30, 2005, 2004 or 2003.
      The managed care contracts relate to the value of certain amendments to a managed care agreement entered into with one of the Company’s HMOs. The amendments, among other things, extended the term of the original agreement with the HMO from six to ten years and modified for the Company’s benefit the value of the Medicare premium received by the Company. In consideration of these amendments, the Company gave the HMO a $3.9 million promissory note (see Deferred Revenue section below). The managed care contracts are subject to amortization and are being amortized over a weighted-average amortization period of 9.6 years. Total amortization expense for intangible assets subject to amortization was approximately $353,000, $353,000 and $360,000 during Fiscal 2005, 2004 and 2003, respectively. The estimated aggregate amortization expense will be approximately $355,000 for each of the four succeeding fiscal years.

Deferred Financing Costs
      Expenses incurred in connection with the Credit Facility and the previously issued guarantee related to the Credit Facility had been deferred and were amortized using the straight-line method which approximates the interest method over the life of the facility or the guarantee, as applicable (see Note 5).

Deferred Revenue
      In April 2003, the Company executed a Physician Group Participation Agreement with Humana (the “Humana PGP Agreement”). Pursuant to the Humana PGP Agreement, the Company agreed to assume certain management responsibilities on a non-risk basis for Humana’s Medicare, commercial and Medicaid members assigned to selected primary care physicians in Miami-Dade and Broward Counties of Florida. Revenue from this contract consists of a monthly management fee intended to cover the costs of providing these services. Simultaneously with the execution of the Humana PGP Agreement, the Company restructured the terms of a $3.9 million contract modification note with Humana. Pursuant to the restructuring, the contract modification note was cancelled and the Humana PGP Agreement contained a provision for liquidated damages in the amount of $4.0 million, which can be asserted by Humana under certain circumstances. The initial term of the Humana PGP Agreement expired in March 2005 but the term of the Humana PGP Agreement continues by its terms until the agreement is terminated by either party subject to prior notice.
      Because there were contingent circumstances under which future payments of liquidated damages to Humana could equal the amount of debt forgiven, the $3.9 million gain that otherwise would have been recognized from the extinguishment of the debt in the fourth quarter of Fiscal 2003 was deferred. Under the terms of the Humana PGP Agreement, if the Company remained in compliance with terms of the agreement, Humana, at its option, may reduce the liquidated damages at specified dates during the term of the Humana PGP Agreement. To the extent that Humana reduced the maximum amount of liquidated damages, a portion of the deferred gain was recognized in an amount corresponding to the amount by which the liquidated damages were reduced. In Fiscal 2005 and Fiscal 2004, Humana notified the Company that the maximum amount of liquidated damages had been reduced from $3.0 million to $0 and from $3.9 million to $3.0 million,

CONTINUCARE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
respectively. Accordingly, the Company recognized $3.0 million and $0.9 million of the deferred gain on extinguishment of debt in Fiscal 2005 and 2004, respectively.

Accounting for Stock-Based Compensation
      The Company follows Accounting Principles Board Opinion No. 25, (“APB No. 25”) “Accounting for Stock Issued to Employees” and related Interpretations in accounting for its employee stock options. Under APB No. 25, when the exercise price of the Company’s employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized (see Note 9). Stock options issued to independent contractors or consultants are accounted for in accordance with SFAS No. 123 (“SFAS No. 123”), “Accounting for Stock-Based Compensation.”
      Although the Company follows APB No. 25 for its employee stock options, SFAS No. 148, “Accounting for Stock Based Compensation — Transition and Disclosure,” requires the Company to disclose pro forma results of operations as if the Company’s stock options had been accounted for using the fair value provisions of SFAS No. 123. The Company’s pro forma information follows:

	Year Ended June 30,

	2005	2004	2003

Net income as reported	$15,891,492	$4,652,954	$58,598
Add:
Total stock-based employee compensation expense included in reported net income, net of related tax effect	254,000	—	123,000
Deduct:
Total stock-based employee compensation expense determined under SFAS No. 123 for all awards	(1,372,348)	(375,327)	(120,168)

Pro forma	$14,773,144	$4,277,627	$61,430
Basic net income per share:
As reported	$.32	$.11	$—
Pro forma	$.29	$.10	$—
Diluted net income per share:
As reported	$.31	$.09	$—
Pro forma	$.28	$.09	$—

Earnings per Share
      Basic earnings per share is computed by dividing net income or loss by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity (see Note 6).

Revenue Recognition
      The Company provides services to patients on either a fixed monthly fee arrangement with HMOs or under a fee for service arrangement. Total medical services net revenue from continuing operations relating to Humana approximated 78%, 75% and 73% for Fiscal 2005, 2004 and 2003, respectively. Total medical services net revenue from continuing operations related to Vista approximated 22%, 25% and 23% for Fiscal 2005, 2004 and 2003, respectively.

CONTINUCARE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Under the Company’s full risk contracts with Humana and Vista, the Company receives a fixed monthly fee from the HMOs for each patient that chooses one of the Company’s physicians as their primary care physician. The fixed monthly fee is typically based on a percentage of the premium received by the HMOs from various payor sources. Revenue under these agreements is generally recorded in the period services are rendered at the rates then in effect as determined by the respective contract. As part of the Medicare Advantage program, the Centers for Medicare Services (“CMS”) periodically recomputes the premiums to be paid to the HMOs based on updated health status of participants and updated demographic factors. The Company records any adjustments to this revenue at the time that the information necessary to make the determination of the adjustment is received from the HMO or CMS.
      Under the Company’s full risk agreements, the Company assumes responsibility for the cost of all medical services provided to the patient, even those it does not provide directly in exchange for a percentage of premium or other capitated fee. To the extent that patients require more frequent or expensive care than was anticipated by the Company, revenue to the Company under a contract may be insufficient to cover the costs of care provided. When it is probable that expected future health care costs and maintenance costs under a contract or group of existing contracts will exceed anticipated capitated revenue on those contracts, the Company recognizes losses on its prepaid health care services with HMOs. No contracts were considered loss contracts at June 30, 2005 because the Company has the right to terminate unprofitable physicians and close unprofitable centers under its managed care contracts.
      Under the Company’s limited risk and no-risk contracts with HMOs, the Company receives a capitation fee or management fee based on the number of patients for which the Company provides services on a monthly basis. The capitation fee or management fee is recorded as revenue in the period in which services are provided as determined by the respective contract.

Medical Service Expense
      The Company contracts with or employs various health care providers to provide medical services to its patients. Primary care physicians are compensated on either a salary or capitation basis. For patients enrolled under full risk managed care contracts, the cost of specialty services are paid on either a fee for service, per diem or capitation basis.
      The cost of health care services provided or contracted for under full risk managed care contracts is accrued in the period in which services are provided. In addition, the Company provides for an estimate of the related liability for medical claims incurred but not yet reported based on historical claims experience and current factors such as inpatient utilization and benefit changes provided under HMO plans. Estimates are adjusted as changes in these factors occur and such adjustments are reported in the year of determination. To further corroborate our estimate of medical claims, an independent actuarial calculation is performed on a quarterly basis.

Reinsurance (stop-loss insurance)
      Reinsurance premiums are reported as a health care cost and are included in medical service expense in the accompanying Consolidated Statements of Income. Reinsurance recoveries are reported as a reduction of related health care costs.

Recent Accounting Pronouncements
      In May 2005, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 154, Accounting Changes and Error Corrections, which replaces APB No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principles for all voluntary changes in

CONTINUCARE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
accounting principles and to changes required by accounting pronouncements in the unusual instance that the pronouncements do not include specific transition provisions. This statement requires retrospective application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable to determine the period specific effects or cumulative effect of the change. When it is impracticable to determine the period specific effects of an accounting change on one or more individual prior periods presented, this statement requires that the new accounting principle be applied to the balances of assets and liabilities at the beginning of the earliest period for which retrospective application is practicable and a corresponding adjustment is to be made to the opening balance of retained earnings for that period. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, it requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. This statement defines “retrospective application” as the application of a different accounting principle to prior accounting periods as if that principle had always been used or as the adjustment of previously issued financial statements to reflect a change in the reporting entity. It also redefines “restatement” as the revising of previously issued financial statements to reflect the correction of an error. This statement also requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. It is effective for fiscal years beginning after December 15, 2005. The impact of adoption of this statement is not expected to be significant to the Company.
      On December 16, 2004, the FASB issued FASB Statement No. 123 (revised 2004), Share-Based Payment (“Statement 123(R)”), which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation (“Statement 123”).Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Statement 123(R) must be adopted as of the beginning of the first annual reporting period that begins after June 15, 2005. Early adoption is permitted in periods in which financial statements have not yet been issued. The Company will adopt Statement 123(R) for the first quarter of Fiscal 2006.
      As currently permitted by Statement 123, the Company accounts for share-based payments to employees using the intrinsic value method under “Accounting for Stock Issued to Employees,” Accounting Principles Board Opinion No. 25 (“APB No. 25”), and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)’s fair value method is expected to have a significant impact on our results of operations for periods after its adoption by the Company, although it will have no impact on our overall financial position. The precise impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the disclosure of pro forma net income and earnings per share in the Accounting for Stock-Based Compensation section above. Statement 123(R) can be adopted under two methods, the modified prospective or the modified retrospective applications. Under the modified prospective application, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the effective date should be recognized as the requisite service is rendered on or after the effective date. The compensation cost for that portion of awards should be based on the grant-date fair value of those awards as calculated for either recognition or pro forma disclosure under Statement 123. Changes to the grant-date fair value of awards granted before the effective date of Statement 123(R) are precluded. The modified retrospective application may be applied to all prior years that Statement 123 was effective or only to prior interim periods in the year of initial adoption if the effective date of Statement 123(R) does not coincide with the beginning of the fiscal year. The cumulative effect of the initial application of Statement 123(R), if any, is to be recognized as of the effective date. Statement 123(R)

CONTINUCARE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While the Company cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), there was no impact on operating cash flows recognized in prior periods for such excess tax deductions.

Other Comprehensive Income
      The Company had no comprehensive income items other than net income for all years presented.

Reclassifications
      Certain prior year amounts have been reclassified to conform with the current year presentation.
NOTE 3 — DISCONTINUED OPERATIONS
      In an effort to streamline operations and stem anticipated operating losses, effective January 1, 2003, the Company terminated the Medicare and Medicaid lines of business for all of the independent physician affiliates associated with one HMO. The terminated IPAs, which consisted of 29 physicians at the time of the termination and are shown as discontinued operations, contributed approximately $4.5 million in revenue and generated operating income of approximately $351,000 in Fiscal 2003.
      On December 16, 2003, the Company announced that it would dispose of its home health operations. The disposition occurred in transactions with three entities that acquired substantially all of the existing home health operations in separate transactions that concluded on February 7, 2004. In two of the transactions, the employees and patients of the Company’s Medicare certified home health agencies in Broward and Miami-Dade Counties of Florida were transferred to the acquirer and no assets or liabilities were transferred. In the third transaction, the Company sold the stock of its private duty home health agency subsidiary for a cash purchase price of $9,000. The Company retained all of the related accounts receivable, as well as all obligations for payables which existed as of the date of the sale. In accordance with Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the home health operations are shown as discontinued operations. As a result of the decision to dispose of its home health operations, the Company assessed the recoverability of the long-lived assets associated with the home health operations and recorded a disposal charge of $0.5 million during Fiscal 2004, which consisted of the following:

Goodwill	$320,882
Equipment, furniture and leasehold improvements	111,640
Other	24,868

$457,390

      The home health operations contributed $3.1 million and $4.2 million in revenue and generated operating losses of $1.7 million and $1.8 million during the fiscal years ended June 30, 2004 and 2003, respectively, before any corporate overhead allocation or interest expense.
      Approximately 10 employees were terminated as a result of these transactions. In accordance with Statement of Financial Accounting Standard No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”), the Company recorded $0.2 million of costs for severance payments and accrued for lease obligations in the third quarter of Fiscal 2004. The remaining loss incurred during Fiscal 2004 related to the operations of the home health operations prior to February 7, 2004 and the cost of winding

CONTINUCARE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
up home health activities, including billing and collection of outstanding accounts receivables. Approximately $56,000 and $208,000 of liabilities from discontinued operations are included in accrued expenses and other current liabilities as of June 30, 2005 and 2004, respectively.
NOTE 4 — EQUIPMENT, FURNITURE AND LEASEHOLD IMPROVEMENTS
      Equipment, furniture and leasehold improvements are summarized as follows:

	June 30,		Estimated
			Useful Lives
	2005	2004	(in years)

Furniture, fixtures and equipment	$2,437,852	$2,138,529	3-5
Furniture and equipment under capital lease	522,109	406,128	5
Leasehold improvements	157,225	150,943	5

	3,117,186	2,695,600
Less accumulated depreciation	(2,446,521)	(2,203,546)

	$670,665	$492,054

      Depreciation expense for the years ended June 30, 2005, 2004 and 2003 was approximately $243,000, $230,000 and $204,000, respectively.
      The Company has entered into various noncancellable leases for certain furniture and equipment that are classified as capital leases. The leases are payable over 3 to 5 years at incremental borrowing rates ranging from 8% to 11% per annum. Accumulated amortization for assets recorded under capital lease agreements was approximately $413,000 and $332,000 at June 30, 2005 and 2004, respectively. Amortization of assets recorded under capital lease agreements was approximately $81,000, $56,000 and $99,000 for the years ended June 30, 2005, 2004 and 2003, respectively, and is included in depreciation expense for all years presented.
      Future minimum lease payments under all capital leases are as follows:

For the year ending June 30,
2006	$76,404
2007	37,602
2008	4,419
2009	—
2010	—

118,425
Less amount representing imputed interest	(10,715)

Present value of obligations under capital lease	107,710
Less current portion	69,349

Long-term capital lease obligations	$38,361

      The current portion of obligations under capital leases is classified within accrued expenses and other current liabilities in the accompanying consolidated balance sheets.
NOTE 5 — DEBT
      On December 30, 2004, the Company received cash of $1,040,000 from Humana in exchange for an unsecured, non-interest bearing promissory note for an equal amount. The promissory note is payable in

CONTINUCARE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
12 monthly installments of $86,666, through December 1, 2005, but Continucare can prepay the promissory note in full or in part at any time without penalty or premium. As of June 30, 2005, the Company had made principal payments amounting to $520,000, reducing the outstanding balance on the promissory note to $520,000. Amounts due under the promissory note are subject to acceleration upon the happening of customary events of default, including the failure to make payments of principal.
      The Company has in place a credit facility that provides for a revolving loan to the Company of $3.0 million (the “Credit Facility”). Effective March 31, 2005, the Company obtained an extension of the maturity date for the Credit Facility until March 31, 2006. All terms of the Credit Facility remained substantially unchanged, except for the addition of a requirement that the Company maintain a minimum cash and cash equivalent balance of $1.0 million and the elimination of the requirement that Dr. Frost, a principal shareholder of the Company and member of the Board of Directors, personally guarantee the Company’s obligations under the Credit Facility. In connection with a previous extension of the Credit Facility’s maturity date in March 2004, an entity controlled by Dr. Frost received 300,000 shares of the Company’s common stock in consideration for Dr. Frost’s renewal of his guarantee. The shares of common stock issued were valued at $870,000 based on the market price of the Company’s common stock on March 26, 2004, the date on which Dr. Frost renewed his guarantee. This amount was recorded as deferred financing costs and was amortized through March 31, 2005, the date on which Dr. Frost’s guarantee expired. At June 30, 2005, there was no outstanding principal balance on the Credit Facility. Interest under the Credit Facility is payable monthly at 2.9% plus the 30-day Dealer Commercial Paper Rate, which was 3.27% at June 30, 2005. All assets of the Company serve as collateral for the Credit Facility.
      Related party notes consist of convertible promissory notes issued to Frost Nevada Investments Trust, an entity controlled by Dr. Frost, and a group of six investors. In April 2004, Frost Nevada Investments Trust converted a promissory note which had an outstanding principal balance and unpaid accrued interest of approximately $0.9 million into approximately 820,000 shares of common stock in accordance with the terms of that note. The remaining related party notes bear interest at 7% and mature on October 31, 2005.
      During Fiscal 2004, we recorded other income of $2.2 million relating to the settlement of an alleged Medicare obligation. The alleged obligation related to rehabilitation clinics that were previously operated by one of our former subsidiaries and were sold in 1999. The Centers for Medicare and Medicaid Services (“CMS”) had alleged that Medicare overpayments were made relating to services rendered by these clinics and other related clinics during a period in which the clinics were operated by entities other than us. In an effort to resolve the matter with CMS and avoid aggressive collection efforts that could have disrupted our business, in 2002 we began making payments to resolve the alleged liability while retaining the right to dispute the alleged overpayments. We requested that CMS reconsider the alleged liability and in October 2003 we were notified that the liability had been reduced from the originally asserted amount of $2.4 million to $0.2 million.

CONTINUCARE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 6 — INCOME/ LOSS PER SHARE
      A reconciliation of the denominator of the basic and diluted earnings per share computation is as follows:

	Year Ended June 30,

	2005	2004	2003

Basic weighted average number of shares outstanding	50,231,870	43,763,835	40,776,903
Dilutive effect of stock options	1,689,274	1,144,918	—
Dilutive effect of convertible debt	84,920	4,323,963	—

Diluted weighted average number of shares outstanding	52,006,064	49,232,716	40,776,903

Not included in calculation of dilutive earnings per share as impact is antidilutive:
Stock options outstanding	255,000	300,000	2,716,000
Warrants	760,000	760,000	760,000
NOTE 7 — RELATED PARTY TRANSACTIONS
      On March 31, 2003, Dr. Frost extended his personal guarantee of the Company’s Credit Facility through March 31, 2004. In consideration of Dr. Frost’s personal guarantee, the Company issued 1,500,000 shares of restricted stock to an entity related to Dr. Frost and increased the annual interest rate on a note payable to an entity related to Dr. Frost from 7% to 9%. The shares of common stock issued, which were valued at $525,000 based on the closing price of the Company’s common stock on March 31, 2003 when the guarantee was granted, were recorded as a deferred financing cost and amortized over the term of the guarantee.
      On March 30, 2004, Dr. Frost extended his personal guarantee of the Company’s Credit Facility through March 31, 2005 (see Note 5). In consideration of Dr. Frost’s personal guarantee, the Company issued 300,000 shares of common stock to an entity controlled by Dr. Frost. The shares of common stock issued, which were valued at $870,000 based on the closing price of the Company’s common stock on March 30, 2004, were recorded as a deferred financing cost and were amortized over the term of the guarantee.
      Effective March 31, 2005, the Company obtained an extension of the maturity date for the Credit Facility until March 31, 2006 without Dr. Frost’s guarantee.
NOTE 8 — RESTRICTED STOCK, STOCK OPTION PLAN AND WARRANTS
      On September 23, 2002, the Company issued a combined total of 800,000 shares of restricted common stock to Board members as compensation for their services. The value of the restricted stock award of $112,000 (based on the closing price of the Company’s common stock on September 23, 2002) has been recorded as director compensation in the first quarter of Fiscal 2003. Also on September 23, 2002, two of the Board members elected to receive their compensation in the form of fully vested stock options, which represented a combined total of 400,000 stock options. The fully vested stock options have an exercise price of $0.36 per share and are valid for a ten-year period.
      On October 30, 2002, the Company issued 100,000 shares of restricted common stock to a newly elected Board member. The value of the 100,000 shares of restricted stock awarded of $11,000 (based on the closing price of the Company’s common stock on October 30, 2002) was recorded as director compensation in the second quarter of Fiscal 2003.
      In August 2004, the Company’s shareholders approved an amendment to the Amended and Restated Continucare Corporation 2000 Stock Option Plan (the “2000 Stock Option Plan”) to increase the authorized shares for issuance upon the exercise of stock options from 4,000,000 to 7,000,000 and to cover employees,

CONTINUCARE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
directors, independent contractors and consultants of the Company. Under the terms of the 2000 Stock Option Plan, options are granted at the fair market value of the stock at the date of grant, with vesting up to four years and with an expiration generally 10 years after the date of the grant.
      Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2005, 2004 and 2003, respectively: risk-free interest rates of 4.12%, 4.25% and 3.33%; dividend yields of 0%; volatility factors of the expected market price of the Company’s common stock of 101.2%, 106.5% and 107.9%, and a weighted-average expected life of the options of 10 years.
      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.
      The following table summarizes information related to the Company’s stock option activity for the years ended June 30, 2005, 2004 and 2003:

	Year Ended June 30,

	2005		2004		2003

	Number of	Weighted Average	Number of	Weighted Average	Number of	Weighted Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price

Outstanding at beginning of the year	3,295,000	$1.32	2,716,000	$1.15	2,316,000	$1.29
Granted	1,225,000	1.54	2,425,000	1.22	400,000	0.36
Exercised	(156,666)	.59	(546,000)	0.64	—	—
Forfeited	(549,334)	2.74	(1,300,000)	1.17	—	—

Outstanding at end of the year	3,814,000		3,295,000		2,716,000

Exercisable at end of the year	1,728,333		945,000		2,360,997

Weighted average fair value per share of options granted during the year	$1.61		$1.20		$0.12

      The following table summarizes information about options outstanding at June 30, 2005:

	Options Outstanding
				Options Exercisable
		Weighted Average
	Outstanding at	Remaining	Weighted Average	Number	Weighted Average
Range of Exercise Prices	June 30, 2005	Contractual Life	Exercise Price	Exercisable	Exercise Price

$1.35-$2.86	1,749,000	9.36	$1.91	463,333	$1.87
$ .35-$ .69	2,065,000	7.39	$.63	1,265,000	$.61

CONTINUCARE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company has 760,000 warrants outstanding at June 30, 2005 which are exercisable through December 31, 2007, with exercise prices ranging from $7.25 to $12.50 per share.
      Shares of common stock have been reserved for future issuance at June 30, 2005 as follows:

Convertible related party note	77,645
Warrants	760,000
Stock options	4,883,334

Total	5,720,979

NOTE 9 — INCOME TAXES
      The Company accounts for income taxes under FASB Statement No. 109, “Accounting for Income Taxes.” Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
      The Company recorded an income tax benefit of $7,175,561 for the year ended June 30, 2005. No provision or benefit for income taxes was recorded for the years ended June 30, 2004 and 2003 as the Company had substantial tax assets, described more fully below, which had not been recognized. The income tax (benefit) provision from continuing operations consisted of the following:

	Year Ended June 30,

	2005	2004	2003

Current:
Federal	$131,363	$—	$—
State	—	—	—

Total	131,363	—	—
Deferred:
Federal	2,411,423	—	—
State	435,273	—	—

Total	2,846,696	—	—
Change in valuation allowance	(10,153,620)	—	—

Total income tax benefit	$(7,175,561)	$—	$—

CONTINUCARE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Deferred income taxes reflect the net effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities are as follows:

	June 30,

	2005	2004	2003

Deferred tax assets:
Bad debt and notes receivable reserve	$294,922	$706,992	$4,620,512
Alternative minimum tax credit	131,363	—	—
Other	160,296	192,440	379,628
Impairment charge	1,746,800	1,975,228	3,036,963
Capital loss carryover	—	—	200,261
Net operating loss carryforward	6,340,985	7,925,846	4,590,657

Deferred tax assets	8,674,366	10,800,506	12,828,021
Deferred tax liabilities:
Depreciable/amortizable assets	(1,367,442)	(646,886)	(965,047)
Valuation allowance	—	(10,153,620)	(11,862,974)

Deferred tax liabilities	(1,367,442)	(10,800,506)	(12,828,021)

Net deferred tax asset	$7,306,924	$—	$—

      SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative (including, among others, the Company’s projections of future taxable income and profitability in recent fiscal years), management determined that a valuation allowance of $0, $10,153,620 and $11,862,974 was necessary at June 30, 2005, 2004 and 2003, respectively, to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the current period was $10,153,620 for the year ended June 30, 2005. At June 30, 2005, the Company had available net operating loss carryforwards of approximately $16,851,000, which expire in 2020 through 2025. Certain of the Company’s net operating loss carryforwards are subject to annual limitations.
      A reconciliation of the statutory federal income tax rate with the Company’s effective income tax rate for the years ended June 30, 2005, 2004 and 2003 is as follows:

	Year Ended June 30,

	2005	2004	2003

Statutory federal rate	34.0%	34.0%	34.0%
State income taxes, net of federal income tax benefit	3.63	3.63	3.63
Goodwill and other non-deductible items	(3.46)	2.85	356.26
Change in valuation allowance	(116.49)	(40.48)	(404.03)
Other	—	—	10.14

Effective tax rate	(82.32)%	0%	0%

NOTE 10 — SHARE REPURCHASE PROGRAM
      In May 2005, the Company’s Board of Directors increased the Company’s previously announced program to repurchase shares of its common stock to a total of 2,500,000 shares. Any such repurchases will be made

CONTINUCARE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
from time to time at the discretion of our management in the open market or in privately negotiated transactions subject to market conditions and other factors. As of September 1, 2005, the Company had repurchased 957,467 shares of its common stock for approximately $2,453,000.
NOTE 11 — EMPLOYEE BENEFIT PLAN
      As of January 1, 1997, the Company adopted a tax qualified employee savings and retirement plan covering the Company’s eligible employees. The Continucare Corporation 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”) was amended and restated on July 1, 1998. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code (the “Code”) and contains a feature described in Code Section 401(k) under which a participant may elect to have his or her compensation reduced by up to 70% (subject to IRS limits) and have that amount contributed to the 401(k) Plan. On October 25, 2001, the Internal Revenue Service issued a favorable determination letter for the 401(k) Plan.
      Under the 401(k) Plan, new employees who are at least 18 years of age are eligible to participate in the 401(k) Plan after 90 days of service. Eligible employees may elect to contribute to the 401(k) Plan up to a maximum amount of tax deferred contribution allowed by the Internal Revenue Code. The Company may, at its discretion, make a matching contribution and a non-elective contribution to the 401(k) Plan. There were no matching contributions for the years ended June 30, 2005, 2004 or 2003. Participants in the 401(k) Plan do not begin to vest in the employer contribution until the end of two years of service, with full vesting achieved after five years of service.
NOTE 12 — COMMITMENTS AND CONTINGENCIES

Legal Proceedings
      The Company is a party to the case of JOAN LINDAHL v. HUMANA MEDICAL PLAN, INC., COLUMBIA HOSPITAL CORPORATION OF SOUTH BROWARD d/b/a WESTSIDE REGIONAL MEDICAL CENTER, INPHYNET CONTRACTING SERVICES, INC., CONTINUCARE MEDICAL MANAGEMENT, INC., LUIS GUERRERO AND JARSLAW PARKOLAP. This case was filed on January 24, 2002 in the Circuit Court of the 17th Judicial Circuit in and for Broward County, Florida and served on the companies and individuals in February 2003. The complaint alleges vicarious liability for medical malpractice. The Company intends to defend itself against this case vigorously, but its outcome cannot be predicted. The Company’s ultimate liability, if any, with respect to the lawsuit is presently not determinable.
      The Company is a party to the case of MAUREEN MCCANN, AS PERSONAL REPRESENTATIVE OF THE ESTATE OF WALTER MCCANN v. AJAIB MANN, M.D. AND CONTINUCARE CORPORATION. This case was filed on April 5, 2005, in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida. The complaint alleges vicarious liability for medical malpractice. The Company intends to defend itself against this case vigorously, but its outcome cannot be predicted. The Company’s ultimate liability, if any, with respect to the lawsuit is presently not determinable.
      In May 2005, the Company received a Notice of Intent to Initiate Litigation for Medical Negligence from legal counsel to a former patient. In July 2005, the Notice of Intent to Initiate Litigation for Medical Negligence was withdrawn.
      The Company is also involved in other legal proceedings incidental to its business that arise from time to time out of the ordinary course of business including, but not limited to, claims related to the alleged malpractice of employed and contracted medical professionals, workers’ compensation claims and other employee-related matters, and minor disputes with equipment lessors and other vendors. The Company has recorded an accrual for medical malpractice claims, which includes amounts for insurance deductibles and projected exposure, based on management’s estimate of the ultimate outcome of such claims.

CONTINUCARE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Leases
      The Company leases office space and equipment under various non-cancelable operating leases. Rent expense under such operating leases was approximately $1.8 million for each of the years ended June 30, 2005, 2004 and 2003, respectively. Future annual minimum payments under such leases as of June 30, 2005 are as follows:

For the fiscal year ending June 30,
2006	$1,722,924
2007	1,654,634
2008	1,566,966
2009	404,014
2010	190,860

Total	$5,539,398

NOTE 13 — VALUATION AND QUALIFYING ACCOUNTS
      Activity in the Company’s Valuation and Qualifying Accounts consists of the following:

	Year Ended June 30,

	2005	2004	2003

Allowance for doubtful accounts related to other receivables and accounts receivable:
Balance at beginning of period	$826,964	$4,823,000	$4,807,000
Provision for doubtful accounts	15,787	104,296	44,000
Write-offs of uncollectible accounts receivable	—	(4,100,332)	(28,000)

Balance at end of period	$842,751	$826,964	$4,823,000

Allowance for doubtful accounts related to notes receivable:
Balance at beginning of period	$—	$6,367,000	$6,367,000

Provision for doubtful accounts	—	—	—
Write-offs of uncollectible notes receivable	—	(6,367,000)	—

Balance at end of period	$—	$—	$6,367,000
Valuation allowance for deferred tax assets:
Balance at beginning of period	$10,153,620	$11,862,974	$12,099,730
Additions	—	—	—
Deductions	(10,153,620)	(1,709,354)	(236,756)

Balance at end of period	$—	$10,153,620	$11,862,974

CONTINUCARE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
NOTE 14 — QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

	For the Year Ended June 30, 2005(a)

	First	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Quarter	Year

Total revenue from continuing operations	$26,208,017	$27,113,675	$29,775,441	$29,133,980	$112,231,113
Net income	$1,109,029	$2,138,397	$1,471,455	$11,172,611	$15,891,492
Basic net income per common share	$.02	$.04	$.03	$.22	$.32
Diluted net income per common share	$.02	$.04	$.03	$.21	$.31

	For the Year Ended June 30, 2004(a)

	First	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Quarter	Year

Total revenue from continuing operations	$25,063,399	$24,368,236	$25,900,705	$26,491,762	$101,824,102
Net income (loss)	$2,501,350	$(354,808)	$1,511,235	$995,177	$4,652,954
Basic net income (loss) per common share	$.06	$(.01)	$.04	$.02	$.11
Diluted net income (loss) per common share	$.05	$(.01)	$.03	$.02	$.09

(a)	As discussed in Note 3, effective January 1, 2003, the Company terminated the Medicare and Medicaid lines of business for all of the physician contracts associated with one of its IPAs. During Fiscal 2004, the Company disposed of its home health operations. These transactions are shown as discontinued operations. Therefore, the above quarterly information has been reclassified to agree with the current presentation. These reclassifications had no effect on the previously reported net income (loss) or net income (loss) per share for any quarter presented.

CONTINUCARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2006	June 30, 2005

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,802,949	$5,780,544
Other receivables, net	200,761	144,973
Due from HMOs, net of a liability for incurred but not reported medical claims expense of approximately $13,700,000 and $11,700,000 at March 31, 2006 and June 30, 2005, respectively	6,868,227	3,485,530
Prepaid expenses and other current assets	797,558	719,577
Deferred tax assets, net	585,571	585,571

Total current assets	17,255,066	10,716,195
Certificates of deposit, restricted	548,373	530,350
Equipment, furniture and leasehold improvements, net	755,070	670,665
Goodwill, net of accumulated amortization of approximately $7,608,000	14,342,510	14,342,510
Managed care contracts, net of accumulated amortization of approximately $2,687,000 and $2,422,000 at March 31, 2006 and June 30, 2005, respectively	825,436	1,090,046
Deferred tax assets, net	4,214,135	6,721,353
Other assets, net	151,358	66,816

Total assets	$38,091,948	$34,137,935

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$432,156	$660,139
Accrued expenses and other current liabilities	2,037,561	2,489,439
Note payable	—	520,000
Income taxes payable	87,286	131,363

Total current liabilities	2,557,003	3,800,941
Capital lease obligations, less current portion	52,043	38,361

Total liabilities	2,609,046	3,839,302
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value: 100,000,000 shares authorized; 50,130,812 shares issued and outstanding at March 31, 2006 and 52,591,895 shares issued and 49,595,702 shares outstanding at June 30, 2005	5,013	4,960
Additional paid-in capital	63,454,217	67,924,068
Accumulated deficit	(27,976,328)	(32,205,694)
Treasury stock, 2,996,193 shares at June 30, 2005	—	(5,424,701)

Total shareholders’ equity	35,482,902	30,298,633

Total liabilities and shareholders’ equity	$38,091,948	$34,137,935

The accompanying notes are an integral part of these condensed consolidated financial statements.

CONTINUCARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three-Months Ended
	March 31,

	2006	2005

	(Unaudited)
Revenue:
Medical services revenue, net	$37,460,690	$29,608,640
Management fee revenue and other income	64,114	166,801

Total revenue	37,524,804	29,775,441
Operating expenses:
Medical services:
Medical claims	28,086,314	21,976,703
Other direct costs	3,497,134	3,019,984

Total medical services	31,583,448	24,996,687

Administrative payroll and employee benefits	1,815,775	1,312,965
General and administrative	2,028,805	1,810,418

Total operating expenses	35,428,028	28,120,070

Income from operations	2,096,776	1,655,371
Other income (expense):
Interest income	86,398	40,223
Interest expense	(2,779)	(224,139)

Income before income tax provision	2,180,395	1,471,455
Income tax provision	847,630	—

Net income	$1,332,765	$1,471,455

Net income per common share:
Basic	$.03	$.03

Diluted	$.03	$.03

Weighted average common shares outstanding:
Basic	49,832,351	50,345,997

Diluted	51,046,373	52,373,915

The accompanying notes are an integral part of these condensed consolidated financial statements.

CONTINUCARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Nine-Months Ended
	March 31,

	2006	2005

	(Unaudited)
Revenue:
Medical services revenue, net	$96,436,949	$82,329,781
Management fee revenue and other income	341,710	767,459

Total revenue	96,778,659	83,097,240
Operating expenses:
Medical services:
Medical claims	69,640,075	59,593,218
Other direct costs	9,764,311	9,717,310

Total medical services	79,404,386	69,310,528

Administrative payroll and employee benefits	4,993,661	3,780,809
General and administrative	5,746,754	5,148,457
Gain on extinguishment of debt	—	(500,000)

Total operating expenses	90,144,801	77,739,794

Income from operations	6,633,858	5,357,446
Other income (expense):
Interest income	209,229	61,534
Interest expense	(10,580)	(700,099)

Income before income tax provision	6,832,507	4,718,881
Income tax provision	2,603,141	—

Net income	$4,229,366	$4,718,881

Net income per common share:
Basic	$.08	$.09

Diluted	$.08	$.09

Weighted average common shares outstanding:
Basic	49,820,024	50,319,126

Diluted	51,143,705	51,982,091

The accompanying notes are an integral part of these condensed consolidated financial statements.

CONTINUCARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine-Months Ended
	March 31,

	2006	2005

	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,229,366	$4,718,881
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred financing costs	518,897	1,101,481
Provision for bad debts	159,518	—
Stock-based compensation expense	959,140	261,627
Deferred tax expense	2,507,218	—
Gain on extinguishment of debt	—	(500,000)
Changes in operating assets and liabilities, excluding the effect of disposals:
Other receivables	(215,306)	199,710
Due from HMOs, net	(3,382,697)	306,554
Prepaid expenses and other current assets	(77,981)	65,091
Other assets	(4,206)	33,178
Accounts payable	(227,983)	25,848
Accrued expenses and other current liabilities	(313,913)	727,905
Income taxes payable	(44,077)	—

Net cash provided by continuing operations	4,107,976	6,940,275
Net cash used in discontinued operations	(32,512)	(89,454)

Net cash provided by operating activities	4,075,464	6,850,821
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of certificates of deposit	(18,023)	(398,835)
Purchase of equipment and furniture	(229,587)	(406,578)
Other assets	(80,336)	—

Net cash used in investing activities	(327,946)	(805,413)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable	—	1,040,000
Payments on note payable	(520,000)	(259,051)
Payment of fees related to private placement transaction	—	(98,244)
Payments on related party notes	—	(4,358)
Principal repayments under capital lease obligations	(98,697)	(56,470)
Proceeds from exercise of stock options	589,718	91,700
Repurchase and retirement of common stock	(696,134)	(346,410)

Net cash (used in) provided by financing activities	(725,113)	367,167

Net increase in cash and cash equivalents	3,022,405	6,412,575
Cash and cash equivalents at beginning of period	5,780,544	720,360

Cash and cash equivalents at end of period	$8,802,949	$7,132,935

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Retirement of treasury stock	$5,424,701	$—

Stock issued upon conversion of related party notes payable (102,180 shares)	$102,180	$—

Purchase of equipment with proceeds of capital lease obligations	$109,160	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

CONTINUCARE CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
NOTE 1 — UNAUDITED INTERIM INFORMATION
      The accompanying unaudited condensed consolidated financial statements of Continucare Corporation (“Continucare” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine-month periods ended March 31, 2006 are not necessarily indicative of the results that may be reported for the remainder of the year ending June 30, 2006 or future periods. Except as otherwise indicated by the context, the terms the “Company” or “Continucare” mean Continucare Corporation and its consolidated subsidiaries. All references to a “fiscal year” refer to the Company’s fiscal year which ends June 30. As used herein, Fiscal 2006 refers to the fiscal year ending June 30, 2006, and Fiscal 2005 refers to the fiscal year ended June 30, 2005.
      The balance sheet at June 30, 2005 has been derived from the audited financial statements at that date but does not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements.
      For further information, refer to the consolidated financial statements and notes thereto included herein. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes to consolidated financial statements included in that report.
      Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.
NOTE 2 — GENERAL
      Continucare Corporation is a provider of primary care physician services on an outpatient basis in Florida. The Company provides medical services to patients through employee physicians, advanced registered nurse practitioners and physician’s assistants. Additionally, the Company provides practice management services to independent physician affiliates (“IPAs”). Substantially all of the Company’s net medical services revenues are derived from managed care agreements with two health maintenance organizations, Humana Medical Plans, Inc. (“Humana”) and Vista Healthplan of South Florida, Inc. and its affiliated companies (“Vista”) (collectively, the “HMOs”). The Company was incorporated in 1996 as the successor to a Florida corporation formed earlier in 1996.
      In an effort to streamline operations and stem operating losses, the Company implemented a plan to dispose of its home health operations in December 2003. The home health disposition occurred in three separate transactions and was concluded in February 2004. As a result of these transactions, the operations of the home health operations are shown as discontinued operations in the Condensed Consolidated Statements of Cash Flows.
      Effective January 1, 2006, the Company entered into an Independent Practice Association Participation Agreement (the “Risk IPA Agreement”) with Humana under which the Company agreed to assume certain management responsibilities on a risk basis for Humana’s Medicare and Medicaid members assigned to 14 IPAs practicing in Miami-Dade and Broward Counties, Florida. During the three-month period ended March 31, 2006, medical service revenue and medical services expenses related to the Risk IPA Agreement approximated $4.4 million and $4.0 million, respectively. The Risk IPA Agreement replaces the Physician Group Participation Agreement with Humana (the “Humana PGP Agreement”) that was terminated effective December 31, 2005. Under the Humana PGP Agreement, the Company assumed certain management responsibilities on a non-risk basis for Humana’s Medicare, Medicaid and commercial members assigned to selected primary care physicians in Miami-Dade and Broward Counties, Florida. Revenue from

CONTINUCARE CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
this contract consisted of a monthly management fee intended to cover the costs of providing these services and amounted to approximately $0.1 million and $0.4 million during the three and nine-month periods ended March 31, 2005. The Company anticipates that the higher claims loss ratio associated with the 14 IPAs may result in an increase in the claims loss ratio in future periods.
NOTE 3 — STOCK-BASED COMPENSATION
      The Amended and Restated Continucare Corporation 2000 Stock Incentive Plan (the “2000 Stock Incentive Plan”), which was approved by the Company’s shareholders, permits the grant of stock options and restricted stock awards in respect of up to 7,000,000 shares of common stock to the Company’s employees, directors, independent contractors and consultants. Under the terms of the 2000 Stock Incentive Plan, options are granted at the fair market value of the stock at the date of grant and expire no later than 10 years after the date of grant. Options granted under the plan generally vest over four years, but the terms of the 2000 Stock Incentive Plan provide for accelerated vesting if there is a change in control of the Company. Historically, the Company has issued authorized but previously unissued shares of common stock upon option exercises. However, the Company does not have a policy regarding the issuance or repurchase of shares upon option exercise or the source of those shares. No restricted stock awards have been issued under the 2000 Stock Incentive Plan.
      Prior to July 1, 2005, the Company followed Accounting Principles Board Opinion No. 25, (“APB No. 25”), “Accounting for Stock Issued to Employees,” and related Interpretations in accounting for its employee stock options. Under APB No. 25, when the exercise price of the Company’s employee stock options equaled or exceeded the market price of the underlying stock on the date of grant, no compensation expense was recognized. Stock options issued to independent contractors or consultants were accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, (“SFAS No. 123”), “Accounting for Stock-Based Compensation.” For the three and nine-month periods ended March 31, 2005, stock-based employee compensation expense of approximately $0 and $0.3 million, respectively, was recognized in the accompanying condensed consolidated Statements of Income in accordance with APB No. 25.
      Effective July 1, 2005, the Company adopted SFAS No. 123(R) (“SFAS No. 123(R)”), “Share-Based Payment,” which is a revision of SFAS No. 123, using the modified prospective transition method. Under this method, compensation cost recognized for the three and nine-month periods ended March 31, 2006 includes: (i) compensation cost for all share-based payments modified or granted prior to, but not yet vested as of July 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (ii) compensation cost for all share-based payments granted subsequent to July 1, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). Results for periods prior to July 1, 2005 have not been restated.
      The Company calculates the fair value for employee stock options using a Black-Scholes option pricing model at the time the stock options are granted and that amount is amortized over the vesting period of the stock options, which is generally up to four years. The fair value for employee stock options granted during the three-month period ended March 31, 2006 was calculated based on the following assumptions: risk-free interest rate ranging from 4.76% to 5.01%; dividend yield of 0%; weighted-average volatility factor of the expected market price of the Company’s common stock of 68.2%; and weighted-average expected life of the options ranging from 3 to 6 years, depending on the vesting provisions of each option. The fair value of employee stock options granted during the nine-month period ended March 31, 2006 was calculated based on the following assumptions: risk-free interest rate ranging from 4.21% to 5.01%; dividend yield of 0%; weighted-average volatility factor of the expected market price of the Company’s common stock of 71.4%; and weighted-average expected life of the options ranging from 3 to 6 years, depending on the vesting provisions of each option. The expected life of the options is based on the historical exercise behavior of the Company’s

CONTINUCARE CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
employees. The expected volatility factor is based on the historical volatility of the market price of the Company’s common stock as adjusted for certain events that management deemed to be non-recurring and non-indicative of future events.
      As a result of adopting SFAS No. 123(R) on July 1, 2005, for the three and nine-month periods ended March 31, 2006, the Company’s income before income taxes was lower by $0.3 million and $0.9 million, respectively, and net income was lower by $0.2 million and $0.6 million, respectively, than if it had continued to account for share-based compensation under APB No. 25. Basic and diluted earnings per share for the three and nine-month periods ended March 31, 2006 would have been $.03 and $.03 and $.10 and $.09, respectively, if the Company had not adopted SFAS No. 123(R).
      The adoption of SFAS No. 123(R) had no effect on cash flow from operations and cash flow from financing activities for the three and nine-month periods ended March 31, 2006. SFAS No. 123(R) requires the tax benefits resulting from tax deductions in excess of the compensation cost recognized for options (excess tax benefits) to be classified as financing cash flows. For the three and nine-month periods ended March 31, 2006 and 2005, the Company had net operating loss carryforwards and did not recognize any tax benefits resulting from the exercise of stock options because the related tax deductions would not have resulted in a reduction of income taxes payable.
      The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to options granted under the Company’s stock option plans for the three and nine-month periods ended March 31, 2005. For purposes of this pro forma disclosure, the fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model based on the following assumptions for the nine-month period ended March 31, 2005: risk-free interest rate of 4.25%; dividend yield of 0%; volatility factor of the expected market price of the Company’s common stock of 101.5% and a weighted-average expected life of the options of 10 years. There were no stock options granted during the three-month period ended March 31, 2005. The Company’s pro forma information follows:

	Three-Months Ended	Nine-Months Ended
	March 31, 2005	March 31, 2005

Net income as reported	$1,471,455	$4,718,881
Add:
Total stock-based employee compensation expense reported in net income	—	261,627
Deduct:
Total stock-based employee compensation expense determined under SFAS No. 123 for all awards	(511,061)	(1,139,446)

Pro forma net income	$960,394	$3,841,062

Basic net income per common share:
As reported	$.03	$.09
Pro forma	$.02	$.08
Diluted net income per common share:
As reported	$.03	$.09
Pro forma	$.02	$.07

CONTINUCARE CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes information related to the Company’s stock option activity for the nine-months ended March 31, 2006:

	Nine-Months Ended
	March 31, 2006

		Weighted
	Number of	Average
	Shares	Exercise Price

Outstanding at beginning of the period	3,814,000	$1.22
Granted	695,000	2.42
Exercised	(714,696)	.83
Forfeited	(43,334)	1.81

Outstanding at end of the period	3,750,970	$1.51

Exercisable at end of the period	1,805,884

Weighted average fair value per share of options granted during the period	$1.40

      The weighted average fair value per share of options granted during the nine-month period ended March 31, 2005 was $1.44.
      The following table summarizes information about options outstanding and exercisable at March 31, 2006:

	Options Outstanding			Options Exercisable

			Weighted			Weighted
		Weighted	Average		Weighted	Average
	Number	Average	Remaining	Number	Average	Remaining
Range of Exercise Prices	Outstanding	Exercise Price	Contractual Life	Exercisable	Exercise Price	Contractual Life

$1.61-$2.86	1,799,000	$2.23	8.95	413,916	$2.23	8.61
$ .35-$1.51	1,951,970	$.85	6.91	1,391,968	$.83	6.62
      The total intrinsic value of options outstanding and options exercisable was $4.5 million and $2.8 million, respectively, at March 31, 2006. The total intrinsic value of options exercised during the nine-month period ended March 31, 2006 and 2005 was approximately $1.1 million and $0.3 million, respectively.
      As of March 31, 2006, there was $1.9 million of total unrecognized compensation cost related to non-vested stock options, which is expected to be recognized over a weighted-average period of 2.2 years.
      The Company has 760,000 warrants outstanding at March 31, 2006 which are exercisable through December 31, 2007, with exercise prices ranging from $7.25 to $12.50 per share.
      Shares of common stock have been reserved for future issuance at March 31, 2006 as follows:

Warrants	760,000
Stock options	2,107,667

Total	2,867,667

NOTE 4 — CREDIT FACILITY
      Effective March 8, 2006, the Company obtained an extension and amended the terms of its credit facility that provides for a revolving loan to the Company (the “Credit Facility”). The maturity date of the Credit Facility was extended until September 30, 2007, the maximum amount available for borrowing under the Credit Facility was increased to $5,000,000 and the interest rate under the Credit Facility was reduced to the

CONTINUCARE CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
sum of 2.5% plus the 30-day Dealer Commercial Paper Rate. In addition, a financial covenant was added to the Credit Facility requiring the Company’s EBITDA to exceed $1,500,000 on a trailing 12-month basis and the financial covenant that previously required the Company to maintain aggregate cash, unencumbered marketable securities and other financial assets of at least $1,000,000 at any time during which amounts were outstanding under the Credit Facility was deleted. All other terms of the Credit Facility remained substantially unchanged.
      At March 31, 2006, there was no outstanding principal balance on the Credit Facility. The interest rate under the Credit Facility was 7.28% at March 31, 2006. All assets of the Company serve as collateral for the Credit Facility.
NOTE 5 — EARNINGS PER SHARE
      A reconciliation of the denominator of the basic and diluted earnings per share computation is as follows:

	Three-Months Ended		Nine-Months Ended
	March 31,		March 31,

	2006	2005	2006	2005

Basic weighted average number of shares outstanding	49,832,351	50,345,997	49,820,024	50,319,126
Dilutive effect of stock options	1,214,022	1,950,273	1,297,799	1,575,620
Dilutive effect of convertible debt	—	77,645	25,882	87,345

Dilutive weighted average number of shares outstanding	51,046,373	52,373,915	51,143,705	51,982,091

Not included in calculation of diluted earnings per share as impact is antidilutive:
Stock options outstanding	260,000	150,000	260,000	150,000
Warrants	760,000	760,000	760,000	760,000
NOTE 6 — INCOME TAXES
      The Company accounts for income taxes under FASB Statement No. 109, “Accounting for Income Taxes.” Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
      The Company recorded an income tax provision of $0.8 million and $2.6 million for the three and nine-month periods ended March 31, 2006, respectively. No provision for income taxes was recorded for the three and nine-month periods ended March 31, 2005 due primarily to the utilization of prior year net operating loss carryforwards. As a result of the utilization of deferred tax assets during the three and nine-month periods ended March 31, 2005, the valuation allowance for deferred tax assets was reduced by $0.4 million and $1.4 million, respectively, to offset income tax liabilities generated from operations. During the fourth quarter of Fiscal 2005, the Company determined that no valuation allowance for deferred tax assets was necessary and decreased its valuation allowance by $10.2 million for Fiscal 2005.
NOTE 7 — CONTINGENCIES
      The Company is involved in legal proceedings incidental to its business that arise from time to time out of the ordinary course of business including, but not limited to, claims related to the alleged malpractice of employed and contracted medical professionals, workers’ compensation claims and other employee-related

CONTINUCARE CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
matters, and minor disputes with equipment lessors and other vendors. The Company has recorded an accrual for claims, which includes amounts for insurance deductibles and projected exposure, based on management’s estimate of the ultimate outcome of such claims.
NOTE 8 — ACQUISITION
      On May 10, 2006, Continucare, entered into a definitive Asset Purchase Agreement (the “Agreement”) with Continucare MDHC, LLC (f/k/a CNU Blue 1, Inc.) a Florida limited liability company and a wholly-owned subsidiary of the Company (“Buyer”), CNU Blue 2, LLC, a Florida limited liability company and a wholly-owned subsidiary of the Company (“Buyer LLC”), Miami Dade Health and Rehabilitation Services, Inc., a Florida corporation (“MDHRS”), Miami Dade Health Centers, Inc., a Florida corporation (“Miami Dade”), West Gables Open MRI Services, Inc., a Florida corporation (“West Dade”), Kent Management Systems, Inc. (“Kent”), Pelu Properties, Inc., a Florida corporation (“Pelu”), Peluca Investments, LLC, a Florida limited liability company owned by the Owners (“Peluca”), and Miami Dade Health Centers One, Inc., a Florida corporation (“MDHC One, and, collectively with MDHRS, Miami Dade, West Dade, Kent, Pelu and Peluca, the “MDHC Companies”), MDHC Red, Inc., a Florida corporation (“Retain”), and the principal shareholders of each of the MDHC Companies (the “Owners”). Upon the terms and subject to the conditions of the Agreement, Buyer will acquire substantially all of the assets and operations of the MDHC Companies and assume certain liabilities of the MDHC Companies (the “Acquisition”). The Acquisition is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.
      Under the terms of the Agreement, at the Closing, the Company will pay the MDHC Companies $5.0 million cash and issue to the MDHC Companies 20.0 million shares of the Company’s common stock (the “Shares”). The Company will also pay Owners an additional $1.0 million cash on the first anniversary date of the Closing. In addition, upon the terms and subject to the conditions of the Agreement, following the Closing the Company will pay to Owners up to $2.0 million based on the monthly payments in respect of the MDHC Companies’ business operations received by the Company or any of its subsidiaries from certain identified third-party payors during the 14 day period commencing the day after the Closing Date and make certain other payments to Owners depending on the collection of certain receivables that were fully reserved on the books of the MDHC Companies as of December 31, 2005.
      The Acquisition consideration, including acquisition costs, will be allocated to the estimated fair values of assets acquired and liabilities assumed as of the Closing Date. The Company expects to fund estimated cash consideration payable to the MDHC Companies and Owners with cash flow from operations or, if necessary, borrowings under its Credit Facility. Consummation of the Acquisition is contingent upon, among other things, the requisite vote of the Company’s shareholders approving the issuance of Shares pursuant to the Agreement, the audit of the MDHC Companies’ financial statements not reflecting any material adverse audit adjustments from the MDHC Companies’ unaudited financial statements and that such audited financial statements reflect adjusted EBITDA of at least $6.0 million for the year ended December 31, 2005, approval of the transaction by certain regulatory and governmental authorities and receipt of necessary third party consents.

MDHC COMPANIES
INDEX TO FINANCIAL STATEMENTS

Historical
Report of Independent Certified Public Accountants	FB-2
Combined Balance Sheets as of December 31, 2005 and 2004	FB-3
Combined Statements of Operations for the years ended December 31, 2005, 2004 and 2003	FB-4
Combined Statements of Changes in Owners’ Deficit for the years ended December 31, 2005, 2004 and 2003	FB-5
Combined Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003	FB-6
Notes to Combined Financial Statements	FB-7
Unaudited
Condensed Combined Balance Sheets as of March 31, 2006 and December 31, 2005	FB-15
Condensed Combined Statements of Operations for the three months ended March 31, 2006 and 2005	FB-16
Condensed Combined Statements of Cash Flows for the three months ended March 31, 2006 and 2005	FB-17
Notes to Condensed Combined Financial Statements	FB-18

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Board of Directors
Miami Dade Health Centers
Hialeah, Florida
      We have audited the accompanying combined balance sheets of Miami Dade Health Centers (the “Group”) as of December 31, 2005 and 2004, and the related combined statements of operations, changes in owners’ deficit and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Miami Dade Health Centers as of December 31, 2005 and 2004, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ MOORE, STEPHENS LOVELACE, P.A.
Certified Public Accountants
Orlando, Florida
July 14, 2006

MIAMI DADE HEALTH CENTERS
COMBINED BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004

ASSETS
CURRENT ASSETS
Cash	$261,290	$1,067,310
Other receivables	70,499	12,189
Due from HMOs, net of a liability for incurred but not reported medical claims expense of approximately $7,050,000 and $2,149,000 and allowance for doubtful accounts of approximately $3,267,000 and $3,000,000 at December 31, 2005 and 2004, respectively	6,065,018	1,848,667
Prepaid expenses	251,815	267,487

TOTAL CURRENT ASSETS	6,648,622	3,195,653
PROPERTY AND EQUIPMENT, NET	6,345,647	5,398,091
DEFERRED FINANCING COSTS, NET	48,490	49,499
OTHER ASSETS, NET	20,106	5,957

TOTAL ASSETS	$13,062,865	$8,649,200

LIABILITIES AND OWNERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$313,137	$317,671
Bank overdraft	—	1,172,384
Accrued employee compensation and benefits	3,856,268	615,727
Accrued expenses and other liabilities	77,269	85,625
Due to owners	354,809	147,846
Income taxes payable	1,200,000	101,000
Notes payable	1,322,182	2,313,396
Current maturities of long-term debt	592,814	1,158,172

TOTAL CURRENT LIABILITIES	7,716,479	5,911,821
DEFERRED TAX LIABILITY	112,000	—
LONG-TERM DEBT, net of current maturities	5,885,541	4,634,732
OWNERS’ DEFICIT	(651,155)	(1,897,353)

TOTAL LIABILITIES AND OWNERS’ DEFICIT	$13,062,865	$8,649,200

The accompanying notes are an integral part of the financial statements.

MIAMI DADE HEALTH CENTERS
COMBINED STATEMENTS OF OPERATIONS
Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003

REVENUE
Medical services revenue, net	$82,747,848	$62,970,610	$61,351,422
Other income	6,186	319,681	579,376

TOTAL REVENUE	82,754,034	63,290,291	61,930,798
OPERATING EXPENSES
Medical services
Medical claims	56,719,927	43,896,681	42,733,640
Other direct costs	8,771,095	7,969,779	9,215,234

	65,491,022	51,866,460	51,948,874
Administrative payroll and employee benefits	7,887,780	4,415,645	5,412,294
General and administrative	6,180,437	6,625,651	5,195,855

TOTAL OPERATING EXPENSES	79,559,239	62,907,756	62,557,023

INCOME (LOSS) FROM OPERATIONS	3,194,795	382,535	(626,225)
OTHER INCOME (EXPENSE)
Interest income	1,978	13,648	12,969
Interest expense	(517,164)	(474,087)	(516,558)
Loss on disposal of property and equipment	(50,411)	(23,168)	(41,016)
Forgiveness of debt — from related entities	—	—	(633,633)

TOTAL OTHER INCOME (EXPENSE)	(565,597)	(483,607)	(1,178,238)

INCOME (LOSS) BEFORE INCOME TAX PROVISION	2,629,198	(101,072)	(1,804,463)
INCOME TAX PROVISION	1,383,000	109,000	19,000

NET INCOME (LOSS)	$1,246,198	$(210,072)	$(1,823,463)

The accompanying notes are an integral part of the financial statements.

MIAMI DADE HEALTH CENTERS
COMBINED STATEMENTS OF CHANGES IN OWNERS’ DEFICIT
Years Ended December 31, 2005, 2004 and 2003

	Members’
	Contributed	Accumulated	Owners’
	Capital	Deficit	Deficit

BALANCES AT JANUARY 1, 2003	$1,655	$134,527	$136,182
NET LOSS	—	(1,823,463)	(1,823,463)

BALANCES AT DECEMBER 31, 2003	1,655	(1,688,936)	(1,687,281)
NET LOSS	—	(210,072)	(210,072)

BALANCES AT DECEMBER 31, 2004	1,655	(1,899,008)	(1,897,353)
NET INCOME	—	1,246,198	1,246,198

BALANCES AT DECEMBER 31, 2005	$1,655	$(652,810)	$(651,155)

The accompanying notes are an integral part of the financial statements.

MIAMI DADE HEALTH CENTERS
COMBINED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,246,198	$(210,072)	$(1,823,463)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization, including amortization of deferred financing costs	446,531	386,619	397,322
Loss on disposal of property and equipment	50,411	23,168	41,016
Forgiveness of debt — from related entities	—	—	633,633
Changes in operating assets and liabilities:
Other receivables	(58,310)	(174)	112,876
Due from HMOs, net	(4,216,351)	(46,070)	(1,405,587)
Prepaid expenses and other current assets	1,523	(25,061)	139,373
Accounts payable	(4,534)	84,368	(11,860)
Accrued compensation and benefits	3,240,541	22,618	593,109
Accrued expenses and other current liabilities	(8,356)	(118,160)	50,230
Income taxes payable	1,099,000	91,002	(168,544)
Deferred tax liability	112,000	—	—

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	1,908,653	208,238	(1,441,895)
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposal of property and equipment	—	—	24,000
Purchases of property and equipment	(1,440,746)	(960,857)	(1,653,616)

NET CASH USED IN INVESTING ACTIVITIES	(1,440,746)	(960,857)	(1,629,616)
CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdraft	(1,172,384)	500,976	671,408
Proceeds from long-term debt	1,843,015	1,052,964	5,764,068
Payments on long-term debt	(1,157,564)	(1,110,142)	(2,992,043)
Payments for deferred financing costs	(2,743)	(11,666)	(54,122)
Changes in related-party payables	206,963	(129,221)	257,905
Proceeds from notes payable	—	1,874,000	—
Payments on notes payable	(991,214)	(904,116)	(156,488)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(1,273,927)	1,272,795	3,490,728

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(806,020)	520,176	419,217
CASH AND CASH EQUIVALENTS — BEGINNING OF YEAR	1,067,310	547,134	127,917

CASH AND CASH EQUIVALENTS — END OF YEAR	$261,290	$1,067,310	$547,134

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$517,164	$474,087	$516,558

Cash paid for income taxes	$191,524	$18,177	$191,524

The accompanying notes are an integral part of the financial statements.

MIAMI DADE HEALTH CENTERS
NOTES TO COMBINED FINANCIAL STATEMENTS
NOTE 1 — BASIS OF PRESENTATION
      Miami Dade Health Centers (the “Group”) refers to the combined presentation of the following entities:

Miami Dade Health & Rehabilitation Services, Inc., a Florida corporation (“MDHRS”);

Miami Dade Health Centers, Inc., a Florida corporation (“MDHC”);

West Gables Open MRI Services, Inc., a Florida corporation (“West Gables MRI”);

Miami Dade Health Centers One, Inc., a Florida corporation (“MDHC One”);

Pelu Properties, Inc., a Florida S corporation;

Kent Management, Inc., a Florida corporation;

Peluca Investments, LLC, a Florida limited liability company; and

Miami Dade Clinical Transportation, LLC, a Florida limited liability company wholly-owned by MDHRS, MDHC and MDHC One.
      These entities are presented herein on a combined basis based on common control and ownership. The entities are also the subject of the asset purchase agreement described in Note 9 of these combined financial statements. All significant inter-entity transactions have been eliminated in the combination.
      The Group is a provider of primary care physician services and diagnostic imaging services on an outpatient basis in South Florida. The Group provides medical services to patients through employee and contractor physicians. Substantially all of the Group’s net medical services revenues are derived from managed care agreements with four health maintenance organizations, Humana Medical Plans, Inc. (“Humana”), WellCare Health Plans, Inc. and its affiliated companies Healthease and Staywell (“Wellcare”), Americhoice/ United Health Plans (“Americhoice”), and Vista Healthplan of South Florida, Inc. and its affiliated companies (“Vista”) (collectively, the “HMOs”).
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      A summary of significant accounting policies followed by the Group is as follows:

Accounting Estimates
      The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Because of the inherent uncertainties of this process, actual results could differ from those estimates. Such estimates include, but are not limited to, the recognition of revenue, the recoverability of intangible assets, the collectibility of receivables, and the accrual for incurred but not reported (“IBNR”) claims.

Cash and Cash Equivalents
      The Group defines cash and cash equivalents as those highly-liquid investments purchased with an original maturity of three months or less.

Due From HMOs
      The HMOs pay medical claims and other costs on the Group’s behalf. Based on the terms of the contracts with the HMOs, the Group receives a net payment from the HMOs that is calculated by offsetting revenue earned with medical claims expense. Medical claims expense is calculated as claims paid on the Group’s behalf plus the HMOs’ estimate of claims incurred but not reported. Therefore, the amounts due

MIAMI DADE HEALTH CENTERS
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
from HMOs are presented in the balance sheets net of the estimated amounts for incurred but not reported medical claims.

Property and Equipment
      Equipment, furniture, vehicles, buildings and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from 3 to 40 years (see Note 3). Leasehold improvements are amortized over the underlying assets’ useful lives or the term of the lease, whichever is shorter. Repairs and maintenance costs are expensed as incurred. Improvements and replacements are capitalized.
      Long-lived assets, including property and equipment, are reviewed for impairment annually or more frequently if certain indicators arise.

Revenue Recognition
      The Group provides services to patients on a fixed monthly fee arrangement with HMOs. The Group’s net medical services revenue was derived from the following HMOs:

	2005	2004	2003

Humana	66.9%	66.1%	64.2%
Vista	17.9%	22.7%	26.6%
Wellcare	13.4%	9.4%	1.0%
Americhoice	1.8%	1.8%	8.2%
      Under the Group’s full-risk contracts with Humana, Wellcare and Vista, the Group receives a fixed monthly fee from the HMOs for each patient that chooses one of the Group’s physicians as their primary care physician. The fixed monthly fee is typically based on a percentage of the premium received by the HMOs from various payor sources. Revenue under these agreements is recorded monthly at the rates then in effect, as determined by the respective contract. As part of the Medicare Advantage program, the Centers for Medicare Services (“CMS”) periodically recomputes the premiums to be paid to the HMOs based on an updated health status of participants and updated demographic factors. The Group records any adjustments to this revenue at the time that the information necessary to make the determination of the adjustment is received from the HMO or CMS.
      Under the Group’s limited-risk and no-risk contracts with HMOs, the Group receives a capitation fee based on the number of patients for which the Group provides services on a monthly basis.
      Under the Group’s full-risk agreements, the Group assumes responsibility for the cost of all medical services provided to the patient, even those it does not provide directly in exchange for a percentage of premium or other capitated fee. To the extent that patients require more frequent or expensive care than was anticipated by the Group, revenue to the Group under a contract may be insufficient to cover the cost of care provided. When it is probable that expected future health care costs and maintenance costs under a contract or group of existing contracts will exceed anticipated capitated revenue on those contracts, the Group recognizes losses on its prepaid health care services with HMOs. No contracts were considered loss contracts at December 31, 2005.

Medical Service Expense
      The Group contracts with or employs various health care providers to provide medical services to its patients. Primary care physicians are compensated on a salary basis for their services to patients. Specialist physicians are paid on either a salary capitation or hourly basis for their services to patients.

MIAMI DADE HEALTH CENTERS
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      The cost of health care services provided or contracted for under full-risk managed care contracts are accrued in the period in which services are provided. In addition, the Group provides for an estimate of the related liability for medical claims incurred but not yet reported based on historical claims experience and current factors, such as inpatient utilization and benefit changes provided under HMO plans. Estimates are adjusted as changes in these factors occur, and such adjustments are reported in the year of determination.

Reinsurance (Stop-loss Insurance)
      Reinsurance premiums are reported as a health care cost and are included in medical claims expense in the combined statements of operations. Reinsurance recoveries are reported as a reduction of related health care costs.

Other Comprehensive Income
      The Group had no comprehensive income items other than net income for the years presented.
NOTE 3 — PROPERTY AND EQUIPMENT
      Property and equipment are summarized as follows:

			Estimated
			Useful Lives
	2005	2004	In Years

Buildings	$4,377,981	$3,668,635	25-40
Land	612,675	404,175	—
Medical equipment	1,524,779	1,537,725	5
Transportation equipment	785,625	687,394	3-5
Office equipment and computers	223,231	207,373	3-5
Furniture	163,145	133,999	7-10
Leasehold improvements	169,697	146,571	5

	7,857,133	6,785,872
Less accumulated depreciation	1,511,486	1,387,781

Property and equipment, net	$6,345,647	$5,398,091

      Depreciation expense for the years ended December 31, 2005, 2004 and 2003 was approximately $443,000, $374,000, and $394,000, respectively.
NOTE 4 — NOTES PAYABLE AND LONG-TERM DEBT
      Notes payable consist of the following at December 31, 2005 and 2004:

	2005	2004

Noninterest-bearing notes payable to the HMOs due in periodic payments within one year, balances may be offset against future payments to the Group	$574,500	$1,233,666
Demand revolving line of credit to bank, interest at 1% over prime, 8.25% and 6.25% at December 31, 2005 and 2004, respectively, paid in monthly installments, collateralized by real property and owners’ guarantees	747,682	1,079,730

	$1,322,182	$2,313,396

MIAMI DADE HEALTH CENTERS
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      The Group has several installment loans and notes collateralized by mortgages and other security on corporate assets and assets owned by the Group’s principal shareholders. The loans and notes mature through 2017. The following table outlines the Group’s debt:

Maturity	Interest	Original		Balance	Balance
Date	Rate	Amount	Collateral	12/31/05	12/31/04

06/30/2008	1% over Prime	$1,500,000	Real estate, corporate assets, and other real estate held by owners	$1,318,750	$1,393,750
06/21/2006	11%	$674,527	Corporate assets	85,505	243,058
05/13/2009	7.015%	$310,000	Toshiba MRI equipment	44,625	57,465
07/10/2006	1% over Prime	$199,280	Unsecured	23,262	63,118
06/22/2008	4.75%	$89,210	Vehicle	41,098	63,487
06/07/2008	7.49%	$144,930	Vehicle	94,388	115,117
02/16/2011	7.75%	$174,694	Helical CT scanner	155,009	—
12/15/2004	—	$155,010	Helical CT scanner	—	174,694
03/17/2009	6.50%	$878,000	Corporate assets	202,682	251,304
03/05/2017	7%	$138,750	Real estate - 4930 E. 10 Ct.	130,247	132,537
07/05/2013	6.25%	$3,801,622	Real estate - 3233 Palm Ave.	3,738,252	2,816,574
10/31/2004	1% over Prime	$498,000	Real estate - 3233 Palm Ave.	—	481,800
07/01/2017	7.25%	$652,000	Real estate - 442, 434, and 428 Washington Ave.	644,537	—

				6,478,355	5,792,904
Less current maturities				592,814	1,158,172

Total long-term debt				$5,885,541	$4,634,732

      Future maturities of long-term debt are as follows:

Years Ending December 31,	Amount

2006	$592,814
2007	292,495
2008	1,403,965
2009	181,921
2010	194,375
Thereafter	3,812,785

$6,478,355

MIAMI DADE HEALTH CENTERS
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
NOTE 5 — INCOME TAXES
      The Group recorded an income tax expense of $1,383,000, $109,000 and $19,000, for the years ended December 31, 2005, 2004 and 2003, respectively. The income tax (benefit) provision consisted of the following:

	2005	2004	2003

Current:
Federal	$1,149,000	$88,000	$12,000
State	122,000	21,000	7,000

Total	1,271,000	109,000	19,000
Deferred:
Federal	102,000	—	—
State	10,000	—	—

Total	112,000	—	—

Total income tax expense	$1,383,000	$109,000	$19,000

      Deferred income taxes reflect the net effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, are as follows:

	2005	2004	2003

Deferred tax asset:
Vacation accrual	$126,000	$103,000	$90,000
Deferred tax liability:
Depreciation difference	(238,000)	(103,000)	(44,000)

	(112,000)	—	46,000
Valuation allowance	—	—	(46,000)

Net deferred taxes	$(112,000)	$—	$—

      Three of the entities comprising the Group are organized as limited liability companies or an S corporation and have elected to report their taxable income as pass-through entities. Accordingly, the Group does not pay federal or state income taxes on taxable income. Instead, their members or shareholders are liable for individual income taxes on taxable income passed through to them. As a result, these combined financial statements include no provision or liability for income taxes for these entities.
      A valuation allowance is recorded to reduce the deferred tax liabilities reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax liabilities will not be realized.
      For the years ended December 31, 2005, 2004 and 2003, the provision for income tax expense differs from amounts computed at federal statutory rates primarily due to the unutilized income or loss of pass through entities, state income taxes net of federal benefit and permanent differences related to certain travel and entertainment, and various other non-deductible expenses.

MIAMI DADE HEALTH CENTERS
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
NOTE 6 — OWNERS’ CAPITAL ACCOUNTS
      Contributed capital and its composition for the individual entities comprising the Group for each of the years ended December 31, 2005, 2004 and 2003, is as follows:

		Common Stock			Additional	Total
				Contributed	Paid-In	Contributed
Entity	Capital	# Shares	Amount	Capital	Capital	Capital

Miami Dade Health & Rehabilitation Services, Inc.	Common Stock, no par value	9,225,000	$—	$—	$—	$—
Miami Dade Health Centers, Inc.	Common Stock, $1 par value	100	100	—	—	100
West Gables Open MRI Services, Inc.	Common Stock, $5 par value	100	500	—	500	1,000
Miami Dade Clinical Transportation, LLC	Membership Interest	—	—	200	—	200
Miami Dade Health Centers One, Inc.	Common Stock, $1 par value	10	10	—	—	10
Pelu Properties, Inc.	Common Stock, $1 par value	100	100	—	—	100
Kent Management, Inc.	Common Stock, $.01 par value	4,500	45	—	—	45
Peluca Investments, LLC	Membership Interest	—	—	200	—	200

			$755	$400	$500	$1,655

NOTE 7 — RELATED-PARTY TRANSACTIONS
      The Group had the following transactions with related parties:
      Due to owners are advances to the Group for working capital needs. The loans bear no interest and are due on demand. As of December 31, 2005 and 2004, the balances on these loans were $354,809 and $147,846, respectively.
      Long-term debt includes a loan due to one of the Group’s owners for the purchase of medical equipment with a balance of $155,009 at December 31, 2005. The owner secured a loan from a financial institution in his name, which is collateralized by medical equipment. The Group’s repayment terms to the owner are equivalent to the terms the owner has with the financial institution.
      During the year ended December 31, 2003, the Group forgave a portion of notes receivable due from related entities in the amount of $633,633. This is recorded as Forgiveness of debt — from owners on the combined statements of operations.
      The Group leases office space owned by shareholders or from partnerships owned by shareholders (see Note 8).
NOTE 8 — COMMITMENTS AND CONTINGENCIES

Legal Proceedings
      MDHRS was a defendant in a medical malpractice lawsuit, Porto V. Hernandez and Miami Dade Health and Rehabilitation Services, Inc., which was filed in 2003 in county court and in and for Miami-Dade County, Florida. The case was settled subsequent to December 31, 2005 in the amount of $31,000.

MIAMI DADE HEALTH CENTERS
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      In 2004, West Gables MRI purchased an MRI machine for $576,000. West Gables MRI initiated legal proceedings against the vendor for a refund contending adequate technical support required to operate the machine was not provided by the vendor. It cannot be determined how this case will be resolved or if the machine has any salvage value. Management believes the ultimate outcome of these proceedings will not have a material effect on these financial statements.
      The Group is also involved in legal proceedings incidental to its business that arise from time to time out of the ordinary course of business including, but not limited to, claims related to the alleged malpractice of employed and contracted medical professionals, workers’ compensation claims and other employee-related matters, and minor disputes with equipment lessors and other vendors. These matters are currently in various stages of litigation and there are inherent uncertainties involved in determining the probability of favorable or unfavorable outcomes. Accordingly, the financial statements do not include any provision or accrual for possible losses. Possible losses in excess of insurance coverage limits could result in material adverse effects on the Group’s financial position.

Credit Risk
      Financial instruments, which potentially subject the Group to concentrations of credit risk, consist principally of cash held in financial institutions in excess of federally insured limits, amounts due from HMOs and other receivables.

Leases
      The Group leases office space and equipment under various operating leases. Rent expense under such operating leases was $990,570, $995,910 and $1,208,699 for the years ended December 31, 2005, 2004 and 2003, respectively. Included in these amounts is rent paid to related parties for office space, which was approximately $64,000 for each of the years ended December 31, 2005, 2004 and 2003. Future annual minimum payments under leases as of December 31, 2005, are as follows:

Year Ending December 31,	Amount

2006	$254,179
2007	223,340
2008	180,318
2009	185,509
2010	52,762

$896,108

NOTE 9 — ACQUISITION
      On May 10, 2006, the Group entered into a definitive Asset Purchase Agreement (the “Agreement”) with Continucare Corporation (“Continucare”), Continucare MDHC, LLC (f/k/a CNU Blue 1, Inc.), a Florida limited liability company, and a wholly-owned subsidiary of Continucare (“Buyer”), CNU Blue 2, LLC, a Florida limited liability company, and a wholly-owned subsidiary of Continucare, MDHC Red, Inc., a Florida corporation (“Retain”), and the principal shareholders of the MDHC Group (the “Owners”). Upon the terms, and subject to the conditions of the Agreement, Buyer will acquire substantially all of the assets and operations of the Group and assume certain liabilities of the Group (the “Acquisition”) and certain members of the Group will merge with and into CNU Blue 2, LLC immediately after such acquisition of assets and assumption of such liabilities. The Acquisition is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

MIAMI DADE HEALTH CENTERS
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      Under the terms of the Agreement, at the Closing, Continucare will pay to the Owners $5 million in cash and issue to the Owners 20 million shares of Continucare’s common stock (the “Shares”). Continucare will also pay to the Owners an additional $1 million in cash on the first anniversary date of the Closing. In addition, upon the terms and subject to the conditions of the Agreement, following the Closing, Continucare will pay to the Owners up to $2 million based on the monthly payments in respect of the Group’s business operations received by Continucare or any of its subsidiaries from certain identified third-party payors during the 14-day period commencing the day after the Closing Date and make certain other payments to the Owners depending on the collection of certain receivables that were fully reserved on the books of the Group as of December 31, 2005.
      Consummation of the Acquisition is contingent upon, among other things, Continucare’s shareholders approving the issuance of the shares pursuant to the Agreement, the audit of the Group’s financial statements not reflecting any material adverse audit adjustments from the Group’s unaudited financial statements, the Group’s audited financial statements reflecting an adjusted EBITDA of at least $6 million for the year ended December 31, 2005, approval of the Acquisition by certain regulatory and governmental authorities, and receipt of necessary third-party consents.

MIAMI DADE HEALTH CENTERS, INC. AND AFFILIATES
CONDENSED COMBINED BALANCE SHEETS

	March 31,	December 31,
	2006	2005

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$936,574	$261,290
Other receivables, net	136,677	70,499
Due from HMO’s, net of a liability for incurred but not reported medical claims expense of $2,981,466 and $7,050,000 and allowance for doubtful accounts of $3,267,000 and $3,267,000 at March 31, 2006 and December 31, 2005, respectively	3,290,197	6,065,018
Prepaid expenses and other current assets	311,337	251,815

Total current assets	4,674,785	6,648,622
Equipment, furniture and leasehold improvements, net	6,394,727	6,345,647
Deferred financing costs, net	48,240	48,490
Other assets, net	2,057	20,106

Total assets	$11,119,809	$13,062,865

LIABILITIES AND OWNERS’ DEFICIT
Current liabilities:
Accounts payable	$480,793	$313,137
Accrued expenses and other current liabilities	60,025	77,269
Accrued employee compensation and benefits	861,643	3,856,268
Due to owners	178,548	354,809
Income taxes payable	1,166,797	1,200,000
Notes payable	2,324,500	1,322,182
Current maturities of long term debt	640,000	592,814

Total current liabilities	5,712,306	7,716,479
Deferred tax liability	112,000	112,000
Notes and loans payable, less current portion	5,667,265	5,885,541

Total liabilities	11,491,571	13,714,020
Commitments and contingencies
Owners’ deficit:
Common stock	1,155	1,155
Additional paid-in-capital	500	500
Accumulated deficit	(373,417)	(652,810)

Total owners’ deficit	(371,762)	(651,155)

Total liabilities and owners’ equity	$11,119,809	$13,062,865

The accompanying notes are an integral part of the financial statements

MIAMI DADE HEALTH CENTERS, INC. AND AFFILIATES
CONDENSED COMBINED STATEMENTS OF OPERATIONS

	Three-Months Ended	Three-Months Ended
	March 31,	March 31,
	2006	2005

	(Unaudited)
Revenue:
Medical services revenues, net	$22,344,624	$17,049,643
Other revenue	9,177	98

Total revenue	22,353,801	17,049,741
Operating expenses:
Medical services:
Medical claims	16,298,081	11,421,580
Other direct costs	2,397,338	2,023,156

Total medical services	18,695,419	13,444,736
General and administrative	3,069,899	3,045,980

Total operating expenses	21,765,318	16,490,716

Income from operations	588,483	559,025
Other income (expense):
Interest income	8,354	620
Interest expense	(131,144)	(118,296)

Income before income tax provision	465,693	441,349
Income tax provision	186,300	175,000

Net income	279,393	266,349
Accumulated deficit January 1, 2005	(652,810)	(1,899,008)

Accumulated deficit March 31,	$(373,417)	$(1,632,659)

The accompanying notes are an integral part of the financial statements

MIAMI DADE HEALTH CENTERS, INC. AND AFFILIATES
CONDENSED COMBINED STATEMENT OF CASH FLOWS

	Three-Months	Three-Months
	Ended	Ended
	March 31,	March 31,
	2006	2005

	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$279,393	$266,349
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization, including amortization of deferred financing costs	124,745	110,945
Changes in operating assets and liabilities:
Other receivables	(66,178)	12,189
Due from HMOs, net	2,774,821	(365,778)
Prepaid expenses and other assets	(41,473)	(101,757)
Accounts payable	121,056	(424,504)
Accrued compensation and benefits	(2,994,625)	200,275
Accrued expenses and other current liabilities	(17,244)	(48,813)
Deferred taxes	(33,203)	—
Accrued income taxes	—	(101,146)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	147,292	(452,240)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(173,575)	(292,029)

NET CASH USED IN INVESTING ACTIVITIES	(173,575)	(292,029)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long term debt	—	422,700
Payments on long term debt	(124,490)	(175,872)
Related party payables	(176,261)	(69,298)
Proceeds from notes payable	1,002,318	—
Payments on notes payable	—	(462,119)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	701,567	(284,589)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	675,284	(1,028,858)
CASH AND CASH EQUIVALENTS — BEGINNING OF YEAR	261,290	1,067,310

CASH AND CASH EQUIVALENTS — END OF YEAR	$936,574	$38,452

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$131,144	$118,296

Cash paid for income taxes	$199,850	$101,146

The accompanying notes are an integral part of the financial statements

MDHC COMPANIES
Notes to Condensed Combined Financial Statements (Unaudited)
NOTE 1 — BASIS OF PRESENTATION
      The unaudited condensed combined financial statements included herein have been prepared in accordance with the requirements of Regulation S-B and, therefore, omit or condense certain footnotes and other information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments (including all normal recurring adjustments) necessary for a fair presentation of the financial information for the interim periods reported have been made.
      Miami-Dade Health Centers (the “Group”) refers to the combined presentation of the following entities:

Miami Dade Health & Rehabilitation Services, Inc., a Florida corporation (“MDHRS”);

Miami Dade Health Centers, Inc., a Florida corporation (“MDHC”);

West Gables Open MRI Services, Inc., a Florida corporation (“West Gables MRI”);

Miami Dade Health Centers One, Inc., a Florida corporation (“MDHC One”);

Pelu Properties, Inc., a Florida S corporation (“Pelu”);

Kent Management, Inc., a Florida corporation;

Peluca Investments, LLC, a Florida limited liability company (“Peluca”); and

Miami Dade Clinical Transportation, LLC, a Florida limited liability company, wholly-owned by MDHRS, MDHC and MDHC One.
      These entities are presented herein on a combined basis based on common control and ownership. The entities are also the subject of the asset purchase agreement described in Note 8. All significant inter-entity transactions have been eliminated in the combination.
      The Group is a provider of primary care physician services and diagnostic imaging services on an outpatient basis in South Florida. The Group provides medical services to patients through employee and contractor physicians, advanced registered nurse practitioners and physician’s assistants. Substantially all of the Group’s net medical services revenues are derived from managed care agreements with four health maintenance organizations, Humana Medical Plans, Inc. (“Humana”) WellCare Health Plans, Inc. and its affiliated companies, Staywell and HealthEase, (“Wellcare”), Americhoice/ United Health Plans (“Americhoice”), and Vista Healthplan of South Florida, Inc. and its affiliated companies (“Vista”) (collectively, the “HMOs”).
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      A summary of significant accounting policies followed by the Group is as follows:

Accounting Estimates
      The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. Because of the inherent uncertainties of this process, actual results could differ from those estimates. Such estimates include the recognition of revenue, the recoverability of intangible assets, the collectibility of receivables, and the accrual for incurred but not reported (“IBNR”) claims.

Cash and Cash Equivalents
      The Group defines cash and cash equivalents as those highly-liquid investments purchased with an original maturity of three months or less.

MDHC COMPANIES
Notes to Condensed Combined Financial Statements — (Continued)

Due from HMOs
      The HMOs pay medical claims and other costs on the Group’s behalf. Based on the terms of the contracts with the HMOs, the Group receives a net payment from the HMOs that is calculated by offsetting revenue earned with medical claims expense, calculated as claims paid on the Group’s behalf plus the HMOs’ estimate of claims incurred but not reported. Therefore, the amounts due from HMOs are presented in the balance sheet net of the estimated amounts for IBNR medical claims.

Property and Equipment
      Equipment, furniture, transportation equipment, buildings and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from three to forty years (see Note 3). Leasehold improvements are amortized over the underlying assets’ useful lives or the term of the lease, whichever is shorter. Repairs and maintenance costs are expensed as incurred. Improvements and replacements are capitalized.
      Long-lived assets, including property and equipment are reviewed for impairment annually or more frequently if certain indicators arise.

Revenue Recognition
      The Group provides services to patients on either a fixed monthly fee arrangement with HMOs or under a fee for service arrangement. Total medical services net revenue from continuing operations were as follows:

	2006	2005

Humana	67.1%	66.5%
Vista	18.9%	18.2%
Wellcare	12.5%	13.5%
Americhoice	1.5%	1.8%
      Under the Group’s full risk contracts with Humana, Wellcare and Vista, the Group receives a fixed monthly fee from the HMOs for each patient that chooses one of the Group’s physicians as their primary care physician. The fixed monthly fee is typically based on a percentage of the premium received by the HMOs from various payor sources. Revenue under these agreements is generally recorded in the period services are rendered at the rates then in effect as determined by the respective contract. As part of the Medicare Advantage program, the Centers for Medicare Services (“CMS”) periodically recomputes the premiums to be paid to the HMOs based on updated health status of participants and updated demographic factors. The Group records any adjustments to this revenue at the time that the information necessary to make the determination of the adjustment is received from the HMO or CMS.
      Under the Group’s limited risk and no-risk contracts with HMOs, the Group receives a capitation fee based on the number of patients for which the Group provides services on a monthly basis. The capitation fee is recorded as revenue in the period in which services are provided as determined by the respective contract.
      Under the Group’s full risk agreements, the Group assumes responsibility for the cost of all medical services provided to the patient, even those it does not provide directly in exchange for a percentage of premium or other capitated fee. To the extent that patients require more frequent or expensive care than was anticipated by the Group, revenue to the Group under a contract may be insufficient to cover the costs of care provided. When it is probable that expected future health care costs and maintenance costs under a contract or group of existing contracts will exceed anticipated capitated revenue on those contracts, the Group recognizes losses on its prepaid health care services with HMOs. No contracts were considered loss contracts at

MDHC COMPANIES
Notes to Condensed Combined Financial Statements — (Continued)
March 31, 2006 and December 31, 2005 because the Group has the right to terminate unprofitable physicians and close unprofitable centers under its managed care contracts.

Medical Service Expense
      The Group contracts with or employs various health care providers to provide medical services to its patients. Primary care physicians are compensated on a salary basis for their services to patients. Specialist physicians are paid on either a salary capitation, or hourly basis for their services to patients.
      The cost of health care services provided or contracted for under full risk managed care contracts are accrued in the period in which services are provided. In addition, the Group provides for an estimate of the related liability for medical claims incurred but not yet reported based on historical claims experience and current factors such as inpatient utilization and benefit changes provided under HMO plans. Estimates are adjusted as changes in these factors occur and such adjustments are reported in the year of determination.

Reinsurance (stop-loss insurance)
      Reinsurance premiums are reported as a health care cost and are included in medical service expense in the Condensed Combined Statements of Operations. Reinsurance recoveries are reported as a reduction of related health care costs.

Other Comprehensive Income
      The Group had no comprehensive income items other than net income for the periods presented.
NOTE 3 — PROPERTY AND EQUIPMENT
      Property and equipment are summarized as follows:

			Estimated
			Useful Lives
	31-Mar-06	31-Dec-05	In Years

Buildings	$4,509,217	$4,377,981	25-40
Land	612,675	612,675	—
Medical equipment	1,528,279	1,524,779	5
Transportation equipment	794,365	785,625	3-5
Office equipment and computers	223,231	223,231	3-5
Furniture	164,494	163,145	7-10
Leasehold improvements	198,447	169,697	5

	8,030,708	7,857,133
Less accumulated depreciation	1,635,981	1,511,486

	$6,394,727	$6,345,647

      Depreciation expense for the three month periods ended March 31, 2006 and 2005 was approximately $124,495, and $110,695, respectively.

MDHC COMPANIES
Notes to Condensed Combined Financial Statements — (Continued)
NOTE 4 — NOTES PAYABLE AND LONG-TERM DEBT
      Notes payable consists of the following at March 31, 2006 and December 31, 2005:

	Balance	Balance
	03/31/06	12/31/05

Non-interest bearing notes payable to HMO’s due in periodic payments within one year, balances may be offset against future payments to the Group	$574,500	$574,500
Demand revolving line of credit to bank, interest at 1% over prime, paid in monthly installments, secured by real property and owners’ guarantees	1,750,000	747,682

	$2,324,500	$1,322,182

      The Group has several installment loans and notes collateralized by mortgages and other security on corporate assets and assets owned by the Group’s principal shareholders. The loans and notes mature through 2017. The following table outlines the Group’s debt.

		Original		Balance	Balance
Maturity Date	Interest Rate	Amount	Secured	3/31/2006	12/31/2005

6/30/2008	1% over Prime	1,500,000	Real Estate owed by Officers	1,300,000	1,318,750
6/21/2006	11%	674.527	Corporate Assets	43,287	85,505
5/13/2009	7.015	310.000	Toshiba MRI Equipment	41,493	44,625
7/10/2006	1% over Prime	199.280	Unsecured	13,299	23,262
6/22/2008	4.75%	89,210	2003 Mercedes Benz	35,436	41,098
6/7/2008	7.49%	144,930	2003 Mercedes Benz	88,959	94,388
2/16/2011	7.75%	174,694	Helical CT Scanner.	148,820	155,009
3/17/2009	6.50%	878,000	Corporate assets	153,037	202,682
3/5/2017	7%	138,750	Real Estate 4930 E. l0 Ct.	129,580	130,247
7/5/2013	6.25%	3,801,622	Real Estate 3233 Palm Ave.	3,712,475	3,738,252
7/1/2017	7.25%	652,000	R/ E 442, 434 & 428 Washington Ave. Homestead	640,879	644,537

Total debt				6,307,265	6,478,355
Less: current maturities				640,000	592,814

Long term debt				$5,667,265	$5,885,541

NOTE 5 — INCOME TAXES
      The Group accounts for income taxes under FASB Statement No. 109, “Accounting for Income Taxes.” Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
      The Group recorded an income tax expense of $186,300 and $175,000 for the three months ended March 31, 2006 and 2005, respectively and $1,383,000 for the year ended December 31, 2005.

MDHC COMPANIES
Notes to Condensed Combined Financial Statements — (Continued)
      Deferred income taxes of $112,000 reflect the net effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
      Three of the entities comprising the Group are organized as limited liability companies or an S-corporation and have elected to report their taxable income as pass-through entities. Accordingly, the Group does not pay federal or state income taxes on the taxable income of Pelu, Peluca or Miami Dade Clinical Transportation, LLC. Instead, their members or shareholders are liable for individual income taxes on taxable income passed through to them. As a result, these combined financial statements include no provision or liability for income taxes for these entities.
NOTE 6 — RELATED PARTY TRANSACTIONS
      The Group had the following transactions with related parties:
      Due to owners are advances to the Group for working capital needs. The loans bear no interest and are due on demand. As of March 31, 2006 and December 31, 2005, these loans were included with current liabilities and amounted to $178,548 and $354,809 respectively.
      Long-term debt includes a loan due to one of the Group’s owners for the purchase of medical equipment with a balance of $148,820 and $155,009 at March 31, 2006 and December 31, 2005, respectively. The owner secured a loan from a financial institution in his name, which is collateralized by the medical equipment. The Group’s repayment terms to the owner are the equivalent to the terms the owner has with the bank.
      The Group leases office space owned by shareholders or from partnerships owned by shareholders.
NOTE 7 — COMMITMENTS AND CONTINGENCIES

Legal Proceedings
      MDHRS was a defendant in a medical malpractice lawsuit, PORTO v. HERNANDEZ and MIAMI DADE HEALTH AND REHABILITATION SERVICES, INC., which was filed in 2003 in county court and in and for Miami-Dade County, Florida. The case was settled subsequent to December 31, 2005 in the amount of $31,000. This amount has been accrued and is included in accounts payable at March 31, 2006.
      In 2004, West Gables MRI purchased an MRI machine for $576,000. West Gables MRI initiated legal proceedings against the vendor to refund their money contending adequate technical support required to operate the machine was not provided by the vendor. It cannot be determined how this case will be resolved or if the machine has any salvage value. Management believes the ultimate outcome of these proceedings will not have a material effect on the financial statements.
      The Group is also involved in legal proceedings incidental to its business that arise from time to time out of the ordinary course of business including, but not limited to, claims related to the alleged malpractice of employed and contracted medical professionals, workers’ compensation claims and other employee-related matters, and minor disputes with equipment lessors and other vendors. These matters are currently in various stages of litigation and there are inherent uncertainties involved in determining the probability of favorable or unfavorable outcomes. Accordingly, the financial statements do not include any provision or accrual for possible losses. Possible losses in excess of insurance coverage limits could result in material adverse effects on the Group’s financial position.

Credit Risk
      Financial instruments, which potentially subject the Group to concentrations of credit risk, consist principally of cash held in financial institutions in excess of federally insured limits.

MDHC COMPANIES
Notes to Condensed Combined Financial Statements — (Continued)

NOTE 8 — ACQUISITION
      On May 10, 2006, the Group entered into a definitive Asset Purchase Agreement (the “Agreement”) with Continucare Corporation (“Continucare”) and the principal shareholders of the MDHC Group (the “Owners”). Upon the terms and subject to the conditions of the Agreement, Buyer will acquire substantially all of the assets and operations of the Group and assume certain liabilities of the Group (the “Acquisition”). The Acquisition is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.
      Under the terms of the Agreement, at the Closing, Continucare will pay to the Group $5.0 million cash and issue to the Group 20.0 million shares of Continucare’s common stock (the “Shares”). Continucare will also pay to the Owners an additional $1.0 million cash on the first anniversary date of the Closing. In addition, upon the terms and subject to the conditions of the Agreement, following the Closing, Continucare will pay to the Owners up to $2.0 million based on the monthly payments in respect of the Group’s business operations received by Continucare or any of its subsidiaries from certain identified third-party payors during the 14 day period commencing the day after the Closing Date and make certain other payments to the Owners depending on the collection of certain receivables that were fully reserved on the books of the Group as of December 31, 2005.
      Consummation of the Acquisition is contingent upon, among other things, Continucare’s shareholders approving the issuance of the Shares pursuant to the Agreement, the audit of the Group’s financial statements not reflecting any material adverse audit adjustments from the Group’s unaudited financial statements, the Group’s audited financial statements reflecting an adjusted EBITDA of at least $6.0 million for the year ended December 31, 2005, approval of the Acquisition by certain regulatory and governmental authorities and receipt of necessary third party consents.

ANNEX A
ASSET PURCHASE AGREEMENT
Dated as of May 10, 2006
Among
CONTINUCARE CORPORATION
and
THE OTHER PARTIES LISTED ON THE SIGNATURE PAGES HERETO

ASSET PURCHASE AGREEMENT
      ASSET PURCHASE AGREEMENT, dated as of May 10, 2006, among Continucare Corporation, a Florida corporation (“CNU”) CNU Blue 1, Inc., a Florida corporation and a wholly-owned subsidiary of CNU (“Buyer”), CNU Blue 2, LLC, a Florida limited liability company and a wholly-owned subsidiary of Buyer (“Buyer LLC”), Miami Dade Health and Rehabilitation Services, Inc., a Florida corporation (“MDHRS”), Miami Dade Health Centers, Inc., a Florida corporation (“MDHC”), West Gables Open MRI Services, Inc., a Florida corporation (“West Dade”), Kent Management Systems, Inc. (“Kent”), Pelu Properties, Inc., a Florida corporation (“Pelu”), Peluca Investments, LLC, a Florida limited liability company owned by the Owners (“Peluca”), and Miami Dade Health Centers One, Inc., a Florida corporation (“MDHC One”, and, collectively with MDHRS, MDHC, West Dade, Kent, Pelu and Peluca, the “Sellers”), MDHC Red, Inc., a Florida corporation (“Retain”), and each of the shareholders of each Seller listed on the signature pages hereto (the “Owners”).
      WHEREAS, Sellers are engaged in the business of providing primary health care services and the selected specialty health care services set forth on Schedule A at five clinical locations in Miami-Dade County, Florida, and related transportation, diagnostic and administrative support services (the “Business”); and
      WHEREAS, Buyer is a wholly-owned subsidiary of CNU and Buyer LLC is wholly-owned by Buyer and is a disregarded entity for federal income tax purposes under Code Section 7701; and
      WHEREAS, Sellers desire to sell, and the Owners desire to cause Sellers to sell to Buyer, and Buyer desires to purchase from Sellers, on a going concern basis, substantially all of the assets, properties and business of the Business, all on the terms and subject to the conditions set forth herein; and
      WHEREAS, immediately after the foregoing transactions, Retain shall assume all of the Excluded Liabilities from Sellers and thereafter each Seller other than Pelu and Peluca shall merge with and into Buyer LLC with Buyer LLC as the surviving entity of such mergers (the “Merger”); and
      WHEREAS, contemporaneous with the execution and delivery of this Agreement, certain shareholders of CNU have entered into agreements (the “Voting Agreements”) to vote their respective shares of CNU Common Stock in favor of the issuance of the CNU Shares pursuant to this Agreement;
      NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among Sellers, Retain, the Owners, Buyer, Buyer LLC, and CNU as follows:
ARTICLE I
DEFINITIONS
      1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.
      “Accounting Firm” has the meaning set forth in Section 3.2(d).
      “Adjusted EBITDA” has the meaning set forth in Section 7.13.
      “Affiliate” means, with respect to any Person, any other Person who is a Family Member of such Person or which directly or indirectly controls, is controlled by or is under common control with such Person.
      “Agreed Adjustments” has the meaning set forth in Section 3.2(c).
      “Agreement and Plan of Merger” means the Agreement and Plan of Merger relating to the Merger substantially in the form of Exhibit A, as the same may be amended as a result of any determination pursuant to Section 7.5.
      “Articles of Merger” has the meaning specified in Section 2.5(c).
      “Assumed Liabilities” has the meaning specified in Section 2.3.

      “Auditor” means Moore, Stephens, Lovelace, P.A..
      “Balance Sheet” means the unaudited combined balance sheet of Sellers as of the Balance Sheet Date included in Schedule 5.4.
      “Balance Sheet Date” means December 31, 2005.
      “Business” has the meaning specified in the recitals to this Agreement.
      “Business Day” means any day that is neither a Saturday, nor a Sunday nor a day on which state or federally chartered banking institutions in New York, New York are not required to be open.
      “Business Property” means any real or personal property, plant, building, facility, structure, equipment or unit, or other asset owned, leased or operated by any Seller in the conduct of the Business.
      “Buyer” has the meaning specified in the first paragraph of this Agreement.
      “Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or Buyer LLC under this Agreement or in connection herewith.
      “Buyer Group Member” means CNU and its Affiliates and their respective successors and assigns.
      “Buyer LLC” has the meaning specified in the first paragraph of this Agreement.
      “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.
      “Claim Notice” has the meaning specified in Section 8.3(a).
      “Closing” means the closing of the transfer of the Purchased Assets from Sellers to Buyer and Buyer’s assumption of the Assumed Liabilities.
      “Closing Date” has the meaning specified in Section 4.1.
      “Closing Date Cash Payment” has the meaning specified in Section 3.1.
      “Closing Date Working Capital” has the meaning specified in Section 3.3(a).
      “CNU SEC Documents” has the meaning specified in Section 6.5.
      “CNU Common Stock” means the common stock, par value $.0001 per share, of CNU.
      “CNU Shares” means 20,000,000 shares of CNU Common Stock. If, between the date of this Agreement and the Closing Date, CNU shall effect any reclassification, recapitalization, stock split, combination, or exchange of the CNU Common Stock, or a stock dividend or dividend payable in any other securities shall be declared with a record date occurring within such period, or any similar event shall have occurred, then the CNU Shares shall be appropriately adjusted to give effect to such reclassification, recapitalization, stock split, combination, or exchange, dividend or other event.
      “COBRA Beneficiary” has the meaning specified in Section 7.4(g).
      “Code” means the Internal Revenue Code of 1986, as amended from time to time.
      “Copyrights” means United States and foreign copyrights and mask works (as defined in 17 U.S.C. § 901), whether registered or unregistered, and pending applications to register the same.
      “Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.
      “Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind or nature, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

      “Environmental Laws” means any federal, state or local law, statute, ordinance, rule or regulation governing pollution, contamination, protection of the environment, human health or safety, or safety of employees, sanitation or any matters relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials (collectively “Environmental Matters”) as the same have been or may be amended from time to time, including, without limitation, CERCLA and any common law cause of action providing any right or remedy relating to Environmental Matters, and all applicable judicial and administrative decisions, order and decrees relating to Environmental Matters.
      “Escrow Agent” means the escrow agent serving under the Escrow Agreement.
      “Escrow Agreement” means the Escrow Agreement substantially in the form of Exhibit B.
      “Escrow Funds” has the meaning specified in Section 4.2.
      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
      “Excluded Assets” has the meaning specified in Section 2.2.
      “Excluded Liabilities” has the meaning specified in Section 2.4.
      “Excluded Real Property” has the meaning specified in Section 2.2(b).
      “Expenses” means any and all direct out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals); provided, however, that for purposes of computing the amount of Expenses incurred by any Person, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by such Person or any of such Person’s Affiliates from Persons other than a Seller Group Member or a Buyer Group Member, as the case may be, in connection with such Expenses or the circumstances giving rise thereto.
      “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.
      “FBCA” means the Florida Business Corporation Act, as amended.
      “GAAP” means United States generally accepted accounting principles, consistently applied from period to period.
      “Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.
      “Governmental Permits” has the meaning specified in Section 5.9.
      “Hazardous Materials” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials wastes, constituents, compounds, chemicals, natural or manmade elements or forces (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials (“ACMs”), polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, infections, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation that are designated as such or regulated by, or form the basis of liability under, any Environmental Laws.

      “Income Tax” means any Tax relating to net income, gross income, gross receipts or windfall profit, however characterized.
      “Indemnified Party” has the meaning specified in Section 8.3.
      “Indemnitor” has the meaning specified in Section 8.3.
      “Instrument of Assignment” means the Instrument of Assignment in form and substance reasonably satisfactory to CNU and Sellers’ Representation.
      “Instrument of Assumption” means the Instrument of Assumption in the form of Exhibit C.
      “Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.
      “IRS” means the Internal Revenue Service.
      “Knowledge” means (a) when used with respect to Sellers, the knowledge after diligent inquiry of one or more of the Owners or the persons identified on Schedule 1.1(a) and (b) when used with respect to Buyer or CNU, the knowledge after diligent inquiry of one or more of Richard C. Pfenniger, Jr., Fernando Fernandez and Gemma Rosello.
      “Leased Real Property” has the meaning specified in Section 5.11.
      “Loss(es)” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges; provided, however, that for purposes of computing the amount of Loss(es) incurred by any Person, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by such Person or any of such Person’s Affiliates from Persons other than a Seller Group Member or a Buyer Group Member, as the case may be, in connection with such Loss(es) or the circumstances giving rise thereto; and, provided, further, however, that “Loss(es)” shall not include any incidental, consequential or punitive damages or claims for loss of value.
      “Material Adverse Effect” means any effect, change, event, circumstance or condition which when considered with all other effects, changes, events, circumstances or conditions has materially and adversely affected or could reasonably be expected to materially and adversely affect the results of operations, financial condition, assets, liabilities, business or prospects of CNU and its subsidiaries or the Business, as the case may be, in each case, taken as a whole, provided, however, that “Material Adverse Effect” shall not include any effect, change, event, circumstance or condition arising out of or attributable to general economic conditions or events, circumstances, changes or effects affecting the securities markets.
      “Merger” has the meaning specified in the fourth recital to this Agreement.
      “Owners” has the meaning specified in the first paragraph of this Agreement.
      “Owned Real Property” has the meaning specified in Section 5.10.
      “Owner Employment Agreements” means, collectively, the Employment Agreements, each in the form of Exhibits D-1, D-2 and D-3, between CNU and each of the Owners.
      “Patent Rights” means United States and foreign patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) or improvements thereto.
      “Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable, (c) other liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such lien or imperfection and (d) the liens listed on Schedule 5.17.

      “Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.
      “Physician Employment Agreement” means, collectively, the employment agreements in CNU’s standard form between CNU and each of the physician employees of the Business (other than Dr. Cruz).
      “Pro Rata Liability” means for any indemnifiable claim, one-third multiplied by the amount of Losses and Expense arising from such claim.
      “Purchase Price” has the meaning specified in Section 3.1.
      “Purchased Assets” has the meaning specified in Section 2.1.
      “RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.
      “Real Property” has the meaning specified in Section 5.11.
      “Real Property Lease” means the First Amendment to the Lease for the Excluded Real Property between Cruz & Cruz Partnership and MDHRS substantially in the form of Exhibit E.
      “Receivables” has the meaning specified in Section 2.1(c).
      “Registration Rights Agreement” means the Registration Rights Agreement in the form of Exhibit F.
      “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Materials into the indoor or outdoor environment or into or out of any Business Property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or Business Property.
      “Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Hazardous Materials or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.
      “Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.
      “Retain” has the meaning specified in the first paragraph of this Agreement.
      “Second Instrument of Assumption” means in instrument of Assumption in the form of Exhibit G.
      “Securities Act” means the Securities Act of 1933, as amended.
      “Seller” has the meaning specified in the first paragraph of this Agreement.
      “Seller Agreements” has the meaning specified in Section 5.21.
      “Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by any Seller, Retain or any Owner under this Agreement or in connection herewith.
      “Seller Excluded Representations” has the meaning specified in Section 8.5(a)(i).
      “Seller Group Member” means Sellers and their respective Affiliates and the Owners and their respective successors and assigns.
      “Seller’s Compensation Commitments” has the meaning specified in Section 5.18(b).
      “Seller’s ERISA Plans” has the meaning specified in Section 5.18(d).
      “Seller’s Non-ERISA Plans” has the meaning specified in Section 5.18(a).
      “Seller’s Representative” has the meaning specified in Section 9.19.

      “Shareholders’ Meeting” has the meaning specified in Section 7.10.
      “Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.
      “Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.
      “Tax” (and, with correlative meaning, “Taxable”) means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any Tax Sharing Arrangement or Tax indemnity agreement.
      “Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, any information return, claim for refund, amended return or declaration of estimated Tax.
      “Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes any Seller.
      “Trademarks” means United States, state and foreign trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing.
      “Trade Secrets” means confidential ideas, trade secrets, know-how, developments, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, databases, customer lists, supplier lists, mailing lists, business plans, or other proprietary information.
      “Trailing Payments” means all monthly payments received by CNU or any of its subsidiaries relating to the Business during the fourteen day period commencing the day after the Closing Date from the third-party payors listed on Schedule 1.1(b), which payments are consistent with the ordinary course of the Business prior to the Closing Date.
      “Transfer” has the meaning specified in Section 7.6(a).
      “Transferring Employees” has the meaning specified in Section 7.4(a).
      “Warehouse Lease” means the lease substantially in the form of Exhibit I.
      “Working Capital” means the excess of the amount of the current assets of the Business as of a given date over the amount of the current liabilities of the Business as of such date, each as calculated in accordance with GAAP; provided, however, that, for purposes of calculating Working Capital of Sellers, current assets of the Business that are Excluded Assets and current liabilities of the Business that are Excluded Liabilities shall be disregarded.
      1.2. Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this

Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.
ARTICLE II
PURCHASE AND SALE
      2.1. Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Sellers, on a going concern basis, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the business and operations of Business and the goodwill associated therewith and all of the assets and properties of Sellers of every kind and description, wherever located, real, personal or mixed, tangible or intangible, used in the conduct of the Business and which are transferable by Sellers, as the same shall exist on the Closing Date (herein collectively called the “Purchased Assets”), including, all right, title and interest of Sellers in, to and under the following, as the same shall exist on the Closing Date (other than the Excluded Assets):

(a) all of the assets reflected on the Balance Sheet, except for Excluded Assets and except for those assets disposed of or converted into cash after the Balance Sheet Date;

(b) the real estate listed or described in Schedule 5.10 other than the Excluded Real Property;

(c) all accounts receivable of the Business outstanding as of the Closing Date and, except as provided in Section 2.2(h), all rights of the Business to any refund, repayment, recoupment or collection from any other Person outstanding or existing as of the Closing Date (including, without limitation, related party accounts receivable owed by one of the Sellers to another Seller or any subsidiary of one or more Sellers as of the Closing Date, amounts due from any third-party payor, or amounts payable in respect of any contestation or other right of recovery) regardless of whether such right relates to periods prior to the Closing Date (collectively, the “Receivables”);

(d) the Governmental Permits listed in Schedule 5.9;

(e) the real estate leases and leasehold improvements listed or described in Schedule 5.11;

(f) the equipment, vehicles, furniture and other personal property listed or referred to in Schedule 5.13;

(g) the personal property leases listed in Schedule 5.14;

(h) the Copyrights, Patent Rights and Trademarks (and all goodwill associated therewith), and the agreements, contracts, licenses, sublicenses, assignments and indemnities, listed in Schedule 5.15;

(i) the contracts, agreements or understandings listed or described in Schedule 5.20;

(j) the real property and all improvements thereto listed or described in Schedule 5.10;

(k) all Trade Secrets and other proprietary or confidential information;

(l) the Software listed in Schedule 5.15;

(m) all of Sellers’ rights, claims or causes of action against third parties relating to the assets, properties, business or operations of any Seller arising out of transactions occurring prior to the Closing Date;

(n) all publications, know-how, developments, models, databases, computer files, training programs, inventories, books and records (including all data and other information stored on discs, tapes or other media) of Sellers, including sales, advertising and marketing materials;

(o) all telephone, telex and telephone facsimile numbers, Internet sites and addresses and other directory listings utilized by any Seller in the conduct of the Business; and

(p) all of Sellers’ right, title and interest in and to the name “Miami Dade Health Centers” and all derivations thereof.
      2.2. Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the “Excluded Assets”):

(a) any Seller’s rights, claims or causes of action against third parties relating to the Business which might arise in connection with the discharge by such Seller of the Excluded Liabilities;

(b) the real estate listed in Schedule 2.2(b) (the “Excluded Real Property”);

(c) all minute books and stock transfer books of each Seller;

(d) each Seller’s employee benefit agreements, plans or arrangements listed in Schedule 5.18(a) or Schedule 5.18(d) or otherwise maintained by any Seller on behalf of persons employed by any Seller.

(e) all refunds of any Tax which any Seller is entitled to receive pursuant to Section 7.2;

(f) all rights of the Sellers and the Owners under this Agreement and the Ancillary Agreements;

(g) all books and records (including all data and other information stored on discs, tapes and other media) of any Seller relating to: (i) Taxes, except as required pursuant to Section 7.2, and (ii) the Excluded Assets;

(h) all rights of Sellers in and to any final retroactive Medicare Risk Adjustment payments with respect to Humana for the 2004 plan year; and

(i) those assets identified on Schedule 2.2(i).
      2.3 Assumed Liabilities. On the Closing Date, Buyer shall deliver to Sellers the Instrument of Assumption pursuant to which Buyer shall assume and agree to discharge the following obligations and liabilities of Sellers in accordance with their respective terms and subject to the respective conditions thereof:

(a) all liabilities and obligations of Sellers reflected on the Balance Sheet (and all related party liabilities owed by one Seller to another Seller or any subsidiary of one or more Sellers as of the Closing Date whether or not such liabilities are included on the Balance Sheet) or incurred since the date of the Balance Sheet in the ordinary course of business of the Business consistent with past practices to be paid or performed after the Closing Date including any such liabilities or obligations incurred under (i) the contracts, licenses, agreements or understandings listed or described in Schedule 5.15 or 5.20 (ii) the real estate leases listed in Schedule 5.11 and (iii) the personal property leases listed in Schedule 5.14and other agreements with respect to the Business not required by the terms of Section 5.20 to be listed in a Schedule to this Agreement; provided, however, that notwithstanding the foregoing or anything herein to the contrary, Buyer shall not assume any liabilities and obligations of any Seller that, but for a breach or default or violation of applicable Requirements of Law by any Seller or any Owner, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default; and

(b) all liabilities in respect of Taxes for which Buyer is liable pursuant to Section 7.2;

(c) any liabilities in respect of the lawsuits, claims, suits, proceedings or investigations set forth in Schedule 5.22;

(d) any payables and other liabilities or obligations of any Seller to any of its employees or Affiliates (other than an Owner) set forth in Schedule 5.18(b); and

(e) all liabilities applicable to the Business pursuant to the Worker Adjustment and Retraining Notification Act, effective on February 4, 1989 and as amended from time to time (the “Warn Act”), resulting from a termination of one or more employees after the Closing.

      All of the foregoing liabilities and obligations to be assumed by Buyer hereunder are referred to herein as the “Assumed Liabilities.
      2.4 Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of any Seller, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer pursuant to the Instrument of Assumption (all such liabilities and obligations not being assumed being herein called the “Excluded Liabilities”) and none of the following shall be Assumed Liabilities for purposes of this Agreement:

(a) any liabilities in respect of Taxes for which any Seller is liable pursuant to Section 7.2;

(b) any payables and other liabilities or obligations of any Seller to any Owner or other shareholder of any Seller;

(c) any costs and expenses incurred by Sellers or Owners incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

(d) any liabilities or obligations in respect of any Excluded Assets;

(e) subject to Section 2.3, any liabilities and obligations related to, associated with or arising from (i) the occupancy, operation, use or control of any of the Business Property prior to the Closing Date or (ii) the operation of the Business prior to the Closing Date, in each case incurred or imposed by any Requirements of Laws, including liabilities and obligations related to, or arising from, any Release of any Hazardous Materials on, at or from the Business Property, including all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder, or any conditions whatsoever on, under or in the vicinity of such real property, but only to the extent that any such liabilities or obligations are not included within the Assumed Liabilities; and

(f) those liabilities and obligations described on Schedule 2.4.
      2.5 Subsequent Transactions. Immediately following the Closing

(a) Sellers will distribute the portion of the Purchase Price received by Sellers on the Closing Date to Owners.

(b) Retain will deliver to Sellers the Second Instrument of Assumption pursuant to which Retain shall assume and agree to discharge all obligations and liabilities of Sellers whether absolute or contingent, asserted or unasserted, known or unknown, liquidated or nonliquidated (other than the Assumed Liabilities) in accordance with their respective terms and subject to the respective conditions thereof, including, without limitation, all of the Excluded Liabilities.

(c) Each Seller (other than Pelu and Peluca) and Buyer LLC shall thereafter effect the Merger pursuant to the terms and conditions of the Agreement and Plan of Merger by filing properly executed Articles of Merger or other appropriate documents with the Secretary of State of the State of Florida in accordance with the laws of the State of Florida.
ARTICLE III
PURCHASE PRICE
      3.1. Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) shall be equal to:

(a) An amount in cash equal to $5,000,000 paid at closing as provided in Section 4.2 as the same may be adjusted pursuant to Section 3.3(f) (the “Closing Date Cash Payment”); plus

(b) The CNU Shares; plus

(c) An amount in cash equal to $1,000,000 paid on the first anniversary of the Closing Date to Owners in the proportions the Sellers’ Representative may specify in writing to CNU not less than five (5) business days prior to the first anniversary of the Closing Date; plus

(d) Any consideration payable to Sellers or Owners under Section 3.2, 3.3 and 3.4.
      3.2. PIP Receivables. As of the Balance Sheet Date, certain Receivables of the Business arising from fee-for-service personal injury claims had been fully reserved against in the Seller Financial Statements (the “Reserved PIP Receivables”). A true, correct and complete itemized list of the Reserved PIP Receivables as of the date hereof is attached hereto as Schedule 3.2. In addition to the Purchase Price, CNU will pay to Owners fifty percent of all payments received by CNU or any of its subsidiaries on account of any Reserved PIP Receivables during three years from and after the Closing Date. Any payment pursuant to this Sections 3.2 shall be an adjustment to the Purchase Price.
      3.3. Trailing Payments.

(a) Within fifteen (15) days after the Closing Date Buyer shall (at its own cost) prepare and deliver to Sellers’ Representative a schedule of the Trailing Payments identifying the payor, the amount paid, and the date on which such payment was received (the “Trailing Payments Schedule”). Further, within seventy-five (75) days after the Closing Date, Buyer shall (at its own cost) prepare, in accordance with GAAP, a calculation of the Working Capital of Sellers as of the Closing Date (the “Closing Date Working Capital”) and shall deliver to the Sellers’ Representative: (i) such calculation, and (ii) Buyer’s determination of the Closing Date Working Capital.

(b) Promptly following receipt of Buyer’s written calculation of the Closing Date Working Capital, Sellers and Owners may review the calculation of the Closing Date Working Capital and the Trailing Payments Schedule and, within twenty (20) days after the date of such receipt, Sellers’ Representative may deliver to Buyer a certificate (signed by the Sellers’ Representative) setting forth each of Sellers’ and Owners’ objections to Buyer’s calculation of the Closing Date Working Capital and/or the Trailing Payments Schedule (the “Unresolved Objections”), together with a reasonably complete and detailed list of the reasons therefor and calculations which, in Sellers’ and Owner’s view, are necessary to eliminate such Unresolved Objections. If the Sellers’ and Owners’ Representative does not so object within such twenty (20) day period, Buyer’s calculation of the Closing Date Working Capital and the Trailing Payments Schedule shall be final and binding for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(c) If the Sellers’ Representative so objects within such twenty (20) day period, Buyer and the Sellers’ Representative shall use their reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) the Unresolved Objections and, if the Sellers’ Representative and Buyer so resolve all the Unresolved Objections, Buyer’s calculation of the Closing Date Working Capital and/or the Trailing Payments Schedule, as adjusted by the Agreed Adjustments, shall be final and binding for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(d) If any Unresolved Objections are not resolved by the Agreed Adjustments within the twenty (20) day period next following such twenty (20) day period, then Buyer and the Sellers’ Representative shall submit the remaining Unresolved Objections that have not been resolved by the Agreed Adjustments to an independent national accounting firm acceptable to both the Sellers’ Representative and Buyer, and such firm (“Accounting Firm”) shall be directed by Buyer and the Sellers’ Representative to resolve such remaining Unresolved Objections (based solely on the presentations by Buyer and by the Sellers’ Representatives as to whether such remaining Unresolved Objection has been determined in a manner consistent with this Agreement) as promptly as reasonably practicable and to deliver written notice to each of Buyer and the Sellers’ Representative setting forth its resolution of such remaining Unresolved Objections. Buyer’s calculation of the Closing Date Working Capital and the Trailing Payments Schedule, after giving effect to any Agreed Adjustments and to such resolution by the

Accounting Firm, shall be final and binding as the calculation of the Closing Date Working Capital and the Trailing Payments Schedule for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(e) The parties hereto shall make available to Buyer, the Sellers’ Representative and, if applicable, the Accounting Firm, such books, records and other information as any of the foregoing may reasonably request to prepare or review the Buyer’s calculation of the Closing Date Working Capital, the Trailing Payments Schedule or any Unresolved Objections submitted to the Accounting Firm. The fees and expenses of the Accounting Firm hereunder shall be paid 50% by Buyer and 50% by Sellers; provided, however, in the event the Accounting Firm determines that Buyer’s calculation of the Closing Date Working Capital or the amount of the Trailing Payments reflected on the Trailing Payments Schedule (each as modified by any Agreed Adjustments) is more than 20% less than the amount of the Closing Date Working Capital or the amount of the Trailing Payments determined by the Accounting Firm after resolving all Unresolved Objections, then Buyer shall pay 100% of the fees and expenses of the Accounting Firm.

(f) Within seven (7) days after such determination, Buyer shall pay Owners in such proportions as the Sellers’ Representative may advise Buyer and CNU in writing, an amount of cash equal to the lesser of (i) the amount of the Closing Date Working Capital, or (ii) $2,000,000, or (iii) the amount of the Trailing Payments. Any payment pursuant to this Section 3.3(f) shall be an adjustment to the Purchase Price.

      3.4. Homestead Capital Expenditures. In addition to the Closing Date Cash Payment, on the Closing Date Buyer will pay Sellers an amount in cash equal to the amount of all documented, out-of-pocket capital expenditures arising from the construction and build-out of Peluca’s Homestead, Florida, facility incurred by Sellers in accordance with the terms of Schedule 7.6. Any payment pursuant to this Section 3.4 shall be an adjustment to the Purchase Price.
ARTICLE IV
CLOSING
      4.1. Closing Date. The Closing shall be consummated at 10:00 A.M., Miami, Florida, local time, on the last Business Day of the month in which all conditions precedent to the parties’ respective obligations hereunder have been satisfied or waived by all parties entitled to assert the benefit of such conditions; provided that all conditions which had not previously been waived by all parties entitled to assert the benefit of such conditions continue to be satisfied on the last Business Day of such month, at the offices of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida, or at such other date, time or place as may be agreed upon by CNU and Sellers. The Closing shall be deemed to be effective and title to the Purchased Assets and the Purchase Price shall be deemed to pass to Buyer and Sellers, respectively, as of 11:59 P.M. on such date, and such time and date are sometimes referred to herein as the “Closing Date.”
      4.2. Payment on the Closing Date. At Closing (a) Buyer shall pay Sellers the Closing Date Cash Payment by (i) wire transfer of immediately available funds to Pelu to the account in the United States and in an amount agreed to in writing by CNU and Sellers’ Representative at least two business days prior to the Closing (which amount shall not be less than their good faith estimate of the fair market value of the Purchased Assets of Pelu); provided that if CNU and Sellers’ Representative do not so agree than the amount shall be an amount equal to the appraised value of the real property owned by Pelu as specified in an appraisal thereof obtained by CNU at its expense prior to the Closing from an appraiser reasonably acceptable to Sellers’ Representative, (ii) wire transfer of immediately available funds to Peluca to the account in the United States and in an amount agreed to in writing by CNU and Sellers’ Representative in writing to Buyer at least two business days prior to the Closing (which amount shall not be less than their good faith estimate of the fair market value of the Purchased Assets of Peluca, it being understood that in no event will the aggregate amount allocated to Pelu and Peluca pursuant to clause (i) above and this clause (ii) exceed the amount of the Closing Date Cash Payment); provided that if CNU and Sellers’ Representative do not so agree than the amount shall be an amount equal to the appraised value of the real property owned by Peluca as specified in an appraisal thereof obtained by CNU at its expense prior to the Closing from an appraiser reasonably acceptable to Sellers’ Representative, and (iii) wire transfer any balance of the Closing Date Cash Payment in immediately available funds to Sellers to the account(s) in the United States in the proportions specified by Sellers’ Representative in writing to Buyer at least two business days prior to the Closing, and (b) CNU shall issue and deliver to Sellers by (i) depositing 1,500,000 of the CNU Shares (the “Escrow Shares”) into escrow with the Escrow Agent to be held and disbursed as provided in the Escrow Agreement, and (ii) delivering to Sellers, in the proportions specified to CNU in writing by the Sellers’ Representative not less than ten (10) business days prior to the Closing Date, certificates representing the balance of the CNU Shares.
      4.3. Buyer’s Additional Deliveries. At Closing Buyer shall deliver to Seller all the following, all of which shall be in form and substance reasonably acceptable to Owners:

(a) a copy of the respective Articles of Incorporation of CNU and Buyer and the Articles of Organization of Buyer LLC, certified as of a recent date by the Secretary of State of the State of Florida;

(b) a certificate of good standing of each of CNU, Buyer and Buyer LLC, issued as of a recent date by the Secretary of State of the State of Florida;

(c) a certificate of the secretary or an assistant secretary of each of CNU, Buyer, and Buyer LLC, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, as to (i) the by-laws of CNU or Buyer or Operating Agreement of Buyer LLC, as applicable; (ii) the resolutions of the Board of Directors of each of CNU and Buyer or Board of Managers of Buyer LLC, as applicable authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iii) incumbency and signatures of the officers of CNU, Buyer or Buyer LLC, as applicable executing this Agreement and any Buyer Ancillary Agreement;

(d) a certificate, dated the Closing Date and signed by CNU’s Chief Executive Officer, certifying the satisfaction of the conditions set forth in Sections 4.7(a), (b), and (c).

(e) the Instrument of Assumption duly executed by Buyer;

(f) the Owner Employment Agreements duly executed by CNU;

(g) the Physician Employment Agreements duly executed by CNU;

(h) the Registration Rights Agreement duly executed by CNU;

(i) the Escrow Agreement duly executed by CNU;

(j) the Agreement and Plan of Merger duly executed by Buyer LLC;

(k) the Articles of Merger duly executed by Buyer LLC; and

(l) all consents, waivers or approvals obtained by CNU and Buyer with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement.
      4.4. Deliveries of Sellers and Owners. At Closing Sellers and the Owners shall deliver to Buyer all the following all of which shall be reasonably acceptable to CNU:

(a) a copy of the Articles of Incorporation [or Organization] of each Seller certified as of a recent date by the Secretary of State of the State of Florida;

(b) a certificate of good standing of each Seller issued as of a recent date by the Secretary of State of the State of Florida;

(c) a certificate of the secretary or an assistant secretary of each Seller and Retain, dated the Closing Date, in form and substance reasonably satisfactory to CNU, as to (i) no amendments to the Articles of Incorporation of such Seller or Retain since a specified date; (ii) the by-laws of such Seller or Retain; (iii) the resolutions of the board of directors of such Seller or Retain and of the shareholders of Seller or Retain authorizing the execution and performance of this Agreement and the Seller Ancillary

Agreements and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of such Seller or Retain executing this Agreement and any Seller Ancillary Agreement;

(d) the Instrument of Assignment duly executed by Seller;

(e) the Owner Employment Agreements duly executed by each party thereto (other than CNU);

(f) the Physician Employment Agreements duly executed by each physician (other than Dr. Cruz) who is employed by Seller on the Closing Date or who serves the Business as an independent contractor on the Closing Date;

(g) certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

(h) special warranty deeds in form and substance reasonably satisfactory to CNU transferring title to each parcel of real property listed or described in Schedule 5.10 to Buyer;

(i) all consents, waivers or approvals obtained by Sellers with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement together with any amendments to any Seller Agreement that may be obtained pursuant to Section 7.16;

(j) an assignment, in recordable form, with respect to each of the leases of real estate described in Schedule 5.11, duly executed by the applicable Seller and in form and substance reasonably satisfactory to Buyer;

(k) the Registration Rights Agreement duly executed by each party thereto (other than CNU);

(l) the Escrow Agreement duly executed by each party thereto (other than CNU);

(m) the Real Property Lease executed by each party thereto;

(o) the Second Instrument of Assumption duly executed by all parties thereto;

(p) the Agreement and Plan of Merger duly executed by all parties thereto (other than Buyer LLC);

(q) the Articles of Merger duly executed by all parties thereto (other than Buyer LLC);

(r) the Warehouse Lease duly executed by all parties thereto; and

(s) such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer free and clear of all Encumbrances other than Permitted Encumbrances.

In addition to the above deliveries, Seller shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets.
      4.5. Mutual Conditions Precedent. The respective obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions.

(a) All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Body required by or with respect to CNU, Buyer, any Seller or any Owner in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained or made, including, without limitation, those set forth on Schedule 5.3 or Schedule 6.2.

(b) This Agreement, and the transactions contemplated by this Agreement shall, if necessary, have received the requisite approval and authorization of the shareholders of CNU in accordance with applicable Requirements of Law and the Articles of Incorporation and Bylaws of CNU.

(c) No Requirement of Law shall have been enacted or promulgated which prohibits the consummation of the transactions contemplated by this Agreement; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the transactions contemplated by this Agreement.

(d) No action, suit or proceeding shall be pending before any Governmental Body wherein an unfavorable judgment, order, decree, stipulation or injunction would (1) prevent consummation of any of the transactions contemplated by this Agreement, or (2) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect.

(e) There shall not have occurred and be continuing: (1) any suspension of trading in the CNU Common Stock on the American Stock Exchange, or (2) a declaration of banking moratorium by federal or New York authorities, or (3) any suspension of payments in respect of banks in the United States that regularly participate in the market in loans to large corporations, in each case which would prevent the acceptance for payment or the payment for CNU Shares accepted for payment hereunder.
      4.6 Conditions Precedent to the Obligations of CNU and Buyer. The respective obligations of CNU and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

(a) The representations and warranties of Sellers and the Owners set forth in this Agreement that are qualified by materiality shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on and as of the Closing Date, and the representations and warranties of Sellers and the Owners contained in this Agreement that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date).

(b) Sellers and the Owners shall have in all material respects performed all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) From the date of this Agreement to the Closing Date, there shall not have been any event or development which results in a Material Adverse Effect upon the Business.

(d) The Adjusted EBITDA as reflected on the audited Seller Financial Statements shall be at least $6,000,000.

(e) Sellers shall have delivered to CNU all written consents, assignments, waivers, authorizations or other certificates reasonably necessary to consummate the transactions contemplated hereby, including, without limitation, the approval of applicable Governmental Bodies, together with any amendments to any Seller Agreement that may be obtained pursuant to Section 7.16.

(f) Sellers shall have received an unqualified opinion on the audited Seller Financial Statements from the Auditor, and the Seller Financial Statements shall not have been adjusted in any material respect from the form in which such Seller Financial Statements were previously provided to CNU and Buyer as a result of the audit.

(g) No action, suit or proceeding shall be pending before any Governmental Body wherein an unfavorable judgment, order, decree, stipulation or injunction would affect adversely in the reasonable judgment of CNU the right of Buyer and CNU to own, operate or control any material portion of the assets and operations of the Business following the consummation of the transaction contemplated by this Agreement, and no such judgment, order, decree, stipulation or injunction shall be in effect.

(h) CNU shall have obtained an ALTA Title Insurance Commitment (Florida Current Edition) from a nationally recognized title insurance company licensed to write title insurance in the State of

Florida selected by CNU(the “Title Commitment”) and policies of title insurance shall have been issued under the Title Commitment at the Closing reflecting no Encumbrances other than Permitted Encumbrances.

      4.7 Conditions Precedent to the Obligations of Sellers and Owners. The respective obligations of Sellers and Owners to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions.

(a) The representations and warranties of Buyer and CNU set forth in this Agreement that are qualified by materiality shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on and as of the Closing Date, and the representations and warranties of Buyer and CNU contained in this Agreement that are not so qualified shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date except, in each case, for those representations and warranties which address matters only as of a particular date (which shall remain true and correct or true and correct in all material respects, as applicable, as of such date).

(b) Each of Buyer and CNU shall have in all material respects performed all obligations and complied with in all material respects all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) From the date of this Agreement to the Closing Date, there shall not have been any event or development which results in a Material Adverse Effect upon CNU.

(d) Luis Cruz, M.D. shall have been appointed to the Board of Directors of CNU.

(e) Owners shall have been released from any personal guaranties of any indebtedness of the Business included in the Assumed Liabilities that are identified on Schedule 5.27 as guaranteed by one or more of the Owners.

(f) CNU policies of directors and officers’ insurance as in effect on the date hereof shall continue to be in full force and effect on the Closing Date or CNU shall have substituted policies of directors’ and officers’ insurance with terms and conditions that, taken as a whole, are not materially less favorable to CNU’s directors and officers which substitute policies shall be in full force and effect on the Closing Date.

(g) No action, suit or proceeding shall be pending before any Governmental Body wherein an unfavorable judgment, order, decree, stipulation or injunction would in the reasonable judgment of Owners impose material limitations on the ability of Owners to acquire or hold, or exercise full rights of ownership of, any CNU Shares, including the right to vote such CNU Shares on all matters properly presented to the shareholders of CNU.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE OWNERS
      As an inducement to Buyer and CNU to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller and each Owner jointly and severally represents and warrants to Buyer and CNU and agree as set forth in this Article V, subject in each case to the exceptions and limitations specifically set forth therein:
      5.1. Organization of Sellers. Each Seller and Retain is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Each Seller and Retain is duly qualified to transact business and is in good standing in the State of Florida, which is the only jurisdiction in which the ownership or leasing of their respective assets or their conduct of the Business requires such qualification. No other jurisdiction has demanded, requested or otherwise indicated that any Seller is required so to qualify on account of the ownership or leasing of their respective assets or their respective conduct of the Business. Each Seller and Retain has full power and authority to own or lease and to operate and use their respective assets and to carry on the Business as now conducted. The Owners own all of the issued and outstanding capital stock of each Seller and Retain in the respective proportions set forth in Schedule 5.1.
      True and complete copies of the Articles of Incorporation and bylaws of each Seller and Retain and all amendments thereto have been delivered to Buyer.
      5.2. Subsidiaries and Investments. Except as set forth on Schedule 5.2, no Seller, directly or indirectly, (i) owns, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity or (ii) controls any corporation, partnership, joint venture or other entity. Except for MD HRS, MDMC and MDMC One, no Owner or Seller owns any interest in any Person the name of which includes or which does business under the name “Miami Dade Health Centers” or any derivation thereof.
      5.3. Authority of Seller.

(a) Each Seller and Retain has full power and authority to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements to be executed, delivered and performed by such Seller or Retain. The execution, delivery and performance of this Agreement and such Seller Ancillary Agreements by such Seller or Retain have been duly authorized and approved by such Seller’s or Retain’s board of directors and the shareholders of Seller or Retain and do not require any further authorization or consent of Seller or Retain or their respective shareholders. This Agreement has been duly authorized, executed and delivered by each Seller and Retain and is the legal, valid and binding obligation of each Seller and Retain enforceable in accordance with its terms, and each of the Seller Ancillary Agreements to be executed, delivered and performed by Sellers or Retain has been or will be duly authorized by each Seller or Retain and is, or upon execution shall be, a legal, valid and binding obligation of each Seller or Retain enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b) Each Owner has the legal right, power and capacity to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements to be executed, delivered and performed by such Owner. The execution, delivery and performance of this Agreement and each such Seller Ancillary Agreement by such Owner do not require any further authorization or consent of any Seller or Retain, or any other Owner. This Agreement has been duly executed and delivered by each Owner and is the legal, valid and binding obligation of such Owner enforceable in accordance with its terms, and each of the Seller Ancillary Agreements to be executed, delivered and performed by such Owner is, or upon execution shall be, a legal, valid and binding obligation of such Owner enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(c) Except as set forth in Schedule 5.3, neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements, the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (A) the Articles of Incorporation or the bylaws of any Seller or Retain, (B) any Seller Agreement, (C) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which any Seller or Retain or any Owner is a party or any of the Purchased Assets is subject or by which any Seller, Retain or any Owner is bound, (D) any Court Order to which any Seller, Retain or any Owner is a party or any of the Purchased Assets is subject or by which any Seller, Retain or any Owner is bound, or (E) any Requirement of Law generally recognized as applicable to any Seller, Retain, any Owner or the Purchased Assets; or

(ii) require the approval, consent, authorization or act of, or the making by any Seller, Retain or any Owner of any declaration, filing or registration with, any Person or Governmental Body.
      5.4. Financial Statements.

(a) Attached as Schedule 5.4 are true and complete copies of (a) the combined balance sheets of the Sellers as of December 31, 2003, 2004, and 2005, and the combined statements of income, cash flows and retained earnings of the Sellers for the years then ended, including any related notes (collectively, the “Seller Financial Statements”). Except as indicated on Schedule 5.4, the Seller Financial Statements fairly present in all material respects Sellers’ combined financial condition, assets, liabilities, equity and the results of their operations at the dates and for the periods specified in those statements in accordance with GAAP consistently applied with prior periods.

(b) The Sellers maintain a system of internal accounting controls that is sufficient, to the Knowledge of Sellers, to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for inventory is compared with existing inventory at reasonable intervals and appropriate action is taken with respect to any differences, it being acknowledged by Buyer and CNU that Sellers have not (i) heretofore been subject to the provisions of the Sarbanes-Oxley Act of 2002 or (ii) engaged consultants or undertaken procedures customarily undertaken by public companies subject to the Sarbanes-Oxley Act of 2002.
      5.5. Operations Since Balance Sheet Date.

(a) Except as set forth in Schedule 5.5, since the Balance Sheet Date, there has been

(i) no material adverse change in the Purchased Assets nor any Material Adverse Effect on the Business and, to the Knowledge of Sellers, no fact or condition exists or is contemplated or threatened which would reasonably be expected to cause such a change or effect in the future;

(ii) no material reduction in the amount of Sellers’ Working Capital through the date of this Agreement or in the amount of cash held by Sellers through the date of this Agreement; and

(iii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any material portion of the Purchased Assets or the Business.

(b) Except as set forth in Schedule 5.5, since the Balance Sheet Date, Sellers have conducted the Business only in the ordinary course of business consistent with past practice; provided that nothing herein shall prohibit any of the Sellers from distributing, selling, transferring or otherwise dealing with any or all of the Excluded Assets or assuming, satisfying or otherwise dealing with the Excluded Liabilities; provided that no such distribution, sale, transfer, assumption, satisfaction or dealing could reasonably be expected to: (i) create or result in any liability or obligation of any Buyer Group Member or any liability or obligation that would be an Assumed Liability, (ii) cause any representation or warranty of Sellers and the Owners set forth herein to be untrue or incorrect, (iii) violate the terms of any covenant or obligation of Sellers or Owners hereunder, or (iv) cause any of the conditions to the Closing not to be satisfied. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in Schedule 5.5, no Seller has:

(i) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from any Seller to any Owner or to any of their respective Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by any Seller after the Balance Sheet Date, except for personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and except for Permitted Encumbrances;

(ii) cancelled any debts owed to or claims held by such Seller (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;

(iii) created, incurred, assumed or guaranteed any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined by GAAP);

(iv) accelerated or delayed collection of notes or accounts receivable generated by the Business in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business consistent with past practice;

(v) delayed or accelerated payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

(vi) made any payment of cash or distribution of assets to any Owner or any of their respective Affiliates through the date of this Agreement, other than in the ordinary course of the Business consistent with past practice;

(vii) instituted any increase in any compensation payable to any employee of such Seller or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of such Seller, other than in the ordinary course of the Business consistent with past practice;

(viii) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 7.2(a) or accelerating deductions to periods for which a Seller is liable pursuant to Section 7.2(a));

(ix) made any material change in the accounting principles and practices used by such Seller from those applied in the preparation of the Balance Sheet and the related statements of income and cash flow for the period then ended;

(x) declared or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combined or reclassified any of its capital stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of such Seller;

(xi) redeemed, repurchased or otherwise acquire, directly or indirectly, recapitalized or reclassified any shares of its capital stock;

(xii) issued, delivered or sold or authorized or proposed the issuance, delivery or sale of, any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or entered into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(xiii) caused, permitted or proposed any amendments to its Articles of Incorporation or bylaws;

(xiv) made any capital expenditure involving more than $25,000;

(xv) taken any other action which could reasonably be expected to cause any of the conditions to the Closing, not to be satisfied; or

(xvi) agreed to do any of the foregoing.
      5.6. No Undisclosed Liabilities. Except as set forth on the Balance Sheet or in Schedule 5.6, no Seller is subject to any liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than immaterial liabilities incurred after the Balance Sheet Date in the ordinary course of the Business consistent with past practice to Persons other than Affiliates of any Seller or any Owner, and to Sellers’ Knowledge there is no reasonable basis for assertion against any Seller of any such liability, commitment or obligation.
      5.7. Taxes. Except as set forth in Schedule 5.7:

(a) Each Seller has filed all Tax Returns required to be filed by any applicable Requirement of Law prior to the date hereof. All such Tax Returns were (and as to Tax Returns not filed as of the date hereof, will be) true, complete and correct in all material respects and filed on a timely basis. Each Seller has paid all Taxes that are due and payable, or claimed or asserted by any taxing authority to be due and payable, from such Seller for the periods covered by the Tax Returns.

(b) No jurisdiction (whether within or without the United States) in which a Seller has not filed a specific Tax Return has asserted that such Seller is required to file such Tax Return in such jurisdiction. Schedule 5.7lists all states and nations in which a Seller files any Tax Returns and indicates in the case of Income Tax or franchise tax filings whether such filings are made on a consolidated, combined or unitary basis and the state allocation factors for the most recent taxable year for which filings have been made.

(c) Each Seller has established (and until the Closing Date will maintain) on its books and records reserves adequate to pay all Taxes not yet due and payable and such reserves are clearly identified as reserves for current Taxes.

(d) There are no Tax Encumbrances upon the assets of any Seller except Encumbrances for Taxes not yet due.

(e) Each Seller has complied (and until the Closing Date will comply) with all applicable laws, rules, and regulations relating to the payment and withholding of Taxes (including withholding and reporting requirements under Code §§1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other laws) and has, within the time and in the manner prescribed by all applicable Requirements of Law, withheld from employee wages and paid over to the proper Governmental Bodies all required amounts.

(f) No Seller has requested (and no request has been made on its behalf) any extension of time within which to file any Tax Return which extension is currently effective. No Seller has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations for any Taxes or Tax Returns (and no extensions have been executed on their behalf). The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of each seller through December 31, 2001.

(g) No deficiency for any Taxes has been suggested, proposed, asserted or assessed against any Seller that has not been resolved and paid in full. No audits or other administrative proceedings or court proceedings are presently pending or to the Knowledge of Sellers threatened with regard to any Taxes or Tax Returns of the Seller and all prior adjustments of federal Tax liability resulting from the resolution of any audit or proposed deficiency have been reported to appropriate state and local taxing authorities and all resulting Taxes payable to state and local taxing authorities have been paid.

(h) There is no power of attorney currently in force with respect to any Tax matter involving any Seller.

(i) No Seller has received any written ruling of a taxing authority relating to Taxes, or any other written and legally binding agreement with a taxing authority relating to Taxes.

(j) Each Seller has made available (or, in the case of Tax Returns to be filed on or before the Closing Date, will make available) to Buyer and CNU complete and accurate copies of all Tax Returns and associated work papers filed by or on behalf of each Seller for all taxable years ending on or prior to the Closing Date.

(k) No agreement as to indemnification for, contribution to, or payment of Taxes exists between any Seller and any other Person, including pursuant to any tax sharing agreement, lease agreement, purchase or sale agreement, partnership agreement or any other agreement.

(l) No Seller has any liability for Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar provision of any state, local or foreign law), or as a transferee or successor, or by contract or otherwise.

(m) No Seller is or has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355.

(n) No Seller is a party to any agreement, contract, or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Code Section 280G or in the disallowance of any deductions pursuant to Code Section 162(m).

(o) No property of any Seller is property that such Seller or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Code Section 168,

(p) No Seller is required to include in income any adjustment pursuant to Code §481(a) by reason of a voluntary change in accounting method initiated by such Seller, and the IRS has not proposed an adjustment or change in accounting method. No income of any Seller that economically accrued prior to the Closing will be recognized as taxable income after the Closing as a result of such Seller having been a party to an installment sale, an open transaction or otherwise.

(q) Each Seller which is a corporation has continuously since its incorporation qualified as an C Corporation for federal income tax purposes except for Pelu which is an S Corporation within the meaning of Code Section 1361 and will continue to be treated as an S Corporation until the Closing. Each state in which each Seller is required to file tax returns respects such Seller’s status as a C or S Corporation, as applicable, and conforms to the federal Income Tax treatment of S Corporations.

(r) No Seller has participated in or cooperated with any international boycott with in the meaning of Code section 999.

(s) Other than Pelu, no Seller is a United States real property holding corporation within the meaning of Code section 897(c)(2).

(t) Each Seller has disclosed on its federal Income Tax Return all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Code section 6662. No Seller has engaged in any reportable transactions that were required to be disclosed pursuant to Treasury Regulation section 1.6011-4. No sales Taxes, use Taxes, real estate transfer Taxes or other similar Taxes will be imposed on the transfer of the Purchased Assets or the assumption of the Assumed Liabilities pursuant to this Agreement; or subject to a so-called “TRAC lease” under Section 7701(h) of the Code (or any predecessor provision).
      5.8. Availability of Assets.

(a) Except as set forth in Schedule 5.8 and except for the Excluded Assets, the Purchased Assets constitute all the assets used in the Business (including all books, records, computers and computer programs and data processing systems) and, taken as a whole, are in good operating condition and repair (subject to normal wear and tear) and serviceable condition and are, to the Knowledge of Sellers, suitable for the uses for which they are being used.

(b) Schedule 5.8 sets forth a description of all material services provided by Sellers or any Affiliate of Sellers utilizing either (i) assets not included in the Purchased Assets or (ii) employees not listed in Schedule 5.18(j) and the manner in which the costs of providing such services have been allocated to the Business.

      5.9. Governmental Permits.

(a) Each Seller owns, holds or possesses all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle such Seller to own or lease, operate and use its respective Purchased Assets and to carry on and conduct the Business as currently conducted by such Seller (collectively, the “Governmental Permits”). Schedule 5.9 sets forth a list and brief description of each Governmental Permit. Complete and correct copies of all of the Governmental Permits have heretofore been delivered or made available to Buyer by Sellers.

(b) Except as set forth in Schedule 5.9, (i) each Seller has fulfilled and performed in all material respects its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which would reasonably be expected to adversely affect the rights of any Seller under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, any Seller or any Owner; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect.
      5.10. Real Property. Attached as Schedule 5.10 is a true and complete list and legal description of each parcel of real property owned by any Seller and used in or relating to the Business, except for the Excluded Real Property listed on Schedule 2.2. Complete and correct copies of any current policies of title insurance, surveys and recorded documents with respect to each such parcel of real property listed on Schedule 5.10(collectively, the “Real Property”) have hereto been delivered to Buyer.
      5.11. Real Property Leases. Schedule 5.11 sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, the improvements thereon, the uses being made thereof, and the location of the real property covered by such lease or other agreement) under which any Seller is lessee of, or holds or operates, any real property owned by any third Person and used in or relating to the Business (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). Except as set forth in Schedule 5.11, Seller has the right to quiet enjoyment of all the Leased Real Property for the full term of the lease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of such Seller in the Leased Real Property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances. Complete and correct copies of any title opinions, surveys and appraisals in Sellers’ possession or any policies of title insurance currently in force and in the possession of any Seller with respect to each parcel of Leased Real Property have heretofore been delivered by Seller to Buyer.
      5.12. Condemnation. To the Knowledge of Sellers, neither the whole nor any part of the Real Property or the Business is subject to any pending suit for condemnation or other taking by any public authority, and, to the Knowledge of Sellers, no such condemnation or other taking is threatened or contemplated.
      5.13. Personal Property. Schedule 5.13 contains a list of all equipment, vehicles, furniture and other personal property owned by any Seller having an original cost of $25,000 or more and used in or relating to the Business.
      5.14. Personal Property Leases. Schedule 5.14 contains a list and description of each lease or other agreement or right, whether written or oral (showing in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which any Seller is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person.

      5.15. Intellectual Property; Software.

(a) Schedule 5.15 contains a list and description (showing in each case the registered or other owner, expiration date and registration or application number, if any) of all Copyrights, Patents and Trademarks owned by, licensed to or used by Seller.

(b) Schedule 5.15 contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by any Seller; provided that Schedule 5.15 does not list mass market Software licensed to Seller that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements.

(c) Schedule 5.15 contains a list and description of all agreements, contracts, licenses, sublicenses, assignments and indemnities to which any Seller is a party which relate to (i) any Copyrights, Patent Rights or Trademarks listed in Schedule 5.15, (ii) any Trade Secrets owned by, licensed to or used by any Seller or (iii) any Software listed in Schedule 5.15 (collectively, the “Software Agreements”).

(d) Except as disclosed in Schedule 5.15, Sellers either: (i) own the entire right, title and interest in and to the Intellectual Property included in the Purchased Assets, free and clear of any Encumbrance (other than Permitted Encumbrances), or (ii) have the perpetual, royalty-free right to use the same and to use all Software listed in Schedule 5.15.
      5.16. Accounts Receivable. All Receivables have arisen from bona fide transactions by Sellers in the ordinary course of the Business consistent with past practice. Except for Receivables collected since the Balance Sheet Date, all Receivables reflected in the Balance Sheet are good and collectible in the ordinary course of the Business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Balance Sheet.
      5.17. Title to Property. Except for (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law arising in the ordinary course of business for sums not yet due and payable, (c) other liens or imperfections on property which do not adversely affect title to, detract from the value of, or impair the existing use of, the property affected by such lien or imperfection and (d) as set forth on Schedule 5.17, Sellers have good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances. Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.4, Sellers will thereby transfer to Buyer good and marketable title to the Purchased Assets, subject to no Encumbrances, except for Permitted Encumbrances.
      5.18. Employees and Related Agreements; ERISA.

(a) Schedule 5.18(a) sets forth a list of each retirement, savings, thrift, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, retiree welfare or benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral, to which Seller is a party or by which it is bound or pursuant to which it may be required to make any payment at any time, other than plans of the type described in Section 5.18(d) (“Sellers’ Non-ERISA Plans”).

(b) Schedule 5.18(b) sets forth a list of each (i) employee collective bargaining agreement, and (ii) agreement, commitment, understanding, plan, policy or arrangement of any kind, whether written or oral, with or for the benefit of any current or former officer, director, employee, subcontractor or consultant (including each employment, compensation, deferred compensation, severance, supplemental pension, life insurance, termination or consulting agreement or arrangement and any agreements or arrangements associated with a change in control), to which Seller is a party or by which it is bound or pursuant to which it may be required to make any payment at any time, other than Sellers’ Non-ERISA Plans and other than plans of the type described in Section 5.18(d) (“Sellers’ Compensation Commitments”).

(c) Copies of all written Seller’s Non-ERISA Plans and Sellers’ Compensation Commitments and of all related insurance and annuity policies and contracts and other documents with respect to each Sellers’ Non-ERISA Plan and Seller’s Compensation Commitment have been delivered or made available to Buyer. Schedules 5.18(a) and 5.18(b), respectively, contain a description of all oral Sellers’ Non-ERISA Plans and Seller’s Compensation Commitments.

(d) Schedule 5.18(d) sets forth a list of each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) and each “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) covering any employee or former employee of Seller (collectively, “Sellers’ ERISA Plans”). Except as set forth in Schedule 5.18(d), (i) Seller has never maintained any employee pension benefit plan and (ii) Seller has never been required to contribute to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).

(e) Seller has delivered or made available to Buyer, with respect to each Sellers’ ERISA Plan, correct and complete copies, where applicable, of (i) all plan documents and amendments, trust agreements and insurance and annuity contracts and policies, (ii) with respect to any ERISA Plan designed to comply with Section 401(a) of the Code, the most recent IRS determination letter, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules and actuarial reports, as filed, for the most recently completed three plan years, (iv) the summary plan description currently in use and any other summary plan description in use at any time since January 1, 2003, (v) discrimination testing reports performed during the last two plan years and a description of any corrective action taken in response to any such reports and (vi) copies of correspondence from the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation regarding any plan audit or investigation or any intent to conduct a plan audit or investigation.

(f) Each Sellers’ ERISA Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified under the Code; and to the Knowledge of Sellers, no circumstance exists that might cause such Plan to cease being so qualified.

(g) Each Sellers’ ERISA Plan complies in all material respects, and has been administered to comply in all material respects, with all Requirements of Law, and there has been no notice issued by any Governmental Body questioning or challenging such compliance, and there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of Seller, threatened involving any such Plan or the assets of any such Plan.

(h) Seller has no obligations under any of Sellers’ Non-ERISA Plans, Seller’s Compensation Commitments or Sellers’ ERISA Plans or otherwise to provide health or death benefits to or in respect of former employees of Seller, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA.

(i) Seller has no liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, (i) on account of any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA. Assuming that each of Seller’s ERISA Benefit Plans that is subject to Title IV of ERISA were terminated as of the Closing Date, Seller would have no liability under Title IV of ERISA as a result of such termination.

(j) Schedule 5.18(j) contains: (i) a list of all employees of each Seller as of January 1, 2006; (ii) the positions, service dates, position dates, and, if any, leave status (including a designation, if applicable, of the type of leave and whether the leave is paid or unpaid) of each such employee; (iii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of each Seller) provided by each Seller to any such employees; (iv) a list of all present or former employees of each Seller paid in excess of $50,000 in calendar year 2005 who have terminated or given notice of their intention to terminate their relationship with any Seller since

January 1, 2006; (v) a list of any increase, effective after January 1, 2006, in the rate of compensation of any employees or commission salespersons; and (vi) a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any employees or commission salespersons whose compensation as of January 1, 2006 was in excess of $50,000 per annum.

(k) Except as set forth in Schedule 5.18(k), (i) to the Knowledge of Sellers, no employee, officer, director or Affiliate of any Seller has any direct or indirect interests in the business of competitors, suppliers or customers of any Seller, and (ii) there are no situations with respect to the Business that involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds; (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder; or (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws.

      5.19. Employee Relations. Except as set forth in Schedule 5.19, Sellers have complied in all material respects with all applicable Requirements of Law relating to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of the Business and is not liable for any arrears of wages or any Taxes or penalties for failure to comply in any material respect with any of the foregoing. Sellers’ relations with employees of the Business are satisfactory. No Seller is a party to, and the Business is not affected by or, to the Knowledge of Sellers threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of the Business. No Seller is adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any customer of the Business. Schedule 5.19 sets forth a description of any union organizing or election activities involving any non-union employees of the Business that have occurred since January 1, 2001 or, to the Knowledge of the Sellers, are threatened as of the date hereof. No Seller has Knowledge that any employee of the Business will terminate his or her employment as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
      5.20. Contracts. Except as set forth in Schedule 5.20 and except for any of the following that can be cancelled or terminated by a Seller without penalty or premium on not more than thirty (30) days’ notice, no Seller is a party to or bound by:

(a) any contract for the purchase, sale or lease of real property;

(b) any contract for the purchase of services, materials, supplies or equipment which involved the payment of more than $25,000 in 2005, which Sellers anticipate will involve the payment of more than $25,000 in 2006 or which extends beyond January 1, 2007;

(c) any contract for the sale of goods or services which involved the payment of more than $25,000 in 2005, which Sellers anticipate will involve the payment of more than $25,000 in 2006 or which extends beyond January 1, 2007;

(d) any contract for the purchase, licensing or development of Software to be used by any Seller, except for mass market software licensed to a Seller that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements;

(e) any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract;

(f) any guarantee of the obligations of patients, suppliers, third party payors, officers, directors, employees, Owners, Affiliates or others;

(g) any agreement which provides for, or relates to, the incurrence or guarantee by any Seller of debt for borrowed money (including, without limitation, any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing);

(h) any contract not made in the ordinary course of the Business consistent with past practice;

(i) any contract or agreement which provides for a most favored pricing provision for any patient, supplier or third party payor of any Seller;

(j) any contract which limits or restricts where any Seller may conduct the Business;

(k) any partnership agreements, joint venture agreements or strategic alliance agreements; or

(l) any other contract, agreement, commitment, understanding or instrument which is material to any Seller or to the Business.
      5.21. Status of Contracts. Except as set forth in Schedule 5.21, each of the leases, contracts and other agreements listed in Schedules 5.11, 5.14, 5.15, 5.18 and 5.20(collectively, the “Seller Agreements”) constitutes a valid and binding obligation of the parties thereto and, to the Knowledge of Sellers, is in full force and effect and (except as set forth in Schedule 5.3) may be transferred to Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Each Seller has fulfilled and performed in all material respects its respective obligations under each of the Seller Agreements, and no Seller is in, or alleged by any other party thereto to be in, breach or default in any material respect under, nor is there or is there alleged to be any basis for termination of, any of the Seller Agreements and, to the Knowledge of Sellers, no other party to any of the Seller Agreements has breached or defaulted thereunder in any material respect, and, to the Knowledge of Sellers, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Sellers or by any such other party. No Seller is currently renegotiating any of the Seller Agreements or paying damages in lieu of performance thereunder. Complete and correct copies of each of the Seller Agreements have heretofore been delivered or made available to Buyer. Sellers have provided Buyer and CNU with true, correct and complete copies of all written reports, audits and compliance investigations conducted by or on behalf of any party to any Seller Agreement regarding Sellers’ compliance with the requirements of such Seller Agreement or applicable Requirements of Law.
      5.22. No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 5.22:

(a) the Purchased Assets and their current uses comply in all material respects with all applicable Requirements of Law and Court Orders;

(b) Sellers have complied in all material respects with all Requirements of Law and Court Orders which are applicable to the Purchased Assets or the Business and no Seller nor any Owner has been excluded or debarred from providing services to a Governmental Body or to any customer that participates in a program sponsored by a Governmental Body;

(c) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Sellers, threatened against or affecting any Seller nor, to the Knowledge of Sellers, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which any Seller is the plaintiff or claimant;

(d) there is no action, suit or proceeding pending or, to the Knowledge of Sellers, threatened which questions the legality or propriety of the transactions contemplated by this Agreement; and

(e) no Seller nor any of the Purchased Assets are subject to any Court Order.
      5.23. Environmental Matters. Except as set forth in Schedule 5.23:

(a) to the Knowledge of Sellers, no Seller nor any of the present Business Property or operations, or the past Business Property or operations, is subject to any on-going investigation by, order from or agreement with any Person (including without limitation any prior owner or operator of Business Property) respecting (i) any Environmental Law, (ii) any Remedial Action or (iii) any claim of Losses and Expenses arising from the Release or threatened Release of Hazardous Materials into the environment;

(b) no Seller is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law;

(c) no Seller has: (A) reported a Release of a Hazardous Material; (B) filed a notice related to the presence, generation, transportation or release of any Hazardous Material pursuant to any Environmental Laws; (C) filed notice, pursuant to any Environmental Laws, indicating the generation of any regulated Hazardous Material; or (D) filed any notice under any applicable Requirements of Laws reporting a substantial violation of any applicable Requirements of Laws;

(d) to the Knowledge of Sellers, there is not now nor has there ever been, on or in any Business Property: (A) any treatment, recycling, storage or disposal of any Hazardous Material that requires or required a Governmental Permit; or (B) any above ground or underground storage tank or surface impoundment or landfill or waste pile.

(e) to the Knowledge of Sellers, there is not now nor has there ever been on or in any Business Property any polychlorinated biphenyls (PCB) used in pigments, hydraulic oils, electrical transformers or other equipment;

(f) no Seller nor any Owner has received any written notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of Hazardous Materials; and

(g) to the Knowledge of Sellers, any asbestos-containing material which is on or part of any Business Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Requirements of Laws.

      5.24. Insurance. Schedule 5.24 sets forth a list and brief description of all policies of insurance maintained, owned or held by any Seller on the date hereof. Each Seller has complied in all material respects with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner. Sellers have delivered or made available to Buyer correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the Purchased Assets.
      5.25. Regulation.

(a) As of the date of this Agreement, each of MDHC, MDHRS and West Dade, as required, is (i) certified for participation or enrollment in the Medicare and Medicaid programs; (ii) has a current and valid provider contract with the Medicare and Medicaid programs; and (iii) is in substantial compliance with the conditions of participation of those programs. Except as otherwise set forth in Schedule 5.25, no Seller has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or the Medicaid program of any pending or threatened investigations, and to Sellers’ Knowledge, no investigations or surveys are pending or threatened. No Seller is a party to, or the beneficiary of, any agreement, contract, understanding or business venture with any provider or referral source which violates the Medicare/ Medicaid Fraud and Abuse amendments or any regulations thereunder adopted by the U.S. Department of Health and Human Services or any regulations adopted by any other federal or state agency.

(b) No Seller nor, to the Knowledge of Sellers, any physician or other health care professional employee of the Business has engaged in any activities which are prohibited under 42 U.S.C. § 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration: (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid; or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid. Each Seller has at all times complied with the applicable Requirements of Law which prohibit physicians who have an ownership, investment or beneficial interest in certain health care facilities from referring patients to such facilities for the provisions of designated and other health services. Each Seller has filed all reports required to be filed pursuant to any applicable Requirement of Law regarding compensation arrangements and financial relationships between a physician and an entity to which the physician refers patients.

(c) Schedule 5.25 lists and describes all plans and other efforts of the Business with respect to the practice locations to comply with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the final regulations promulgated thereunder, whether such plans and efforts have been put in place or are in process. Schedule 5.25 includes, but is not limited in any manner whatsoever, to any privacy compliance plan of the Business in place or in development, and any plans, analyses or budgets relating to information systems including but not limited to necessary purchases, upgrades or modifications to effect HIPAA compliance.

      5.26. Securities Law Matters. Each of the Owners and each Seller acknowledges that (a) he or it has been furnished with such documents, materials and information as he, she or it deems necessary or appropriate for evaluating an investment in CNU (including, without limitation, all reports filed by CNU under Section 13 or 15(d) of the Exchange Act since June 30, 2005, CNU’s Annual Report to Shareholders for the fiscal year ended June 30, 2005, CNU’s proxy statement dated October 28, 2005 and the description of CNU’s common stock contained in the Registration Statement on Form 8-A filed by CNU with the Securities and Exchange Commission on September 14, 1996) and confirms that he, she or it has made such further investigation of CNU as was deemed appropriate to evaluate the merits and risks of this investment and (b) he or it has had the opportunity to ask questions of, and receive answers from, the directors and officers of CNU and persons acting on CNU’s behalf, concerning the terms and conditions of the offering of the CNU Shares. Each Seller and each Owner is acquiring the CNU Shares solely for his or its own account for purposes of investment, and no Seller or Owner has any intention of selling the CNU Shares in violation of the federal securities laws or any applicable state securities laws or the Registration Rights Agreement; provided that, notwithstanding the foregoing, each Seller intends to distribute the CNU Shares immediately prior to the Merger to its shareholders in compliance with federal securities laws and any applicable state securities laws and as otherwise permitted by the Registration Rights Agreement. Each of the Owners and each Seller is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the CNU Shares. Each of the Owners and each Seller understands that the CNU Shares have not been registered under the Securities Act, or applicable state securities laws, and are being issued in reliance on exemptions for private offerings contained in Sections 3(b) and 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder and in reliance on exemptions from the registration requirements of certain state securities laws. Because the CNU Shares have not been registered under the Securities Act or applicable state securities laws, the CNU Shares may not be re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act and applicable state securities laws. Each of the Owners and each Seller is fully aware (i) of the restrictions on sale, transferability and assignment of the CNU Shares as described in this Agreement and the Registration Rights Agreement, (ii) that each Seller and the Owners must bear the economic risk of the investment in CNU for an indefinite period of time and (iii) that because the sale of the CNU Shares has not been registered, an investment in the CNU Shares may not be readily liquidated. Each of the Owners and each Seller acknowledges that each certificate representing the CNU Shares shall bear a legend with respect to the restrictions described in this Section 5.26 and the Registration Rights Agreement.

      5.27. Related Party Transactions. Except as set forth on Schedule 5.27, no Owner, nor any Seller nor any of their respective directors or officers, nor, to the Knowledge of Sellers, any employee of any Seller (a) owns, directly or indirectly, any interest or has made any investment in any Person which is a competitor, potential competitor, or supplier of any Seller or any third-party payor with which any Seller has a business relationship; (b) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible which is utilized in the operation of the Business as presently conducted but which is not included within the Purchased Assets; or (c) has an interest or investment in or is, directly or indirectly, a party to any Seller Agreement or other arrangement or relationship (whether or not in writing) pertaining or relating to the Business. Schedule 5.27 also identifies each liability or other item of indebtedness owed by any Seller included in the Assumed Liabilities the repayment of which is personally guaranteed by any Owner.
      5.28. No Finder. No Seller nor any Owner nor any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement for which Buyer or CNU would be liable after the Closing.
      5.29. Disclosure. None of the representations or warranties of Sellers or any Owner contained herein, none of the information contained in the Schedules referred to in Article V, and none of the other written information or documents furnished to Buyer or any of its representatives by any Seller or any Owner or their representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER, BUYER LLC AND CNU
      As an inducement to Sellers and the Owners to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer, Buyer LLC and CNU hereby jointly and severally represent and warrant to Sellers and the Owners and agree as follows:
      6.1. Organization of Buyer, Buyer LLC and CNU. Each of Buyer, Buyer LLC and CNU is a corporation or limited liability company as applicable duly organized, validly existing and in good standing under the laws of the State of Florida and has full power and authority to own or lease and to operate and use its respective properties and assets and to carry on its respective business as now conducted.
      6.2. Authority of Buyer, Buyer LLC and CNU.

(a) Each of Buyer, Buyer, LLC and CNU has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer, Buyer LLC and CNU have been duly authorized and approved by Buyer’s and CNU’s board of directors or board of managers, as applicable, and, except for the approval of CNU’s shareholders, do not require any further corporate authorization or consent of Buyer, Buyer LLC or CNU. This Agreement has been duly authorized, executed and delivered by Buyer, Buyer LLC and CNU and is a legal, valid and binding agreement of Buyer, Buyer LLC or CNU enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been or will be duly authorized by Buyer, Buyer LLC and CNU and is, or upon execution will be, a legal, valid and binding obligation of Buyer, Buyer LLC and CNU enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b) Except as set forth in Schedule 6.2, neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a material breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the Articles of Incorporation, Articles of Organization or Bylaws or Operating Agreement of Buyer, Buyer LLC or CNU, (B) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer, Buyer LLC or CNU is a party or any of its properties is subject or by which Buyer, Buyer LLC or CNU is bound, (C) any Court Order to which Buyer, Buyer LLC or CNU is a party or by which it is bound or (D) any Requirement of Law affecting Buyer, Buyer LLC or CNU; or

(ii) require the approval, consent, authorization or act of, or the making by Buyer, Buyer LLC or CNU of any declaration, filing or registration with, any Person.
      6.3. No Finder. Neither Buyer, Buyer LLC nor CNU nor any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement for which any Seller or any Owner would be liable after the Closing.
      6.4. Capital Stock of Buyer. Subject in all respects to the terms and conditions of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance within the terms and conditions of this Agreement, the CNU Shares to be issued pursuant to this Agreement (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, or by CNU’s Articles of Incorporation or bylaws, and (ii) will, when issued, be listed on the American Stock Exchange. CNU has reserved for issuance a sufficient number of authorized and unissued shares of its common stock to complete the transactions contemplated by this Agreement. Other than (w) pursuant to any applicable Requirements of Law, (x) this Agreement, (y) any agreement, arrangement or understanding to which any Seller or any Owner may be a party, or (z) as a result of any Seller or any Owner being an Affiliate of CNU at any time, there are no restrictions upon the resale of the CNU Shares by any Seller or any Owner. Except for this Agreement or as disclosed in the CNU SEC Documents, CNU has no commitments to issue any capital stock prior to the Closing.
      6.5. SEC Filings; Financial Statements.

(a) CNU has delivered or made available to Sellers accurate and complete copies of each report and definitive proxy statement filed by CNU with the Securities and Exchange Commission under the Exchange Act since June 30, 2004 (the “CNU SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by CNU with the Securities and Exchange Commission under the Exchange Act since June 30, 2004 have been so filed. As of the time it was filed with the Securities and Exchange Commission (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the CNU SEC Documents complied in all material respects with the applicable requirements of the Exchange Act; and (ii) none of the CNU SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of CNU contained in the CNU SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the Securities and Exchange Commission applicable thereto; (ii) were prepared in accordance with GAAP throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the Securities and Exchange Commission, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of CNU and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of CNU and its consolidated subsidiaries for the periods covered thereby.

      6.6. Absence of Changes. Since December 31, 2005, there has been no Material Adverse Effect on CNU, nor, except as disclosed in the CNU SEC Documents, has CNU;

(a) conducted its business other than in the ordinary course of business consistent with past practice;

(b) made any material change in the accounting principles and practices used by CNU;

(c) declared or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combined or reclassified any of the CNU Common Stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of CNU Common Stock;

(d) other than upon the exercise of securities that are exercisable or exchangeable for or convertible into shares of CNU Common Stock, issued, delivered or sold or authorized or proposed the issuance, delivery or sale of, any shares of CNU Common Stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or entered into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(e) caused, permitted or proposed any amendments to its Articles of Incorporation or bylaws;

(f) created, incurred, assumed or guaranteed any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined by GAAP) other than in the ordinary course of business consistent with past practices;

(g) taken any other action which could reasonably be expected to cause any of the conditions to the Closing not to be satisfied; or

(h) agreed to do any of the foregoing.
      6.7. No Action, Suit or Proceedings. Except as set forth in the CNU SEC Documents, there is no action, suit or proceeding pending against CNU, Buyer or Buyer LLC or, to the Knowledge of CNU, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.
      6.8. No Violation, Litigation or Regulatory Action. Except as set forth in the CNU SEC Documents or Schedule 6.8:

(a) CNU, Buyer and Buyer, LLC have complied in all material respects with all Requirements of Law and Court Orders which are applicable to their business and neither CNU, Buyer nor Buyer, LLC has been excluded or debarred from providing services to a Governmental Body or to any customer that participates in a program sponsored by a Governmental Body;

(b) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of CNU and Buyer, threatened against or affecting CNU, and Buyer nor, to the Knowledge of CNU and Buyer, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which CNU, Buyer or Buyer, LLC is the plaintiff or claimant; and
      6.9 Employee Relations. Except as set forth in the CNU SEC Documents or Schedule 6.9, CNU and Buyer have complied in all material respects with all applicable Requirements of Law relating to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of their business and are not liable for any arrears of wages or any Taxes or penalties for failure to comply in any material respect with any of the foregoing. CNU and Buyer’s relations with employees of their business are satisfactory. Neither CNU nor Buyer is a party to, and their business is not affected by or, to the Knowledge of CNU and Buyer threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of the Business. Neither CNU nor Buyer is adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any customer of their business. Schedule 6.9 sets forth a description of any union organizing or election activities involving any non-union employees of their business that have occurred since January 1, 2001 or, to the Knowledge of CNU and Buyer, are threatened as of the date hereof.
      6.10 Regulation.

(a) As of the date of this Agreement, each of CNU, Buyer and all of its other subsidiaries and affiliates, to the extent applicable, as required, is (i) certified for participation or enrollment in the Medicare programs; (ii) has a current and valid provider contract with the Medicare programs; and (iii) is in substantial compliance with the conditions of participation of those programs. Except as otherwise set forth in the CNU SEC Documents or Schedule 6.10, none of such parties has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare program of any pending or threatened investigations, and to CNU’s and Buyer’s Knowledge, no investigations or surveys are pending or threatened. None of such parties is a party to, or the beneficiary of, any agreement, contract, understanding or business venture with any provider or referral source which violates the Medicare/ Medicaid Fraud and Abuse amendments or any regulations thereunder adopted by the U.S. Department of Health and Human Services or any regulations adopted by any other federal or state agency.

(b) Neither of CNU, Buyer, its other subsidiaries and affiliates, nor, to the Knowledge of CNU, any physician or other health care professional employee of their business has engaged in any activities which are prohibited under 42 U.S.C. § 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration: (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare; or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare. CNU and Buyer have at all times complied with the applicable Requirements of Law which prohibit physicians who have an ownership, investment or beneficial interest in certain health care facilities from referring patients to such facilities for the provisions of designated and other health services. Each of CNU, Buyer and all of its other subsidiaries and affiliates, as may be applicable, has filed all reports required to be filed pursuant to any applicable Requirement of Law regarding compensation arrangements and financial relationships between a physician and an entity to which the physician refers patients.
      6.11. Insurance. CNU has delivered or made available to Sellers correct and complete copies of the policies of directors’ and officers’ insurance maintained, owned or held by CNU on the date hereof. CNU has complied in all material respects with its policies of directors’ and officers’ insurance and has not failed to give any notice or present any claim thereunder in a due and timely manner.
      6.12. Disclosure. None of the representations or warranties of CNU, Buyer and Buyer LLC contained herein, none of the information contained in the Schedules referred to in Article VI, and none of the other written information or documents furnished to Sellers, Owners or any of their representatives by CNU, Buyer or Buyer LLC or their representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

ARTICLE VII
ADDITIONAL AGREEMENTS
      7.1. Covenant Not to Compete or Solicit Business.

(a) In furtherance of the sale of the Purchased Assets and the Business to Buyer and CNU hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Business so sold, each Seller and each Owner covenants and agrees that, for a period ending on the fifth anniversary of the Closing Date, neither such Seller or such Owner nor any of their respective Affiliates will:

(i) directly or indirectly anywhere in West Palm Beach, Broward, Miami-Dade, Hillsborough or Pinellas County, Florida, (whether as principal, agent, consultant, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business the same as the Business or competitive with CNU’s business of providing primary health care services and physician practice management services or competitive with any other line of business that CNU may engage in or pursue at any time that any Owner is either employed by or serving on the Board of Directors of CNU (it being understood by the parties hereto that the Business is not limited to any particular region of the aforementioned counties and that such business may be engaged in effectively from any location in any of such counties), other than on behalf of or for the benefit of Buyer or CNU;

(ii) induce or attempt to persuade any employee, consultant, agent or customer of any Seller to terminate such employment, consulting, agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the Business;

(iii) conduct business under or own any interest in any Person the name of which includes or which does business under the name “Miami Dade Health Centers” or any derivation thereof; or

provided, however, that (A) nothing set forth in this Section 7.1 shall prohibit any Seller or any Owner or their respective Affiliates from owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the NASDAQ national market and (B) no Owner shall be responsible for any breach of this Section 7.1 by any other Owner. In addition, each Seller and each Owner covenants and agrees that it will not, and will not permit any of its Affiliates to, divulge or make use of any trade secrets or other confidential information of the Business other than to disclose such secrets and information to Buyer or CNU, (ii) as otherwise required by any Requirement of Law or judicial process; provided that, to the extent reasonably practicable the affected Sellers or Owners shall first provide CNU with notice of such Requirement of Law or judicial process and an opportunity to seek a protective order maintaining the confidentiality of such information, or (iii) in connection with professional services rendered to the Sellers or Owners provided the recipient of such information has a bona fide need to know such information in connection with such professional services and is bound to a duty of confidentiality with respect to disclosure of such information.

(b) If any Seller or any Owner or any Affiliate of any Seller or such Owner violates any of its obligations under this Section 7.1, Buyer and CNU may each proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Each Seller and each Owner acknowledges that a violation of this Section 7.1 may cause Buyer and CNU irreparable harm which may not be adequately compensated for by money damages. Each Seller and each Owner therefore agrees that in the event of any actual or threatened violation of this Section 7.1, Buyer and CNU shall be entitled, in addition to other remedies that either of them may have, to a temporary restraining order and to preliminary and final injunctive relief against such Seller or such Owner or such Affiliate of such Seller or such Owner to prevent any violations of this Section 7.1, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 7.1 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.1, any term, restriction, covenant or promise in this Section 7.1is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency to the maximum extent permitted by applicable Requirements of Law.

(c) Without limiting the generality of Section 7.1(a), the parties acknowledge (i) that nothing contained herein is intended to prevent Dr. Luis Cruz from personally practicing medicine anywhere in the State of Florida in a manner that does not violate Section 7.1(a) and (ii) that none of the activities described on Schedule 7.1(c) shall be deemed to violate Section 7.1(a).

      7.2. Taxes.

(a) Sellers and the Owners shall be liable for and pay, and shall indemnify Buyer and CNU against, (i) all Income Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities, in each case attributable to taxable years or periods ending on and including or prior to the Closing Date, (ii) with respect to any Straddle Period, all Income Taxes applicable to the Business for the portion of such Straddle Period ending on and including the Closing Date and (iii) any Tax applicable to the Business payable by Sellers or Owners by reason of the transactions contemplated by this Agreement; provided, that Sellers and Owners shall not be liable to any Income Taxes for which CNU or Buyer are liable under this Agreement. Buyer and CNU shall be liable for and shall pay and shall indemnify each Seller and each Owner against all Income Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities that are attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date; provided, that Buyer and CNU shall not be liable for any Income Taxes for which any Seller or any Owner is liable under this Agreement. For purposes of this Section 7.2, any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date. Buyer and CNU shall assume and shall discharge and pay when due all Taxes other than Income Taxes payable after the Closing Date.

(b) Notwithstanding Section 7.2(a), any sales Tax, use Tax, real property transfer Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Business, the Purchased Assets or the Assumed Liabilities shall be paid one-half by Sellers and one-half by Buyer. Buyer and Sellers each agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes.

(c) Sellers or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 7.2. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

(d) After the Closing Date, each Seller and each Owner and CNU shall (and cause their respective Affiliates to):

(i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

(ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Business or the Purchased Assets;

(iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Business or the Purchased Assets;

(iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments relating to Taxes of the Business or the Purchased Assets for taxable periods for which the other may have a liability under this Section 7.2; and

(v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

(e) Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 7.2 shall be unconditional and absolute and shall remain in effect without limitation as to time.

7.3. Discharge of Business Liabilities.

(a) Retain and each Owner covenants and agrees that, from and after the Closing, it will pay and discharge as and when due (except as disputed in good faith), and hold Buyer, Buyer LLC, Sellers and CNU harmless from, each and every liability and obligation of Sellers arising from events occurring on or prior to the Closing Date, excepting only the Assumed Liabilities; it being understood and agreed that Buyer is assuming no liabilities or obligations of Sellers other than the Assumed Liabilities.

(b) CNU and Buyer covenant and agree that, from and after the Closing, they will pay and discharge as and when due (except as disputed in good faith), and hold Retain and Owners harmless from, each and every liability and obligation of CNU or Buyer arising from (i) the Assumed Liabilities and (ii) the operation of the Business from and after the Closing, except, in the case of clause (ii) above, to the extent of any Loss or Expense arising as a result of any action or omission of any Owner after the Closing Date that constitutes gross negligence or willful misconduct on the part of such Owner.
      7.4. Employees and Employee Benefit Plans.

(a) CNU shall hire all employees of the Business at time of Closing. Effective as of the Closing Date, the employment by the Sellers of the employees of the Business shall terminate, and each such employee shall be offered employment at will by CNU at a salary or hourly rate not less than that indicated on Schedule 5.18(j); provided that any physician employed by the Business shall be offered employment upon the terms and conditions of such employee’s Physician Employment Agreement at a salary not less than that reflected on Schedule 5.18(j). The Sellers and the Owners shall cooperate with CNU in the orderly transfer of the employees of the Business to CNU. Notwithstanding anything set forth herein to the contrary, (i) nothing in this Agreement shall create any obligation on the part of the CNU to continue the employment of any employee for any period following the Closing Date and (ii) nothing in this Agreement shall preclude CNU from altering, amending or terminating any of its employee benefit plans, or the participation of any of its employees in such plans, at any time; provided however, that CNU shall be liable for any expenses, penalties, fines or other obligations of Sellers or Owners pursuant to the WARN Act for CNU’s or Buyers termination of any such employee after the Closing Date.

(b) To the extent permitted by the applicable insurance contracts or plans, all employees who become employees of CNU (the “Transferring Employees”) and their eligible dependents shall be covered by CNU’s medical, prescription drug, dental, vision, flexible spending (with respect to medical and/or dependent care expenses), life and accidental death and dismemberment plans on the Closing Date.

(c) With respect to each Transferring Employee, Sellers shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims with respect to any such individual, which are the result of an injury or illness originating prior to the Closing Date, regardless of whether such claim is asserted prior to, on or after the Closing Date. Neither Buyer nor CNU shall assume or be obligated to pay, perform or discharge any liability or obligation under any employee benefit plan of Sellers or their Affiliates.

(d) Sellers shall transfer to CNU on the Closing Date complete copies of the personnel records of Transferring Employees.

(e) Neither Buyer nor CNU shall have any liabilities: (i) related to the employees of Sellers who do not become Transferring Employees through no fault of CNU or Buyer; or (ii) related to Transferring Employees to the extent such liability arises from any action, event or course of conduct of Sellers on or prior to the Closing Date, regardless of whether such liability is asserted prior to, on or after the Closing Date;

(f) CNU and Buyer shall be responsible for satisfying “continuation coverage” requirements for all “group health plans” under Section 4980B of the Code, Part 6 of Title I of ERISA and comparable state law with respect to each employee of Sellers who does not become a Transferring Employee (and any spouse, dependents or beneficiary of such employee) and with respect to each former employee of Sellers whose employment terminated before the Closing Date and any spouse, dependents or beneficiary of such former employee (each such person entitled to “continuation coverage”, a “COBRA Beneficiary”). To satisfy this obligation, CNU and Buyer shall use commercially reasonable efforts to continue to maintain in effect all “group health plans” that are in effect immediately prior to the Closing Date until such time as all rights to “continuation coverage” for all COBRA Beneficiaries have ended under all applicable laws.

(g) CNU and Buyer will treat an individual’s employment as an employee of a Seller the same as employment as an employee by CNU or Buyer for purposes of satisfying any service requirement to participate in any CNU or Buyer benefit arrangement and to determine the extent to which a benefit earned under such a plan is non-forfeitable if such individual is employed as an employee by a Seller at the Closing Date.

(h) After the Closing and immediately prior to the execution of the Second Instrument of Assumption, Sellers will terminate all Sellers’ Non-ERISA Plans and Sellers’ ERISA Plans.

      7.5. Collection of Trailing Payments. During the fourteen (14)-day period commencing the day after the Closing Date, Buyer and CNU shall use all commercially reasonable efforts to collect payments that would constitute Trailing Payments if collected during such fourteen (14)-day period. The parties acknowledge that Buyer and CNU shall be collecting and holding such Trailing Payments in trust for the benefit of the Owners as contemplated in Section 3.3 hereof. Buyer and CNU will, upon receipt, deposit and, until paid to Owners, maintain all Trailing Payments in a segregated interest-bearing account with a financial institution mutually agreeable to the Sellers’ Representative and CNU. Neither Buyer, CNU nor any of its Affiliates shall take any action that could reasonably be expected to delay, reduce, suspend, impede or otherwise prevent the collection of the payments from the payors as set forth on Schedule 1.1(b) during the 14-day period commencing the day after the Closing Date; provided that the foregoing shall not limit the ability of CNU, Buyer or any of their respective Affiliates to take any action or refrain from taking any action unrelated to and not impacting the Trailing Payments. If the Sellers notify CNU in writing no less than ten (10) days prior to the Closing Date that the Merger would adversely affect or delay the collection of Trailing Payments, then the parties shall work together in good faith to modify the Merger so as to mitigate any such adverse affect or delay, including without limitation, by causing the Buyer to create one or more wholly-owned limited liability companies which will be merged with and into the Sellers in a reorganization under Code Sections 368(a)(2)(E) and 368(a)(1)(A) so that the Sellers are the surviving entities. Notwithstanding the foregoing, neither CNU nor Buyer shall be obligated to take any action which would require a resolicitation of proxies for the Special Meeting or an amendment or supplement to the Proxy Statement to be mailed to CNU’s shareholders or, if the Special Meeting shall have already then occurred, require the shareholders of CNU to approve such alternate structure for the Merger.
      7.6. Conduct of Business by Sellers Pending Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing Date, Sellers and Owners agree, except as set forth in Schedule 7.6 or to the extent that CNU shall otherwise consent in writing, to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay timely its debts and Taxes, subject to good faith disputes over such debts or Taxes, and on the same payment terms such debts and taxes have historically been paid, to collect its receivables in the same manner and on the same terms such receivables have historically been collected, to timely pay or perform other material obligations when due, and to use all commercially reasonable efforts consistent with past practices and policies to preserve intact the Sellers’ present business organizations, keep available the services of its present officers and employees and preserve its relationships with patients, suppliers, third party payors and others having business dealings with the Sellers, to the end that the Sellers’ goodwill and ongoing businesses be unimpaired on the Closing Date. The Sellers shall promptly notify CNU of any material event or occurrence not in the ordinary course of business of the Company. Except as required by applicable Requirements of Law or GAAP or as expressly permitted by this Agreement or as set forth in Schedule 7.6, the Sellers shall not, and the Owners shall cause the Sellers not to, prior to the Closing Date or earlier termination of this Agreement pursuant to its terms, without the prior written consent of CNU, which consent shall not be unreasonably withheld or delayed:

(a) sell, lease (as lessor), transfer or otherwise dispose of (including any transfers from any Seller to any Owner or to any of their Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet or any assets acquired by Sellers after the Balance Sheet Date, except for personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and except for Permitted Encumbrances and except for the Excluded Assets; provided that no such, sale, lease, transfer, disposition, mortgage, pledge, or Encumberance of Excluded Assets could reasonably be expected to: (i) create or result in any liability or obligation of any Buyer Group Member or any liability or obligation that would be an Assumed Liability, (ii) cause any representation or warranty of Sellers and the Owners set forth herein to be untrue or incorrect, (iii) violate the terms of any covenant or obligation of Sellers or Owners hereunder, or (iv) cause any of the conditions to the Closing not to be satisfied;

(b) cancel any debts owed to or claims held by such Seller (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;

(c) create, incur, assume or guarantee any indebtedness for borrowed money or entered into, as lessee, any capitalized lease obligations (as defined by generally accepted accounting principles) other than in the ordinary course of business consistent with past practices but in no event in an amount greater than $100,000 whether individually or in the aggregate;

(d) accelerate or delay collection of Receivables generated by the Business in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business consistent with past practice;

(e) delay or accelerate payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

(f) except for distributions to Owners of any and all cash reflected on Sellers’ books and records as owned by Sellers from time to time prior to the Closing Date, make any payment of cash or distribution of assets to any Owner or any of their Affiliates, other than in the ordinary course of the Business consistent with past practice; and other than the sale, distribution, transfer or otherwise dealing with the Excluded Assets as the Owners determine from time to time and at any time in their sole and absolute discretion; provided that no such sale, distribution, transfer or dealing could reasonably be expected to: (i) create or result in any liability or obligation of any Buyer Group Member or any liability or obligation that would be an Assumed Liability, (ii) cause any representation or warranty of Sellers and the Owners set forth herein to be untrue or incorrect, (iii) violate the terms of any covenant or obligation of Sellers or Owners hereunder, or (iv) cause any of the conditions to the Closing not to be satisfied;

(g) institute or agree to institute any increase in any compensation payable to any employee of such Seller or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of such Seller, other than in the ordinary course of the Business consistent with past practice and in an amount not to exceed $10,000;

(h) prepare or filed any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods for which Buyer is liable pursuant to Section 7.2(a) or accelerating deductions to periods for which Seller is liable pursuant to Section 7.2(a));

(i) make any material change in the accounting principles and practices used by Sellers from those applied in the preparation of the Balance Sheet and the related statements of income and cash flow for the period then ended;

(j) enter into any agreement that would be a Seller Agreement if it existed on the date of this Agreement or amend any Seller Agreement;

(k) commence any litigation other than (1) for the routine collection of bills, or (2) in such cases where such Seller in good faith determines that failure to commence suit could result in the material impairment of a valuable aspect of the Business;

(l) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of such Seller;

provided however, that nothing herein shall prevent the sale, distribution, transfer or otherwise dealing with the Excluded Assets as the Owners determine from time to time and at any time in their sole and absolute discretion ; provided that no such sale, distribution, transfer or dealing could reasonably be expected to: (i) create or result in any liability or obligation of any Buyer Group Member or any liability or obligation that would be an Assumed Liability, (ii) cause any representation or warranty of Sellers and the Owners set forth herein to be untrue or incorrect, (iii) violate the terms of any covenant or obligation of Sellers or Owners hereunder, or (iv) cause any of the conditions to the Closing not to be satisfied.

(m) redeem, repurchase or otherwise acquire, directly or indirectly, recapitalize or reclassify any shares of its capital stock;

(n) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(o) cause, permit or propose any amendments to its Articles of Incorporation or bylaws;

(p) make any capital expenditure involving more than $25,000;

(q) take any action or omit to do any action which could reasonably be expected to cause any of the conditions to the Closing, not to be satisfied; or

(r) agree to do any of the foregoing.
      7.7. Conduct of Business by Buyer and CNU. Except as expressly provided for by this Agreement, from and after the date of this Agreement and until the earlier of the termination of this Agreement or the Closing Date, Buyer and CNU shall each carry on its respective business in the usual, regular and ordinary course substantially in the same manner as heretofore carried on and shall not enter into any agreement, arrangement or understanding with respect to any of the foregoing and shall not take any action with would make or cause any of its representation and warranties made herein to become inaccurate in any material respect. Without limiting the generality of the foregoing, from the date of this Agreement until and until the earlier of the termination of this Agreement or the Closing Date, CNU will not, directly or indirectly: (a) increase its consolidated indebtedness for borrowed money by more than $10 million over the amount of indebtedness reflected on CNU’s consolidated balance sheet as of December 31, 2005; provided, however, that the unused portion of any lines of credit and other borrowings available to CNU shall not be deemed to be indebtedness until actually drawn upon, or (b) issue, in one or more transactions, a number of shares of CNU Common Stock or any securities convertible into, or subscriptions, rights, warrants or options representing the right to acquire greater than 20% of the number of shares of CNU Common Stock outstanding as of the date hereof or enter into any agreement obligating it to do so.

      7.8. Assignment or Enforcement of Certain Agreements. In furtherance of the sale of the Purchased Assets and the Business to Buyer and CNU hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Business so sold, Sellers covenant and agree that, with respect to each Transferring Employee, Sellers shall either (a) assign to Buyer all rights of such Seller pursuant to all agreements, covenants or other obligations of such employee relating to noncompetition, nonsolicitation of employees or clients and similar matters or (b) if such agreements, covenants or obligations cannot be assigned to Buyer, then, upon Buyer’s request and at Buyer’s expense, enforce such agreements, covenants and obligations to the maximum extent permitted by applicable law.
      7.9. Assignment of Uncollected Receivables. In the event that Buyer is unable to collect one or more Receivables and Sellers or the Owners pay to Buyer amounts pursuant to Section 8.1 based on inaccuracy or breach of the representations and warranties contained in Section 5.16 related to such Receivable or Receivables, Buyer shall assign to such Seller or Owner the uncollected portion of such Receivable or Receivables promptly after receiving such payment (and such assignment shall be made free and clear of any liens or encumbrances created by Buyer). Sellers or the Owners may collect such uncollected portion of such Receivable or Receivables using only billing and collection practices applied by Sellers prior to the Closing in the collection of its accounts receivable and shall not commence litigation in connection with such collection without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.
      7.10. Meeting of Shareholders. CNU shall, consistent with its Articles of Incorporation and Bylaws, call and hold a meeting of its shareholders, as promptly as practicable for the purpose of voting upon the approval of the issuance of the CNU Shares pursuant to this Agreement (the “Shareholders’ Meeting”), and shall use all commercially reasonable efforts to hold its Shareholders’ Meeting as soon as practicable. CNU shall (a) use all commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of the issuance of the CNU Shares pursuant to this Agreement, (b) take all other action necessary or advisable to secure the vote or consent of CNU’s shareholders, as required by the FBCA to obtain such approval, and (c) include in the Proxy Statement the recommendation of its Board of Directors in favor of the approval of the issuance of the CNU Shares pursuant to this Agreement and not withhold, withdraw or adversely modify such recommendation.
      7.11. Proxy Statement. As promptly as practicable after the date of this Agreement, the CNU shall prepare and file with the SEC preliminary proxy materials relating to the Shareholders’ Meeting (together with any definitive proxy materials and amendments thereof or supplements thereto, the “Proxy Statement”). As promptly as practicable upon request, the Sellers shall supply CNU with the information pertaining to Sellers, Owners or the Business required by the Exchange Act for inclusion or incorporation by reference in the Proxy Statement, which information shall not at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is mailed to CNU’s shareholders or at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading. If before the Closing Date, any event or circumstance relating to the Sellers, the Owners, the Business or their respective officers or directors, should be discovered by the Sellers that should be set forth in an amendment or a supplement to the Proxy Statement, the Sellers shall promptly inform CNU and CNU shall make appropriate amendments or supplements to the Proxy Statement. CNU will advise Sellers, promptly after CNU receives notice thereof, of the receipt of any comments by the SEC on the preliminary proxy materials, of any request by the SEC for the amendment or supplement of the Proxy Statement or for additional information. As promptly as practicable following the resolution of any SEC comments on the preliminary proxy materials, CNU shall mail the Proxy Statement to the its shareholders.
      7.12. Access to Information About Sellers. CNU may, from and after the date of this Agreement to the Closing Date upon 48 hours prior notice, directly or through its representatives, review the properties, books and records of Sellers and its financial and legal condition, including all of the Purchased Assets, to the extent it deems necessary or advisable to familiarize itself with the Business; this review will not, however, affect or limit the representations and warranties made by Sellers or the Owners in this Agreement or the remedies of Buyer or CNU for breaches of those representations and warranties. Sellers and the Owners will permit CNU and its representatives to have, from the date of this Agreement to the Closing Date, full access to the premises and to all the books and records of the Sellers, and will cause the representatives of the Sellers to furnish CNU with financial and operating data and other information with respect to the Business as CNU from time to time requests. Sellers and the Owners will deliver or cause to be delivered to CNU additional instruments, documents, and certificates as CNU may reasonably request for the purpose of (a) verifying the information set forth in this Agreement and on any Exhibit or Schedule to this Agreement and, (b) consummating or evidencing the transactions contemplated by this Agreement. After the execution of this Agreement, the Sellers shall cooperate with CNU in developing post-Closing transition policies with respect to management information systems, marketing, personnel, outsourcing, operations, regulatory matters, accounting and financial reporting, including, without limitation, meeting regularly (at such times as shall be mutually agreed upon by the Sellers and CNU) with on-site transition teams of CNU with respect to marketing, management information systems, regulatory matters, accounting and financial reporting.
      7.13. Financial Statement Audit. Sellers have engaged the Auditor as their independent auditors for the purpose of conducting an audit of the Seller Financial Statements (and any financial statements of the Sellers as of and for periods ending on or after the Balance Sheet Date for which CNU is required to include audited financial statements of the Sellers in its filings with the SEC) and rendering an opinion thereon. The Auditor is registered with the Public Company Accounting Oversight Board. Sellers and Owners shall work together in good faith with the Auditor and cooperate with all of the Auditor’s reasonable requests in order to complete such audit(s) as promptly as possible, and Sellers shall deliver to CNU such audited financial statements and all unaudited interim financial statements of Sellers for any period since December 31, 2005, that are required to be included in the Proxy Statement as promptly as reasonably possible but in no event later than August 1, 2006. Sellers and Owners shall cause the Auditor to conduct such audit(s) in accordance with generally accepted auditing standards and the audit standards adopted by the SEC and the Public Company Accounting Oversight Board. Sellers shall advise the Auditor that the audited financial statements and the Auditor’s opinion thereon shall be included or incorporated by reference in CNU’s filings with the SEC, including, without limitation the Proxy Statement. The Auditor shall also perform a calculation of the Adjusted EBITDA. For purposes of the foregoing, the “Adjusted EBITDA” shall be the combined earnings before interest, taxes, depreciation and amortization of the Sellers for the year ended December 31, 2005, calculated in accordance with GAAP, as adjusted in the manner set forth in Schedule 7.13.
      7.14. Exclusive Dealing. From the date of this Agreement until the earlier to occur of the Closing Date or the valid termination of this Agreement, Sellers and the Owners will not directly or indirectly initiate or engage in any discussions or negotiations with, or provide any information to, any person, other than Buyer or CNU, concerning any purchase or option to purchase the Business or the Purchased Assets or any merger, sale of substantial assets or similar transaction involving any of the Sellers or take or permit to be taken any action that could encourage any of the foregoing.
      7.15. Tax-Free Reorganization Treatment. To the extent consistent with the other terms and conditions of this Agreement, Sellers, Owners, CNU and Buyer shall use all commercially reasonable efforts to cause the transactions contemplated by this Agreement to be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) and 368(a)(2)(D) (or 368(a)(2)(E), if applicable, pursuant to Section 7.5 hereof) of the Code to the maximum extent permissible and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a “reorganization” within the meaning of Section 368 of the Code.
      7.16. Reasonable Efforts. So long as this Agreement has not been terminated, Sellers, Owners, CNU and Buyer shall: (a) promptly obtain waivers, consents, permits and approvals, and thereafter make any other submissions required under all applicable Requirements of Law in order to consummate the transactions contemplated by this Agreement and (b) use their respective commercially reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate the transactions contemplated by this Agreement. If requested by CNU, Sellers shall cooperate with CNU in obtaining any amendment to any Seller Agreement that CNU may reasonably request.

ARTICLE VIII
INDEMNIFICATION
      8.1. Indemnification by Sellers and the Members. Each Owner agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expense incurred by such Buyer Group Member or arising from:

(a) any breach by any Seller or any Owner of any of the covenants in thisAgreement or in any Seller Ancillary Agreement;

(b) any failure of any Seller or any Owner to perform any of the obligations in this Agreement or in any Seller Ancillary Agreement;

(c) any breach of any warranty or the inaccuracy of any representation of any Seller or any Owner contained in this Agreement or any Seller Ancillary Agreement or any certificate delivered by or on behalf of any Seller or any Owner pursuant hereto;

(d) the failure of any Seller to perform any Excluded Liability.
With respect to any breach or inaccuracy of Sections 4.4, 5.3, 7.1, 7.14, 9.2 or 9.3, each Owner shall be liable only for such Owner’s own breach or inaccuracy of such Sections and, with respect to any breach of any covenant or obligation herein or in any Seller Ancillary Agreement, each Owner shall be liable only for such Owner’s own breach (it being understood that no Owner shall be liable for any other Owner’s breach or inaccuracy of Sections 4.4, 5.3, 7.1, 7.14, 9.2 and 9.3 or of any other covenant or obligation herein or in any Seller Ancillary Agreement).
The obligation of the Owners to indemnify and hold harmless each Buyer Group Member under Section 8.1(c)(other than with respect to any breach or inaccuracy of Section 5.3) and (d) shall be several to the extent of their respective Pro Rata Liability; provided, however, that for purposes of calculating an Owner’s Pro Rata Liability, such Owner and all of such Owner’s Affiliates who are themselves Owners shall be deemed to be a single Owner and, as between such Owner and such Owner’s Affiliates, the obligation to indemnify and hold harmless each Buyer Group Member under Section 8.1(c)(other than with respect to any breach or inaccuracy of Section 5.3) and (d) for such Owner’s Pro Rata Liability shall be joint and several. Notwithstanding the foregoing it is understood and acknowledged that each Owner and all of such Owners’s Affiliates will be jointly and severally responsible for the entire amount of all Losses and Expense with respect to any breach of any covenant or obligation in this Agreement or in any Seller Ancillary Agreement by such Owner or by any Affiliate of such Owner. Solely for purposes of Owners’ indemnification obligations hereunder, Jose M. Garcia and Carlos Garcia shall not be deemed to be Affiliates of each other.
      8.2. Indemnification by Buyer. Buyer and CNU agree to indemnify and hold harmless each Seller Group Member from and against any and all Loss and Expense incurred by such Seller Group Member in connection with or arising from:

(a) any breach by Buyer or CNU of any of its covenants or agreements in this Agreement or in any Buyer Ancillary Agreement;

(b) any failure by Buyer or CNU to perform any of its obligations in this Agreement or in any Buyer Ancillary Agreement;

(c) any breach of any warranty or the inaccuracy of any representation of Buyer or CNU contained in this Agreement or in any Buyer Ancillary Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto; or

(d) the failure of Buyer to perform any Assumed Liability.
Notwithstanding anything to the contrary contained in this Section 8.2or elsewhere in this Agreement, the parties agree that the maximum aggregate liability of CNU and Buyer for any claims under Section 8.2(c) shall not exceed the amount of the Purchase Price.

      8.3. Notice of Claims. Any Buyer Group Member or Seller Group Member (the “Indemnified Party”) seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known or, if not then known, a reasonable estimate thereof) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.
      8.4. Third Person Claims.

(a) Subject to Section 8.4(b), the Indemnitor shall have the right to conduct and control, through counsel reasonably satisfactory to the Indemnified Party, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof; and provided, further, that the Indemnitor shall not, without the written consent of the Indemnified Party (which written consent shall not be unreasonably withheld or delayed), pay, compromise or settle any such claim, action or suit, unless such settlement involves only the payment of money damages, includes a complete and unconditional release of the Indemnified Party and does not provide for any action or affirmative refraining from any action on the part of the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit with respect to itself and its Affiliates without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld. The Indemnified Party shall not be entitled to assume the defense or settlement of any third Person claim for which an Indemnified Party has indicated it intends to seek indemnity hereunder unless the Indemnitor and the Indemnified Party agree that the Indemnified Party shall so assume the defense or settlement, or unless the Indemnitor fails to actually assume the defense of the third Person claim.

(b) If any third Person claim, action or suit against any Indemnified Party where Sellers and Owners are the Indemnitors, could have a Material Adverse Effect on the Business or the Purchased Assets, then the Indemnified Party shall have the right to conduct and control, through counsel reasonably satisfactory to the Indemnitor, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit with respect to itself and its Affiliates, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.

      8.5. Limitations on Indemnification Obligations. (a) The obligations of Sellers and the Owners pursuant to the provisions of Section 8.1 are subject to the following limitations:

(i) Sellers and the Owners shall be required to indemnify and hold harmless under Section 8.1(c) with respect to Loss and Expense incurred by Buyer Group Members (other than Loss and Expense incurred as a result of inaccuracies of the representations and warranties contained in Sections 5.1, 5.2, 5.3, 5.7, 5.17 and 5.27 (the “Sellers Excluded Representations”), as to which this subsection (i) shall have no effect) only if the aggregate amount of such Loss and Expense exceeds $500,000; and then only to the extent such Loss and Expense exceeds $500,000. Notwithstanding anything to the contrary contained in this Section 8.1 or elsewhere in this Agreement, the parties agree that (A) the maximum aggregate liability of all Owners for any claims under Section 8.1(c)(other than Loss and Expense incurred as a result of inaccuracies of Seller Excluded Representations) shall not exceed one-half of the amount of the Purchase Price, and (B) the maximum aggregate liability of each Owner for any claims under Section 8.1(c) (other than Loss and Expense incurred as a result of inaccuracies of Seller Excluded Representations) shall not exceed one-sixth of the amount of the Purchase Price.

(ii) The amount of any Loss or Expense for which indemnification is provided by Sellers or any Owner under this Article VIII shall be net of any specific reserve attributable to the subject matter of the related claim, as reflected on the portion of the work papers to the Balance Sheet. In addition, to the extent any Loss or Expense arises in respect of a breach of any representation and warranty as to Real Estate, such Loss or Expense shall be reduced, dollar for dollar, by the amount of coverage paid to Buyer or any of its Affiliate under any title insurance policy in respect of such Loss or Expense.

(iii) the indemnification provided for in Section 8.1(c) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Buyer Group Member under Section 8.1(c) thereafter), except that the indemnification by Sellers and the Owners shall continue as to: (A) the Seller Excluded Representations, which shall terminate 30 days after the expiration of the applicable statute of limitations and (B) any Loss or Expense of which any Buyer Group Member has notified Sellers or the Owners in accordance with the requirements of Section 8.3on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.5, as to which the obligation of Sellers and the Owners shall continue until the liability of Sellers and the Owners shall have been determined pursuant to this Article VIII, and Seller and the Owners shall have reimbursed all Buyer Group Members for the full amount of any such Loss and Expense determined to be payable to such Buyer Group Members in accordance with this Article VIII.
      (b) The indemnification obligations of Buyer and CNU provided for in Section 8.2(c) shall terminate eighteen (18) months after the Closing Date (and no claims shall be made by any Seller Group Member under Section 8.2(c) thereafter), except that the indemnification by Buyer shall continue as to (A) the representations and warranties set forth in Sections 6.1, 6.2, 6.3 and 6.4, as to all of which no time limitation shall apply and (B) any Loss or Expense of which any Seller Group Member has notified CNU in accordance with the requirements of Section 8.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 8.5, as to which the obligation of CNU shall continue until the liability of CNU shall have been determined pursuant to this Article VIII, and CNU shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this Article VIII. The maximum aggregate liability of CNU and Buyer for any claims under Section 8.2(c) shall not exceed the amount of the Purchase Price.
      8.6. No Implied Representations. Buyer, CNU, Seller and the Owners acknowledge that, except as expressly provided in this Agreement, no party hereto has made or is making any representations or warranties whatsoever, implied or otherwise.
      8.7. Escrow Fund for Indemnification. At the Closing, the Owners shall deposit One Million Five Hundred Thousand (1,500,000) CNU Shares (the “Escrowed Shares”) with the Escrow Agent, who shall hold and disburse such Escrowed Shares in accordance with the terms of the Escrow Agreement as partial security for any claims that any Buyer Group Member may assert against any Owner pursuant to this Article VIII. If the Owners are found to be liable to any Buyer Group Member in connection with a claim by a

Buyer Group Member for indemnification under this Article VIII, the Owners shall have the option of satisfying such claim from the Escrowed Shares or by paying such claim in cash. If the claim is to be satisfied from the Escrowed Shares, the Sellers’ Representative shall so notify the Escrow Agent and the Escrowed Shares shall be valued at the greater of (a) closing price of the CNU Common Stock on the Closing Date or (b) the closing price of the CNU Common Stock on the date that the Escrowed Shares are released to the Buyer Group Member.
      8.8. Exclusive Remedy. This Article VIII sets forth the exclusive remedies of all parties, whether in contract or in tort, in connection with any breach of any of the representations and warranties set forth herein.
ARTICLE IX
GENERAL PROVISIONS
      9.1. Survival of Obligations. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article VIII, the representations and warranties contained in this Agreement shall terminate eighteen (18) months after the Closing Date and the covenants in Section 7.1 shall terminate five (5) years after the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in this Agreement or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section.
      9.2. Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer or CNU, to its counsel, accountants, financial advisors or lenders, and in the case of Sellers or any Owner, to its (or their) counsel, accountants or financial advisors). The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other parties hereto, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby. Notwithstanding the foregoing, this Section 9.2 shall not apply to Buyer or CNU after the Closing with respect to information relating to the Business.
      9.3. No Public Announcement. Neither Buyer, CNU, any Owner nor any Seller shall, without the approval of CNU and Sellers, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange. The foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations.
      9.4. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date (whether before or after the approval of this Agreement by the CNU’s shareholders), only as follows:

(a) by mutual written consent of the CNU and Sellers;

(b) by CNU or Sellers:

(1) if there shall be any Requirement of Law enacted, promulgated or issued and applicable to the transactions contemplated by this Agreement by any Governmental Entity which would make consummation of the transactions contemplated by this Agreement illegal; or

(2) if the Closing shall not have been consummated by the later of (A) October 31, 2006, (B) the last Business Day of the calendar month that includes the day that is 150 days after the date on which the Sellers deliver to CNU copies of the audited financial statements of Sellers for the year ended December 31, 2005, and (C) the last Business Day of the calendar month that includes the day that is ninety (90) days after the date on which the Sellers deliver to CNU all unaudited interim financial statements of Sellers for any period since December 31, 2005 that are required to be included in the Proxy Statement; provided, however, that the right to terminate this Agreement under this Section 9.4(b)(2) shall not be available to: (i) any party whose failure, or whose Affiliate’s failure, to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or (ii) any Owner if such Owner or any other Owner shall have failed to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

(3) if CNU’s shareholders do not approve the issuance of the CNU Shares pursuant to this Agreement at the Shareholders’ Meeting; or

(4) if any Governmental Body shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

(c) by CNU:

(1) any Seller or any Owner shall have breached in any material respect any representation, warranty, covenant or other agreement contained in this Agreement (other than Section 7.13), which breach (A) cannot be or has not been cured, in all material respects, within twenty (20) business days after the giving of written notice to Sellers or (B) would result in the failure to satisfy a condition set forth in Sections 4.5 or 4.6;

(2) if any Seller or any Owner (or any of these Affiliates) shall breach Section 7.13;

(3) if the Auditor shall not render an unqualified opinion or the Seller Financial Statements or shall require any material adjustments to the Seller Financial Statements from the form previously provided to CNU and Buyer in order to render an unqualified opinion thereon; or

(4) if the Adjusted EBITDA is not at least $6,000,000.

(d) by Sellers:

(1) if CNU or Buyer shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) cannot be or has not been cured, in all material respects, within twenty (20) business days after the giving of written notice to CNU, or (B) would result in the failure to satisfy a condition set forth in Sections 4.5 or 4.7 or;

(2) if any of the Voting Agreements shall be terminated;

(3) if the Board of Directors of CNU shall withhold or withdraw its recommendation of the issuance of the CNU Shares pursuant to this Agreement or modify its recommendation of the issuance of the CNU shares pursuant to this Agreement in a manner adverse to Sellers or Owners; or

(4) if since the date of this Agreement, there has been a change in the Code, final or temporary Treasury Regulations promulgated under Code Section 368, published pronouncements of the Internal Revenue Service having the same force and effect as final or temporary Treasury Regulations promulgated under Code Section 368, case law applying Code Section 368, or other relevant binding legal authority relating to Code Section 368 (collectively “Change in Tax Law”), that (i) would apply to a transaction consummated subsequent to such Change in Tax Law notwithstanding the existence of a binding written agreement with respect to such transaction, and

(ii) would reasonably be expected to result in (A) the imposition of tax on gain realized with respect to the CNU Shares issued hereunder, or (B) a material increase in the tax liability of the Owners or Sellers resulting from the transactions contemplated herein as compared to the tax liability that would have arisen in the absence of such Change in Tax Law.

(e) In the event of a valid termination of this Agreement pursuant to this Section 9.4, this Agreement shall become void and of no further force and effect, and there shall be no liability or obligation on the part of CNU, Buyer, any Seller or any Owner or any of their respective officers or directors or Affiliates under this Agreement except as set forth in (1) the provisions of Section 9.2 relating to the obligations of the parties to keep confidential and not to use certain information obtained from the other party, (2) the provisions of Sections 6.15 and Article 9, or (3) any liability a terminating party may suffer as a result of another’s willful or intentional breach of this Agreement.
      9.5. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or by fax with automatic confirmation (with a copy via other means specified herein) or two (2) business days after being sent by registered or certified mail or by private courier or express delivery service addressed as follows:

If to Buyer or CNU, to:

Continucare Corporation
7200 Corporate Center Drive, Suite 600
Miami, FL 33126
Attention: Chief Executive Officer
Fax: (305) 500-2104

with a copy (which shall not constitute notice), to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200
Miami, FL 33130
Attention: Geoffrey MacDonald, Esq.
Fax: (305) 789-3395

If to any Seller or any Member, to:

Miami Dade Health Centers, Inc.
3233 Palm Avenue
4th Floor
Hialeah, FL 33012
Attention: Jose M. Garcia, CEO
Fax: 305-642-3142

with a copy (which shall not constitute notice), to:

Sandra Greenblatt, P.A.
One Biscayne Tower, Suite 3500
2 South Biscayne Boulevard
Miami, FL 33131
Attention: Sandra P. Greenblatt, Esq.
Fax: (305) 577-9951
or to such other address as such party may indicate by a notice delivered to the other party hereto.
      9.6. Successors and Assigns. (a) The rights of either party under this Agreement shall not be assignable by such party hereto without the written consent of the other (which consent shall not be unreasonably withheld or delayed); provided that Buyer and CNU may assign any of its rights hereunder to a wholly-owned subsidiary of CNU, but no such assignment shall relieve it of its obligations hereunder. Notwithstanding the foregoing, Sellers shall be permitted to make distributions to the Owners after the Closing Date of the Purchase Price without the consent of Buyer or CNU, subject to compliance with Section 7.6.
      (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of any party hereto, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 9.6 any right, remedy or claim under or by reason of this Agreement.
      9.7. Access to Records after Closing. For a period of seven years after the Closing Date, Sellers and its representatives shall have reasonable access to all of the books and records of Sellers transferred to Buyer hereunder to the extent that such access may reasonably be required by Sellers in connection with matters relating to or affected by the operations of Sellers prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Sellers shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 9.7. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such seven (7) year period, Buyer shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers’ expense, to segregate and remove such books and records as Sellers may select.
      For a period of seven years after the Closing Date, Buyer and CNU and their representatives shall have reasonable access to all of the books and records relating to the Business which Sellers or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by Sellers and their Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer and CNU shall be solely responsible for any costs and expenses incurred by them pursuant to this Section 9.7. If Sellers or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer and CNU a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer and CNU may select.
      9.8. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of Buyer, CNU, Sellers and Owners.
      9.9. Interpretation. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
      9.10. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party entitled to the benefit thereof, or by Seller if the Members are entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
      9.11. Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants; provided however that all costs and expenses of Sellers shall be borne by Owners.
      9.12. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Sellers and Buyer.
      9.13. Enforcement of Agreement. In the event of an action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation or proceeding shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party on trial and appeal as adjudged by the court, and if such successful party or parties shall recover judgment in any such action or proceeding, such costs, expenses and attorneys’ fees may be included as part of such judgment.
      9.14. Further Assurances. On the Closing Date Sellers and each Owner shall (i) deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of Sellers in, to or under any or all of the Purchased Assets, and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Purchased Assets. From time to time following the Closing, Sellers and each Owner shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its commercially reasonable efforts to secure to Buyer the benefits thereof in some other manner, or (b) which are otherwise not transferable or assignable, to use its best efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner (including the exercise of the rights of Sellers thereunder). Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof. After the Closing, if Sellers receive any payment, refund or other amount which is a Purchased Asset or is otherwise properly due and owing to Buyer, Seller will promptly remit or will cause to be remitted, such amount to Buyer. After the Closing, if Buyer or CNU receives any payment, refund or other amount which is related to claims (including workers’ compensation), litigation, insurance or other matters for which Sellers are responsible hereunder, which is an Excluded Asset or which is otherwise properly due and owing to Sellers, Buyer or CNU will promptly remit, or cause to be remitted, such amount to Seller.
      9.15. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Florida.
      9.16. Time is of the Essence. With respect to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
      9.17. Sellers’ Representative.

(a) Jose M. Garcia is hereby constituted and appointed as agent for and on behalf of the Sellers and the Owners (the “Sellers’ Representative”) to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing. Such agency may be changed b a unanimous vote of the Owners upon not less that ten Business Days’ prior written notice to CNU. In the event of the death or disability (for more than 40 days) of the Sellers’ Representative or his resignation as Sellers’ Representative and until a successor Sellers’ Representative shall be appointed as provided above, Carlos Garcia shall act as the Sellers’ Representative pending the appointment of the successor Sellers’ Representative. No bond shall be required of the Sellers’ Representative and the Sellers’ Representative shall receive no compensation for his/her services. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each of the Sellers and each of the Owners. In connection with this Agreement, any Seller Ancillary Agreement, and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Sellers’ Representative hereunder or thereunder, the Sellers’ Representative shall incur no responsibility whatsoever to any Seller or any Owner by reason of any error in judgment or other act or omission performed or omitted hereunder or thereunder or any other agreement, instrument or document, excepting the only responsibility for any act or failure to act which represents fraud, willful misconduct, or gross negligence. The Sellers’ Representative shall be indemnified, jointly and severally, by the Sellers and the Owners against all Losses of any nature whatsoever, arising out of or in connection with any claim or proceeding relating to the acts or omissions of the Sellers’ Representative in his capacity as such hereunder or pursuant to any Seller Ancillary Agreement.

(b) A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of all Sellers and all Owners and shall be final, binding and conclusive upon each such Seller an each such Owner, and CNU and Buyer may rely upon any such decision, act consent, or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each Seller and each Owner. CNU and Buyer is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Sellers’ Representative.

[REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

CONTINUCARE CORPORATION

By: /s/ Richard C. Pfenniger, Jr.

Name: Richard C. Pfenniger, Jr.
Its: Chief Executive Officer

CNU BLUE 1, INC.

By: /s/ Richard C. Pfenniger, Jr.

Name: Richard C. Pfenniger, Jr.
Its: President

CNU BLUE 2, LLC

By: /s/ Richard C. Pfenniger, Jr.

Name: Richard C. Pfenniger, Jr.
Its: Manager

MIAMI DADE HEALTH AND REHABILITATION SERVICES, INC

By: /s/ Jose Garcia

Name: Jose Garcia
Its: President

MIAMI DADE HEALTH CENTERS, INC.

By: /s/ Jose Garcia

Name: Jose Garcia
Its: President

WEST GABLES OPEN MRI SERVICES, INC.

By: /s/ Jose Garcia

Name: Jose Garcia
Its: President

KENT MANAGEMENT SYSTEMS, INC.

By: /s/ Jose Garcia

Name: Jose Garcia
Its: President

MIAMI DADE, HEALTH CENTERS ONE, INC.

By: /s/ Jose Garcia

Name: Jose Garcia
Its: President

PELU PROPERTIES, INC.

By: /s/ Luis Cruz

Name: Luis Cruz
Its: President

PELUCA INVESTMENTS, LLC

By: /s/ Luis Cruz

Name: Luis Cruz
Its: Manager

MDHC RED, INC.

By: /s/ Jose Garcia

Name: Jose Garcia
Its: President

/s/ Jose M. Garcia

Jose M. Garcia

/s/ Carlos Garcia

Carlos Garcia

/s/ Luis Cruz

Luis Cruz

LUIS CRUZ CHILDREN’S IRREVOCABLE
TRUST A

By: /s/ Luis Cruz

Name: Luis Cruz
Trustee

LUIS CRUZ CHILDREN’S IRREVOCABLE
TRUST B

By: /s/ Luis Cruz

Name: Luis Cruz
Trustee

LUIS CRUZ CHILDREN’S IRREVOCABLE
TRUST C

By: /s/ Luis Cruz

Name: Luis Cruz
Trustee

LUIS CRUZ CHILDREN’S IRREVOCABLE
TRUST D

By: /s/ Luis Cruz

Name: Luis Cruz
Trustee

EXHIBIT A
AGREEMENT AND PLAN OF MERGER
      THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) made and entered into this                     day of                     , 2006 by and between Miami Dade Health and Rehabilitation Services, Inc, a Florida corporation (“MDHRS”), Miami Dade Heath Centers, Inc., a Florida corporation (“MDHC”), West Gables Open MRI Services, Inc., a Florida corporation (“West Dade”), Kent Management Systems, Inc., a Florida corporation (“Kent”), Miami Dade Heath Centers One, Inc., a Florida corporation (“MDHC One”), (collectively, the “Constituent Entities”) and CNU Blue 2, LLC, a Florida limited liability company (“Acquisition” or the “Surviving Entity”).
W I T N E S S E T H:
      WHEREAS, MDHRS is a corporation duly organized and existing under and by virtue of the laws of the State of Florida;
      WHEREAS, MDHC is a corporation duly organized and existing under and by virtue of the laws of the State of Florida;
      WHEREAS, West Dade is a corporation duly organized and existing under and by virtue of the laws of the State of Florida;
      WHEREAS, Kent is a corporation duly organized and existing under and by virtue of the laws of the State of Florida;
      WHEREAS, MDHC is a corporation duly organized and existing under and by virtue of the laws of the State of Florida;
      WHEREAS, the Surviving Entity is a limited liability company duly organized and existing under and by virtue of the laws of the State of Florida and will be wholly owned by CNU Blue 1, Inc., a Florida corporation (the “Buyer”) and a wholly-owned subsidiary of Continucare Corporation, a Florida corporation (“CNU”); and
      WHEREAS, pursuant to duly authorized action by their respective Board of Directors and sole shareholder and Management Committee and member, as applicable, the Constituent Entities and the Surviving Entity have determined that they shall merger (the “Merger”) upon the terms and conditions and in the manner set forth in this Agreement in accordance with Section 607.1108 of the Florida Business Corporation Act and Section 608.438 of the Florida Limited Liability Company Act;
      NOW THEREFORE, in consideration of the mutual premises herein contained, the Constituent Entities and the Surviving Entity hereby agree as follows:

1. MERGER. The Constituent Entities and the Surviving Entity agree that the Constituent Entities shall be merged into Acquisition, as a single and surviving entity upon the terms and conditions set forth in this Agreement and that Acquisition, shall continue under the laws of the State of Florida as the surviving entity.

2. EFFECTIVE DATE OF MERGER. The Merger shall be effective at 12:00 a.m. on , 2006 or the Merger shall become effective upon the acceptance and filing of the Articles of Merger with the Secretary of State of the State of Florida (the “Effective Date”).

3. SURVIVING ENTITY. On and after the Effective Date of the Merger:

a. Acquisition shall be the surviving entity, and shall continue to exist as a limited liability company under the laws of the State of Florida, with all of the rights and obligations of such Surviving Entity as are provided by the Florida Limited Liability Company Act. Immediately

following the Merger, Acquisition shall be wholly owned by Buyer and Buyer shall be wholly-owned by CNU.

b. The Constituent Entities shall cease to exist, and their respective property shall become the property of the Acquisition as the surviving entity.

c. The Surviving Entity shall remain a member managed limited liability company. The name and address of the sole member of Acquisition is:

CNU Blue 1, Inc.	7200 Corporate Center Drive Suite 600 Miami, Florida 33126

4. TERMS AND CONDITIONS OF THE MERGER. The terms and conditions of the Merger are as follows:

a. Operating Agreement. The Operating Agreement of the Surviving Entity shall continue on and after the Effective Date as the Operating Agreement of the Surviving Entity.

5. MANNER AND BASIS OF CONVERTING SHARES AND MEMBERSHIP INTERESTS OF THE CONSTITUENT ENTITIES. The issued and outstanding shares and rights to acquire shares of each of the respective merging corporations and the membership interests of each of the respective merging limited liability companies shall be converted as follows:

a. Each and every share of the common stock of MDHRS and each right to acquire shares of common stock or other securities of MDHRS shall be canceled and no longer be issued or outstanding, and no membership interests in the Surviving Entity will be issued in respect thereof.

b. Each and every share of the common stock of MDHC and each right to acquire shares of common stock or other securities of MDHC shall be canceled and no longer be issued or outstanding, and no membership interests in the Surviving Entity will be issued in respect thereof.

c. Each and every share of the common stock of West Dade and each right to acquire shares of common stock or other securities of West Dade shall be canceled and no longer be issued or outstanding, and no membership interests in the Surviving Entity will be issued in respect thereof.

d. Each and every share of the common stock of Kent and each right to acquire shares of common stock or other securities of Kent shall be canceled and no longer be issued or outstanding, and no membership interests in the Surviving Entity will be issued in respect thereof.

e. Each and every share of the common stock of MDHC One and each right to acquire shares of common stock or other securities of MDHC One shall be canceled and no longer be issued or outstanding, and no membership interests in the Surviving Entity will be issued in respect thereof.

g. The Buyer, as the sole member of Acquisition immediately following the Merger, shall remain the sole member of the Surviving Entity.

6. APPROVAL. The Merger contemplated by this Agreement has previously been submitted to and approved by the respective Board of Directors and Shareholder or Management Committee and Member, as the case may be of the Constituent Entities and the Surviving Entity. Subsequent to the execution of this Agreement by the duly authorized officers of the each of Constituent Entities and the Surviving Entity, such officers of the Constituent Entities and the Surviving Entity shall, and are hereby authorized and directed to, perform all such further acts and executed and deliver to the proper authorities for filing all documents, as the same may be necessary or proper to render effective the Merger contemplated by this Agreement.

7. MISCELLANEOUS.

a. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida.

b. Third Party Beneficiaries. The terms and conditions of this Agreement are solely for the benefit of the parties hereto and each of the shareholders of the merging corporations and the members of the merging limited liability companies, and no person not a party to this Agreement shall have any rights or benefits whatsoever under this Agreement, either as a third party beneficiary or otherwise.

c. Complete Agreement. This Agreement constitutes the complete agreement between the parties and incorporates all prior agreements and representations in regard to the matters set forth herein and it may not be amended, changed or modified except by a writing signed by the party to be charged by said amendment, change or modification.
      IN WITNESS WHEREOF, the Constituent Entities and the Surviving Entity have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

CONTITUENT ENTITIES:

MIAMI DADE HEALTH AND
REHABILITATION SERVICES, INC.
a Florida corporation

By:

Name:
Title:

MIAMI DADE HEALTH CENTERS, INC.,
a Florida corporation

By:

Name:
Title:

WEST GABLES OPEN MRI SERVICES, INC.,
a Florida corporation

By:

Name:
Title:

KENT MANAGEMENT SYSTEMS, INC.,
a Florida corporation

By:

Name:
Title:

MIAMI DADE HEALTH CENTERS ONE, INC.,
a Florida corporation

By:

Name:
Title:

SURVIVING ENTITY:

CNU BLUE 2, LLC,
a Florida limited liability company

By:

Name:
Title:

EXHIBIT B
ESCROW AGREEMENT
      Escrow Agreement (the “Agreement”), dated as of                                         , 2006, by and among Continucare Corporation, a Florida corporation (“CNU”) on behalf of itself and on behalf of CNU Blue 1, Inc., a Florida corporation (“Buyer”), Jose M. Garcia, as Sellers’ Representative on behalf of each of Miami Dade Health and Rehabilitation Services, Inc., a Florida corporation (“MDHRS”), Miami Dade Health Centers, Inc., a Florida corporation (“MDHC”), West Gables Open MRI Services, Inc., a Florida corporation (“West Dade”), Kent Management Systems, Inc. (“Kent”), Pelu Properties, Inc., a Florida corporation (“Pelu”), Peluca Investments, LLC, a Florida limited liability company owned by the Owners (“Peluca”), and Miami Dade Health Centers One, Inc., a Florida corporation (“MDHC One, and, collectively with MDHRS, MDHC, West Dade, Kent, Pelu and Peluca, the “Sellers”), MDHC Red, Inc., a Florida corporation (“Retain”), and each of the shareholders of each Seller listed on the signature pages hereto (the “Owners”), and American Stock Transfer & Trust Company, Inc. (the “Escrow Agent”).
      WHEREAS, the parties hereto are entering into this Agreement pursuant to the terms of that certain Asset Purchase Agreement (the “Purchase Agreement”) dated as of April      , 2006, by and among CNU, Buyer, CNU Blue 2, LLC, a Florida limited liability company and a wholly-owned subsidiary of Buyer, Sellers, Retain and Owners;
      WHEREAS, each capitalized term used in this Agreement without definition, other than for syntax or grammar, has the meaning given to it in the Purchase Agreement;
      WHEREAS, Section 4.2 of the Purchase Agreement provides for Buyer to deposit on behalf of Sellers 1,500,000 CNU Shares in escrow, to be disbursed on the terms and conditions set forth herein;
      WHEREAS, CNU, Buyer, Sellers, Owners and the Escrow Agent desire to evidence their agreement with respect to the CNU Shares deposited herewith.
      NOW, THEREFORE, in consideration of the covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
      Section 1. Appointment; Escrow Shares Deposit.
      (a) CNU, Buyer, Sellers and Owners each hereby appoint and designate American Stock Transfer, Inc. to act as Escrow Agent hereunder, on the terms and subject to the conditions set forth in this Agreement, and the Escrow Agent hereby accepts such appointment. The fees to be paid to the Escrow Agent for its services hereunder are set forth in Section 3(g) below.
      (b) On the date hereof, Buyer shall deposit 1,500,000 CNU Shares (the ‘Escrow Shares”) with the Escrow Agent.
      Section 2. Escrow Disbursement; Escrow Date.

(a) Subject to Section 3(d), any Buyer Group Member shall be entitled to reimbursement from the Escrow Shares or from cash payments by some or all of the Owners, as applicable, at the sole option of the affected Owners, on account of any matter for which such Buyer Group Member is entitled to indemnification pursuant to Section 8.1 of the Purchase Agreement (any such matter being referred to as an “Indemnified Matter”).

(b) In the event a Buyer Group Member asserts a claim for an Indemnified Matter for which such Buyer Group Member seeks reimbursement from the Escrow Shares, CNU shall deliver simultaneously to the Escrow Agent and to Sellers’ Representative a request (an “Escrow Shares Request”) executed by CNU stating that a Buyer Group Member has asserted a claim for indemnification, together with a description of such Indemnified Matter in reasonable detail, together with a good faith estimate of the amount of Loss and Expense incurred as a result of such Indemnified Matter, as such amount may be limited by Section 8.5 of the Purchase Agreement (“Claimed Amount”). It is understood and agreed that the amount of any liability of any Owner to any Buyer Group Member shall only be as determined in accordance with Article VIII of the Purchase Agreement and that the Claimed Amount shall not: (i) be binding upon Owners or any Buyer Group Member, (ii) limit the liability of Owners to any Buyer Group Member, or (iii) be admissible as evidence in any proceeding between any Owner and any Buyer Group Member.

(c) Upon receipt of an Escrow Shares Request, the Escrow Agent shall place a “hold” on and shall not disburse the number of Escrow Shares having a value, determined in accordance with Section 8.7 of the Purchase Agreement (measured as of the date of the Escrow Shares Request rather than the date of release), equal to the Claimed Amount (“Restricted Shares”). None of the Restricted Shares shall be disbursed until the amount of any liability of Owners to the Buyer Group Member has been finally determined in accordance with Article VIII of the Purchase Agreement for such Indemnified Matter. Upon a final determination of an Owner’s indemnification liability to a Buyer Group Member under the Purchase Agreement, CNU shall deliver simultaneously to the Escrow Agent and to Sellers’ Representative written evidence of such determination, including the final amount of reimbursement owed pursuant to Article VIII of the Purchase Agreement (“Indemnified Amount”), and a request for release of the number of Escrow Shares having a value, determined in accordance with Section 8.7 of the Purchase Agreement, equal to the Indemnified Amount to CNU or to such other Buyer Group Member as CNU shall otherwise direct (the “Distribution Notice”).

(d) Unless Sellers’ Representative shall simultaneously advise CNU and the Escrow Agent in writing within fifteen (15) days after delivery of such Distribution Notice that the Owner(s) have satisfied all of their liability for the Indemnified Amount that is the subject of the Distribution Notice by means of a cash payment together with written evidence confirming such payment to the applicable Buyer Group Member, then the Escrow Agent shall immediately release to CNU, or to such other Buyer Group Member as CNU may otherwise direct, either (i) the number of Escrow Shares having a value, determined in accordance with Section 8.7 of the Purchase Agreement as of the date such shares are released, equal to the Indemnified Amount (the “Owed Escrow Shares”) or, (ii) only if the amount owed to the Buyer Group Member for such Indemnified Matter shall exceed the value of all remaining Escrow Shares, all remaining Escrow Shares, valued in accordance with Section 8.7 of the Purchase Agreement as of the date such shares are released, up to and not exceeding the Indemnified Amount and (iii) shall remove any “hold” which may remain on any remaining Restricted Shares.

(e) If within fifteen (15) days after delivery of such Distribution Notice Sellers’ Representative simultaneously advises CNU and Escrow Agent in writing that Owners(s) have satisfied a portion of their liability for the Indemnified Amount with respect to the Indemnified Matter that is the subject of the Distribution Notice with a cash payment together with written evidence confirming such payment to the applicable Buyer Group Member, Escrow Agent shall release to CNU, or to such other Buyer Group Member as CNU may otherwise direct, (i) only the number of Owed Escrow Shares equal to the portion of such Indemnified Amount that Owner(s) did not satisfy in cash, or (ii) if the balance of the Indemnified Amount not paid in cash by Owner(s) shall exceed the value of all remaining Escrow Shares, all remaining Escrow Shares, valued in accordance with Section 8.7 of the Purchase Agreement as of the date such shares are released, up to and not exceeding the unpaid balance of the Indemnified Amount and (iii) shall remove any “hold” which may remain on any remaining Restricted Shares.

(f) Subject to the terms and provisions of this Section 2, CNU and Sellers’ Representative agree to deliver joint written instructions to the Escrow Agent upon the date which is eighteen (18) months after the date of this Agreement (the “Escrow Shares Release Date”). Upon receipt of such joint instructions, the Escrow Agent shall disburse the then existing balance of the Escrow Shares to Owners. In the event, however, that the Escrow Agent has received, on or before such Escrow Shares Release Date, an Escrow Shares Request for an Indemnified Matter for which payment has not been made, the amount of Escrow Shares disbursed by the Escrow Agent on such Escrow Shares Release Date shall be reduced by the number of Restricted Shares, valued in accordance with Section 8.7 of the Purchase Agreement (measured as of the date of the Escrow Shares request rather than the date of release), required to satisfy all unsatisfied Escrow Shares Requests and the Escrow Agent shall continue to hold such Restricted Shares under the terms and conditions of this Agreement. In the event the Escrow Agent has received an Escrow Shares Request with respect to any Escrow Shares for which payment has not been made prior to the Escrow Shares Release Date, the provisions of this Section 2 shall continue to govern the release of such Escrow Shares. In the event of any disputes among the parties and/or the Escrow Agent, Section 3(d) shall apply with respect to the Restricted Shares so retained by the Escrow Agent.

      Section 3. Escrow Agent. In order to induce the Escrow Agent to hold and disburse the Escrow Shares as required by this Agreement, Sellers, Owners, CNU and Buyer do hereby agree that:

(a) The functions and duties of the Escrow Agent with respect to disbursements hereunder are those of an independent contractor and include only those set forth in this Agreement. The Escrow Agent is not entitled to act in any manner whatsoever except in accordance with the terms and conditions of this Agreement or pursuant to written instructions or demands given in accordance with such terms and conditions.

(b) The Escrow Agent shall not be liable for any loss or damage resulting from the following:

(i) Any default, error, action or omission of any other party.

(ii) Subject to the final paragraph of Section 2 above, the expiration of any time limit or other delay, unless such time limit was known to the Escrow Agent and the resulting loss was solely caused by failure of the Escrow Agent to proceed in accordance herewith.

(iii) Lack of authenticity, sufficiency and effectiveness of any documents delivered to it and lack of genuineness of any signature or authority of any person to sign any such document.

(iv) Any loss or impairment of Shares or funds deposited in a federally or state insured account with a stock or trust company (other than the Escrow Agent or its affiliates), bank, savings bank, or savings association resulting from the failure, insolvency or suspension of such institution.

(v) Compliance by the Escrow Agent with any and all legal process, writs, orders, judgments and decrees of any court whether issued with or without jurisdiction and whether or not subsequently vacated, modified, set aside or reversed.

(vi) The Escrow Agent’s assertion or failure to assert any cause of action or defense in any judicial, administrative or other proceeding either in its own interest or in the interest of any other party or parties, provided the Escrow Agent shall have furnished timely written notice of such proceeding to the parties hereto.

(c) The Escrow Agent shall have no duty to inquire into the authenticity of any written instructions or other documents delivered to it as required by this Agreement or to inquire as to the genuineness of any signature or authority of any person to issue such instructions or execute such other documents.

(d) If there is any dispute regarding the disbursement of the Escrow Shares, the Escrow Agent shall continue to hold all Restricted Shares, including the amounts thereof in dispute, until directed to disburse the same in accordance with (i) the joint instructions of Sellers’ Representative and CNU, or (ii) a final judgment of a court of competent jurisdiction as contemplated by the Purchase Agreement. In lieu of the foregoing, the Escrow Agent may deposit the disputed Restricted Shares with a court of competent jurisdiction and commence an action of interpleader between the parties in dispute.

(e) The Escrow Agent may resign and be discharged from its duties hereunder (but only to the extent such duties arise from and after the date such resignation becomes effective in accordance with the terms hereof) at any time by giving at least thirty (30) calendar days written notice of such resignation simultaneously to CNU and Sellers’ Representative, specifying a date upon which such resignation shall take effect; provided, however, that the Escrow Agent shall continue to serve until its successor accepts the Escrow Shares and assumes all responsibilities as escrow agent hereunder; provided, further, however, that the Escrow Agent shall remain obligated to perform any and all of its duties hereunder until the date such resignation becomes effective in accordance with the terms hereof. Upon receipt of such notice, a successor escrow agent shall be jointly appointed by CNU, on the one hand, and Sellers’ Representative, on the other hand, such successor escrow agent to become the Escrow Agent hereunder on the later of the resignation date specified in such notice or the date specified by such successor escrow agent in the instrument of acceptance (which date shall not be more than sixty (60) calendar days after Escrow Agent gives notice of such proposed resignation in accordance with the terms hereof) . If an instrument of acceptance by a successor escrow agent shall not have been delivered to the resigning Escrow Agent within sixty (60) calendar days after the resigning Escrow Agent gives notice of such proposed resignation in accordance with the terms hereof, the resigning Escrow Agent may tender into the registry or custody of any court of competent jurisdiction all of the Escrow Shares and shall thereafter be relieved of its duties and obligations hereunder (but only to the extent such duties and obligations arise from and after the date of such tender in accordance with the terms hereof); provided, however, that the Escrow Agent shall remain obligated to perform any and all of its duties and obligations hereunder until the date of such tender in accordance with the terms hereof. CNU and Sellers’ Representative may at any time substitute a new Escrow Agent by giving thirty (30) calendar days written notice thereof to the existing Escrow Agent and paying all fees and expenses of such Escrow Agent incurred in accordance with this Agreement prior to the date of the substitution.

(f) Indemnification. Each Seller and each Owner shall, jointly and severally, hold the Escrow Agent harmless from, and shall indemnify the Escrow Agent against, any loss, liability, expense (including reasonable attorneys’ fees and expenses), claim, cost, damage or demand (a “Loss”) arising out of or in connection with the performance of the Escrow Agent’s obligations in accordance with the provisions of this Escrow Agreement to the extent attributable to any act or omission of any Seller or any Owner, except for any Loss arising out of any violation of law or breach of this Agreement by, or the gross negligence or willful misconduct of, the Escrow Agent. CNU shall hold the Escrow Agent harmless from, and shall indemnify the Escrow Agent against, any Loss arising out of or in connection with the performance of the Escrow Agent’s obligations in accordance with the provisions of this Escrow Agreement to the extent attributable to any act or omission of CNU or Buyer, except for any Loss arising out of any violation of law or breach of this Agreement by, or the gross negligence or willful misconduct of, the Escrow Agent. CNU, Buyer, each Seller and each Owner, jointly and severally, shall hold the Escrow Agent harmless from, and indemnify the Escrow Agent against, any Loss arising out of or in connection with the performance of its obligations in accordance with the provisions of this Escrow Agreement and which are not attributable to any act or omission of CNU, Buyer, any Seller, or any Owner, except for any of the foregoing arising out of any violation of law or breach of this Agreement by, or the gross negligence or willful misconduct of, the Escrow Agent. The foregoing indemnities in this paragraph shall survive the resignation or substitution of the Escrow Agent or the termination of this Escrow Agreement.

(g) Expenses of Escrow Agent. For its services hereunder, the Escrow Agent shall be entitled to a fee of $ per year, pro rated for any shorter period for which the Escrow Agent shall act hereunder. The first annual payment of $ shall be payable on the date hereof with each remaining payment, if applicable, payable each year thereafter (or portion thereof) on the anniversary date of the date hereof. No increase in the rate of any fee charged by the Escrow Agent shall be valid hereunder unless previously approved in writing by CNU, on the one hand, and Sellers’ Representative, on the other hand. Such fees shall be paid one-half by CNU and one-half by Sellers.

      Section 4. Tax Identification Number. Each Owner has heretofore provided such Owner’s tax identification number for reporting purposes under this Agreement.
      Section 5. No Third Party Rights. Nothing contained in this Agreement shall be deemed to create, either expressly or by implication, any liens, claims or rights on behalf of laborers, mechanics, materialmen or other lien holders which in any way could be construed as creating any third party rights of any kind or nature in or to the Escrow Shares.
      Section 6. Notices. Any notice, request, instruction or other document to be given hereunder (a “Notice”) by any party hereto to any other party shall be in writing and delivered personally, sent by a recognized worldwide or nationwide (whichever is applicable) overnight delivery service with charges prepaid, sent by certified mail, return receipt requested, with postage prepaid, or sent by facsimile transmission with written confirmation:

If to Buyer or CNU, to:

Continucare Corporation
7200 Corporate Center Drive, Suite 600
Miami, FL 33126
Attention: Chief Executive Officer
Fax: (305) 500-2104

with a copy (which shall not constitute notice), to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200
Miami, FL 33130
Attention: Geoffrey MacDonald, Esq.
Fax: (305) 789-3395

If to any Seller or any Owner, to:

Miami Dade Health Centers, Inc.
3233 Palm Avenue
4th Floor
Hialeah, FL 33012
Attention: Jose M. Garcia, CEO
Fax: 305-642-3142

with a copy (which shall not constitute notice), to:

Sandra Greenblatt, P.A.
One Biscayne Tower, Suite 3500
2 South Biscayne Boulevard
Miami, FL 33131
Attention: Sandra Greenblatt, Esq.
Fax: (305) 577-9951

The Escrow Agent:

American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219
Attn: Herbert J. Lemmer
General Counsel
Fax: (718) 921-8336

or at such other address for a party as shall be specified by like Notice. Any Notice which is sent in the manner provided herein shall be deemed to have been duly given to and received by the party to whom it is directed upon actual receipt by such party, except that any Notice sent by facsimile transmission shall be deemed to have been given and received upon confirmation of transmission; provided that Notice sent by facsimile is promptly followed by duplicate Notice to that same party sent by certified mail, return receipt requested, postage prepaid, or sent by recognized worldwide or nationwide courier (whichever is applicable) delivery overnight service with charges prepaid.
      Section 7. Counterparts. This document may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute a fully executed document.

      Section 8. Successors and Assigns. The rights and obligations created by this Agreement may not be assigned by any party hereto to any other person or entity without the prior written consent of the remaining parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.
      Section 9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without regard to rules or principles respecting conflicts of laws.
      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

CONTINUCARE CORPORATION

By:

Name:
Title:

SELLERS’ REPRESENTATIVE

By:

Name:

AMERICAN STOCK TRANSFER &
TRUST COMPANY

By:

Name:
Title:

EXHIBIT C
INSTRUMENT OF ASSUMPTION
      THIS INSTRUMENT OF ASSUMPTION is made as of                     , 2006 by CNU Blue 1, Inc., a Florida corporation, (“Buyer”), in favor of each of Miami Dade Health and Rehabilitation Services, Inc., a Florida corporation (“MDHRS”), Miami Dade Health Centers, Inc., a Florida corporation (“MDHC”), West Gables Open MRI Services, Inc., a Florida corporation (“West Dade”), Kent Management Systems, Inc. (“Kent”), Pelu Properties, Inc., a Florida corporation (“Pelu”), Peluca Investments, LLC, a Florida limited liability company (“Peluca”), and Miami Dade Health Centers One, Inc., a Florida corporation (“MDHC One, and, collectively with MDHRS, MDHC, West Dade, Kent, Pelu, and Peluca the “Sellers”), provides:
RECITALS:
      Pursuant to that certain Asset Purchase Agreement dated May      , 2006 (the ‘Purchase Agreement”) Sellers have agreed to sell, transfer and convey certain assets to Buyer that are designated the Purchased Assets in the Purchase Agreement, and Buyer has assumed certain liabilities of the Sellers that are designated as the Assumed Liabilities in the Purchase Agreement. Pursuant to the terms and conditions of the Purchase Agreement, Buyer now desires to make a formal assumption from the Sellers of the all Assumed Liabilities as contemplated by the Purchase Agreement. Unless otherwise defined or the context otherwise requires, capitalized terms used herein shall have the respective meanings given to them in the Purchase Agreement.
      NOW, THEREFORE, for and in consideration of the transfer of the Purchased Assets and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer hereby assumes and agrees to discharge and perform the Assumed Liabilities in accordance with the requirements of the Purchase Agreement and in accordance with the respective terms and subject to the respective conditions of the Assumed Liabilities. In the event that the Buyer shall fail to perform its obligations under this Assumption Agreement, Sellers and Owners shall be entitled to all rights and remedies available to them with respect to indemnification pursuant to the Purchase Agreement.
      Buyer shall not assume or have any responsibility, obligation or liability for or with respect to, the Excluded Liabilities. In the event of a conflict between this Assumption Agreement and the Purchase Agreement, the terms and provisions of the Purchase Agreement will control.
      IN WITNESS WHEREOF, Buyer has caused this Assumption Agreement to be executed and delivered in a manner sufficient to bind it, as of the day and year first above written.

CNU BLUE 1, INC.

By:

Name:
Title:

EXHIBIT D-1
EMPLOYMENT AGREEMENT
      THIS EMPLOYMENT AGREEMENT (“Agreement”), is dated as of                     , 2006, by and among Continucare Corporation, a Florida corporation (the “Company”) and Jose Garcia (the “Executive”).
      WHEREAS, the Company desires to employ the Executive in an executive capacity and the Executive desires to accept such employment, all upon the terms and subject to the conditions set forth in this Agreement; and
      WHEREAS, the Company is engaged in the business of providing primary health care services in Miami-Dade, Broward and Hillsborough Counties, Florida, and related transportation, diagnostic and administrative support services (the ‘Business”); and the Executive has experience and expertise in the Business and, by virtue of his employment with Company, the Executive shall become familiar with and possess the manner, methods, trade secrets and other confidential information pertaining to the Business.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Agreement, the Company and the Executive agree as follows:
      1. Recitals. The above recitals are true and correct and are incorporated herein by reference.
      2. Employment; Term. The Company shall employ the Executive, and the Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement, for a term commencing as of the date hereof (the “Effective Date”) and ending on the first anniversary of the Effective Date. This Agreement may be renewed upon the mutual written agreement of the Executive and the Company.
      3. Services.

3.1 Office and Duties. The Executive shall report to the Chief Executive Officer of the Company (the “Chief Executive Officer”). During the Term, the Executive shall serve as Executive Vice President of the Company with such duties, authority and responsibility as are commensurate with such position, subject to oversight and direction of the Chief Executive Officer. In exercising his duties and responsibilities hereunder, the Executive shall have all the power and authority necessary to fulfill and discharge his duties and responsibilities hereunder and shall abide by any lawful directions given by the Chief Executive Officer in good faith. Notwithstanding the foregoing, the Executive shall not, in connection with his employment hereunder, cause or permit the Company or any of its subsidiaries to enter into any agreement, commitment or arrangement with, or pay any fees or other amounts to any person not dealing at arm’s length with the Executive without first disclosing the nature of such relationship to the Chief Executive Officer and obtaining the prior written approval of the Chief Executive Officer to any such agreement, commitment, arrangement or payment. The Executive shall be responsible for such additional duties commensurate with his position not materially inconsistent with the foregoing as may be reasonably determined by the Chief Executive Officer from time to time.

3.2 Best Efforts. During the Term, the Executive shall diligently and competently devote the Executive’s best efforts, full time and energies during business hours to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote the interests of the Company and otherwise to discharge his obligations under this Agreement.

3.3 Location of Executive. The Executive shall perform the duties of his employment under this Agreement at the Company’s main business offices in Miami-Dade County, subject to travel from time to time to other areas as may be reasonably required or reasonably desirable in connection with the businesses, affairs and operations of the Company from time to time and the performance by the Executive of his duties, obligations and responsibilities under this Agreement; provided that subject to travel to other areas as hereinbefore specifically provided for in this Section 3.3, the Company shall have no right to require the Executive to re-locate outside of Miami-Dade County, Florida.

      4. Compensation.

4.1 Annual Salary. During the Term, the Executive shall receive a base salary at the annual rate of $275,000 (“Base Salary”), payable in accordance with the Company’s normal payroll practices or at such other reasonable intervals as may from time to time be used by the Company for paying its employees generally.

4.2 Bonus. The Executive shall be eligible to participate in the Company’s Management Compensation Program in accordance with the terms and conditions thereof; provided, however, that the Executive acknowledges that any amounts paid under the Company’s Management Compensation Program are determined in accordance with the terms of that program and that eligibility to participate in such program does not constitute a guarantee that Executive shall receive a bonus under such plan or a guarantee of the amount of any bonus that the Executive may receive thereunder.

4.3 Employee Automobile. The Company shall permit the Executive to use the motor vehicle previously leased by Kent Management Systems, Inc. on behalf of the Executive prior to the date hereof, which lease (the “Auto Lease”) was assumed by the Company. It being understood that the Company shall have no obligation to continue to permit the Executive to use such motor vehicle or any other motor vehicle beyond the termination or expiration of the Term and the Auto Lease, whichever shall first terminate or expire.

4.4 Options. The Executive shall receive options to acquire 100,000 shares of the Company’s common stock, par value $.0001 per share (the “Options”). The Options shall be issued under the Company’s Amended and Restated 2000 Stock Option Plan (the “Plan”) and shall be subject to the terms and conditions set forth therein. The Options shall be documented by the Company’s standard form of Stock Option Agreement. The terms of the Options shall provide that the Options shall: (a) have a per share exercise price equal to the per share closing price of the Common Stock on the American Stock Exchange as of the date of this Agreement, (b) vest in four equal annual installments with the first such installment vesting on the first anniversary date of this Agreement, and (c) unless exercised prior to such date terminate and be of no further force and effect on the tenth anniversary of this Agreement.
      5. Reimbursement of Expenses; Benefits.

5.1 Reimbursement of Expenses. Upon submission of appropriate documentation and in specific accordance with such guidelines as may be reasonably established from time to time by the Company, the Executive shall be entitled to reimbursement for all reasonable, out-of-pocket expenses incurred by him during the Term in connection with the proper and efficient discharge of his duties hereunder.

5.2 Employee Benefit Plans and Programs. During the Term, the Executive shall be entitled to participate in the Company’s employee benefit plans and programs. The Executive’s service with the Company prior to the Effective Date shall be counted for purposes of all eligibility, waiting periods and vesting requirements from time to time in effect. Nothing in this Agreement shall require the Company at any time to create or continue any such plan or program or to fix, amend or retain eligibility requirements so as to include the Executive.

5.3 Vacations. The Executive shall be entitled to four (4) weeks of paid vacation during the Term, taking into consideration the business needs of the Company.
      6. Termination. The Executive’s employment under this Agreement may be terminated prior to the end of the Term by the Company or the Executive without any breach of this Agreement only under the following circumstances:

6.1 Death. This Agreement and the Executive’s employment under this Agreement shall terminate immediately and automatically upon the Executive’s death.

6.2 Disability. This Agreement and the Executive’s employment under this Agreement may be terminated if the Executive shall suffer a “Disability,” which shall mean any incapacity, illness or disability of the Executive which renders the Executive mentally or physically unable to perform his duties under this Agreement for a continuous period of sixty (60) or more consecutive days or for ninety (90) days, whether consecutive or not, within a one hundred eighty (180) day period, during the Term, as reasonably determined by a physician mutually selected by Executive and the Company. Termination due to Disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence.

6.3 For Cause. The Company may terminate the Executive’s employment under this Agreement for Cause (as hereinafter defined). “Cause” shall mean: (a) committing or participation in an act of fraud, gross neglect, willful misconduct, recklessness, embezzlement or dishonesty against the Company or any of its affiliates or any customer or supplier of the Company or any other person, entity or governmental body having dealing with the Company; (b) being indicted for or convicted of an act or acts constituting a felony under applicable laws of the United States or any state thereof; (c) if applicable, loss of any state or federal license required for the Executive to perform the Executive’s material duties or responsibilities for the Company; provided, however, that this Section 6.3(c) shall not be applicable if such loss of license shall be a result of any actions or inactions outside the Executive’s control; (d) habitual neglect of duty or willful disobedience of the lawful orders of the Chief Executive Officer given in good faith that are not inconsistent with the provisions of this Agreement; (e) breach of or failure to observe any of the material terms or conditions of this Agreement; or (f) any assignment of this Agreement by the Executive in violation of this Agreement; provided, however, that if an event constituting “Cause” under clauses (a) (with respect to gross neglect only), (c), (d) or (e) above is curable, then the Executive shall have the opportunity to cure the same within fifteen (15) days after receipt of written notice from Company setting forth the conduct committed in reasonable detail and that Company intends to terminate the Executive for “Cause” if the breach is not timely cured.

6.4 Without Cause. Upon prior written notice to Executive, the Company may (a) terminate the Executive’s employment hereunder other than for Cause; (b) substantially diminish the duties and responsibilities of Executive; or (c) materially change the title or position of Executive in the hierarchy of the Company (all of the foregoing together with any other material breach of this Agreement by the Company shall be deemed a termination “Without Cause”). In the instance of the Company’s actions pursuant to (b) or (c) above, the Executive may either consent to such action or terminate his employment with the Company in writing fifteen (15) days after such written notice form the Company, which termination shall be deemed a termination Without Cause by the Company.

      7. Payments After Termination. If this Agreement and the Executive’s employment hereunder are terminated then the Executive or the Executive’s estate, as the case may be, shall receive the Base Salary and any unpaid expense reimbursements through the date of termination in accordance with the terms of this Agreement and, in the event that this Agreement is terminated pursuant to Section 6.4 above, the Executive shall also receive the Base Salary for the remainder of the twelve month period from the Effective Date. Thereafter, the Executive shall not be entitled to receive any further compensation or benefits from the Company whatsoever.
      8. Trade Secrets. Executive covenants and agrees that he will not divulge or make use of any trade secrets or other confidential information of the Business other than to disclose such secrets and information to the Company or as necessary to perform his duties under this Agreement. If Executive violates any of its obligations under this Section 8, the Company may proceed against him in law or in equity for such damages or other relief as a court may deem appropriate. Executive acknowledges that a violation of this Section 8 may cause the Company irreparable harm which may not be adequately compensated for by money damages. Executive therefore agrees that in the event of any actual or threatened violation of this Section 8, the Company shall be entitled, in addition to other remedies that either of them may have, to a temporary restraining order and to preliminary and final injunctive relief against Executive or to prevent any violations of this Section 8, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 8 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8, any term, restriction, covenant or promise in this Section 8 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency to the maximum extent permitted by applicable requirements of law.
      9. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.
      10. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or by fax with automatic confirmation (with a copy via other means specified herein) or two (2) business days after being sent by prepaid registered or certified mail, return receipt requested, or by private courier or express delivery service addressed as follows:

If to the Company:

Continucare Corporation
7200 Corporate Center Drive, Suite 600
Miami, FL 33126
Attention: Chief Executive Officer
Fax: (305) 500-2104

with a copy (which shall not constitute notice), to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200
Miami, FL 33130
Attention: Geoffrey MacDonald, Esq.
Fax: (305) 789-3395

If to Executive, to:

Jose M. Garcia

Attention:

with a copy (which shall not constitute notice), to:

Sandra Greenblatt, P.A.
One Biscayne Tower, Suite 3500
2 South Biscayne Boulevard
Miami, FL 33131
Attention: Sandra P. Greenblatt, Esq.
Fax: (305) 577-9951
or to such other address as such party may indicate by a notice delivered to the other party hereto.
      11. Prevailing Party. In the event of any dispute with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.
      12. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties, and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof.
      13. Amendments to Agreement. This Agreement shall not be amended except by a writing signed by each party to the Agreement, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to the Agreement.

      14. U.S. Dollars. All dollar amounts in this Agreement are stated in United States Dollars.
      15. Governing Law. This agreement and its validity, construction and performance shall be governed in all respects by the law of the State of Florida, without giving effect to principles of conflicts of laws. Venue for any proceeding arising from or related to this Agreement shall be in Miami-Dade County, Florida.
      16. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by the Executive without the prior written consent of the Company. This Agreement may be assigned by the Company in connection with the sale, transfer or other disposition of all or substantially all of the Company’s assets or business; provided, however, that such assignee shall agree in writing to be bound by the terms of this Agreement.
      17. Pronouns. Whenever the context requires, the use in this Agreement of a pronoun of any gender shall be deemed to refer also to any other gender, and the use of the singular shall be deemed to refer also to the plural.
      18. Headings. The headings of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
      19. Execution in Counterparts. This Agreement may be executed in several counterparts, by original or facsimile signature, each of which so executed shall be deemed to be an original and such counterparts together shall be deemed to be one and the same instrument, which shall be deemed to be executed as of the date first above written.
      20. Further Assurances. The parties hereto shall sign such further documents and do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every party thereof.
      21. Survival. Any termination of this Agreement shall not affect the ongoing provisions of this Agreement, which shall survive such termination in accordance with their terms.
      22. Severability. The invalidity or unenforceability, in whole or in part, or any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement other than Section 4, shall not affect the validity or enforceability of the remaining portions thereof.
      23. Participation of Parties; Construction. The parties hereto acknowledge that this Agreement and all matters contemplated herein have been negotiated between both of the parties hereto and their respective legal counsel and that both parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof. The parties hereto acknowledge that they have each read this Agreement and understand the effect of its provisions. Accordingly, this Agreement shall be interpreted and construed without reference to any rule requiring that this Agreement be interpreted or construed against the party causing it to be drafted.
      24. Independent Counsel. The Executive acknowledges that counsel to the Company has not represented him nor provided him with legal or other advice in connection with the transactions contemplated by this Agreement and that he has been urged to seek independent legal, tax and financial advice in order to analyze the risks and merits of the transactions contemplated by this Agreement.
THE EXECUTIVE AND THE COMPANY EACH ACKNOWLEDGES THAT HE OR IT HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

THE COMPANY:

CONTINUCARE CORPORATION,

By:

Name:
Title:

THE EXECUTIVE:

EXHIBIT D-2
EMPLOYMENT AGREEMENT
      THIS EMPLOYMENT AGREEMENT (“Agreement”), is dated as of                     , 2006, by and among Continucare Corporation, a Florida corporation (the “Company”) and Dr. Luis Cruz (the “Executive”).
      WHEREAS, the Company desires to employ the Executive in an executive capacity and the Executive desires to accept such employment, all upon the terms and subject to the conditions set forth in this Agreement; and
      WHEREAS, the Company is engaged in the business of providing primary health care services in Miami-Dade, Broward and Hillsborough Counties, Florida, and related transportation, diagnostic and administrative support services (the ‘Business”); and the Executive has experience and expertise in the Business and, by virtue of his employment with Company, the Executive shall become familiar with and possess the manner, methods, trade secrets and other confidential information pertaining to the Business.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Agreement, the Company and the Executive agree as follows:
      1. Recitals. The above recitals are true and correct and are incorporated herein by reference.
      2. Employment; Term. The Company shall employ the Executive, and the Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement, for a term commencing as of the date hereof (the “Effective Date”) and ending on the first anniversary of the Effective Date. This Agreement may be renewed upon the mutual written agreement of the Executive and the Company.
      3. Services.

3.1 Office and Duties. The Executive shall report to the Chief Executive Officer of the Company (the “Chief Executive Officer”). During the Term, the Executive shall serve as Vice Chairman of the Company with such duties, authority and responsibility as are commensurate with such position, subject to oversight and direction of the Chief Executive Officer. In exercising his duties and responsibilities hereunder, the Executive shall have all the power and authority necessary to fulfill and discharge his duties and responsibilities hereunder and shall abide by any lawful directions given by the Chief Executive Officer in good faith. Notwithstanding the foregoing, the Executive shall not, in connection with his employment hereunder, cause or permit the Company or any of its subsidiaries to enter into any agreement, commitment or arrangement with, or pay any fees or other amounts to any person not dealing at arm’s length with the Executive without first disclosing the nature of such relationship to the Chief Executive Officer and obtaining the prior written approval of the Chief Executive Officer to any such agreement, commitment, arrangement or payment. The Executive shall be responsible for such additional duties commensurate with his position not materially inconsistent with the foregoing as may be reasonably determined by the Chief Executive Officer from time to time.

3.2 Best Efforts. During the Term, the Executive shall diligently and competently devote the Executive’s best efforts, full time and energies during business hours to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote the interests of the Company and otherwise to discharge his obligations under this Agreement.

3.3 Location of Executive. The Executive shall perform the duties of his employment under this Agreement at the Company’s main business offices in Miami-Dade County, subject to travel from time to time to other areas as may be reasonably required or reasonably desirable in connection with the businesses, affairs and operations of the Company from time to time and the performance by the Executive of his duties, obligations and responsibilities under this Agreement; provided that subject to travel to other areas as hereinbefore specifically provided for in this Section 3.3, the Company shall have no right to require the Executive to re-locate outside of Miami-Dade County, Florida.

      4. Compensation.

4.1 Annual Salary. During the Term, the Executive shall receive a base salary at the annual rate of $225,000 (“Base Salary”), payable in accordance with the Company’s normal payroll practices or at such other reasonable intervals as may from time to time be used by the Company for paying its employees generally.

4.2 Bonus. The Executive shall be eligible to participate in the Company’s Management Compensation Program in accordance with the terms and conditions thereof; provided, however, that the Executive acknowledges that any amounts paid under the Company’s Management Compensation Program are determined in accordance with the terms of that program and that eligibility to participate in such program does not constitute a guarantee that Executive shall receive a bonus under such plan or a guarantee of the amount of any bonus that the Executive may receive thereunder.

4.3 Options. The Executive shall receive options to acquire 100,000 shares of the Company’s common stock, par value $.0001 per share (the “Options”). The Options shall be issued under the Company’s Amended and Restated 2000 Stock Option Plan (the “Plan”) and shall be subject to the terms and conditions set forth therein. The Options shall be documented by the Company’s standard form of Stock Option Agreement. The terms of the Options shall provide that the Options shall: (a) have a per share exercise price equal to the per share closing price of the Common Stock on the American Stock Exchange as of the date of this Agreement, (b) vest in four equal annual installments with the first such installment vesting on the first anniversary date of this Agreement, and (c) unless exercised prior to such date terminate and be of no further force and effect on the tenth anniversary of this Agreement.
      5. Reimbursement of Expenses; Benefits.

5.1 Reimbursement of Expenses. Upon submission of appropriate documentation and in specific accordance with such guidelines as may be reasonably established from time to time by the Company, the Executive shall be entitled to reimbursement for all reasonable, out-of-pocket expenses incurred by him during the Term in connection with the proper and efficient discharge of his duties hereunder.

5.2 Employee Benefit Plans and Programs. During the Term, the Executive shall be entitled to participate in the Company’s employee benefit plans and programs. The Executive’s service with the Company prior to the Effective Date shall be counted for purposes of all eligibility, waiting periods and vesting requirements from time to time in effect. Nothing in this Agreement shall require the Company at any time to create or continue any such plan or program or to fix, amend or retain eligibility requirements so as to include the Executive.

5.3 Vacations. The Executive shall be entitled to four (4) weeks of paid vacation during the Term, taking into consideration the business needs of the Company.
      6. Termination. The Executive’s employment under this Agreement may be terminated prior to the end of the Term by the Company or the Executive without any breach of this Agreement only under the following circumstances:

6.1 Death. This Agreement and the Executive’s employment under this Agreement shall terminate immediately and automatically upon the Executive’s death.

6.2 Disability. This Agreement and the Executive’s employment under this Agreement may be terminated if the Executive shall suffer a “Disability,” which shall mean any incapacity, illness or disability of the Executive which renders the Executive mentally or physically unable to perform his duties under this Agreement for a continuous period of sixty (60) or more consecutive days or for ninety (90) days, whether consecutive or not, within a one hundred eighty (180) day period, during the Term, as reasonably determined by a physician mutually selected by Executive and the Company. Termination due to Disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence.

6.3 For Cause. The Company may terminate the Executive’s employment under this Agreement for Cause (as hereinafter defined). “Cause” shall mean: (a) committing or participation in an act of fraud, gross neglect, willful misconduct, recklessness, embezzlement or dishonesty against the Company or any of its affiliates or any customer or supplier of the Company or any other person, entity or governmental body having dealing with the Company; (b) being indicted for or convicted of an act or acts constituting a felony under applicable laws of the United States or any state thereof; (c) if applicable, loss of any state or federal license required for the Executive to perform the Executive’s material duties or responsibilities for the Company; provided, however, that this Section 6.3(c) shall not be applicable if such loss of license shall be a result of any actions or inactions outside the Executive’s control; (d) habitual neglect of duty or willful disobedience of the lawful orders of the Chief Executive Officer given in good faith that are not inconsistent with the provisions of this Agreement; (e) breach of or failure to observe any of the material terms or conditions of this Agreement; or (f) any assignment of this Agreement by the Executive in violation of this Agreement; provided, however, that if an event constituting “Cause” under clauses (a) (with respect to gross neglect only), (c), (d) or (e) above is curable, then the Executive shall have the opportunity to cure the same within fifteen (15) days after receipt of written notice from Company setting forth the conduct committed in reasonable detail and that Company intends to terminate the Executive for “Cause” if the breach is not timely cured.

6.4 Without Cause. Upon prior written notice to Executive, the Company may (a) terminate the Executive’s employment hereunder other than for Cause; (b) substantially diminish the duties and responsibilities of Executive; or (c) materially change the title or position of Executive in the hierarchy of the Company (all of the foregoing together with any other material breach of this Agreement by the Company shall be deemed a termination “Without Cause”). In the instance of the Company’s actions pursuant to (b) or (c) above, the Executive may either consent to such action or terminate his employment with the Company in writing fifteen (15) days after such written notice form the Company, which termination shall be deemed a termination Without Cause by the Company.
      7. Payments After Termination. If this Agreement and the Executive’s employment hereunder are terminated then the Executive or the Executive’s estate, as the case may be, shall receive the Base Salary and any unpaid expense reimbursements through the date of termination in accordance with the terms of this Agreement and, in the event that this Agreement is terminated pursuant to Section 6.4 above, the Executive shall also receive the Base Salary for the remainder of the twelve month period from the Effective Date. Thereafter, the Executive shall not be entitled to receive any further compensation or benefits from the Company whatsoever.
      8. Trade Secrets. Executive covenants and agrees that he will not divulge or make use of any trade secrets or other confidential information of the Business other than to disclose such secrets and information to the Company or as necessary to perform his duties under this Agreement. If Executive violates any of its obligations under this Section 8, the Company may proceed against him in law or in equity for such damages or other relief as a court may deem appropriate. Executive acknowledges that a violation of this Section 8 may cause the Company irreparable harm which may not be adequately compensated for by money damages. Executive therefore agrees that in the event of any actual or threatened violation of this Section 8, the Company shall be entitled, in addition to other remedies that either of them may have, to a temporary restraining order and to preliminary and final injunctive relief against Executive or to prevent any violations of this Section 8, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 8 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8, any term, restriction, covenant or promise in this Section 8 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency to the maximum extent permitted by applicable requirements of law.
      9. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.
      10. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or by fax with automatic confirmation (with a copy via other means specified herein) or two (2) business days after being sent by prepaid registered or certified mail, return receipt requested, or by private courier or express delivery service addressed as follows:

If to the Company:

Continucare Corporation
7200 Corporate Center Drive, Suite 600
Miami, FL 33126
Attention: Chief Executive Officer
Fax: (305) 500-2104

with a copy (which shall not constitute notice), to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200
Miami, FL 33130
Attention: Geoffrey MacDonald, Esq.
Fax: (305) 789-3395

If to Executive, to:

Dr. Luis Cruz

Attention:

with a copy (which shall not constitute notice), to:

Sandra Greenblatt, P.A.
One Biscayne Tower, Suite 3500
2 South Biscayne Boulevard
Miami, FL 33131
Attention: Sandra P. Greenblatt, Esq.
Fax: (305) 577-9951
or to such other address as such party may indicate by a notice delivered to the other party hereto.
      11. Prevailing Party. In the event of any dispute with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.
      12. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties, and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof.
      13. Amendments to Agreement. This Agreement shall not be amended except by a writing signed by each party to the Agreement, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to the Agreement.
      14. U.S. Dollars. All dollar amounts in this Agreement are stated in United States Dollars.
      15. Governing Law. This agreement and its validity, construction and performance shall be governed in all respects by the law of the State of Florida, without giving effect to principles of conflicts of laws. Venue for any proceeding arising from or related to this Agreement shall be in Miami-Dade County, Florida.

      16. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by the Executive without the prior written consent of the Company. This Agreement may be assigned by the Company in connection with the sale, transfer or other disposition of all or substantially all of the Company’s assets or business; provided, however, that such assignee shall agree in writing to be bound by the terms of this Agreement.
      17. Pronouns. Whenever the context requires, the use in this Agreement of a pronoun of any gender shall be deemed to refer also to any other gender, and the use of the singular shall be deemed to refer also to the plural.
      18. Headings. The headings of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
      19. Execution in Counterparts. This Agreement may be executed in several counterparts, by original or facsimile signature, each of which so executed shall be deemed to be an original and such counterparts together shall be deemed to be one and the same instrument, which shall be deemed to be executed as of the date first above written.
      20. Further Assurances. The parties hereto shall sign such further documents and do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every party thereof.
      21. Survival. Any termination of this Agreement shall not affect the ongoing provisions of this Agreement, which shall survive such termination in accordance with their terms.
      22. Severability. The invalidity or unenforceability, in whole or in part, or any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement other than Section 4, shall not affect the validity or enforceability of the remaining portions thereof.
      23. Participation of Parties; Construction. The parties hereto acknowledge that this Agreement and all matters contemplated herein have been negotiated between both of the parties hereto and their respective legal counsel and that both parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof. The parties hereto acknowledge that they have each read this Agreement and understand the effect of its provisions. Accordingly, this Agreement shall be interpreted and construed without reference to any rule requiring that this Agreement be interpreted or construed against the party causing it to be drafted.
      24. Independent Counsel. The Executive acknowledges that counsel to the Company has not represented him nor provided him with legal or other advice in connection with the transactions contemplated by this Agreement and that he has been urged to seek independent legal, tax and financial advice in order to analyze the risks and merits of the transactions contemplated by this Agreement.
THE EXECUTIVE AND THE COMPANY EACH ACKNOWLEDGES THAT HE OR IT HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

THE COMPANY:

CONTINUCARE CORPORATION,

By:

Name:
Title:

THE EXECUTIVE:

EXHIBIT D-3
EMPLOYMENT AGREEMENT
      THIS EMPLOYMENT AGREEMENT (“Agreement”), is dated as of                     , 2006, by and among Continucare Corporation, a Florida corporation (the “Company”) and Carlos Garcia (the “Executive”).
      WHEREAS, the Company desires to employ the Executive in an executive capacity and the Executive desires to accept such employment, all upon the terms and subject to the conditions set forth in this Agreement; and
      WHEREAS, the Company is engaged in the business of providing primary health care services in Miami-Dade, Broward and Hillsborough Counties, Florida, and related transportation, diagnostic and administrative support services (the ‘Business”); and the Executive has experience and expertise in the Business and, by virtue of his employment with Company, the Executive shall become familiar with and possess the manner, methods, trade secrets and other confidential information pertaining to the Business.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Agreement, the Company and the Executive agree as follows:
      1. Recitals. The above recitals are true and correct and are incorporated herein by reference.
      2. Employment; Term. The Company shall employ the Executive, and the Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement, for a term commencing as of the date hereof (the “Effective Date”) and ending on the first anniversary of the Effective Date. This Agreement may be renewed upon the mutual written agreement of the Executive and the Company.
      3. Services.

3.1 Office and Duties. The Executive shall report to the Chief Executive Officer of the Company (the “Chief Executive Officer”). During the Term, the Executive shall serve as President — Diagnostics Division of the Company with such duties, authority and responsibility as are commensurate with such position, subject to oversight and direction of the Chief Executive Officer. In exercising his duties and responsibilities hereunder, the Executive shall have all the power and authority necessary to fulfill and discharge his duties and responsibilities hereunder and shall abide by any lawful directions given by the Chief Executive Officer in good faith. Notwithstanding the foregoing, the Executive shall not, in connection with his employment hereunder, cause or permit the Company or any of its subsidiaries to enter into any agreement, commitment or arrangement with, or pay any fees or other amounts to any person not dealing at arm’s length with the Executive without first disclosing the nature of such relationship to the Chief Executive Officer and obtaining the prior written approval of the Chief Executive Officer to any such agreement, commitment, arrangement or payment. The Executive shall be responsible for such additional duties commensurate with his position not materially inconsistent with the foregoing as may be reasonably determined by the Chief Executive Officer from time to time.

3.2 Best Efforts. During the Term, the Executive shall diligently and competently devote the Executive’s best efforts, full time and energies during business hours to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote the interests of the Company and otherwise to discharge his obligations under this Agreement.

3.3 Location of Executive. The Executive shall perform the duties of his employment under this Agreement at the Company’s main business offices in Miami-Dade County, subject to travel from time to time to other areas as may be reasonably required or reasonably desirable in connection with the businesses, affairs and operations of the Company from time to time and the performance by the Executive of his duties, obligations and responsibilities under this Agreement; provided that subject to travel to other areas as hereinbefore specifically provided for in this Section 3.3, the Company shall have no right to require the Executive to re-locate outside of Miami-Dade County, Florida.

      4. Compensation.

4.1 Annual Salary. During the Term, the Executive shall receive a base salary at the annual rate of $225,000 (“Base Salary”), payable in accordance with the Company’s normal payroll practices or at such other reasonable intervals as may from time to time be used by the Company for paying its employees generally.

4.2 Bonus. The Executive shall be eligible to participate in the Company’s Management Compensation Program in accordance with the terms and conditions thereof; provided, however, that the Executive acknowledges that any amounts paid under the Company’s Management Compensation Program are determined in accordance with the terms of that program and that eligibility to participate in such program does not constitute a guarantee that Executive shall receive a bonus under such plan or a guarantee of the amount of any bonus that the Executive may receive thereunder.

4.3 Options. The Executive shall receive options to acquire 100,000 shares of the Company’s common stock, par value $.0001 per share (the “Options”). The Options shall be issued under the Company’s Amended and Restated 2000 Stock Option Plan (the “Plan”) and shall be subject to the terms and conditions set forth therein. The Options shall be documented by the Company’s standard form of Stock Option Agreement. The terms of the Options shall provide that the Options shall: (a) have a per share exercise price equal to the per share closing price of the Common Stock on the American Stock Exchange as of the date of this Agreement, (b) vest in four equal annual installments with the first such installment vesting on the first anniversary date of this Agreement, and (c) unless exercised prior to such date terminate and be of no further force and effect on the tenth anniversary of this Agreement.
      5. Reimbursement of Expenses; Benefits.

5.1 Reimbursement of Expenses. Upon submission of appropriate documentation and in specific accordance with such guidelines as may be reasonably established from time to time by the Company, the Executive shall be entitled to reimbursement for all reasonable, out-of-pocket expenses incurred by him during the Term in connection with the proper and efficient discharge of his duties hereunder.

5.2 Employee Benefit Plans and Programs. During the Term, the Executive shall be entitled to participate in the Company’s employee benefit plans and programs. The Executive’s service with the Company prior to the Effective Date shall be counted for purposes of all eligibility, waiting periods and vesting requirements from time to time in effect. Nothing in this Agreement shall require the Company at any time to create or continue any such plan or program or to fix, amend or retain eligibility requirements so as to include the Executive.

5.3 Vacations. The Executive shall be entitled to four (4) weeks of paid vacation during the Term, taking into consideration the business needs of the Company.
      6. Termination. The Executive’s employment under this Agreement may be terminated prior to the end of the Term by the Company or the Executive without any breach of this Agreement only under the following circumstances:

6.1 Death. This Agreement and the Executive’s employment under this Agreement shall terminate immediately and automatically upon the Executive’s death.

6.2 Disability. This Agreement and the Executive’s employment under this Agreement may be terminated if the Executive shall suffer a “Disability,” which shall mean any incapacity, illness or disability of the Executive which renders the Executive mentally or physically unable to perform his duties under this Agreement for a continuous period of sixty (60) or more consecutive days or for ninety (90) days, whether consecutive or not, within a one hundred eighty (180) day period, during the Term, as reasonably determined by a physician mutually selected by Executive and the Company. Termination due to Disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence.

6.3 For Cause. The Company may terminate the Executive’s employment under this Agreement for Cause (as hereinafter defined). “Cause” shall mean: (a) committing or participation in an act of fraud, gross neglect, willful misconduct, recklessness, embezzlement or dishonesty against the Company or any of its affiliates or any customer or supplier of the Company or any other person, entity or governmental body having dealing with the Company; (b) being indicted for or convicted of an act or acts constituting a felony under applicable laws of the United States or any state thereof; (c) if applicable, loss of any state or federal license required for the Executive to perform the Executive’s material duties or responsibilities for the Company; provided, however, that this Section 6.3(c) shall not be applicable if such loss of license shall be a result of any actions or inactions outside the Executive’s control; (d) habitual neglect of duty or willful disobedience of the lawful orders of the Chief Executive Officer given in good faith that are not inconsistent with the provisions of this Agreement; (e) breach of or failure to observe any of the material terms or conditions of this Agreement; or (f) any assignment of this Agreement by the Executive in violation of this Agreement; provided, however, that if an event constituting “Cause” under clauses (a) (with respect to gross neglect only), (c), (d) or (e) above is curable, then the Executive shall have the opportunity to cure the same within fifteen (15) days after receipt of written notice from Company setting forth the conduct committed in reasonable detail and that Company intends to terminate the Executive for “Cause” if the breach is not timely cured.

6.4 Without Cause. Upon prior written notice to Executive, the Company may (a) terminate the Executive’s employment hereunder other than for Cause; (b) substantially diminish the duties and responsibilities of Executive; or (c) materially change the title or position of Executive in the hierarchy of the Company (all of the foregoing together with any other material breach of this Agreement by the Company shall be deemed a termination “Without Cause”). In the instance of the Company’s actions pursuant to (b) or (c) above, the Executive may either consent to such action or terminate his employment with the Company in writing fifteen (15) days after such written notice form the Company, which termination shall be deemed a termination Without Cause by the Company.
      7. Payments After Termination. If this Agreement and the Executive’s employment hereunder are terminated then the Executive or the Executive’s estate, as the case may be, shall receive the Base Salary and any unpaid expense reimbursements through the date of termination in accordance with the terms of this Agreement and, in the event that this Agreement is terminated pursuant to Section 6.4 above, the Executive shall also receive the Base Salary for the remainder of the twelve month period from the Effective Date. Thereafter, the Executive shall not be entitled to receive any further compensation or benefits from the Company whatsoever.
      8. Trade Secrets. Executive covenants and agrees that he will not divulge or make use of any trade secrets or other confidential information of the Business other than to disclose such secrets and information to the Company or as necessary to perform his duties under this Agreement. If Executive violates any of its obligations under this Section 8, the Company may proceed against him in law or in equity for such damages or other relief as a court may deem appropriate. Executive acknowledges that a violation of this Section 8 may cause the Company irreparable harm which may not be adequately compensated for by money damages. Executive therefore agrees that in the event of any actual or threatened violation of this Section 8, the Company shall be entitled, in addition to other remedies that either of them may have, to a temporary restraining order and to preliminary and final injunctive relief against Executive or to prevent any violations of this Section 8, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 8 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8, any term, restriction, covenant or promise in this Section 8 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency to the maximum extent permitted by applicable requirements of law.
      9. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.
      10. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or by fax with automatic confirmation (with a copy via other means specified herein) or two (2) business days after being sent by prepaid registered or certified mail, return receipt requested, or by private courier or express delivery service addressed as follows:

If to the Company:

Continucare Corporation
7200 Corporate Center Drive, Suite 600
Miami, FL 33126
Attention: Chief Executive Officer
Fax: (305) 500-2104

with a copy (which shall not constitute notice), to:

Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200
Miami, FL 33130
Attention: Geoffrey MacDonald, Esq.
Fax: (305) 789-3395

If to Executive, to:

Carlos Garcia

Attention:

with a copy (which shall not constitute notice), to:

Sandra Greenblatt, P.A.
One Biscayne Tower, Suite 3500
2 South Biscayne Boulevard
Miami, FL 33131
Attention: Sandra P. Greenblatt, Esq.
Fax: (305) 577-9951

or to such other address as such party may indicate by a notice delivered to the other party hereto.
      11. Prevailing Party. In the event of any dispute with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.
      12. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties, and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof.
      13. Amendments to Agreement. This Agreement shall not be amended except by a writing signed by each party to the Agreement, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to the Agreement.
      14. U.S. Dollars. All dollar amounts in this Agreement are stated in United States Dollars.
      15. Governing Law. This agreement and its validity, construction and performance shall be governed in all respects by the law of the State of Florida, without giving effect to principles of conflicts of laws. Venue for any proceeding arising from or related to this Agreement shall be in Miami-Dade County, Florida.

      16. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by the Executive without the prior written consent of the Company. This Agreement may be assigned by the Company in connection with the sale, transfer or other disposition of all or substantially all of the Company’s assets or business; provided, however, that such assignee shall agree in writing to be bound by the terms of this Agreement.
      17. Pronouns. Whenever the context requires, the use in this Agreement of a pronoun of any gender shall be deemed to refer also to any other gender, and the use of the singular shall be deemed to refer also to the plural.
      18. Headings. The headings of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
      19. Execution in Counterparts. This Agreement may be executed in several counterparts, by original or facsimile signature, each of which so executed shall be deemed to be an original and such counterparts together shall be deemed to be one and the same instrument, which shall be deemed to be executed as of the date first above written.
      20. Further Assurances. The parties hereto shall sign such further documents and do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every party thereof.
      21. Survival. Any termination of this Agreement shall not affect the ongoing provisions of this Agreement, which shall survive such termination in accordance with their terms.
      22. Severability. The invalidity or unenforceability, in whole or in part, or any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement other than Section 4, shall not affect the validity or enforceability of the remaining portions thereof.
      23. Participation of Parties; Construction. The parties hereto acknowledge that this Agreement and all matters contemplated herein have been negotiated between both of the parties hereto and their respective legal counsel and that both parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof. The parties hereto acknowledge that they have each read this Agreement and understand the effect of its provisions. Accordingly, this Agreement shall be interpreted and construed without reference to any rule requiring that this Agreement be interpreted or construed against the party causing it to be drafted.
      24. Independent Counsel. The Executive acknowledges that counsel to the Company has not represented him nor provided him with legal or other advice in connection with the transactions contemplated by this Agreement and that he has been urged to seek independent legal, tax and financial advice in order to analyze the risks and merits of the transactions contemplated by this Agreement.
THE EXECUTIVE AND THE COMPANY EACH ACKNOWLEDGES THAT HE OR IT HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

THE COMPANY:

CONTINUCARE CORPORATION,

By:

Name:
Title:

THE EXECUTIVE:

EXHIBIT E
FIRST AMENDMENT TO LEASE
      This First Amendment to Lease dated                    , 2006, is made by and between Cruz & Cruz Partnership, a Florida partnership (“Landlord”), and Miami Dade Health & Rehabilitation Services, Inc., a Florida corporation (“Tenant”).
      WHEREAS, Landlord and Tenant are parties to a Lease dated as of January 1, 2006 (the “Lease”); and
      WHEREAS, Tenant has entered into an Asset Purchase Agreement (the ‘Asset Purchase Agreement”) dated as of May      , 2006, with, among others, Continucare Corporation, a Florida corporation (“CNU”) and CNU Blue 1, Inc., a Florida corporation and a wholly-owned subsidiary of CNU (“Buyer”), pursuant to which Tenant will sell and transfer to Buyer substantially all of Tenant’s assets, properties and business to Buyer, including, without limitation, Tenant’s rights under the Lease; and
      WHEREAS, Tenant desires to obtain the consent of Landlord to Tenant’s assignment of Tenant’s rights under the Lease to Buyer pursuant to the Asset Purchase Agreement; and
      WHEREAS, in connection with the assignment by Tenant of the Lease to Buyer, Landlord and Tenant desire to enter into certain amendments to the terms and conditions of the Lease;
      NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among Landlord and Tenant as follows:
      1. Consent to Assignment. By its execution of this Amendment, Landlord hereby consents to Tenant’s sale, transfer and assignment of all of Tenant’s rights under the Lease to Buyer pursuant to the terms of the Asset Purchase Agreement.
      2. Amendments to Lease.

a. Section 2.04 — License. Section 2.04 of the Lease is hereby amended by adding the following sentence as the final sentence of such section: “Notwithstanding anything herein to the contrary, Landlord shall not be permitted to revoke or terminate any license in favor of Tenant to use and occupy any common areas or facilities not within the leased premises or diminish the amount of such areas covered by any such license unless an event of default specified in Section 17.01 of this Lease shall occur and be continuing.”

b. Section 3.04 — Changes and Additions to Building. Section 3.04 of the Lease is hereby amended by adding the following sentence as the final sentence of such section: “Landlord shall use all commercially reasonable efforts to minimize any disruption to Tenant’s business or use and occupancy of the leased premises occasioned by any maintenance, repairs, alterations, additions or construction.”

c. Section 4.02 — Operation of Business. Section 4.02 of the Lease is hereby amended by adding the following at the end of the final sentence of such section: “; provided, however, that Tenant shall at all times during the term of this Lease be permitted to conduct activities consistent with the operation of a medical office on the leased premises.”

d. Section 6.01 — Installation by Tenant. Section 6.01 of the Lease is hereby amended by adding the following at the end of the final sentence of such section: “, which consent will not be unreasonably withheld or delayed.”

e. Section 6.02 — Tenant Shall Discharge All Liens. Section 6.02 of the Lease is hereby amended by deleting the words “ten (10)” in the first sentence of such section and replacing them with the words “thirty (30)”.

f. Section 7.01- Responsibility of Tenant.

i. Subsection (f) of Section 7.01 of the Lease is hereby amended by adding the following to the end of such section: “; provided, however, that Landlord shall use all commercially reasonable efforts to minimize any disruption to Tenant’s business or use and occupancy of the leased premises occasioned thereby.”

ii. Subsection (g) of Section 7.01 of the Lease is hereby amended by adding the following to the end of the first sentence and the end of the second sentence of such section: “other than any damages conclusively determined to have been caused by Landlord’s gross negligence or willful misconduct.”

g. Section 11.01 — Significant Change of Ownership. Section 11.01 of the Lease is hereby amended by adding the following to the end of section: “Notwithstanding the foregoing, it is understood and agreed that any change of ownership of Tenant resulting from any person or entity acquiring, directly or indirectly, substantially all of the business or assets of any entity that owns or controls Tenant shall not give Landlord a the right to terminate this Lease.”

h. Section 12.01 — Government Regulations. Section 12.01 of the Lease is hereby amended by adding the following to the end of such section: “Landlord shall, at Landlord’s sole cost and expense, comply with all county, municipal, state, and federal laws, orders, ordinances and other applicable requirements of all governmental authorities, now in force, or which may hereafter be in force, pertaining to the common areas and facilities not within the leased premises.”

i. Section 13.01 — Rules and Regulations. Section 13.01 of the Lease is hereby amended by adding the following to the end of the first sentence of such section: “; provided, however, that Landlord shall not adopt or promulgate any rules and regulations that are inconsistent with the operation of a medical office on the leased premises nor amend, suspend or supplement any rules and regulations that would prevent or materially limit the ability of Tenant to operate a medical office on the leased premises.”

j. Section 15.01 — Total or Partial Destruction. Section 15.01 of the Lease is hereby amended by adding the following to the end of such section “Notwithstanding the foregoing or anything else herein to the contrary, if the leased premises shall be damaged by fire, the elements, unavoidable accident or other casualty without the fault of Tenant and as a result either: (a) 50% or more of the of the leased premises are rendered untenantable thereby; or (b) the building of which the leased premises is a part is destroyed; then, if such damage or destruction shall occur during the last year of the term of this Lease (or any renewal term) Tenant shall have the right, to be exercised by notice to Landlord, to cancel and terminate this Lease effective as of the date stipulated in Tenant’s notice which shall not be earlier than thirty (30) days nor later than sixty (60) days after the giving of such notice.”

k. Section 18.01 — Right of Entry. Section 18.01 of the Lease is hereby amended by adding the following at the end of such section: “Notwithstanding anything herein to the contrary, Landlord shall use all commercially reasonable efforts to minimize any disruption to Tenant’s business or use and occupancy of the leased premises occasioned by any entry by Landlord or Landlord’s agents on, examination or showing of, or repair, alteration, improvement, or addition to the leased premises.”
      3. Miscellaneous. Except as amended by this Amendment, the Lease shall remain in full force and effect in all respects. This Amendment may be executed in counterparts, and all counterparts will collectively constitute a single agreement. This Amendment may not be amended a modified or any provision waived except in writing. This Amendment together with the Lease constitutes the entire agreement of the parties and supersedes all prior agreements or understandings. This Amendment is binding upon and inures to the benefit of the parties and their successors and permitted assigns. This Amendment may not be assigned or the duties delegated without the written consent of all parties. No failure or delay of any party in exercising any power or right under this Amendment will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

LANDLORD

CRUZ & CRUZ PARTNERSHIP

By

Name:
Its:

TENANT

MIAMI DADE HEALTH AND REHABILITATION SERVICES, INC

By

Name:
Its:

EXHIBIT F
REGISTRATION RIGHTS AGREEMENT
      Registration Rights Agreement (this “Agreement”) is made and entered into as of the                     day of                     , 2006 by and between Continucare Corporation, a Florida corporation (the “CNU”) and Jose Garcia, as Sellers’ Representative on behalf of each of Miami Dade Health and Rehabilitation Services, Inc., a Florida corporation (“MDHRS”), Miami Dade Health Centers, Inc., a Florida corporation (“MDHC”), West Gables Open MRI Services, Inc., a Florida corporation (“West Dade”), Kent Management Systems, Inc. (“Kent”), Miami Dade Health Centers One, Inc., a Florida corporation (“MDHC One”), Pelu Properties, Inc., a Florida corporation (“Pelu”) and Peluca Investments, LLC, a Florida limited liability company (“Peluca,” and, collectively with MDHRS, MDHC, West Dade, Kent, MDHC One, and Pelu the “Sellers”), and each of the shareholders of each Seller (the “Owners”).
W I T N E S S E T H:
      WHEREAS, the parties hereto are entering into this Agreement pursuant to the terms of that certain Asset Purchase Agreement (the “Purchase Agreement”) dated as of May      , 2006, by and among CNU, CNU Blue 1, Inc., a Florida corporation and wholly-owned subsidiary of the CNU (“Buyer”), CNU Blue 2, LLC, a Florida limited liability company and a wholly owned subsidiary of Buyer (“Buyer LLC”), Sellers, MDHC Red, Inc., a Florida corporation, and Owners;
      WHEREAS, each capitalized term used in this Agreement without definition has the meaning given to it in the Purchase Agreement;
      WHEREAS, pursuant to the Purchase Agreement Buyer has acquired the Business from Sellers and CNU has issued the CNU Shares to Sellers; and
      WHEREAS, CNU has agreed to grant the Sellers and Owners certain registration rights with respect to the CNU Shares received by the Sellers pursuant to the Purchase Agreement.
      NOW, THEREFORE, in consideration of the covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
      1. Registration Rights.
      (a) Secondary Registration. CNU will file, as promptly as practicable after the Closing Date, a registration statement (the ‘Registration Statement”) on Form S-3 covering the resale of the Registrable Securities (as hereinafter defined) by Sellers and Owners and thereafter shall use all commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as practicable following such filing (but in any event by the date that is six months after the Closing Date) and to maintain such effectiveness until the date that is 12 months after the Closing Date; provided, however, that CNU shall have the right to prohibit the sale of Registrable Securities pursuant to the Registration Statement, upon notice to the Sellers’ Representative (A) if in the opinion of counsel for CNU, CNU would thereby be required to disclose information not otherwise then required by law to be publicly disclosed, provided that CNU shall use all commercially reasonably efforts to minimize the period of time, but in no event more than 60 days, in which it shall prohibit the sale of any shares of Registrable Securities pursuant to this clause (A); (B) during the period starting with the date 10 days prior to CNU’s estimate of the date of filing of, and ending on a date 60 days after the effective date of, a Company initiated registration in which any Seller or Owner is entitled to participate in accordance with Section 1(b) hereof, or such longer post-effective periods as may be reasonably required by the underwriter or underwriters if such offering is underwritten and if all other holders of more than five percent (5%) of the Company’s stock agree to such terms; or (C) upon the happening of any event, as a result of which the prospectus under the Registration Statement (the “Prospectus”) includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (in which case, CNU shall within a reasonable period provide the Sellers’ Representative with revised or supplemental prospectuses and the Sellers and Owners shall promptly take action to cease making any offers of the Registrable Securities until receipt and distribution of such revised or supplemental prospectuses). All Registrable Securities offered and sold pursuant to the Registration Statement shall be sold in transactions on the American Stock Exchange or any other national securities exchange on which the CNU shares may then be listed or on Nasdaq if the CNU shares are then listed on Nasdaq.
      (b) Incidental (Piggyback) Registration. In addition to the aforementioned rights, and subject to the limitations set forth in this Agreement, if at any time, and from time to time therein, CNU proposes to register the offer and sale of any of its securities under the Securities Act of 1933, as amended (the “Act”), for its own account in a public offering (other than registrations on Form S-4 (or any successor form) or registrations with regard to conversion of any of CNU’s securities or employee stock options, employee purchase plans or other employee benefit plans), CNU shall use its best efforts to give notice to the Sellers’ Representative of its intention to effect such a registration at least twenty days prior to the filing with the Securities and Exchange Commission (the “SEC”) of such registration statement. Upon written request of the Sellers’ Representative, given within ten (10) days after receipt from CNU of such notice, CNU shall cause the number of the Sellers’ or Owners’ Registrable Securities (as hereinafter defined) then held by such Seller or Owner and referred to in such request to be included in such registration statement, at CNU’s expense subject to the provisions of Section 3(a) hereof; provided, however, that in the event the offering pursuant to such registration statement shall be underwritten and the underwriters advise CNU that in their opinion the number of securities requested to be included in such registration pursuant to this Section 1(b) and pursuant to any other rights granted by CNU to holders of its securities to request inclusion of any such securities in such registration exceeds the number of securities which can be sold in the offering without adversely affecting the offering price or the marketing of CNU’s securities, CNU may first include in such registration all securities CNU proposes to sell, and the Sellers or Owners, as applicable shall accept a reduction (including a total elimination) in the number of shares to be included in such registration in accordance with Section 6 below. Nothing in this Section 1(b) shall limit CNU’s ability to withdraw a registration statement it has filed under this Section 1(b) either before or after effectiveness.
      2. Indemnification. In the event that CNU shall register under the Act any Seller’s or Owner’s Registrable Securities:
      (a) CNU’s Indemnification. CNU will indemnify and hold harmless such Seller or owner and any person who controls the Shareholder within the meaning of the Act and the Securities Exchange Act of 1934 (the “Exchange Act”) against any losses, claims, expenses, damages or liabilities (including reasonable attorneys’ fees) (“Losses”), to which the Seller, Owner or controlling person become subject under the Act, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement (including, without limitation, the Registration Statement) under which such Registrable Securities were registered under the Act, any prospectus contained therein (including without limitation the Prospectus) which is utilized, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such Seller or Owner and any such controlling person for any reasonable legal or other reasonable expenses incurred by them in connection with investigating or defending any such Loss; provided, however, that CNU will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished to CNU by such Seller or Owner, such controlling person or any Affiliate of such Seller or Owner and provided further, that with respect to any untrue statement or omission or alleged untrue statement or omission made in any Prospectus under the Registration Statement, the indemnity contained in this Section 2(a) shall not inure to the benefit of such Seller or Owner (or the benefit of any person controlling such Seller or Owner) if the person asserting any such Losses, purchased the Registrable Securities that are the subject of such Losses, and such Seller or Owner or any person controlling such Seller or Owner (i) failed to comply with the prospectus delivery requirements of the Act in connection with the sale of Registrable Securities to such person or (ii) utilized a Prospectus after such Seller or Owner was notified, in accordance with Section 1(b) hereof, to cease making any offers or sales of Registrable Securities pursuant to the Registration Statement.
      (b) Sellers and Owners Indemnification. The Sellers and Owners will jointly and severally indemnify and hold harmless CNU and each underwriter of CNU’s securities under Section 1 and each person who controls CNU or underwriter within the meaning of the Act and the Exchange Act, each officer of CNU who signs the registration statement and each director of CNU, against all Losses, to which CNU, such underwriter or such officer or director or controlling person become subject under the Act, but only insofar as such Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (i) made in reliance on and in conformity with information relating to such Seller or Owner furnished in writing to CNU expressly for use in any registration statement under which such Registrable Securities were registered under the Act pursuant to Section 1 hereof or (ii) contained in any Prospectus which was utilized by [CNU in connection with the registration of the Registrable Securities or any controlling person or Affiliate of the Sellers and Owners after such Seller or Owner was notified, in accordance with Section 1(b) hereof, to cease making any offers or sales of Registrable Securities pursuant to the Registration Statement.
      (c) Notification. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof; provided, however, that any failure to give such notice will not waive any rights of the indemnified party except to the extent the rights of the indemnified party are materially prejudiced. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that if the indemnifying party has failed to assume the defense and employ counsel then the indemnified party shall have the right to select counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the indemnifying party as incurred.
      (d) If the indemnification provided for in this Section 2 is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, expenses, damages or liabilities or actions in respect thereof, then each indemnifying party shall in lieu of indemnifying such indemnified party contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of CNU, on the one hand, and on the other, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by CNU or any Affiliate thereof, on the one hand, or the applicable Sellers or Owners or any Affiliate thereof, on the other, and the parties’ relative intent, knowledge, access to information and opportunity to correct or present such statement or omission. CNU and the Sellers and Owners agree that it would not be just and equitable if contribution pursuant to this Section 2(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 2(d). The amount paid or payable by an indemnified party as a result of the Losses in respect thereof referred to above in this Section 2(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

      3. Expenses.
      (a) Secondary Registration. In connection with the Registration Statement filed pursuant to Section 1(a) of this Agreement: (i) the Sellers and Owners shall pay all the expenses of their legal counsel, accountants and other experts; (ii) CNU shall pay the fees and disbursements of legal counsel for CNU, fees and disbursements of experts used by CNU in connection with such registration, expenses of any audits of CNU incidental to or required in connection with such registration and all expenses of registration not otherwise specifically described in this Section 3(a), including expenses incidental to any post-effective amendment to any such registration statement; and (iii) the Sellers and Owners and any other persons selling securities pursuant to such Registration Statement shall pay all SEC and blue sky registration and filing fees, fees and expenses attributable to the printing and distribution of Prospectuses, underwriting discounts and commissions.
      (b) Incidental Registration. If a Seller’s or Owner’s Registrable Securities are included in any registration statement pursuant to Section 1(b) of this Agreement, CNU shall pay the costs and expenses incurred in connection with the preparation and filing of such registration statement covering such shares, including, but not limited to, the fees and expenses of counsel, accountants and other experts for CNU, printing costs, registration and filing fees and blue sky fees and expenses (other than the incremental portion of the federal and state registration and filing fees attributable to the Seller’s or Owner’s Registrable Securities, which shall be paid by the such Seller or Owner), commissions and expenses of underwriters (other than fees and expenses of underwriters attributable to the Registrable Securities, which shall be paid by such Seller or Owner and all other direct and indirect costs and expenses in connection with the registration and public offering of the Seller’s or Owner’s Registrable Securities. Notwithstanding anything contained herein to the contrary, CNU shall not be required to pay the fees and expenses of counsel for the Sellers or Owners.
      4. Registrable Securities. For purposes of this Agreement, the term “Registrable Securities” shall mean (i) any CNU Shares issued to the Sellers, the Owners or HAC Advisors LLC pursuant to the terms of the Purchase Agreement and (ii) any shares of securities of CNU issued or issuable with respect to the CNU Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganizations.
      5. Information for Registration Statement; Certain Limitations. CNU’s obligations under Section 1 with respect to the Sellers and Owners are expressly conditioned upon (i) such holder furnishing to CNU in writing such information concerning such holder and its controlling persons and the terms of such holder’s proposed offering of shares of the Registrable Securities as CNU shall reasonably request for inclusion in the Registration Statement; and (ii) there not having occurred (a) a material breach by such Seller or Owner or an Affiliate of such Seller or Owner of any agreement, covenant, representation or warranty contained in the Purchase Agreement or any Seller Ancillary Agreement to which such Seller or Owner is a party.
      6. Allocation of Registration Opportunities. In any circumstance in which all of the Registrable Securities and other Securities of CNU with registration rights (“Other Shares”) requested to be included in a registration on behalf of other Security Holders of CNU cannot be so included as a result of limitations of the aggregate number of shares of Registrable Securities and Other Shares that may be so included, the number of Shares of Registrable Securities and Other Shares that may be so included shall be allocated among the Seller and Owner and other selling security holders requesting inclusion of shares pro rata on the basis of the number of shares of Registrable Securities and Other Shares that are requested to be registered by such holders.
      7. Rule 144 Covenants. CNU agrees, for a period of two (2) years from the date of this Agreement, to file with the SEC, all reports required to be filed by CNU under the Exchange Act.
      8. Standstill.
      (a) Except as set forth on Schedule 8 to this Agreement, during the six month period starting on the Closing Date, neither Sellers nor Owners shall be permitted to offer or sell any Registrable Securities whether pursuant to the Registration Statement or otherwise.

      (b) During the period commencing on the date that is six months after the Closing Date and ending on the date that is one year after the Closing Date, each Owner shall be permitted to sell during any three-month period up to a maximum of 500,000 CNU Shares pursuant to the Registration Statement provided, however, that for purposes of calculating the number of shares that an Owner may sell under this Section 8(b), such Owner and all of such Owner’s Affiliates who are themselves Owners shall be deemed to be a single Owner and, sales by such Owner shall be aggregated with sales by such Owner’s Affiliates. Solely for purposes of this Section 8(b) Jose M. Garcia and Carlos Garcia shall not be deemed to be Affiliates of each other.
      Sellers and Owners agree that, in addition to any legend that may be required by applicable Requirements of Law, any certificate representing Registrable Securities shall bear a restrictive legend concerning the restrictions set forth in this Section 8.
      9. Termination. The obligations of the parties under Sections 1, 5, 6 and 7 of this Agreement shall terminate and be of no further force and effect on the earlier of (i) the date on which all Registrable Securities may be sold without registration under the Act; (ii) the date on which Sellers and Owners cease to own, in the aggregate, at least ten percent of CNU’s issued and outstanding common stock, (iii) the date on which all Registrable Securities then held by Sellers and Owners become convertible into or exchangeable for securities of CNU or any other person issued under an effective registration statement under the Act and (iv) the date that is three years after the date of this Agreement; provided however, that the obligations of the parties under any other sections of this Agreement shall survive such termination for a period of two years thereafter.
      10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the conflict of law principles thereof
      11. Binding Effect. The obligations of this Agreement shall be binding upon the parties, their heirs, successors and legal representatives.
      12. Assignment. This Agreement may not be assigned by any part without the prior written consent of the other party hereto.
      13. Amendment. Amendments to this Agreement may only be made in writing signed by each of the parties.
      14. Entire Agreement. This Agreement contains the entire understanding of the parties and there are no other agreements, written or oral, regarding the subject matter hereof.
      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONTINUCARE CORPORATION

By:

Name:
Title:

SELLER’S REPRESENTATIVE

By:

Name: Jose Garcia

EXHIBIT G
INSTRUMENT OF ASSUMPTION
      THIS INSTRUMENT OF ASSUMPTION is made as of                      , 2006 by MDHC Red, Inc., a Florida corporation (“Retain”) in favor of each of Miami Dade Health and Rehabilitation Services, Inc., a Florida corporation (“MDHRS”), Miami Dade Health Centers, Inc., a Florida corporation (“MDHC”), West Gables Open MRI Services, Inc., a Florida corporation (“West Dade”), Kent Management Systems, Inc. (“Kent”), Pelu Properties, Inc., a Florida corporation (“Pelu”), and Miami Dade Health Centers One, Inc., a Florida corporation (“MDHC One, and, collectively with MDHRS, MDHC, West Dade, Kent, and Pelu, the “Sellers”), provides:
RECITALS:
      Pursuant to that certain Asset Purchase Agreement dated May      , 2006 (the ‘Purchase Agreement”) Sellers have sold, transferred and conveyed certain assets to CNU Blue 1, Inc., a Florida corporation (“Buyer”), and Buyer has assumed certain liabilities of the Sellers that are designated as the Assumed Liabilities in the Purchase Agreement. Pursuant to the terms and conditions of the Purchase Agreement, Retain now desires to make a formal assumption from the Sellers of all obligations and liabilities of Sellers, whether absolute or contingent, asserted or unasserted, known or unknown, liquidated or nonliquidated (other than the Assumed Liabilities), including, without limitation, all of the Excluded Liabilities (collectively, the ‘Retained Liabilities”), as contemplated by the Purchase Agreement. Unless otherwise defined or the context otherwise requires, capitalized terms used herein shall have the respective meanings given to them in the Purchase Agreement.
      NOW, THEREFORE, for and in consideration of the transfer of certain of the Excluded Assets and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Retain hereby assumes and agrees to discharge and perform the Retained Liabilities. In the event that Retain shall fail to perform its obligations under this Instrument of Assumption, the Sellers, Buyer, Buyer LLC, and CNU shall be entitled to all rights and remedies available to them with respect to indemnification pursuant to the Purchase Agreement.
      Retain shall not assume or have any responsibility, obligation or liability for or with respect to, the Assumed Liabilities. In the event of a conflict between this Instrument of Assumption and the Purchase Agreement, the terms and provisions of the Purchase Agreement will control.
      IN WITNESS WHEREOF, Retain has caused this Instrument of Assumption to be executed and delivered in a manner sufficient to bind it, as of the day and year first above written.

MDHC RED, INC.

By:

Name:
Title:

EXHIBIT H
LEASE
BY AND BETWEEN
LANDLORD:
Pelu Properties, Inc.
AND
Kent Management Systems, Inc.
(TENANT)
DATED

TENANT’S PRINCIPAL OFFICER:	Jose M. Garcia, C.E.O.
TENANT’S CURRENT ADDRESS:	2260 SW 8 StreetMiami, FL 33195
PHONE NUMBER:	305-796-9442
LEASE AGREEMENT
THIS LEASE AGREEMENT, dated as of the 1st day of May, 2006 between
Pelu Properties, Inc. “LANDLORD” and Kent Management Systems, Inc. “TENANT”.

WITNESSETH:
ARTICLE I
Basic Lease Provisions
Section 1.01 — Leased Premises.
Landlord hereby demises and leases to the Tenant, and Tenant rents from the Landlord, the premises described as follows (hereinafter the “leased premises”):
All commercial Space located at 4930 E. 10th Ct., Hialeah, Fl. 33012 and all parking spaces located in said complex.
No. of Square Feet: Appx. 8,000 sq ft of rentable space
Section 1.02 — Use of Additional Areas.
The use and occupation by the Tenant of the leased premises shall include the use in common with other entities thereto of the common areas, parking areas, service roads, loading facilities, sidewalks and customer car parking areas as such common areas now exist or as such common areas may hereafter be constructed, and other facilities as may be designated from time to time by the Landlord, subject however to the terms and conditions of this lease and to reasonable rules and regulations for the use thereof as prescribed from time to time by the Landlord.
Section 1.03 — Term.
This lease shall be for the term of 5 Years commencing on 05/01/2006 (hereinafter the “Commencement Date”) and ending April 30, 2011.
Section 1.04 — Commencement of Rent and Term.
The term of this Lease and Tenant’s obligations to pay rent shall commence on the Commencement Date. Throughout the term hereof Tenant agrees, upon request of Landlord or of Landlord’s Mortgages, to execute and deliver without charge and within ten (10) days a written declaration in form and content satisfactory to the requesting party ratifying this lease and the status thereof. Failure by Tenant to execute the declaration required hereunder within said ten (10) days shall be deemed an event of default hereunder and the terms hereby granted are expressly so limited. Anything herein to the contrary notwithstanding, Landlord agrees not to collect nor accept from Tenant and Tenant agrees not to pay Landlord rent of more than one (1) month in advance of its due date.
Section 1.05 — Failure of Tenant to Open
In the event that the Tenant received notice that the leased premises are ready for occupancy as herein defined and fails to take possession and open the leased premises for business within 120 days thereafter, then Tenant shall be in default and the Landlord shall have the right to exercise any remedies herein provided.
Section 1.06 — Excuse of Landlord’s performance.
Landlord shall not be deemed in default with respect to failure to perform any of the terms, covenants and conditions of this lease if same shall be due to any strike, lockout, civil commotion, inability to obtain any materials, service or financing, through Act of God or other cause beyond control of the Landlord.
ARTICLE II
Rent
Section 2.01 — Fixed Minimum Rent.
Throughout the term of this lease (and subject to any earlier termination of the Lease in accordance with its terms) Tenant agrees to pay Landlord as fixed minimum rent the amounts specified below. The fixed minimum annual rent during the term of this lease shall be payable by Tenant in equal monthly installments, on or before the first day of each month, in advance, at the office of the Landlord without any deductions whatsoever as hereinafter set forth (except that simultaneously with the execution of this lease.

FIRST YEAR:	$3,031.67 Per Month	(1) Year Gross Rent: $34,000.00 Sales tax: $2,380.00 $36,380
SECOND YEAR:	$3,122.62 Per Month	(2) Year Gross Rent: $35,020.00 Sales tax: $2,451.40 $37,471.40
THIRD YEAR:	$3,216.30 Per Month	(3) Year Gross Rent: $36,070.60 Sales tax: $2,524.95 $38,595.55
FOURTH YEAR:	$3,312.79 Per Month	(4) Year Gross Rent: $37,152.72 Sales tax: $2,600.69 $39,753.41
FIFTH YEAR:	$3,412.17 Per Month	(5) Year Gross Rent: $38,267.30 Sales tax: $2,678.72 $40,946.02
Section 2.02 — Taxes and Insurance.
Tenant shall pay Property Taxes and Insurance. The insurance shall be in an insurance company approved by Landlord and a certified copy of the policy and/or certificate of insurance shall be delivered to Landlord.
Section 2.03 — Sales, Use and Rent Taxes
Tenant shall pay as additional rent all taxes in the nature of sales, use or similar taxes, now or hereafter assessed or levied by any taxing authority upon the payment of fixed rent or additional rent, and which the Landlord is required or permitted to collect from Tenant, payable simultaneously with the payment of fixed rent or additional rent, as applicable.
Section 2.04 — License.
All common areas and facilities not within the leased premises, which Tenant may be permitted to use and occupy, are to be used and occupied under a revocable license, and if any such license be revoked or if the amount of such areas be diminished, Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall revocation or diminution of such areas be deemed constructive or actual eviction. Notwithstanding anything herein to the contrary, Landlord shall not be permitted to revoke or terminate any license in favor of Tenant to use and occupy any common areas or facilities not within the leased premises or diminish the amount of such areas covered by any such license unless an event of default specified in Section 17.01 of this Lease shall occur and be continuing.
Section 2.05 — Additional Rent.
In order to give Landlord a lien of equal priority with Landlord’s lien for rent, and for no other purpose, any and all sums of money or charges required to be paid by Tenant under this lease whether or not same be so designated, shall be considered “additional rent.” If such amounts or charges are not paid at the time provided in this lease, they shall nevertheless, if not paid when due, be collectible as additional rent with the next payment of any amount of money or charges as the same becomes due and payable hereunder or limit any other remedy of Landlord (See Below).

ARTICLE III
Construction of Leased Premises
Section 3.01 — Landlord’s Work
Landlord agrees that it will supply, at its expense, its standard store as more particularly set forth in Exhibit “A” attached hereto and made a part hereof. Landlord shall notify Tenant when Landlord has completed Landlord’s work pursuant to said Exhibit “A”.
The Landlord intends to complete the subject improvements on or about Ready to Use. If the Landlord is unable to give possession of the demised premises on the date stipulated in paragraph 1 hereof as the commencement of the term hereof by reason of the holding over of any prior Tenant of Landlord’s failure to complete the subject improvements, or for any other reason, an abatement or diminution of the rent to be paid hereunder shall be allowed Tenant under such circumstances, but nothing herein shall operate to extend the term.
Additional Rent. Late Charge.
If Tenant fails to pay the rent in the full before the end of the 10th day after it is due, Tenant will pay Landlord a late charge of $25.00. Landlord does not waive the right to insist on payment of the rent in full on the date it is due. Money paid by the Tenant to the Landlord shall be applied to the Tenant’s account in the following order: first, to outstanding late fees and returned check fees; second, to outstanding legal fees and/or court costs legally chargeable to Tenant; and third, to rent.
Landlord’s liability to Tenant for any loss or damage to Tenant on account of said delay in obtaining possession of the premises. If Landlord is unable to give possession of the demised premises to Tenant within one hundred twenty (120) days next after the stipulated commencement of this Lease, then Tenant shall have the right to cancel this Lease upon written notice hereof delivered to Landlord within ten (10) days after the lapse of said one hundred twenty (120) day period; and, upon such cancellation, Landlord and Tenant shall each be released and discharged from all liability hereunder each to the other. Failure by the Tenant to make timely delivery of said written notice of cancellation shall be conclusively deemed to constitute a waiver of Tenant’s right to cancel as provided by this paragraph.
Section 3.02 — Tenant’s Work.
Tenant agrees, at its own cost and expense, to perform all work which is necessary to make the leased premises conform with Tenant’s plans to be approved by Landlord. Within thirty (30) days after execution of this lease, Tenant shall furnish Landlord, for Landlord’s written approval, Tenant’s plans and specifications. Landlord agrees it will not unreasonably withhold such approval, it being the purpose of this requirement that Tenant’s leased premises be fixtured and laid out so as not to be a detriment to the other Tenants in the building of which the Premixes are a part and that Tenant’s work shall be detrimental to Landlord’s building.
Section 3.03 — Acceptance by Tenant.
(a) If Landlord’s work has been completed at the time this lease is executed, Tenant certifies that it has inspected the leased premises and accepts same in its existing condition; in such event no repair work, alterations, or remodeling of the leased premises shall be required to be done by Landlord as a condition of this lease or otherwise.
(b) If Landlord’s work is not completed when this Lease is executed, Tenant agrees that acceptance by Tenant of possession of the leased premises for the purpose of construction of Tenant’s improvements or the issuance of a certificate of Occupancy for the premises will be deemed as an acceptance of the leased premises in its then existing condition and the satisfactory completion of all of Landlord’s work.
Section 3.04 — Changes and Additions to Building.
Landlord hereby reserves the right at any time to perform maintenance operations and to make the repairs, alterations or additions, and to build stories on the building in which the premises are contained and to build adjoining the same. Tenant agrees to cooperate with Landlord permitting Landlord to accomplish any such maintenance, repairs, alterations, additions or construction. Landlord shall use all commercially reasonable efforts to minimize any disruption to Tenant’s business or use and occupancy of the leased premises occasioned by any maintenance, repairs, alterations, additions or construction.
ARTICLE IV
Conduct of Business by Tenant
Section 4.01 — Use of Premises.
Tenant shall use the leased premises solely for the purpose of: warehouse and storage.
Tenant shall occupy the leased premises without delay upon commencement of the term of this lease, and shall conduct continuously in the leased premises the business above stated. Tenant will not use or permit, or suffer the use of the leased premises for any other business or purpose.
Section 4.02 — Operation of Business.
Tenant shall conduct business in the leased premises during the regular customary days and hours for such type of business in Miami-Dade County, Florida. Tenant shall not perform any acts or carry on any practices which may damage the building or improvements or be a nuisance or menace to other Tenants in the building or their customers, employees or invites or which will result in the increase of casualty insurance premiums; provided, however, that Tenant shall at all times during the term of this Lease be permitted to conduct activities consistent with the operation of a medical office on the leased premises.
ARTICLE V
Security Deposit
Section 5.01 — Amount of Deposit.
Tenant contemporaneously with the execution of this lease, has deposited with the Landlord the sum of $None receipt of which is hereby acknowledged by Landlord, receipt of which is hereby acknowledged by Landlord, if by check, subject to collection. Said deposit shall be held by Landlord, without liability for interest and may be commingled with other funds of Landlord, as security for the faithful performance by Tenant of all terms, covenants, and conditions of this lease by Tenant to be kept and performed during the term hereof. If this lease shall terminate or be terminated by reason of the failure of Tenant to keep and perform any of the terms, covenants and conditions of this lease, then Landlord, at its option, may appropriate and apply said entire deposit, or so much thereof as may be necessary to compensate the Landlord for all loss or damage sustained or suffered by Landlord due to such breach on the part of Tenant.
Section 5.02 — Transfer of Deposit.
Landlord may deliver the funds deposited hereunder by Tenant to the purchaser or transferee of Landlord’s interest in the leased premises, in the event that such interest be sold or transferred, and thereupon Landlord shall be discharged from any further liability with respect to such deposit and this Lease Agreement.
ARTICLE VI
Signs, Awnings, Canopies, Fixtures, Alteration
Section 6.01 — Installation by Tenant.
All fixtures installed by Tenant shall be new or completely reconditioned. Tenant shall not make or cause to be made any alterations, conditions or improvements or install or cause to be installed any exterior signs, exterior lighting, plumbing fixtures, shades or awnings or make any changes to the store front without first obtaining Landlord’s written approval and consent. Tenant shall present to Landlord plans and specifications for such work at the time approval is sought. All alterations, improvements, and additions made by Tenant as aforesaid shall remain upon the premises at the expiration or earlier termination of this lease and shall become the property of Landlord, unless Landlord shall, prior to the termination of the Lease, have given written notice to

Tenant to remove the same, in which event Tenant shall remove such alterations, improvements, and additions and restore the premises to the same good order and condition in which it was at the commencement of this Lease ordinary wear and tear excepted. Should Tenant fail to do so, Landlord may do so, collecting, at Landlord’s option, the cost and expense thereof from the Tenant as additional rent. All alterations, decorations, additions and improvements made by Tenant, or made by the Landlord on the Tenants behalf by agreement under this Lease, shall remain the property of the Tenant for the term of this lease, or any extension or renewal thereof. The Tenant shall at all times maintain fire insurance with extended coverage in the name of the Landlord and the Tenant, in an amount adequate to cover the cost of replacement of all alterations, decorations, additions or improvements in the event of fire or extended coverage loss. Tenant shall deliver to the Landlord certificates of such fire insurance policies which shall contain a clause requiring the insurer to give the Landlord thirty (30) days of notice of cancellation of such policies. Such alterations, decorations, additions and improvements shall not be removed from the premises without prior consent in writing from the Landlord, which consent will not be unreasonably withheld or delayed.
Section 6.02 — Tenant Shall Discharge All Liens.
Tenant shall promptly pay all contractors and material man, so as to minimize the possibility of a lien attaching to the leased premises, and should any such lien be made or filed, Tenant shall bond against or discharge the same within thirty (30) days thereafter.
The Tenant herein shall not have any authority to create any liens for labor or material on the Landlord’s interest in the above described property, and all persons contracting with the Tenant for the doing of any work or the furnishing of any materials on or to the premises and all material man, contractors, mechanics and laborers, are hereby charged with notice that they must look to the Tenant only to secure the payment of any bill for work done or material furnished during the term of this Lease.
ARTICLE VII
Repairs and Maintenance of Leased Premises.
Section 7.01 — Responsibility of Tenant.
(a) Without limiting the generality of the foregoing subparagraph 7.01 (b), Tenant agrees to repair and maintain in good order and condition the non-structural interior portion of the leased premises, including store fronts, show windows, doors, windows, plate and window glass.
(b) Tenant will not install any equipment which exceeds the capacity of the utility lines leading into the leased premises of the building of which the leased premises constitute a portion.
(c) Tenant, its employees, or agents, shall not mark, paint, drill or in any way deface any walls, ceilings, partitions, floors, wood, stone or ironwork without Landlord’s written consent.
(d) Tenant shall comply with the requirements of all laws, orders, ordinances and regulations of all governmental authorities and will not permit any waste of property to be done and will take good care of the leased premises at all times.
(e) If Tenant refuses or neglects to repair properly as required hereunder and to the reasonable satisfaction of Landlord as soon as reasonably possible after written demand, Landlord may make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s merchandize, fixtures, or other property, or to Tenant’s business by reason thereof and upon completion thereof, Tenant shall pay Landlord’s cost for making such repairs, plus twenty percent (20%) for overhead, upon presentation of bill therefor, as additional rent, said bill shall include interest at eighteen percent (18%) per annum or said cost from the date of completion of repairs by Landlord. In the event Landlord shall undertake any maintenance or repair in the course of which it shall be determined that such maintenance or repair work was made necessary by the negligence or willful act of Tenant or any of its employees or agents or that the maintenance or repair is, under the terms of this lease, the responsibility of Tenant, Tenant shall pay Landlord’s cost therefor plus overhead and interest as above provided in this section together with the monthly rents payment next due.

(f) Landlord reserves the right to enter the leased premises and to make such repairs and to do such work on or about said premises as Landlord may deem desirable, necessary or proper or that Landlord may be lawfully required to make. Landlord reserves the right to visit and inspect said premises at all reasonable times and show same to prospective tenants, purchasers or mortgagors; provided, however, that Landlord shall use all commercially reasonable efforts to minimize any disruption to Tenant’s business or use and occupancy of the leased premises occasioned thereby.
(g) Neither Landlord nor Landlord’s agent or servants shall be liable for any damages caused by or growing out of any breakage, leakage, getting out of order or defective condition of electric wiring, air conditioning or heating pipes and equipment, closets, plumbing, appliances, sprinklers, other equipment, or other facilities serving the leased premises. Neither Landlord nor Landlord’s agents or servants shall be liable for any damages caused by, or growing out of any defect in the building or any part thereof, or in said leased premises or in any part thereof, or caused by, or growing out of, fire, rain, wind or other cause other than any damages conclusively determined to have been caused by Landlord’s gross negligence or willful misconduct.
(h) All property belonging to Tenant or any occupant of leased premises are there at the risk of Tenant or such other person only, and Landlord shall not be liable for damages thereto or theft or misappropriation thereof.
(i) Tenant shall at its own expense perform all janitorial and cleaning services within the premises and of the sidewalk or parking area immediately adjacent to the leased premises in order to keep same in a neat, clean and orderly condition.
ARTICLE VIII
Insurance and Indemnity
Section 8.01 — Liability Insurance
Tenant shall, during the term hereof, keep in full force and effect, bodily injury and property damage comprehensive public liability insurance with respect to the licensed premises for the combined single coverage of not less than $100,000. The policy shall name Landlord, any person, firms or corporations designated by Landlord, and Tenant as insured, and shall contain a clause that the insurer will not cancel or change the insurance without first giving the Landlord thirty (30) days prior written notice. The insurance shall be in an insurance company approved by Landlord and a certified copy of the policy and/or certificate of insurance shall be delivered to Landlord.
Section 8.02 — Plate Glass Insurance.
The replacement of any plate glass damaged or broken from any cause whatsoever in and about the leased premises shall be Tenant’s responsibility. Tenant shall, during the entire term hereof, keep in full force and effect a policy of plate glass insurance covering all the plate glass of the leased premises. The policy shall name Landlord and any person, firm or corporation designated by Landlord and Tenant as insured and shall contain a clause that the insurer will not cancel or change the insurance without first giving the Landlord thirty (30) days prior written notice. The insurance shall be in an insurance company approved by the Landlord and a copy of the policy and/or a certificate of insurance shall be delivered to Landlord.
Section 8.03 — Increase in Insurance Premiums.
Tenant agrees that it will not keep, use, sell or offer for sale in or upon the leased premises any article which may be prohibited by the standard form of fire and extended risk insurance policy. Tenant agrees to pay any increase in premiums for casualty, loss or rent, fire and extended coverage that may be charged during the term of this lease on the amount of such insurance which may be carried by Landlord on said premises or the building of which they are a part, resulting from the type of merchandise sold by Tenant in the leased premises or from Tenant’s use or occupancy, whether or not Landlord has consented to the same. In from determining whether increase premiums are result of Tenant’s use of the leased premises, a schedule issued by the organization making the insurance rate on the leased premises, showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up the fire insurance rate on the leased premises. Tenant agrees to promptly make, at Tenant’s cost, any repairs, alterations, changes and/or improvements to equipment in the leased premises required by the company issuing Landlord’s fire insurance so as to avoid the cancellation of, or cause the increase in premiums on said insurance.
Section 8.04 — Indemnification of Landlord.
Tenant shall indemnity Landlord and save it harmless from and against all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or at the leased premises, or the occupancy or use by Tenant of the leased premises of any part thereof, or occasioned wholly or in part by an act or omission of Tenant, its agents, contractors, employees, servants, lessees, or concessionaires, whether occurring in or about the leased premises or outside the leased premises but within the Common Areas. In the case Landlord shall be made a party to any litigation commenced by or against Tenant, then Tenant shall protect and hold Landlord harmless and shall pay all costs, expenses and reasonable attorney’s fees incurred or paid by Landlord in enforcing the covenants and agreements in this lease.
Section 8.05 — Waiver of Subrogation.
Landlord and Tenant waive, unless said waiver should invalidate any such insurance, their right to recover damages against each other for any reason whatsoever to the extent the damaged party recovers indemnity from its insurance carrier.
ARTICLE IX
Utilities
Section 9.01 — Payment of Utilities.
Tenant shall be solely responsible for and promptly pay all charges for gas, electricity or any other utility used or consumed in the leased premises. Should Landlord elect to supply any utility used or consumed in the leased premises, Tenant agrees to purchase and pay for the same as additional rent at the applicable rates charged to the Landlord. In no event shall Landlord be liable for any interruption or failure in the supply of any such utilities to the leased premises.

Tenant shall pay for:	x Garbage	x Electricity Removal
	x Water	x Telephone
	Gas	other utilities
ARTICLE X
Attornment, Subordination
Section 10.01 — Attornment.
Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage made the Landlord covering the leased premises or in the event a deed is given in lieu of foreclosure of any such mortgage, attorn to the purchaser or grantee in lieu of foreclosure upon any such foreclosure or Sale and recognize such purchaser or grantee in lieu of foreclosure as the Landlord under this lease.
Section 10.02 — Subordination.
Tenant agrees that this lease and the interest of Tenant therein shall be, and the same hereby is made subject and subordinated at all times to all covenants, restrictions, assessments and other encumbrances now or hereafter affecting the fee title of the building containing the premises and to all ground and underlying leases and to any mortgages in any amounts, and all advances made and to be made thereon, which may now or at any time throughout the term of this lease be placed against or affect any or all of the land and/or all of the buildings and improvements, including the leased premises, and to all renewals, modifications, consolidations, participation, replacements and extensions thereof. The term “mortgages” as used herein shall be deemed to include trust indentures and deed of trust. The aforesaid provisions shall be self-operative and no further instrument of subordination shall be necessary unless required by any such ground or underlying lessor or mortgagees. Should Landlord or any ground or underlying lessors or mortgagees desire confirmation of such subordination, then Tenant, within ten (10) days following Landlord’s written request therefore, agrees to execute and deliver, without charge, any and all documents (in form acceptable to Landlord and such ground or underlying lessors or mortgagees) subordinating this lease and the Tenant’s rights hereunder. However, should any such ground or underlying lessors or any mortgagees request that this lease be made superior, rather than subordinate, to any ground or underlying lease and/or mortgage, then Tenant, within ten (10) days following Landlord’s written request therefor, agrees to execute and deliver, without charge, any and all documents (in form acceptable to Landlord and such underground lessors or mortgagees) effectuating such priority.
ARTICLE XI
Assignment and Subletting
Section 11.01 — Significant Change of Ownership.
Tenant is a partnership. Tenant represents that the partner executing this lease is duly authorized to execute the same on behalf of the partnership. If there shall occur any change in the ownership of the interest of the general partners of the partnership, whether such change results from a sale, assignment, bequest, inheritance, operation of law or otherwise, or if the partnership is dissolved, without the prior written consent of Landlord, then Landlord shall have the option to terminate this lease upon ten (10) days notice to Tenant. If Tenant is a partnership, Tenant represents that the partner executing this lease is duly authorized to execute the same on behalf of the partnership. If there shall occur any change in the ownership of the interest of the general partners of the partnership, whether such change results from a sale, assignment, bequest, inheritance, operation of law or otherwise, or if the partnership is dissolved, without the prior written consent of Landlord, then Landlord shall have the option to terminate this lease upon ten (10) days notice to Tenant. Notwithstanding the foregoing, it is understood and agreed that any change of ownership of Tenant resulting from any person or entity acquiring, directly or indirectly, substantially all of the business or assets of any entity that owns or controls Tenant shall not give Landlord a the right to terminate this Lease.
ARTICLE XII
Governmental Regulations
Section 12.01 — Government Regulations.
Tenant shall, at Tenant’s sole cost and expense, comply with all county, municipal, state, federal laws, orders, ordinances and other applicable requirements of all governmental authorities, now in force, or which may hereafter be in force, pertaining to the leased premises, and shall faithfully observe in the use and occupancy of the leased premises all municipal and county ordinances and state and federal statutes now in force or which may hereafter be in force. Landlord shall, at Landlord’s sole cost and expense, comply with all county, municipal, state, and federal laws, orders, ordinances and other applicable requirements of all governmental authorities, now in force, or which may hereafter be in force, pertaining to the common areas and facilities not within the leased premises.
ARTICLE XIII
Rules and Regulations
Section 13.01 — Rules and Regulations.
Landlord reserves the right from time to time to adopt, suspend, amend or supplement reasonable rules and regulations, and to adopt and promulgate additional rules and regulations applicable to the leased premises. Notice of such rules and regulations and amendments and supplements thereto, if any, shall be given to Tenant. Tenant acknowledges receipt of and agrees to abide by the Rules and Regulations presently in effect a copy of which is attached hereto; provided, however, that Landlord shall not adopt or promulgate any rules and regulations that are inconsistent with the operation of a medical office on the leased premises nor amend, suspend or supplement any rules and regulations that would prevent or materially limit the ability of Tenant to operate a medical office on the leased premises.
ARTICLE XIV
Advertising
Section 14.01 — Solicitation of Business.
Tenant and Tenant’s employees ands agents shall not solicit business in the parking or other common areas, nor shall Tenants distribute any handbills or other advertising matter in automobiles parked in the parking area or in other common areas.
ARTICLE XV
Destruction of Leased Premises.
Section 15.01 — Total or Partial Destruction.
If the leased premises shall be damaged by fire, the elements, unavoidable accident or other casualty, without the fault of Tenant, but are not thereby rendered untenantable in whole or in part, Landlord shall at its own expenses cause such damage, except to Tenant’s equipment and trade fixtures, to be repaired, and the rent and other charges shall not be abated. If by reason of such occurrence, the premises shall be rendered untenantable only in part, Landlord shall at its own expense cause the damage, except to Tenant’s equipment and trade fixtures, to be repaired, but only to the extent of Landlord’s original obligation to construct pursuant to Section 3.01, and the fixed minimum rent meanwhile shall be abated proportionately as to the portion of the premises rendered untenantable; provided, however, if such damage shall occur during the last two (2) years of the term of this lease (or of any renewal term), Landlord shall have the right to be exercised by notice to Tenant within sixty (60) days after said occurrence, to elect not to repair such damage and to cancel and terminate this lease effective as of a date stipulated in Landlord’s notice, which shall not be earlier than thirty (30) days nor later than sixty (60) days after the giving of such notice. If the premises shall be rendered wholly untenantable by reason of such occurrence, the Landlord shall at its own expense cause such damage, except to Tenant’s equipment and trade fixtures, to be repaired, but only to the extent of the Landlord’s original obligation to construct pursuant to Section 3.01 and the fixed minimum rent meanwhile shall be abated in whole or in part except that Landlord shall have the right to be exercised by notice to Tenant within sixty (60) days after said occurrence, to elect not to reconstruct the destroyed premises, and in such event this shall be construed to permit the abatement in whole or in part of the charges for insurance, taxes and operating costs attributable to any period during which the demised premises shall be in untenantable condition, nor shall there be any abatement in these items nor the fixed minimum rent if such damage is caused by the fault of the Tenant. Whenever the fixed minimum rent shall be abated pursuant to this Section 15.01, such abatement shall continue until the date which shall be the sooner to occur of (i) fifteen (15) days after notice by Landlord to Tenant that the leased premises has been substantially repaired and restored, or (ii) the date Tenant’s business operations are restored in the entire leased premises. Notwithstanding the foregoing or anything else herein to the contrary, if the leased premises shall be damaged by fire, the elements, unavoidable accident or other casualty without the fault of Tenant and as a result either: (a) fifty (50%) or more of the of the leased premises are rendered untenantable thereby; or (b) the building of which the leased premises is a part is destroyed; then, if such damage or destruction shall occur during the last year of the term of this Lease (or any renewal term) Tenant shall have the right, to be exercised by notice to Landlord, to cancel and terminate this Lease effective as of the date stipulated in Tenant’s notice which shall not be earlier than thirty (30) days nor later than sixty (60) days after the giving of such notice.
Section 15.02 — Partial Destruction of Building.
In the event that fifty percent (50%) or more of the rentable area of the building of which the premises are a part shall be damaged or destroyed by fire or other causes, notwithstanding any other provisions contained herein and that the leased premises may be unaffected by such fire or other causes, Landlord shall have the right to be exercised by notice in writing to Tenant within sixty (60) days after said occurrence, to elect to cancel and terminate this lease. Upon the giving of such notice to Tenant, the term of this lease shall expire by lapse of time upon the third day after such notice is given, and Tenant shall vacate the leased premises and surrender the same to Landlord.
ARTICLE XVI
Eminent Domain
Section 16.01 — Total Condemnation.
If the whole of the leased premises shall be acquired or condemned by eminent domain for a public quasi-public use or purpose, then the term of this lease shall cease and terminate as of the date of title vesting in such proceeding and all rentals and other charges shall be paid to that date and Tenant shall have no claim against Landlord for the value of any unexpired term of this lease.
Section 16.02 — Partial Condemnation.
If any part of the leased premises shall be acquired or condemned by eminent domain for public or quasi-public use or purpose, and in the event that such partial taking or condemnation shall, in the opinion of the Landlord, render the leased premises unsuitable for the business of the Tenant, then Landlord shall have the right to terminate this lease by notice given to the Tenant within sixty (60) days after the date of title vesting in such proceeding and Tenant shall have no claim against Landlord for the value of any unexpired term of this lease. In the event of a partial taking or condemnation which is not extensive enough to render the premises unsuitable for the business of the Tenant, then Landlord shall promptly restore the leased premises (exclusive of Tenant’s equipment and trade fixtures) to a condition comparable to its condition at the time of such condemnation less the portion lost in the taking and the building of which the leased premises forms a part to the extent necessary to constitute the portion of the building not so taken as a complete architectural unit; provided that Landlord shall not in any event be required to spend for such repair, restoration or alteration work an amount in excess of the respective amounts received by Landlord as damages for the taking of such part of the leased premises and of the building of which the same forms part. As used herein, “received by Landlord” shall mean that portion of the award or damages in condemnation received by Landlord from the condemning authority which is free and clear of all prior claims or collections by the holders of any mortgages or deeds of trust or any ground or underlying lessors, and this lease shall continue in full force and effect except that the fixed minimum annual rent shall be reduced in proportion to the portion of the leased premises lost in the taking. If more than twenty percent (20%) of the floor area of the building shall be taken as aforesaid (whether or not the leased premises shall be affected by the taking), Landlord shall have the right to terminate this lease by notice to Tenant given within sixty (60) days after the date of title vesting in such proceeding and Tenant shall have no claim against Landlord for the value of the unexpired term of this lease.
ARTICLE XVII
Default of Tenant
Section 17.01 — Event of Default.
Upon the happening of one or more of the events as expressed below, the Landlord shall have any and all rights and remedies hereinafter set forth:
(a) In the event Tenant should fail to pay anyone or more of the said monthly installments or rent, or any other sums required to be paid hereunder, as and when the same becomes due.
(b) In the event a petition in Bankruptcy be filed by the Tenant, or be filed against Tenant, and such petition is not dismissed within thirty (30) days from the filing thereof, or in the event Tenant is adjudged a bankrupt.
(c) In the event an assignment for the benefit of the creditors is made by Tenant.

(d) In the event of an appointment of any court of a receiver or other court officer on Tenant’s property and such receivership is not dismissed within thirty (30) days from such appointment.
(e) In the event Tenant removes, attempts to remove, or permits to be removed from the leased premises, except in the usual course of trade, the goods, furniture, effects or other property of the Tenant brought thereon.
(f) In the event Tenant, before the expiration of the term hereof and without the written consent of the Landlord, vacates the leased premises or abandons the possession thereof, or uses the same for purposes other than the purposes for which the same is hereby leased, or ceases to use the leased premises for the purposes herein expressed.
(g) In the event an execution or other legal process is levied upon the goods, furniture, effects or other property of Tenant brought on the leased premises, or upon the interest of Tenant in this lease, and the same is not satisfied or dismissed within ten (10) days from this levy.
(h) In the event the Tenant fails to keep, observe or perform any of the other terms, conditions or covenants on the part of Tenant herein to be kept, observed and performed for more than ten (10) days after written notice thereof is given by Landlord to Tenant specifying the nature of such default, or if the default so specified shall not be of such nature that the same cannot be reasonably cured or remedied within the said ten (10) days period, if Tenant shall not in good faith have commenced the curing and shall not hereafter continuously and diligently proceed therewith to completion.
Section 17.02 — Remedies of Landlord.
(a) In the event of any such default or breach, Landlord shall have the immediate right to re-enter the leased premises, either by summary proceedings or other lawful method, and to dispossess Tenant and all other occupants therefrom and remove and dispose of all property therein in the manner provided in subdivision (c) of this section, without Landlord being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby. Landlord shall also have the right, at the option of the Landlord, to terminate this lease upon ten (10) days written notice to Tenant, and to thereupon re-enter and take possession of said premises in any manner above described. In the event of any such default or breach, Landlord shall have the right, at its option, from time to time, without terminating this lease, to re-enter and re-let the premises or any part thereof, with or without legal process, as the agent and for the account of Tenant, upon such terms and conditions as Landlord may deem advisable or satisfactory, in which event the rents received on such re-letting and collection including but not limited to, necessary renovation and alterations of the leased premises, reasonable attorney’s fees, any real estate commissions paid, and thereafter payments of all sums due or to become due Landlord hereunder, and if sufficient sum shall not be thus realized or secured to pay such sums and other charges, (i) at the Landlord’s option, Tenant shall pay Landlord any deficiency monthly, notwithstanding Landlord may have received rental in excess of the rental stipulated in this lease in previous or subsequent months, and Landlord may bring an action therefore as such monthly deficiency shall arise, or (ii) at Landlord’s option, the entire deficiency, which is subject to ascertainment for the remaining to require Landlord to re-enter and re-let in any event. The Landlord shall not, in any event be required to pay Tenant any surplus of any sums received by Landlord on a re-letting of said premises in excess of rent provided in this lease.
(b) In the event of any default or breach, the Landlord shall have the right, at its option, to declare the rents for the entire remaining term and other indebtedness, if any, immediately due and payable without regard to whether or not possession shall have been surrendered to or taken by Landlord, and may commence action immediately thereupon and recover judgment therefor.
Thereof, and the Tenant hereby waives any and all loss, destruction and/or damage or injury which may be occasioned by any of the aforesaid acts.
(c) The Landlord, in addition to other rights and remedies it may have, shall have the right to remove all or any part of the Tenant’s property from said premises and any property removed may be stored in any public warehouse or elsewhere at the cost of and for the account Tenant and the Landlord shall not be responsible for the care of safekeeping thereof, and the Tenant hereby waives any and all loss, destruction and/or damage or injury which may be occasioned by any of the aforesaid acts.
(d) Any and all rights, remedies and options given in this lease to Landlord shall be cumulative and in addition to and without waiver of or in derogation of any right or remedy given to it under any law now or hereafter in effect.
Section 17.03 — Waiver.
The waiver of Landlord of any breach of any term, condition or covenant herein contained shall not be waiver of such term, condition or covenant, or subsequent breach of the same or any other term, condition or covenant herein contained. The consent or approval by Landlord to or any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to approval of any subsequent similar act by Tenant. No re-entry hereunder shall bar the recovery or rents or damages for the breach of any of the terms, conditions or covenants on the part of Tenant herein contained. The receipt of rent after breach or condition broken, or delay on the part of Landlord to enforce any right hereunder, shall not be deemed a waiver of forfeiture, or a waiver of the right of Landlord to annul this lease or to re-enter said leased premises or to re-let same.
Section 17.04 — Expenses of Enforcement.
In the event any payment due Landlord under this lease shall not have paid ten (10) days after due date, Tenant agrees to pay the sum of Ten Dollars ($10.00) per day, or five percent (5%) of the amount due, whichever is greater, for such delinquent payment until made. In the event that any check, bank draft, order for payment or negotiable instrument given for any payment under this lease shall be dishonored for any reason whatsoever not attributable to Landlord, Landlord shall be entitled to make an administrative charge to Tenant of Twenty-Five Dollars ($25.00). In the event it shall be necessary for Landlord to give more than one (1) written notice to Tenant of any violation of this lease, Landlord shall be entitled to make an administrative charge to Tenant of Twenty-Five Dollars ($25.00) for each such notice. Tenant recognized and agrees that the charges which Landlord is entitled to make upon the conditions stated in this section, represent, at the time this lease is made, a fair and reasonable estimate and liquidation of the costs of Landlord in the administration of the building resulting to Landlord from the events described which costs are not contemplated or included in any other rental or charges provided to be paid by Tenant to Landlord in this lease. Any charges becoming due under this Section of this lease shall be added and become due with the next ensuing monthly payment of fixed minimum rental and shall be collectable as a part thereof.
Section 17.05 — Legal Expenses.
In the event that it shall become necessary for Landlord to employ the services of any attorney to enforce any of its rights under this lease to collect any sums due to it under this lease or to remedy the breach of any covenant of this lease on the part of the Tenant to be kept or performed, regardless of whether suit is brought, Tenant shall pay to Landlord such fees as shall be charged by Landlord’s attorney for such services.
ARTICLE XVIII
Access by Landlord
Section 18.01 — Right of Entry.
Landlord and Landlord’s agent shall have the right to enter the leased premises at all times to examine the same, and to show them to prospective purchasers or leases of the building, and to make such repair or alterations, improvements or additions as Landlord may deem necessary or desirable, and Landlord shall be allowed to take all material into and upon said premises that may be required therefore without the same constituting an eviction of Tenant in whole or in part and the rent reserved shall in no way abate while said repairs, alterations, improvements or additions are being made unless Tenant is prevented from operating in the leased premises in whole or in part, in which event rent shall be proportionately abated during said period. During the six (6) months prior to the expiration of the term of this lease or any renewal term, Landlord may exhibit the premises to prospective tenants or purchasers, and place upon the premises the usual notices “To

Let” or “For Sale” which notices Tenant shall permit to remain without molestation. If Tenant shall not be personally present to open and permit as entry into said premises, at any time, when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord’s agent may enter same without, in any manner, affecting the obligations and covenants of this lease, nothing herein contained however, shall be construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, maintenance or repair of the building or any part thereof, except as otherwise herein specifically provided. Notwithstanding anything herein to the contrary, Landlord shall use all commercially reasonable efforts to minimize any disruption to Tenant’s business or use and occupancy of the leased premises occasioned by any entry by Landlord or Landlord’s agents on, examination or showing of, or repair, alteration, improvement, or addition to the leased premises.
ARTICLE XIX
Tenant’s Property
Section 19.01 — Taxes on Leasehold or Personalty.
Tenant shall be responsible for and shall pay before delinquent all municipal, county or state taxes assessed during the term of this lease against any leasehold interest or personal property of any kind, owned by or placed in, upon or about the leased premises by the Tenant.
Section 19.02 — Notice by Tenant.
Tenant shall give immediate notice to Landlord in case of fire or accidents in the leased premises or in the building of which the premises are a part or of defects therein or in any fixture or equipment.
ARTICLE XX
Holding over; Successor
Section 20.01 — Holding Over.
In the event Tenant remains in possession of the leased premises after the expiration of the tenancy created hereunder, and without the execution of a new lease or other agreement in writing, Tenant, at the option of Landlord, shall be deemed to be occupying the leased premises as a Tenant from month-to-month, at a monthly rent equal to two (2) time the fixed minimum rent payable during the last month of the lease term and a twenty-five percent (25%) increase for each month that occupancy continues thereafter.
Section 20.02 — Successors.
All rights and liability herein given to, or imposed upon the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors, and assigns of the said parties; and if there shall be more than one Tenant, they shall be bound jointly and severally by the terms, covenants and agreements herein. No rights, however, shall inure to the benefit of assignee of Tenant unless the assignment to such assignee has been approved by Landlord in writing as provided in section 11.01 hereof. Nothing contained in this lease shall in any manner restrict Landlord’s right to assign or encumber this lease and, in the event Landlord sells or transfers its interest in the building and the purchaser or transferor assumes Landlord’s obligations and covenants, Landlord shall thereupon be relieved of all further obligations hereunder.
ARTICLE XXI
Quiet Enjoyment
Section 21.01 — Landlord’s Covenant.
Upon payment by the Tenant of the rents herein provided, and upon the observance and performances of all the covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the leased premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under that Landlord, subject, nevertheless, to the terms and conditions of this lease.
ARTICLE XXII
Miscellaneous
Section 22.01 — Accord and satisfaction.
No payment by tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than an account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying the check or payment as rent be deemed an accord and satisfaction, and landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in therein provided.
Section 22.02 — Entire Agreement.
The lease and the exhibits, and rider, if any, attached hereto and forming a part hereof, set forth all covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the leased premises and there are no covenants, promises, conditions or understanding, either oral or written, between them other than are herein set forth. Except as herein otherwise provided, no subsequent alteration, change or addition to this lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.
Section 22.03 — No Partnership.
Landlord does not, in any way or any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant.
Section 22.04 — Force Majeure.
In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war or other reason of a like nature not the fault of the party delayed in performing work or doing act is required under the terms of this lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period of such delay. The provisions of this section 22.04 shall not operate to excuse Tenant from the prompt payment of rent, percentage rent, additional rent or any other payment required under the terms of this lease.
Section 22.05 — Notices.
All notices shall be in writing.
(a) Any notice by Tenant to Landlord must be served by certified or registered mail, postage prepaid, addressed to Landlord at the address first hereinabove given or at such other address as Landlord may designate by written notice.
(b) After commencement of the term hereof any notice by Landlord to Tenant shall be serviced by first class mail, postage prepaid, addressed to Tenant at the leased premises or at such address as Tenant shall designate by written notice or by delivery by Landlord to the leased premises or to such other address. Prior to the commencement of the term hereof such notice may be given by Landlord by such mail or delivery at the address designated for Tenant on the cover sheet of this Lease.
(c) Notice shall be deemed to be properly given if addressed to Tenant at the last known address, if such first class mail is refused or otherwise not delivered.
Section 22.06 — Captions and Section Numbers.
The captions, section numbers, article number on the index appearing in this lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope of intent or subsections or articles of this lease nor in any way affect this lease.

Section 22.07 — Tenant Defined, Use of Pronoun.
The word “Tenant” shall be deemed and taken to mean each and every person mentioned as a Tenant herein be the same, one or more, and if there shall be more than one Tenant, any notice required or permitted by the terms of this lease may be given by or to anyone thereof and shall have the same force and effect as if given to all thereof. The use of the neuter singular pronoun to refer to Landlord or Tenant shall be deemed a proper reference even though Landlord or Tenant may be an individual, a partnership, a corporation or a group of two or more individuals or corporations. The necessary grammatical change required to make the provisions of this lease apply in the plural sense where there is more than one Landlord or Tenant and to either corporations, associations, partnerships, or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.
Section 22.08 — Partial Validity.
If any term, covenant or condition of this lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this lease shall be valid and be enforced to the fullest extent permitted by law.
Section 22.09 — No Option.
The submission of this lease for examination does not constitute a reservation of or option for the leased premises and this lease becomes effective as a lease only upon execution and delivery thereof by Landlord to Tenant.
Section 22.10 — Recording.
Tenant shall not record this lease or any memorandum thereof without the written consent of Landlord.
Section 22.11 — Liability of Landlord.
Anything contained in this lease at law or in equity to be the contrary notwithstanding, Tenant expressly acknowledges and agrees that there shall at no time be or in any way related hereto or the leased premises; it being further acknowledged and agreed that Tenant is accepting this lease and the estate created hereby upon and subject to the understanding that it shall not enforce or seek to enforce any claim or judgment or any other matter, for money or otherwise, personally or directly against Landlord or an officer, director, stockholder, partner, principal (disclosed or undisclosed), representatives or agent of Landlord, but will look solely to the Landlord’s interest in the building of which the Premises is a part for the satisfaction of any and all claims, remedies or judgments (or other judicial process) in favor of Tenant requiring the payment of money by Landlord in the event of any breach by landlord of any of the terms, covenants or agreements to be performed by Landlord under this lease or otherwise, subject, however, to the prior rights of any ground or underlying lessors or the holders of the mortgage encumbering the same and no other assets of Landlord shall be subject to levy, execution or other judicial process for the satisfaction of Tenant’s claims; such exculpation of personal liability as herein set forth to be absolute, unconditional and without exception of any kind.
Section 22.12 — Guaranty of Lease.
The person(s) who execute this lease at the place provided below for Guarantors, if any, express their agreement to the terms hereof and unconditionally hereby, jointly and severally, personally guarantee all of the Tenant’s obligations hereunder.
Section 22.13 — Attachments.
Any exhibits and any guarantee form as well as any addendums which are attached to this lease are a part of this lease and are incorporated herein as if fully set forth herein.

ARTICLE XXIII
Termination; Option to Renew
Section 23.01 — Termination.
Tenant may terminate this lease at any time without penalty or prepayment on not less than 180 days’ written notice to Landlord.
Section 23.02 — Option to Renew.
The Landlord grants to the Tenant the right and option to renew this Lease for the additional term of two terms of five (5) years upon the terms and conditions as set forth herein and as hereinafter set forth. After the first term the Tenant shall pay cost of living increase annually.
The minimum fixed rent for the first year of the renewed term shall be the annual sum of $47,446.19 payable in advance monthly in the manner and together with the additional rent due pursuant to Article II of this lease.
Unless otherwise provided above, the minimum fixed rent for such additional year of the option period, if any, commencing with the first month’s rent of the second year shall be the minimum fixed rent for the previous year PLUS the Cost of Living adjustment calculated pursuant to Article XXIV hereof.
To exercise this option, the Tenant must not be in default of any of the terms and conditions of this lease and shall give 180 days written notice in advance of the then current term of this lease of its intention to renew. In the absence of such timely notice, the option to renew shall be null and void. If the Tenant shall give notice of exercise of an election in the manner and within the time provided aforesaid, the term shall be extended upon the giving of the notice without the requirement of any action on the part of Landlord.
ARTICLE XXIV
Cost of Living Increases in Fixed Minimum Rent
Unless otherwise provided in the preceding Article, the fixed minimum rent for each annual period commencing with the option of the renew term, if any, shall be the fixed minimum rent for the then current period PLUS the increase, if any, in the Consumer Price Index, for all Urban Customers (U.S. city average — 1967 + 100). All Items published by the Bureau of Labor Statistics of the United States Department of Labor (hereinafter the “Index”) over the most recent twelve (12) month period for which published indexes are available at the time that Landlord calculates the adjustment. In the alternative, at Tenant’s option, Tenant hereby agrees that the fixed minimum rent for each annual period commencing with the second year of the option term shall automatically increase the rate of three percent (3%) per year. In no event shall the fixed minimum rent, as adjusted, be less than the fixed minimum rent payable for the then current period. Said adjusted rental shall be due and payable monthly, in advance, in the manner and together with the additional rent due set forth in Article II hereof.

IN WITNESS WHEREOF, Landlord and Tenant have signed and sealed this lease on the day and year first above written. Tenant have signed and sealed this lease on the day and year first above written.
Signed, sealed, and delivered in the presence of:

LANDLORD

PELU PROPERTIES, Inc.

By:

As to Landlord

TENANT

KENT MANAGEMENT SYSTEMS, INC.

By:

As to Tenant Tenant’s Signature

ANNEX B
VOTING AGREEMENT
      THIS VOTING AGREEMENT (the “Agreement”) dated as of May 10, 2006 is by and between Luis Cruz, M.D., Jose M. Garcia, and Carlos Garcia (collectively “Principals”) and the other parties signatory hereto (each a “Shareholder”).
RECITALS
      Continucare Corporation, a Florida corporation (“CNU”) CNU Blue 1, Inc., a Florida corporation and a wholly-owned subsidiary of CNU (“Buyer”), CNU Blue 2, LLC, a Florida limited liability company and a wholly-owned subsidiary of Buyer (“Buyer LLC”), Miami Dade Health and Rehabilitation Services, Inc., a Florida corporation (“MDHRS”), Miami Dade Health Centers, Inc., a Florida corporation (“MDHC”), West Gables Open MRI Services, Inc., a Florida corporation (“West Dade”), Kent Management Systems, Inc. (“Kent”), Pelu Properties, Inc., a Florida corporation (“Pelu”), Peluca Investments, LLC, a Florida limited liability company (“Peluca”), and Miami Dade Health Centers One, Inc., a Florida corporation (“MDHC One, and, collectively with MDHRS, MDHC, West Dade, Kent, and Pelu, the “Sellers”), MDHC Red, Inc., a Florida corporation (“Retain”), Principals and each of the other shareholders of each Seller have entered into an Asset Purchase Agreement (the “Acquisition Agreement”) pursuant to which Sellers shall sell Buyer, and Buyer shall purchase from Sellers, on a going concern basis, substantially all of the assets, properties and business of the Business (such term and each other capitalized term used in this Agreement without definition shall have the meaning given to it in the Acquisition Agreement), all on the terms and subject to the conditions set forth therein
      As a condition to Principals entering into and causing Sellers to enter into the Acquisition Agreement, Principals require that each Shareholder enter into, and each such Shareholder has agreed to enter into, this Agreement with Principals.
AGREEMENT
      To implement the foregoing and in consideration of the mutual agreements contained herein, the parties hereby agree as follows:
      1. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS. Each Shareholder hereby severally and not jointly represents and warrants to Principals as follows:

(a) OWNERSHIP OF SHARES.

(i) Such Shareholder is either (a) the record holder or beneficial owner, either alone or with such Shareholder’s spouse, of the number of or (b) trustee of a trust that is the record holder or beneficial owner of, and whose beneficiaries are the beneficial owners (such trustee, a “Trustee”) of the number of shares of CNU Common Stock as is set forth opposite such Shareholder’s name on Schedule 1(a)(i) hereto (such shares shall constitute the “Existing Shares”, and together with any shares of CNU Common Stock acquired of record or beneficially by such Shareholder in any capacity after the date hereof and prior to the termination hereof, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise shall constitute the “Shares”).

(ii) On the date hereof, the Existing Shares set forth opposite such Shareholder’s name on Schedule 1(a)(i) hereto constitute all of the outstanding shares of CNU Common Stock owned of record or beneficially by such Shareholder. Such Shareholder does not have record or beneficial ownership of any Shares not set forth on Schedule 1(a)(i) hereto.

(iii) Except as set forth on Schedule 1(a)(iii) hereto, such Shareholder has sole power of disposition with respect to all of the Existing Shares set forth opposite such Shareholder’s name on

Schedule 1(a)(i), with no restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement.

(b) POWER; BINDING AGREEMENT. Such Shareholder has the legal capacity, power and authority to enter into and perform all of such Shareholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party or by which such Shareholder is bound including, without limitation, any trust agreement, voting agreement, shareholders agreement, voting trust, partnership or other agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming this Agreement has been duly and validly executed and delivered by or on behalf of the respective other party thereto, which party has the power to enter into and perform its obligations, this Agreement constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Requirements of Law generally affecting the rights of creditors and subject to general equity principles. There is no beneficiary of or holder of interest in any trust of which a Shareholder is Trustee whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. If such Shareholder is married and such Shareholder’s Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and assuming this Agreement has been duly and validly executed and delivered by or on behalf of the respective other party thereto, which party has the power to enter into and perform its obligations, this Agreement constitutes a valid and binding agreement of, such Shareholder’s spouse, enforceable against such person in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Requirements of Law generally affecting the rights of creditors and subject to general equity principles.

(c) NO CONFLICTS. Except for filings under the Exchange Act, (A) to such Shareholder’s knowledge, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof shall (x) conflict with or result in any breach of any applicable trust, partnership agreement or other agreements or organizational documents applicable to such Shareholder, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of such Shareholder’s properties or assets may be bound or (z) to the knowledge of such Shareholder violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Shareholder or any of such Shareholder’s properties or assets.

(d) LIENS. Such Shareholder’s Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all Encumbrances except for inchoate tax liens for taxes not yet due.

(e) BROKERS. No broker, investment banker, financial adviser or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder in his or her capacity as such.

(f) ACKNOWLEDGMENT. Such Shareholder understands and acknowledges that Principals are entering into the Acquisition Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement with Acquiror.
      2. CERTAIN COVENANTS OF SHAREHOLDERS. Except in accordance with the terms of this Agreement, each Shareholder hereby severally covenants and agrees as follows:

(a) RESTRICTION ON PROXIES AND NONINTERFERENCE. Prior to the earlier of the termination of the Acquisition Agreement in accordance with its terms and the Closing, no Shareholder shall, directly or indirectly: (i) grant any proxies or powers of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (ii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or that could reasonably be expected to have the effect of preventing or disabling such Shareholder from performing such Shareholder’s obligations under this Agreement in any material respect.

(b) VOTING OF COMPANY STOCK. Each Shareholder hereby agrees that, prior to the first to occur of the termination of the Acquisition Agreement in accordance with its terms and the Closing, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of CNU Common Stock, however called, or in connection with any written consent of the holders of the CNU Common Stock, he will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares over which such Shareholder holds the power, directly or indirectly, to direct the vote, except as otherwise agreed to in writing in advance by the Principals in their sole discretion, in favor of the issuance of the CNU Shares pursuant to the Acquisition Agreement and against any action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Acquisition Agreement. Each Shareholder agrees that he will not enter into any agreement or understanding with any Person the intended or anticipated effect of which would be inconsistent with or violative of any provision contained in this Section 2(b). Nothing in this Agreement to the contrary, no Shareholder shall be required to acquire any Shares that such Shareholder has, directly or indirectly, the right to acquire, including, without limitation, by exercise of stock options or otherwise.
Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this Agreement shall require a Shareholder to exercise any stock option or other security convertible into or exercisable for shares of CNU Common Stock.
      3. FURTHER ASSURANCES. From time to time, at the other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
      4. CERTAIN EVENTS. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder’s Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder’s heirs, guardians, administrators or successors or as a result of any divorce.
      5. TERMINATION. The obligations set forth in this Agreement will terminate upon the first to occur of the termination of the Acquisition Agreement in accordance with its terms and the Effective Time.
      6. MISCELLANEOUS.
      (a) ENTIRE AGREEMENT; ASSIGNMENT. This Agreement and the schedules hereto (i) constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of the other party.

      (b) AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.
      (c) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given; as of the date of delivery, if delivered personally; upon receipt of confirmation, if telecopied, or upon the next business day when delivered during normal business hours to an overnight courier service, such as Federal Express, in each case to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice; unless the sending party has knowledge that such notice or other communication hereunder was not received by the intended recipient:

If to a Shareholder to:

Continucare Corporation
7200 Corporate Center Drive, Suite 600
Miami, FL 33126
Attention: Chief Executive Officer
Fax: (305) 500-2104

with a copy to:

Stearns Weaver Miller
Weissler Alhadeff & Sitterson, P.A.
150 West Flagler Street, Suite 2200
Miami, Florida 33130
Fax: 305-789-3395
Attention: Geoffrey MacDonald, Esq.

If to Principals, to:

Miami Dade Health Centers, Inc.
3233 Palm Avenue
4th Floor
Hialeah, FL 33012
Attention: Jose M. Garcia, CEO
Fax: 305-642-3142

With a copy to:

Sandra Greenblatt, P.A.
One Biscayne Tower, Suite 3500
2 South Biscayne Boulevard
Miami, FL 33131
Attention: Sandra P. Greenblatt, Esq.
Fax: (305) 577-9951
or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
      (d) GOVERNING LAW. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Florida, without giving effect to the principles of conflict of laws thereof.
      (e) COSTS. The parties will each be solely responsible for and bear all of its own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating the Agreement and the transactions contemplated thereby.
      (f) ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

      (g) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.
      (h) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
      (i) SEVERABILITY. If any term or provision of this Agreement or the application thereof to any party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.
      (j) DEFINITIONS. For purposes of this Agreement:

(i) “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” as described in Section 13(d)(3) of the Exchange Act.

(ii) “Person” shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

(iii) If, between the date of this Agreement and the Closing Date, the CNU shall effect any reclassification, recapitalization, stock split, combination, or exchange of the CNU Common Stock, or a stock dividend or dividend payable in any other securities shall be declared with a record date occurring within such period, or any similar event shall have occurred, then the Shares shall be appropriately adjusted to give effect to such reclassification, recapitalization, stock split, combination, or exchange, dividend or other event.
      (k) SHAREHOLDER CAPACITY. Notwithstanding anything herein to the contrary, no person executing this Agreement who is, or becomes during the term hereof, an officer or director of CNU makes any agreement or understanding herein in his or her capacity as such director, and the agreements set forth herein shall in no way restrict any director in the exercise of his or her fiduciary duties as an officer or director of CNU. Each Shareholder has executed this Agreement solely in his or her capacity as the record or beneficial holder of such Shareholder’s Shares or as the trustee of a trust whose beneficiaries are the beneficial owners of such Shareholder’s Shares.
      (l) NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.
[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, Principals and each Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

PRINCIPALS

Luis Cruz, M.D.

Jose M. Garcia

Carlos Garcia

SHAREHOLDERS:

Richard C. Pfenniger, Jr.

Phillip Frost, M.D.

FROST GAMMA INVESTMENTS TRUST

By:

Phillip Frost, M.D., Trustee

FROST NEVADA INVESTMENTS TRUST

By:

Phillip Frost, M.D., Trustee

SCHEDULE 1(a)(i)

Number of Shares of
Record Holder	CNU Common Stock

Phillip Frost, M.D	100,000
Frost-Gamma Investments Trust	21,279,788
Frost Nevada Investments Trust	819,313
Richard C. Pfenniger, Jr.	1,015,000

SCHEDULE 1(a)(iii)
NONE

ANNEX C

Capitalink, L.C. One Alhambra Plaza Suite 1410 Coral Gables, Florida 33134 Phone 305-446-2026 Fax 305-446-2926 www.capitalinklc.com
May 10, 2006
Board of Directors
Continucare Corporation
7200 Corporate Center Drive
Suite 600
Miami, FL 33126
Gentlemen:
We have been advised that, pursuant to the draft Asset Purchase Agreement, dated May 3, 2006 (the “APA”), by and among, among others, Miami Dade Health and Rehabilitation Services, Inc., Miami Dade Heath Centers, Inc., West Gables Open MRI Services, Inc., Kent Management Systems, Inc., Miami Dade Heath Centers One, Inc., Pelu Properties, Inc. and Peluca Investments, LLC (collectively, “MDHC”) and Continucare Corporation (“Continucare”), Continucare proposes to acquire MDHC (the “Transaction”). Subject to the terms and on the conditions of the APA, Continucare shall pay MDHC the following consideration:

i)	issue 20,000,000 shares of Continucare common stock at the closing;

ii)	pay $5,000,000 in cash at the closing;

iii)	pay $1,000,000 in cash on the first anniversary of the closing;

iv)	pay an amount in cash up to the lesser of net working capital as of the closing or $2 million based on collection of certain funds during the fourteen day period subsequent to closing from identified third-party payors; and,

v)	pay an amount in cash equal to one-half of any amounts collected subsequent to closing with respect to certain receivables that have been fully reserved on MDHC’s financial statements as of December 31, 2005.
Items (i) through (v) above are collectively hereinafter, the “Purchase Consideration.”
We have been retained by the Board of Directors of Continucare to render an opinion as to whether, on the date of such opinion the Purchase Consideration is fair, from a financial point of view, to Continucare’s shareholders.
We have not been requested to opine as to, and the opinion does not in any manner address, the relative merits of the Transaction as compared to any alternative business strategy that might exist for Continucare, the decision on whether Continucare should complete the Transaction, or other alternatives to the Transaction that might exist for Continucare. The amount of the Purchase Consideration was determined pursuant to negotiations between Continucare and MHDC and each of their respective advisors, and not pursuant to recommendations of Capitalink.

Continucare Corporation
Board of Directors
May 10, 2006

In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:

•	Reviewed the APA.

•	Reviewed publicly available financial information and other data with respect to Continucare, including the Annual Report on Form 10-K for the year ended June 30, 2005 and the Quarterly Report on Form 10-Q for the six months ended December 31, 2005.

•	Reviewed available financial information with respect to MDHC, including draft unaudited income statements and balance sheets for the years ended December 31, 2005 and 2004.

•	Considered the historical financial results and present financial condition of MDHC.

•	Reviewed and compared the trading of, and the trading market for Continucare’s common stock.

•	Reviewed and analyzed the indicated value range of the Purchase Consideration.

•	Reviewed and analyzed MDHC’s projected unlevered free cash flows and prepared a discounted cash flow analysis.

•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to MDHC.

•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of MDHC.

•	Reviewed and discussed with representatives of Continucare and MDHC certain financial and operating information furnished by them, including financial analyses with respect to the MDHC’s business and operations.

•	Performed such other analyses and examinations as were deemed appropriate.
In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by us without assuming any responsibility for any independent verification of any such information and have further relied upon the assurances of Continucare and MDHC management that they are not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information utilized, we assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which we could make its analysis and form an opinion.
It is noted that we have not reviewed complete financial statements prepared in accordance with generally accepted accounting principles and have relied entirely upon unaudited and limited financial information with respect to MDHC’s financial performance and financial condition. The value of MDHC, and in turn our analyses and this opinion, may be significantly impacted in the event such information is inaccurate or fails to disclose material information.
We have not made a physical inspection of the properties and facilities of MDHC and have not made or obtained any evaluations or appraisals of MDHC assets or liabilities (contingent or otherwise). We have not attempted to confirm whether the MDHC has good title to its assets.
We assumed that the Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. We assumed that the

Continucare Corporation
Board of Directors
May 10, 2006

Transaction will be consummated substantially in accordance with the terms set forth in the APA, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to the stockholders of Continucare.
Our analysis and opinion are necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of May 10, 2006. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.
Our opinion is for the use and benefit of Continucare’s Board of Directors in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any shareholder of Continucare whether such shareholder should take any action, if required, such as voting on any matter, in connection with the contemplated Transaction. We do not express any opinion as to the future performance of MDHC or Continucare or the price at which Continucare’s common stock would trade at any time in the future.
Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Purchase Consideration is fair, from a financial point of view, to Continucare’s shareholders.
In connection with our services, we have previously received a retainer and will receive the balance of our fee upon the rendering of this opinion. Our fee for providing the fairness opinion is not contingent on the completion of the Transaction. In addition, Continucare has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion. Neither Capitalink nor its principals beneficially own any interest in Continucare or MDHC. Further Capitalink has not provided any previous services to Continucare or MDHC.
Our opinion is for the use and benefit of the Board of Directors and is rendered in connection with its consideration of the Transaction and may not be used by Continucare for any other purpose or reproduced, disseminated, quoted or referred to by Continucare at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with Continucare may be included in filings made by Continucare with the Securities and Exchange Commission, if required by Securities and Exchange Commission rules, and in any proxy statement or similar disclosure document disseminated to shareholders if required by the Securities and Exchange Commission rules. We hereby consent to any such inclusion of this opinion in any such filing.
Very truly yours,
Capitalink, L.C.

Form of Proxy Common Stock
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
CONTINUCARE CORPORATION
7200 Corporate Center Drive, Suite 600
Miami, Florida 33126
      The undersigned hereby appoints Richard C. Pfenniger, Jr. and Fernando L. Fernandez, and each of them, acting alone, with the power to appoint his substitute, proxy to represent the undersigned and vote as designated on the reverse all of the shares of Common Stock of Continucare Corporation held of record by the undersigned on August 8, 2006, at the special meeting of shareholders of Continucare Corporation to be held on September 19, 2006 and at any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)
SPECIAL MEETING OF SHAREHOLDERS OF
CONTINUCARE CORPORATION
SEPTEMBER 19, 2006
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	APPROVAL OF THE ISSUANCE OF 20.0 MILLION SHARES OF OUR COMMON STOCK IN CONNECTION WITH THE ACQUISITION

☐ FOR	☐ AGAINST	☐ ABSTAIN
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE APPROVAL OF THE ISSUANCE OF 20.0 MILLION SHARES OF OUR COMMON STOCK IN CONNECTION WITH THE ACQUISITION.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.     ☐

Signature of Shareholder	Date:

Signature of Shareholder	Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.